As filed with the Securities and Exchange Commission on November 28, 2008.

Registration Statement #333-[    ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Invitel Holdings A/S

(Exact name of registrant as specified in its charter)

Denmark	4899	[not applicable]
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Puskas Tivadar

u.8-10 u.8-10,

H-2040 Budaörs,

Hungary

+36 (1) 801-1500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RL&F Service Corp.

One Rodney Square

Tenth and King Streets

Wilmington, Delaware 19801

Attn: Sharon Alexandridis

Telephone No. +1 (302) 651-7751

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Wolfson

Simpson Thacher & Bartlett LLP

CityPoint

One Ropemaker Street

London EC2Y 9HU

United Kingdom

Telephone No. +44 20 7275 6500

Facsimile No. +44 20 7275 6502

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As soon as practicable after this Registration Statement becomes effective and the satisfaction of all other conditions to the merger of our direct parent, Hungarian Telephone and Cable Corp., a Delaware corporation (“HTCC Delaware”), with and into Invitel Sub LLC, a Delaware limited liability company, our wholly owned subsidiary, pursuant to an agreement and plan of merger, a conformed copy of which is attached as Annex A to the proxy statement/prospectus contained herein.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (4)
Ordinary Shares (3)	17,500,733	$7.94	$138,955,820	$5,460.96

(1)	Based on (i) (a) 16,425,733 shares of HTCC Delaware common stock outstanding as of November 27, 2008, (b) 575,000 shares of HTCC Delaware common stock that may be issued pursuant to the exercise of outstanding stock options that are currently exercisable or will become exercisable prior to the consummation of the merger, (c) 200,000 shares of HTCC Delaware common stock that may be issued prior to the merger, and (d) 300,000 shares of HTCC Delaware common stock that may be issued pursuant to the conversion of Series A Preferred Stock of HTCC Delaware; and (ii) an exchange ratio of one Invitel Denmark ordinary share for each share of HTCC Delaware common stock pursuant to the merger described herein.
(2)	Reflects the market price of the common stock of HTCC Delaware that will convert into the right to receive ordinary shares of the registrant, which shares the registrant has issued and which will be delivered in connection with the merger, computed in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act based upon the average of the high and low prices of the common stock of HTCC Delaware as reported on the NYSE Alternext stock market on November 24, 2008, and is estimated solely to determine the registration fee.
(3)	Up to all the shares will be represented by the registrant’s American depositary shares, or Invitel Denmark ADSs, each of which represents one ordinary share of the registrant and will be represented by an American depositary receipt. A separate registration statement on Form F-6 will be filed for the registration of the Invitel Denmark ADSs.
(4)	Calculated by multiplying 0.00003930 by the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities or accept any offers to buy these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction where such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to completion, dated November 28, 2008

Hungarian Telephone and Cable Corp.

1201 Third Avenue

Suite 3400

Seattle, WA 98101-3034

[Date]

Dear Stockholder:

You are cordially invited to join us at a Special Meeting of Stockholders of Hungarian Telephone and Cable Corp. to be held at [—] a.m. (New York City time) on [—], [— ], 2009. The meeting will be held at [—] located at [—].

We are pleased to present for your approval a proposal for reorganizing your company and effectively changing its place of incorporation from Delaware to Denmark.

When the reorganization is completed, the shares you own of Hungarian Telephone and Cable Corp. (“HTCC Delaware”) will automatically be converted into the right to receive American depositary shares (“Invitel Denmark ADSs”) of Invitel Holdings A/S (“Invitel Denmark”), evidenced by American depositary receipts (“Invitel Denmark ADRs”), representing ordinary shares of Invitel Denmark, provided that you may elect to receive ordinary shares instead of Invitel Denmark ADSs. Invitel Denmark is a Danish corporation that we recently formed for purposes of effecting the reorganization and is a wholly owned subsidiary of HTCC Delaware. Each Invitel Denmark ADS will represent one ordinary share of Invitel Denmark. The number of Invitel Denmark ordinary shares you will own, either directly or through Invitel Denmark ADSs, will be the same as the number of HTCC Delaware shares you own immediately prior to the completion of the reorganization, and your relative economic ownership in the company will remain unchanged. After completion of the reorganization, Invitel Denmark and its subsidiaries will continue to conduct the business conducted by HTCC Delaware and its subsidiaries.

The reorganization will be accomplished through the following steps:

—	the transfer of HTCC Delaware’s assets to, and assumption of HTCC Delaware’s liabilities by, Invitel Denmark in exchange for newly issued ordinary shares of Invitel Denmark,

—

the merger of HTCC Delaware with and into a newly formed Delaware limited liability company, Invitel Sub LLC (“MergeCo”), which will be the surviving company in the merger and a wholly owned subsidiary of Invitel Denmark, and

—

after completion of the merger, the transfer by MergeCo of its then remaining assets to and the assumption of its then remaining liabilities by its parent, Invitel Denmark, and the dissolution of MergeCo.

As a result of these transactions, it is intended that Invitel Denmark will be the successor to, and be substituted for, HTCC Delaware, as the holding company for the group of companies that currently are subsidiaries of HTCC Delaware.

The accompanying proxy statement/prospectus contains detailed information about the merger and the Special Meeting. This document is also a prospectus for the Invitel Denmark ordinary shares underlying the Invitel Denmark ADSs that will be delivered in connection with the merger. HTCC Delaware’s stockholders are encouraged to read this proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors ” beginning on page 18.

The board of directors of HTCC Delaware has unanimously approved the agreement and plan of merger providing for the merger and related steps, and recommends that you vote “FOR” adoption of the agreement and plan of merger.

The merger requires the affirmative vote of a majority of our outstanding common stock, including the common stock owned by TDC A/S, a Danish corporation (“TDC”). On November 27, 2008, TDC owned 10,499,782 shares of our common stock, representing approximately 63.9% of our outstanding common stock on that date. TDC has informed us that it intends to vote its shares of our outstanding common stock in favor of adoption of the agreement and plan of merger. TDC owns sufficient shares of our common stock to approve the adoption of the agreement and plan of merger and, therefore, no action by any other stockholder of HTCC Delaware is required for the merger and reorganization to be completed.

HTCC Delaware’s common stock is currently traded on the NYSE Alternext stock exchange (formerly known as The American Stock Exchange) under the symbol “HTC”. We intend to apply to list the Invitel Denmark ADSs on the NYSE Alternext stock exchange under the symbol [“—”], effective upon the merger.

Holders of HTCC Delaware common stock will not be entitled to dissenters’ or appraisal rights under the Delaware General Corporation Law in connection with the merger.

Please vote your proxy by completing, signing and dating the enclosed proxy card and returning it promptly, whether or not you expect to attend the Special Meeting. You may revoke your proxy and vote in person if you decide to attend the meeting.

We urge you to join us in supporting this important opportunity.

Sincerely,

Henrik Scheinemann Chairman

These securities have not been approved or disapproved by the Securities and Exchange Commission, any State Securities Commission or the Securities Regulatory Authority of any other jurisdiction nor has the Securities and Exchange Commission, any State Securities Commission or any Securities Regulatory Authority of any other jurisdiction passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [—], 2009 and is expected first to be mailed to stockholders on or about [—], 2009.

Hungarian Telephone and Cable Corp.

1201 Third Avenue

Suite 3400

Seattle, WA 98101-3034

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [—], 2009

To the Stockholders of Hungarian Telephone and Cable Corp.:

Notice is hereby given that a Special Meeting of the Stockholders of Hungarian Telephone and Cable Corp., a Delaware corporation (“HTCC Delaware” or the “company”), will be held at [—] a.m. (New York City time) on [—], [—], 2009 at [—] for the following purposes:

1.	To adopt the agreement and plan of merger, a conformed copy of which is attached to and described in the accompanying proxy statement/prospectus as Annex A, among HTCC Delaware, Invitel Sub LLC, a Delaware limited liability company (“MergeCo”), and Invitel Holdings A/S, a Danish corporation (“Invitel Denmark”), whereby the company will effectively change its place of incorporation from Delaware to Denmark by merging HTCC Delaware with and into MergeCo, which will be the surviving entity and become a wholly owned, direct subsidiary of Invitel Denmark, and pursuant to which each share of HTCC Delaware will automatically be converted into the right to receive one American depositary share of Invitel Denmark representing one ordinary share of Invitel Denmark, provided that you may elect to receive ordinary shares instead of Invitel Denmark ADSs; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The board of directors of HTCC Delaware has fixed the close of business on [—], 2009 as the record date for determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

To ensure that your shares of common stock are represented at the meeting, you should vote your proxy by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed envelope, whether or not you expect to attend the Special Meeting. You may revoke your proxy and vote in person if you decide to attend the meeting.

By Order of the Board of Directors,

Peter T. Noone General Counsel and Secretary

Seattle, Washington, [—], 2009.

ANNEX A	Agreement and Plan of Merger
ANNEX B	Articles of Association of Invitel Denmark

In this proxy statement/prospectus, we refer to Hungarian Telephone and Cable Corp. as “HTCC Delaware,” and to Invitel Holdings A/S as “Invitel Denmark.” We refer to HTCC Delaware, Invitel Denmark and our operating subsidiaries, collectively, as “HTCC” or the “HTCC group.” Except where indicated otherwise, we refer to HTCC Delaware and Invitel Denmark, which will be HTCC Delaware’s successor following the reorganization, together, as the “company,” “we,” “us” or “our.” Invitel Denmark ordinary shares and Invitel Denmark ADSs are also referred to collectively as “Invitel Denmark securities.” American depositary receipts evidencing Invitel Denmark ADSs are referred to herein as “Invitel Denmark ADRs.”

Unless otherwise noted, all monetary amounts are stated in United States dollars.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this proxy statement/prospectus in connection with the transactions described in this proxy statement/prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us.

Neither the delivery of this proxy statement/prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

This proxy statement/prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This proxy statement/prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of what we discuss in this proxy statement/prospectus. In deciding how to vote, you must rely on your own examination of our company and the terms of the reorganization and Invitel Denmark securities, including the merits and risks involved and other matters discussed in this document.

We are not making any representation to you regarding the legality of an investment in the Invitel Denmark securities by you under any legal investment or similar laws or regulations. You should not consider any information in this proxy statement/prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Invitel Denmark securities.

i

GLOSSARY OF BUSINESS TERMS

Our industry uses many terms and acronyms that may not be familiar to you. To assist you in reading this document, we have provided below definitions of some of these terms.

Access Lines. Telephone lines reaching from the customer’s premises to a connection with the telephone service provider’s network. When we refer to our access lines, we include our customers with either a wired or fixed wireless connection to our network.

Access Network. The part of the telecommunications network which connects the end users to the backbone.

Average Revenue Per User (ARPU). The average revenue per user.

Asynchronous Transfer Mode (ATM). A broadband, network transport service that provides a fast, efficient way to move large quantities of information.

Backbone. A centralized high-speed network that interconnects smaller, independent networks.

Bandwidth. The number of bits of information which can move through a communications medium in a given amount of time (normally measured in bits per second).

Broadband. High speed access to the Internet. Telecommunication in which a wide band of frequencies is available to transmit information. Because a wide band of frequencies is available, information can be multiplexed and sent on many different frequencies or channels within the band concurrently, allowing more information to be transmitted in a given amount of time. Various definers have assigned a minimum data rate to qualify as broadband.

Carrier Selection (CS). The ability to select the telecommunications service provider for certain calls on a call-by-call basis, whereby a telecommunications service provider different from the default telecommunications service provider may be selected by the customer by dialing a prefix when making certain calls.

Carrier Pre-Selection (CPS). The ability to select the telecommunications service provider for certain calls on a pre-set basis so that the selected telecommunications service provider is the default telecommunications service provider on such calls without having to dial a prefix.

Churn. It represents the percentage of customers that disconnect or are terminated from service relative to the customer base.

Dark Fiber. Unused fiber optic cable. Fiber optic cables convey information in the form of light pulses so that “dark” fiber means that no light pulses are being sent over the fiber optic cable.

Dense Wavelength Division Multiplexing (DWDM). A way of increasing the capacity of fiber optic networks. DWDM carries multiple colors of light, or multiple wavelengths on a single strand of fiber.

Digital Enhanced Cordless Telecommunications (DECT). A wireless standard based on time division multiple access technology used for wireless local loop systems.

Digital. A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).

Digital Subscriber Line (DSL). A technology for providing high-speed data communications over copper telephone lines.

Ethernet. A local area network architecture. It is the most common type of connection computers use in a local area network. An Ethernet port looks much like a regular phone jack, but is slightly wider. This port can be used to connect a computer to another computer, a local network, or an external DSL or cable modem.

Fiber Optic Cable. A type of cable made from hair-thin glass (rather than copper) through which information travels as light. Fiber optic cables have a much greater bandwidth capacity than metal cables. Fiber optic cables form the basis for telecommunication providers’ backbone networks in transmitting information long distances.

Fixed Lines. Refers to both wireline and fixed wireless telephone access lines.

Fixed Wireless. The operation of wireless devices (such as a telephone) in fixed locations such as homes and offices. The geographic range of the mobility is limited to a small area.

Frame Relay. A high speed switching technology, primarily used to interconnect multiple local area networks.

Integrated Services Digital Network (ISDN). A telecommunications standard that uses digital transmission technology to support voice, video and data communication applications over regular telephone lines.

Internet Protocol (IP). A protocol for transferring information across the Internet in packets of data.

Internet Service Providers (ISPs). Businesses that provide Internet access to customers.

Last Mile. The telecommunications technology that connects the customer’s premises directly to the network of the telecommunications provider, traditionally a wired connection through a twisted pair copper wire telephone cable (in the case of the telecommunications provider) or a coaxial cable (in the case of a cable television operator) but it can also be a fixed wireless connection.

Local Area Network (LAN). A network located in a single location such as a floor, department or building.

Local Loop. The telephone line that runs from the local telephone company’s equipment to the end user’s premise. The local loop can be made up of fiber, copper or wireless media. It usually refers to the wired connection from a telephone company’s central office in a local area to its customer’s premises.

Local Loop Unbundling (LLU). The process of making the local loop available to the local loop owner’s competitors.

Metropolitan Area Network (MAN). A network that covers a metropolitan area such as a portion of a city. The area is larger than that covered by a local area network but smaller than the area covered by a wide area network.

Multiplexing. The combination of multiple analog or digital signals for transmission over a single line.

Network. An arrangement of data devices that can communicate with each other such as the telephone network over which telephones and modems communicate with each other.

Point of Presence (POP). The physical location where the line from a long distance carrier or the server of an Internet Service Provider connects to the line of the local telecommunications service provider (usually at the local telephone company’s central office).

Point to Multipoint (PMP). Refers to the use of microwave technology to link the telecommunications service provider’s point-of-presence with a number of remote customer locations.

Point to Point (PP). Refers to the use of microwave technology to link the telecommunications service provider’s point-of-presence directly with one single customer location.

Private Lines or Leased Lines. A telephone line (a direct circuit or channel) specifically dedicated to an end-user organization for the purpose of directly connecting two or more of that organization’s sites. They are used to transmit voice, data or video between the sites.

Synchronous Digital Hierarchy (SDH). The international standard for synchronous data transmission over fiber optic cables. The North American equivalent of SDH is SONET.

Transit Services. An interconnection service whereby a carrier provides transportation services for information (voice, data and video) by linking two networks that are not directly interconnected.

Universal Mobile Telecommunications System (UMTS). A third generation (3G) wireless system designed to provide a wide range of voice, high speed data and multimedia services.

Virtual Private Network (VPN). A private network that operates securely within a public network (such as the Internet) by means of encrypting transmissions. It provides the functions and features of a private network without the need for dedicated private lines between different end-user organization’s sites. Each end-user organization’s site connects to the network provider’s network rather than directly to the end-user’s other sites.

Voice over Internet Protocol (VoIP). The transmission of voice using Internet-based technology over a broadband connection rather than a traditional wire and switch-based telephone network.

Worldwide Interoperability for Microwave Access (WiMAX). A telecommunications technology that provides for the wireless transmission of data using a variety of transmission modes.

Wireless Local Loop. A wireless connection between the customer’s premises and the telephone company’s central office.

ADDITIONAL INFORMATION

HTCC Delaware files annual, quarterly and other reports and other information with the Securities and Exchange Commission, or SEC. For a listing of the documents available from the SEC, please see the section entitled “Where You Can Find More Information” beginning on page 168.

HTCC Delaware will provide you with copies of the information relating to HTCC Delaware or Invitel Denmark, without charge, upon written or oral request to Mr. Peter Noone, HTCC Delaware General Counsel and Secretary, at 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034 or at +1 (206) 654-0204. In order to receive timely delivery of the documents in advance of the HTCC Delaware special meeting, we should receive your request no later than [—], 2009.

ENFORCEABILITY OF CIVIL LIABILITIES

Invitel Denmark is incorporated under the laws of Denmark and none of its directors or executive officers is a resident of the United States. Furthermore, substantially all of Invitel Denmark’s assets and almost all of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Invitel Denmark or those persons, or to enforce against them judgments of U.S. courts predicated upon the civil liability provisions of U.S. federal or state securities laws.

If a judgment is obtained in a U.S. court against Invitel Denmark or any such persons, investors will need to enforce such judgment in jurisdictions where Invitel Denmark or such person has assets. Under applicable Danish law, a judgment by a state or federal court of the United States in respect of the reorganization or exchange of HTCC Delaware shares for Invitel Denmark ADSs or Invitel Denmark ordinary shares will neither be recognized nor enforced by the courts of Denmark without a review of the merits underlying the judgment. You should consult with your own advisers in any pertinent jurisdictions as needed to enforce a judgment in those countries or elsewhere outside the United States.

MARKET AND INDUSTRY DATA

Market data used in this proxy statement/prospectus was obtained from internal company estimates, government sources and various trade associations which monitor the industries in which we compete. We have not independently verified these market data. Similarly, internal company estimates, while believed by us to be reliable, have not been verified by any independent sources, and neither we nor any other person makes any representation as to the accuracy of the information. While we are not aware of any misstatements regarding any industry or similar data presented herein, such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under “Risk Factors” in this proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Statements that are not historical facts are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our estimates and assumptions and are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

v

PART I

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

Q.	What am I being asked to vote on?

A.	You are being asked to vote in favor of a reorganization of HTCC Delaware, a Delaware corporation, listed on the NYSE Alternext stock exchange (“NYSE Alternext,” formerly known as The American Stock Exchange), in which it will effectively change its place of incorporation from Delaware to Denmark. The reorganization will be accomplished through the transfer of HTCC Delaware’s assets to, and the assumption of HTCC Delaware’s liabilities by, Invitel Denmark, followed by the merger of HTCC Delaware with and into a newly formed Delaware limited liability company, Invitel Sub LLC (“MergeCo”), which will be the surviving entity in the merger and a wholly owned subsidiary of Invitel Denmark. Invitel Denmark is a Danish corporation that we recently formed for the purposes of effecting the reorganization and is a wholly owned subsidiary of HTCC Delaware. After completion of the merger, the remaining assets and liabilities of MergeCo will be transferred to and assumed by its parent, Invitel Denmark, and MergeCo will be dissolved. As a result of the merger, you will own shares in Invitel Denmark, which will be the new holding company for the HTCC group.

Q.	What will I receive in the merger?

A.	In the reorganization merger, each share of HTCC Delaware common stock will automatically convert into the right to receive one Invitel Denmark ADS representing one ordinary share of Invitel Denmark, provided that you may elect to receive ordinary shares instead of Invitel Denmark ADSs.

Q.	What is an Invitel Denmark ADS?

A.	An American depositary share, or ADS, is a security that allows shareholders in the United States to hold and trade interests in foreign-based companies more easily. ADSs are often evidenced by certificates known as American depositary receipts, or ADRs. Invitel Denmark is a Danish corporation that issues ordinary shares. Each Invitel Denmark ADS represents one Invitel Denmark ordinary share. For a description of the rights attaching to Invitel Denmark ADSs, see “Description of Invitel Denmark American Depositary Shares” on page 143. For a description of the rights attaching to each ordinary share of Invitel Denmark, see “Description of Ordinary Shares of Invitel Denmark” on page 140.

Q.	Will Invitel Denmark ADSs be publicly traded in the United States?

A.	Yes. We intend to list Invitel Denmark ADSs publicly in the United States on the NYSE Alternext stock exchange (formerly known as The American Stock Exchange) under the symbol “[—]” and quoted in United States dollars. NYSE Alternext is the stock exchange on which the common stock of HTCC Delaware is currently listed.

Q.	Will Invitel Denmark ordinary shares be publicly traded in the United States or elsewhere?

A.	No. However, we may consider seeking a listing of the Invitel Denmark ordinary shares on a stock exchange in Europe, where the HTCC group’s operating businesses are located, at some future time.

Q.	How do I make the choice to receive Invitel Denmark ordinary shares instead of Invitel Denmark ADSs?

A.

Prior to the merger, an exchange agent will be appointed for the purpose of exchanging HTCC Delaware common stock for, as applicable, Invitel Denmark ADSs or Invitel Denmark ordinary shares. The exchange agent will mail to each holder of record of HTCC Delaware common stock a letter of transmittal for use in effecting delivery of certificates representing these shares to the exchange agent. The letter of transmittal will enable each holder of HTCC Delaware common stock to make an election to receive Invitel Denmark ordinary shares instead of Invitel Denmark ADSs. If a holder of HTCC Delaware common stock does not make an election, the holder will automatically receive one Invitel Denmark ADS for each share of HTCC Delaware common stock. If a holder of HTCC Delaware common stock elects to receive Invitel Denmark ordinary shares, the holder will receive the Invitel Denmark ordinary shares in dematerialized form, subject to compliance with the requirements to receive Invitel Denmark ordinary shares. Invitel Denmark issues its shares through the Danish central securities depository, VP Securities Service (Værdipapircentralen A/S). In order to receive ordinary shares of Invitel Denmark, you will have to appoint a bank, broker or other nominee who is a clearing member of VP Securities Service or who has an agreement with a clearing member of VP Securities Service, and establish an account with VP Securities Service through such bank, broker or other nominee. You must follow the instructions of such bank, broker or nominee in order to receive Invitel Denmark ordinary shares.

If you hold your shares of Delaware common stock in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the letter of transmittal should be forwarded to you by your stockbroker, bank or other nominee. You should note, if you intend to elect to receive Invitel Denmark ordinary shares, that the Invitel Denmark ordinary shares will not be publicly traded, and may not become publicly traded in the future. For more information on the exchange of the HTCC Delaware common stock for HTCC Denmark securities, see “The Reorganization – Share Election; Exchange of Shares” on page 129.

YOU SHOULD NOT SEND YOUR HTCC DELAWARE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT. DO NOT RETURN HTCC DELAWARE STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Q.	What are the implications to HTCC Delaware stockholders of Invitel Denmark being a “foreign private issuer”?

A.	Following completion of the merger, Invitel Denmark will be subject to the reporting requirements under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) applicable to foreign private issuers. Under current regulations, Invitel Denmark will be required to file an annual report on Form 20-F with the SEC within six months after the end of each fiscal year. Invitel Denmark’s current fiscal year begins on January 1 and ends on December 31. In addition, Invitel Denmark will be required to furnish reports on Form 6-K to the SEC regarding any information required to be publicly disclosed by Invitel Denmark in Denmark or filed with any stock exchange where its ordinary shares may be listed, or distributed or required to be distributed by Invitel Denmark to its shareholders. Although the company’s reporting requirements under Danish law will be limited in the absence of a listing on a European stock exchange, Invitel Denmark will remain subject to the disclosure rules of NYSE Alternext. Invitel Denmark will be exempt from certain rules under the Exchange Act, including the proxy rules which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act, and will not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Invitel Denmark’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Invitel Denmark securities. If Invitel Denmark loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. In addition, Invitel Denmark is considering preparing its financial reporting in accordance with International Financial Reporting Standards (“IFRS”) and may also change its reporting currency from U.S. dollars to euros.

Q.	How will the reorganization be accomplished?

A.

HTCC Delaware will transfer its assets to, and will have its liabilities assumed by, its wholly owned subsidiary Invitel Denmark in exchange for newly issued shares of Invitel Denmark. HTCC Delaware will subsequently merge with and into, a new Delaware limited liability company, MergeCo, a wholly owned direct subsidiary of Invitel Denmark, which was formed specifically for the merger. MergeCo will be the surviving entity in the merger. After completion of the merger, any remaining assets and liabilities of MergeCo will be transferred to and assumed by its parent, Invitel Denmark, and MergeCo will be dissolved. As a result of the merger, each share of HTCC Delaware common stock outstanding immediately prior to the effective time of the merger will automatically convert into the right to receive one Invitel Denmark ADS representing one ordinary share of Invitel Denmark, provided that you may elect to receive ordinary shares instead of Invitel Denmark ADSs. This procedure allows you to become a holder, either through Invitel Denmark ADSs or directly, of ordinary shares of Invitel Denmark, the new Danish parent company of the entire HTCC group. After this merger, you will own an interest in a Danish holding company which, together with its subsidiaries, will continue to be engaged in the same business that HTCC Delaware and its subsidiaries were engaged in before the merger. The additional steps in the reorganization are more fully described in “The Reorganization – Structure of the Reorganization” on page 126.

Q.	What are the benefits to the company of completing the reorganization?

A.	Our current business is conducted entirely in Hungary and elsewhere in Central and South Eastern Europe. We believe the reorganization will allow the company to take advantage of financial and other business opportunities that are not available under its current corporate structure, including:

•	Enhancement of the company’s structuring flexibility with respect to a potential sale of the company or asset dispositions;

•	Reduction of SEC reporting requirements and related expenses because the company would become a foreign private issuer;

•

Potential increased competitiveness regarding European acquisition opportunities, because Invitel Denmark ordinary shares may be more attractive consideration than shares of common stock of a Delaware corporation; and

•

Simplification and rationalization of the group’s tax position and increased efficiency by reorganizing the group in a jurisdiction outside the United States at a time when we believe this should not result in significant U.S. tax cost.

We believe these benefits should enhance stockholder value. However, we cannot predict what impact, if any, the reorganization will have in the long-term in light of the fact that the achievement of our objectives depends on many things, including, among other things, future tax and other laws and regulations, as well as the development of our business. See “The Reorganization – Background and Reasons for the Reorganization” beginning on page 126.

Q.	Why was Denmark selected as the domicile of the new parent company?

A.	Under the U.S. federal income tax regime, reincorporating HTCC Delaware in a jurisdiction where the HTCC expanded affiliated group (which, for these purposes, should include the ultimate parent company of HTCC Delaware and all of that parent company’s subsidiaries) does not have substantial business activities, would result in HTCC Delaware’s successor corporation continuing to be taxed as a U.S. corporation, despite the reorganization. TDC A/S is a Danish corporation that owns more than 50% of HTCC Delaware common stock, with the result that the HTCC expanded affiliated group should include TDC and all of TDC’s subsidiaries. Reincorporating HTCC Delaware in Denmark should avoid the adverse United States federal income tax consequences mentioned above, because the HTCC expanded affiliated group should be considered to have substantial business activities in Denmark. See “Certain Income Tax Consequences of the Reorganization – Certain United States Federal Income Tax Consequences – United States Federal Income Tax Consequences of the Reorganization – Tax Consequences to HTCC Delaware and Invitel Denmark – Section 7874 Inversion Rules” beginning on page 134.

Q.	Will the reorganization dilute my ownership interest?

A.	No. The reorganization will not dilute your ownership interest. Immediately after the reorganization is consummated, you will, either through Invitel Denmark ADSs or directly, own the same percentage of Invitel Denmark ordinary shares as you own of HTCC Delaware common stock immediately prior to the completion of the reorganization, and your relative economic ownership in the company will remain unchanged. After completion of the reorganization, the total number of outstanding ordinary shares of Invitel Denmark will be equal to the number of shares of common stock of HTCC Delaware that were outstanding immediately prior to the effective time of the merger. As of November 27, 2008, HTCC Delaware had 16,425,733 shares of common stock outstanding.

Q.	Do I have to change my stock certificates?

A.	Yes. The exchange agent will send you a letter of transmittal, which will instruct you how to surrender your certificates of common stock of HTCC Delaware. Upon surrender of the certificate with a duly executed letter of transmittal, you will be entitled to receive in exchange the whole number of Invitel Denmark ADSs or, if you so elect, Invitel Denmark ordinary shares that you have the right to receive pursuant to the merger agreement. If you surrender a HTCC Delaware stock certificate and request the new Invitel Denmark ADSs or Invitel Denmark ordinary share in dematerialized form, as the case may be, to be issued in a name other than the one appearing on the surrendered certificate, you must endorse the stock certificate or otherwise prepare it to be in proper form for transfer. HTCC Delaware certificates that are surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon surrender of stock certificates. No holder of unsurrendered certificates will receive any dividends or other distributions with respect to Invitel Denmark ADSs or Invitel Denmark ordinary shares to which the holder is entitled under the merger agreement, or be entitled to exercise voting power with respect to such holder’s interest in Invitel Denmark ordinary shares, until the HTCC Delaware certificate registered to the holder is surrendered to the exchange agent. For further information, please see “The Reorganization – The Merger Agreement – Share Election; Exchange of Shares” on page 129.

YOU SHOULD NOT SEND YOUR HTCC DELAWARE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT. DO NOT RETURN HTCC DELAWARE STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

Q.	Will HTCC Delaware stockholders be taxed as a result of the reorganization?

A.	No. Generally, if you are a United States person and not a Danish resident, you should not recognize gain or loss when you exchange your shares of HTCC Delaware common stock solely for Invitel Denmark ADSs or Invitel Denmark ordinary shares pursuant to the reorganization. Your aggregate tax basis in Invitel Denmark ADSs or Invitel Denmark ordinary shares that you receive in the reorganization should equal your aggregate tax basis in shares of HTCC Delaware common stock you surrender. Your holding period for Invitel Denmark ADSs or Invitel Denmark ordinary shares that you receive in the reorganization should include your holding period for the shares of HTCC Delaware common stock that you surrender. If you acquired different blocks of HTCC Delaware common stock at different times and at different prices, your tax basis and holding period in your Invitel Denmark ADSs or Invitel Denmark ordinary shares may be determined with reference to each block of HTCC Delaware common stock. See “Certain Income Tax Consequences of the Reorganization – Certain United States Federal Income Tax Consequences – United States Federal Income Tax Consequences of the Reorganization – Tax Consequences to HTCC Delaware Stockholders” on page 136. See also “Certain Income Tax Consequences of the Reorganization – Certain Danish Income Tax Consequences to Stockholders” and “Certain Income Tax Consequences of the Reorganization – Certain Hungarian Income Tax Consequences to Stockholders.” You should consult your own tax advisors concerning the United States federal income tax consequences to you of the reorganization in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

Q.	Will HTCC Delaware be taxed as a result of the reorganization?

A.	We believe that HTCC Delaware should not incur a material amount of United States federal income tax liability as a result of the reorganization. However, there can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not challenge the position taken by us with respect to the valuation of our assets. If the IRS were successfully to challenge the valuation of the company’s assets, this could have a material adverse effect on Invitel Denmark as a successor to HTCC Delaware.

Q.	When do you expect to complete the reorganization?

A.	We hope to complete the reorganization shortly after the special meeting of HTCC Delaware stockholders.

Q.	Will the proposal affect current operations? What about the future?

A.	The reorganization will have no immediate major impact on how we conduct day-to-day operations. The location of future operations will depend on the needs of our business, independent of our place of incorporation.

Q.	Are there any conditions to the transaction?

A.	The consummation of the reorganization is subject to several conditions, including the affirmative vote of the holders of a majority of the outstanding shares of common stock of HTCC Delaware entitled to vote at the special meeting, that none of the parties to the agreement and plan of merger is subject to any governmental authority which prohibits the consummation of the reorganization, and the receipt of waivers from lenders under certain credit agreements. For additional conditions, please see “The Reorganization – The Merger Agreement – Conditions to Consummation of the Reorganization” on page 127.

Q.	What vote is required to approve the transaction?

A.	The merger requires the affirmative vote of a majority of the outstanding common stock of HTCC Delaware, including the common stock owned by TDC. On November 27, 2008, TDC owned 10,499,782 shares of our common stock, representing approximately 63.9% of HTCC Delaware’s outstanding common stock on that date. TDC has informed us that it intends to vote its shares of outstanding common stock in favor of adoption of the agreement and plan of merger.

TDC owns sufficient shares of common stock to approve the adoption of the agreement and plan of merger and, therefore, no action by any other stockholder of HTCC Delaware is required for the merger and reorganization to be completed. See “The Special Meeting – Vote Required” on page 164.

Q.	Are HTCC Delaware stockholders entitled to appraisal rights?

A.	No. Under Delaware law, holders of HTCC Delaware common stock are not entitled to dissenters’ or appraisal rights in the event such common stock is exchanged for securities that are listed on a U.S. stock exchange. The Invitel Denmark ADSs will be listed on the NYSE Alternext stock market.

Q.	Will I be able to trade my shares during the time it takes to complete the reorganization?

A.	Yes.

Q.	How do I vote if my shares are registered in my name?

A.	By completing, signing and returning your proxy card in the enclosed postage-prepaid envelope, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

Q.	How do I vote if my broker holds my shares in “street name”?

A.	If you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your stockbroker, bank or other nominee together with a voting instruction card. Please carefully consider the information contained in this proxy statement/prospectus and, whether or not you plan to attend the special meeting, please follow the instructions provided to you by your stockbroker, bank or other nominee so that your shares may be voted in accordance with your wishes. To vote at the meeting, beneficial owners will need to contact the broker, bank, or other nominee that holds their shares to obtain a proxy issued in your name to bring to the meeting.

Q.	What if I don’t vote or abstain?

SHARES FOR WHICH NO VOTES ARE CAST EFFECTIVELY WILL BE TREATED AS THOUGH THEY WERE VOTED AGAINST THE AGREEMENT AND PLAN OF MERGER. ABSTENTIONS WILL BE COUNTED AS VOTES AGAINST THE AGREEMENT AND PLAN OF MERGER.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. Proxies may be revoked by (i) sending a written notice of revocation dated later than the proxy to our proxy agent, Continental Stock Transfer & Trust Company, before the special meeting, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to Continental Stock Transfer & Trust Company before the special meeting, or (iii) attending the special meeting and voting in person (although attendance at the special meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Continental Stock Transfer & Trust Company before the special meeting. If you are a beneficial stockholder, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who will bear the cost for soliciting votes for the special meeting?

A:	HTCC Delaware will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain officers, directors and employees of HTCC Delaware.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement, the meeting, the reorganization or the merger, please contact: Hungarian Telephone and Cable Corp., 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034, Attention: Peter T. Noone, General Counsel and Secretary, Telephone: (206) 654-0204.

SUMMARY

This document is a prospectus of Invitel Denmark and a proxy statement of HTCC Delaware. This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the reorganization, the merger and other transactions more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the Annexes and the other documents we have referred you to. See “Where You Can Find More Information” on page 168. The agreement and plan of merger is attached as Annex A to this document. The articles of association that will govern our company once we are domiciled in Denmark will be attached as Annex B.

Parties to the Merger

Hungarian Telephone and Cable Corp.

Hungarian Telephone and Cable Corp. was incorporated in Delaware in 1992 as a holding company to acquire concessions from the government of the Republic of Hungary to own and operate local fixed line telecommunications networks in Hungary as Hungary privatized its telecommunications industry. Today, we are the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services to residential and business customers in our 14 historical concession areas, where we have a dominant market share. We are also the number one alternative fixed line operator in Hungary outside our historical concession areas, and we are also the number one independent regional wholesale provider of data and capacity services in Central and South Eastern Europe.

Our historical concession areas in Hungary are geographically clustered and cover an estimated 2.1 million people, representing approximately 21% of Hungary’s population. Outside our historical concession areas, we believe that we are well positioned to continue to grow our revenue and market share based on our owned state-of-the-art backbone network, our experienced sales force and our comprehensive portfolio of services. Our extensive national fiber optic backbone network comprising approximately 8,500 route kilometers of fiber, provides us with nationwide reach, allowing business customers to be connected directly to our network to access voice, data and Internet services.

Outside Hungary we are the leading independent provider of wholesale data and capacity services throughout Central and South Eastern Europe. Our regional fiber optic backbone network comprises approximately 19,000 route kilometers of fiber with 40 points of presence in 14 countries. Our clients include the incumbent telecommunications services providers in these countries as well as alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers. We also provide services to telecommunication services providers from Western Europe and the United States, enabling them to meet the regional demands of their corporate clients.

We operate in the following four markets:

•

Mass Market Voice. We provide a full range of basic and value-added voice-related services to our residential and small office and home office customers both inside and outside our historical concession areas. These services include local, national and international calling, voicemail, fax, ISDN and directory assistance services.

•

Mass Market Internet. We provide DSL broadband and dial-up Internet services to our Mass Market customers in Hungary, and have recently introduced an IPTV service aimed initially at DSL customers within our traditional concession areas.

•

Business. We provide fixed line voice, data, Internet and server hosting services to business (comprised of small and medium-sized enterprises and larger corporations), government and other institutional customers in Hungary.

•

Wholesale. We provide voice, data and network capacity services on a wholesale basis, both within Hungary and throughout Central and South Eastern Europe, to a number of other telecommunications and Internet Service Providers.

Invitel Holdings A/S

Invitel Denmark is a newly formed Danish corporation and is a wholly owned direct subsidiary of HTCC Delaware. Invitel Denmark has no significant assets or capitalization and has not engaged in any business or other activities other than in connection with its formation and the reorganization and related transactions. Invitel Denmark is the direct parent company of MergeCo. After completion of the reorganization, Invitel Denmark and its subsidiaries will continue to conduct the business now conducted by HTCC Delaware and its subsidiaries. See “Business of HTCC Delaware” on page 41 and “Where You Can Find More Information” on page 168.

The registered office of Invitel Denmark is located at c/o Kromann Reumert, Sundskrogsgade 5, 2100 Copenhagen, Denmark. The principal executive offices of Invitel Denmark are currently located at Puskas Tivadas, u.8-10 u.8-10, H-2040 Budaörs, Hungary and its telephone number at that address is +36 (1) 801-1500.

Invitel Sub LLC

MergeCo is a newly formed Delaware limited liability company and a wholly owned direct subsidiary of Invitel Denmark. MergeCo was organized to accomplish the proposed merger. MergeCo will merge with HTCC Delaware to facilitate the reorganization, and will be the surviving entity in the merger. Following completion of the merger, MergeCo’s assets and liabilities will be transferred to and assumed by Invitel Denmark, and MergeCo will be dissolved. See “The Reorganization – Structure of the Reorganization” on page 126. MergeCo has no significant assets or capitalization unrelated to the merger and has not engaged in any business or other activities except in connection with its formation and the reorganization and related transactions.

The principal executive offices of HTCC Delaware and MergeCo are located at 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034. The telephone number of each such party at that address is +1 (206) 654-0204.

Recent Developments

We intend to conduct an internal reorganization of our operating subsidiaries to better reflect the business segments of the HTCC group, commencing during the first quarter of 2009. The method and steps by which this reorganization will be implemented are under review. No final decision has been made with respect to this internal reorganization and no assurance can be given as to its timing.

In connection with this reorganization, HTCC Delaware intends to transfer all of its shares in its wholly owned subsidiary, HTCC Holdco I B.V., to a newly formed Hungarian limited liability company in exchange for newly issued shares of that company.

We are in discussions with several financing sources to refinance our senior credit facilities agreement and our bridge loan agreement. Repayment of the bridge loan is due on March 5, 2009. There can be no assurance regarding the outcome or the scope of these refinancing discussions. If we choose not to refinance our bridge loan or the market conditions make a refinancing prohibitive, we intend to convert the bridge loan to term loans maturing in 2016, which conversion is permitted, subject to certain conditions, pursuant to the bridge loan agreement. For more details about our bridge loan agreement, see “HTCC Delaware Management Discussion and Analysis of Financial Condition and Result of Operations – Liquidity and Capital Resources – The Bridge Loan Agreement” on page 118. For more details about our senior credit facilities agreement, see “HTCC Delaware Management Discussion and Analysis of Financial Condition and Result of Operations – Liquidity and Capital Resources – The Amended Facilities Agreement” on page 115.

The Reorganization (see page 126)

Our board has unanimously approved and recommends that you adopt the agreement and plan of merger which effectively changes your company’s place of incorporation from Delaware to Denmark. HTCC Delaware has incorporated Invitel Denmark under the laws of Denmark, and Invitel Denmark has organized MergeCo as a Delaware limited liability company. The reorganization will be accomplished as follows:

•	a transfer of HTCC Delaware’s assets to, and assumption of HTCC Delaware’s liabilities by, Invitel Denmark in exchange for newly issued shares of Invitel Denmark,

•

a merger of HTCC Delaware with and into MergeCo, which will be the surviving company in the merger and will be a wholly owned, direct subsidiary of Invitel Denmark. The terms of the merger are set forth in the agreement and plan of merger attached as Annex A to this proxy statement/prospectus. As a result of the merger, your shares of HTCC Delaware common stock will automatically convert into the right to receive Invitel Denmark ADSs representing ordinary shares of Invitel Denmark, provided that you may elect to receive ordinary shares instead of Invitel Denmark ADSs. As a result, you will own, either directly or through the Invitel Denmark ADSs, shares in a Danish corporation rather than a Delaware corporation. For a description of the terms of the Invitel Denmark ordinary shares, please see “Description of Ordinary Shares of Invitel Denmark” on page 140, and for a description of the Invitel Denmark ADSs, see “Description of Invitel Denmark American Depositary Shares” on page 143. For a more detailed description of the differences between your rights under Delaware law and under Danish law, please see “Comparison of Rights of Stockholders/Shareholders” beginning on page 153, and

•	after completion of the merger, the transfer by MergeCo of its remaining assets to and the assumption of its liabilities by its parent, Invitel Denmark, and the dissolution of MergeCo.

After completion of the reorganization, Invitel Denmark and its subsidiaries will continue to conduct the business that HTCC Delaware and its subsidiaries now conduct.

Below is a graphic representation of the expected structure of HTCC group immediately before and after the reorganization:

After the merger occurs, Invitel Denmark will send a letter of transmittal to HTCC Delaware stockholders that will provide instructions on how to elect Invitel Denmark ordinary shares instead of Invitel Denmark ADSs, and on how to exchange your HTCC Delaware stock certificates for Invitel Denmark securities. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

Reasons for the Reorganization (see page 126)

Our current business is conducted entirely in Hungary and elsewhere in Central and South Eastern Europe. We believe that reorganizing HTCC Delaware as a Danish corporation will allow the company to take advantage of financial and other business opportunities that are not available under its current corporate structure, including:

•	Enhancement of the company’s structuring flexibility with respect to a potential sale of the company or asset dispositions;

•	Reduction of SEC reporting requirements and related expenses because the company would become a foreign private issuer;

•

Potential increased competitiveness regarding European acquisition opportunities, because Invitel Denmark ordinary shares may be more attractive consideration than shares of common stock of a Delaware corporation; and

•

Simplification and rationalization of the group’s tax position and increased efficiency by reorganizing the group in a jurisdiction outside the United States at a time when we believe this should not result in significant U.S. tax cost.

We believe these benefits should enhance stockholder value. However, we cannot predict what impact, if any, the reorganization will have in the long-term in light of the fact that the achievement of our objectives depends on many things, including, among other things, future tax and other laws and regulations, as well as the development of our business. See “The Reorganization – Background and Reasons for the Reorganization” on page 126.

Under the U.S. federal income tax regime, reincorporating HTCC Delaware in a jurisdiction where the HTCC expanded affiliated group (which, for these purposes, should include the ultimate parent company of HTCC Delaware and all of that parent company’s subsidiaries) does not have substantial business activities, would result in HTCC Delaware’s successor corporation continuing to be taxed as a U.S. corporation, despite the reorganization. TDC A/S is a Danish corporation that owns more than 50% of HTCC Delaware common stock, with the result that the HTCC expanded affiliated group should include TDC and all of TDC’s subsidiaries. Reincorporating HTCC Delaware in Denmark avoids the adverse United States federal income tax consequences mentioned above, because the HTCC expanded affiliated group should be considered to have substantial business activities in Denmark. See “Certain Income Tax Consequences of the Reorganization – Certain United States Federal Income Tax Consequences – United States Federal Income Tax Consequences of the Reorganization – Tax Consequences to HTCC Delaware and Invitel Denmark – Section 7874 Inversion Rules” on page 134.

For a discussion of the risk factors associated with the reorganization, please see the discussion under “Risk Factors” beginning on page 18.

Conditions to Consummation of the Reorganization (see page 127)

The consummation of the reorganization is conditioned on several factors, including the affirmative vote of the holders of a majority of the outstanding shares of common stock of HTCC Delaware entitled to vote at the special meeting, that none of the parties to the agreement and plan of merger is subject to any governmental authority which prohibits the consummation of the reorganization, and the receipt of waivers from lenders under certain credit agreements.

For additional factors, please see “The Reorganization – The Merger Agreement – Conditions to Consummation of the Reorganization” on page 127.

Credit Facilities (see page 131)

As a result of the merger, we may fail to comply with certain covenants contained in our senior credit facilities agreement, as amended and restated. In particular, the merger may be considered a change in control under this facility and, in the absence of a waiver from our lenders, would cause a default. For more details about our senior credit facilities agreement, see “HTCC Delaware Management Discussion and Analysis of Financial Condition and Result of Operations – Liquidity and Capital Resources – The Amended Facilities Agreement” on page 115.

In addition, the merger may also be considered a change in control under our €100 million bridge loan agreement with BNP Paribas and Merrill Lynch, dated March 3, 2008. In the absence of a waiver from our lenders, the merger would constitute a default under this agreement. For more details about our bridge loan agreement, see “HTCC Delaware Management Discussion and Analysis of Financial Condition and Result of Operations – Liquidity and Capital Resources – The Bridge Loan Agreement” on page 118.

We are in discussions with several financing sources to refinance our senior credit facilities agreement and our bridge loan agreement, and intend to seek waivers permitting the merger as part of such refinancing. There can be no assurance regarding the outcome or the scope of these refinancing discussions. If we choose not to refinance our bridge loan or the market conditions make a refinancing prohibitive, we intend to convert the bridge loan to term loans maturing in 2016, which conversion is permitted, subject to certain conditions, pursuant to the bridge loan agreement.

In the absence of the waivers described above or a refinancing that includes such waivers, we may reconsider or abandon the implementation of the company’s reorganization.

Certain United States Federal Income Tax Consequences to Stockholders (see page 133)

Generally, for United States federal income tax purposes, HTCC Delaware stockholders who are United States persons and are not Danish residents should not recognize gain or loss when they exchange their shares of HTCC Delaware common stock solely for Invitel Denmark ADSs or Invitel Denmark ordinary shares. The aggregate tax basis in Invitel Denmark ADSs or Invitel Denmark ordinary shares received in the reorganization should equal the aggregate tax basis in shares of HTCC Delaware common stock such HTCC Delaware stockholders surrender. Such stockholders’ holding period for Invitel Denmark ADSs or Invitel Denmark ordinary shares received in the reorganization should include their holding period for the shares of HTCC Delaware common stock that they surrender. If HTCC Delaware stockholders acquired different blocks of HTCC Delaware common stock at different times and at different prices, their tax basis and holding period in their Invitel Denmark ADSs or Invitel Denmark ordinary shares may be determined with reference to each block of HTCC Delaware common stock.

HTCC Delaware stockholders should consult their own tax advisors concerning the United States federal income tax consequences of the reorganization in light of their particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

A more detailed discussion of certain U.S. federal income tax consequences of the reorganization to the stockholders of HTCC Delaware is set forth under the heading “Certain Income Tax Consequences of the Reorganization – Certain United States Federal Income Tax Consequences” on page 133.

Certain Danish Income Tax Consequences to Stockholders

It is likely that the reorganization will not trigger Danish capital gains taxation for Danish resident stockholders of HTCC Delaware. No Danish income taxes should be triggered for stockholders resident in other countries.

Dividend distributions from Invitel Denmark to shareholders are generally subject to Danish withholding tax at a rate of 28%. This withholding tax may be reduced according to the double taxation treaty between Denmark and the country in which the shareholder is resident. Pursuant to the double taxation treaty between Denmark and the United States, the dividend withholding tax is reduced to 15% unless the shareholder owns more than 10% of the share capital of Invitel Denmark, in which case the dividend withholding tax is reduced to 5%.

Assuming that Invitel Denmark is considered tax resident in Hungary, the withholding tax rate is reduced to 0%. Invitel Denmark has applied for a Danish ruling that the company is only resident in Hungary for corporate income tax purposes and, assuming that this ruling remains in effect, Invitel Denmark will not be taxable in Denmark for corporate income tax purposes and no Danish withholding taxes on dividends should be withheld. Invitel Denmark intends to request a ruling from the Hungarian tax authorities confirming that the company is only resident in Hungary for corporate income tax purposes. Any statements made in this proxy statement/prospectus with respect to certain Danish and Hungarian income tax consequences of the reorganization assume the continued effectiveness of such rulings.

A more detailed discussion of certain Danish income tax consequences of the reorganization to the stockholders of HTCC Delaware is set forth under the heading “Certain Income Tax Consequences of the Reorganization” on page 133.

Certain Hungarian Income Tax Consequences to Stockholders

Payments to shareholders made by companies incorporated outside Hungary that are tax resident in Hungary are subject to Hungarian rules regarding taxation.

Under Hungarian tax law, no withholding tax is payable on dividends paid to a person who is not a private individual. Hungarian dividend withholding tax would be payable on dividends paid to private individuals who hold ordinary shares directly. Provided that the depositary is the legal owner of the Invitel Denmark ordinary shares, no Hungarian withholding tax would be due on dividends paid to holders of Invitel Denmark ADSs.

Capital gains earned by a non-Hungarian resident (whether a private individual or otherwise) are not subject to withholding tax. However, capital gains earned by private individuals who are Hungarian tax residents would be subject to Hungarian withholding tax.

There is currently no wealth tax in Hungary.

A more detailed discussion of certain Hungarian income tax consequences of the reorganization to the stockholders of HTCC Delaware is set forth under the heading “Certain Income Tax Consequences of the Reorganization” on page 133.

Rights of Stockholders (see page 153)

There are differences between the rights of stockholders under Delaware law and shareholders under Danish law. In addition, there are differences between HTCC Delaware’s current certificate of incorporation and by-laws and Invitel Denmark’s memorandum of incorporation and articles of association. We encourage you to read the section titled “Comparison of Rights of Stockholders/Shareholders” on page 153 for a more detailed discussion of these differences.

There are also differences between the rights presently enjoyed by holders of HTCC Delaware common stock and the rights to which the holders of Invitel Denmark ADSs will be entitled following the merger. In some cases, the holders of Invitel Denmark ADSs to be delivered in connection with the merger may not be entitled to important rights to which they would have been entitled as holders of HTCC Delaware common stock. The rights and terms of the Invitel Denmark ADSs are designed to replicate, to the extent reasonably practicable, the rights attendant to Invitel Denmark ordinary shares, for which there is no active trading market in the United States. However, because of aspects of Danish law, the articles of association of Invitel Denmark and the terms of the deposit agreement under which the Invitel Denmark ADSs will be issued, the rights of holders of Invitel Denmark ADSs will not be identical to and, in some respects, may be less favorable than, the rights of holders of Invitel Denmark ordinary shares. For more information regarding the characteristics of, and differences between, HTCC Delaware common stock, Invitel Denmark ordinary shares and Invitel Denmark ADSs, please refer to “Description of Ordinary Shares of Invitel Denmark,” “Description of Invitel Denmark American Depositary Shares,” and “Comparative Rights of Stockholders/Shareholders” beginning on page 153.

Stock Exchange Listing; Recent Stock Prices (see page 131)

We intend to apply to list the Invitel Denmark ADSs on the NYSE Alternext stock exchange under the symbol [“—”], effective upon the merger. NYSE Alternext is the stock exchange on which the common stock of HTCC Delaware is currently listed. We may consider seeking a listing of Invitel Denmark ordinary shares on a stock exchange in Europe, where the HTCC group’s operating businesses are located, at some future time. We may also seek a dual listing. In addition, we may in the future seek a delisting of the Invitel Denmark ADSs from NYSE Alternext or a deregistration from the U.S. Securities Exchange Act of 1934, if and when permitted under applicable laws and regulations.

On November 26, 2008, the last trading day before the public announcement of the reorganization, the closing price per HTCC Delaware share on the NYSE Alternext was $8.95, and the high and low sales prices were $8.95 and $8.35.

No Rights of Dissenting Stockholders (see page 131)

Under Delaware law, you will not have dissenters’ or appraisal rights in connection with the merger and the reorganization.

Accounting Treatment of the Reorganization (see page 131)

The accounting for the reorganization of HTCC Delaware, MergeCo, and Invitel Denmark, which are all entities under common control, is addressed by Statement of Financial Accounting Standards (FAS) No. 141. Pursuant to FAS No. 141, this reorganization will be accounted for at carryover basis at the date of transfer and as such, there will be no changes in the historical consolidated carrying amounts of assets, liabilities and stockholders’ equity (deficit).

Special Meeting (see page 164)

Time, Date, Place. The special meeting of stockholders will be held at [—], local time, on [—] at [—], [—].

Record Date. Only stockholders of record at the close of business on [—], 2009, as shown in our records, will be entitled to vote, or to grant proxies to vote, at the special meeting.

Quorum. The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of HTCC Delaware that are entitled to vote will constitute a quorum.

Recommendation of the Board of Directors

The board of HTCC Delaware unanimously approved the agreement and plan of merger and declared its advisability and recommends that you vote “FOR” its adoption.

Vote Required (see page 164)

Adoption of the agreement and plan of merger requires the affirmative vote of holders of a majority of the shares of HTCC Delaware common stock outstanding on [—], 2009. Abstentions and broker non-votes will effectively be counted as votes against adoption of the merger agreement.

As of the [—], 2009 record date, there were [16,425,733] HTCC Delaware shares outstanding and entitled to vote. As of the record date, our directors and executive officers and their affiliates directly owned or are entitled to vote, in the aggregate, approximately [962,160] shares of HTCC Delaware common stock, which represents approximately [6%] of the outstanding shares of HTCC Delaware common stock. As of November 27, 2008, TDC owns 10,499,782 shares of our common stock, representing approximately 63.9% of our outstanding common stock. TDC has informed the company that it intends to vote its shares of outstanding common stock of HTCC Delaware in favor of adoption of the agreement and plan of merger. TDC owns sufficient shares of common stock to approve the adoption of the agreement and plan of merger and, therefore, no action by any other stockholder of HTCC Delaware is required for the merger and reorganization to be completed.

For more information see “The Special Meeting – Vote Required” on page 164.

Proxies (see page 165)

Stockholders of record may vote by marking, signing and mailing their proxy card in the enclosed postage-prepaid envelope.

If you hold your HTCC Delaware shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. To be effective, a form of proxy must be received by us prior to the beginning of voting at the special meeting.

There are three ways in which you may revoke your proxy and change your vote:

•

First, you may send a written notice to our proxy agent, Continental Stock Transfer & Trust Company, stating that you would like to revoke your proxy. This notice must be received prior to the special meeting.

•

Second, you may complete and submit a new, later-dated proxy to our proxy agent. The latest dated proxy actually received by the company prior to the special meeting will be the one that is counted, and all earlier proxies will be revoked.

•

Third, you may attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. At the special meeting, the chairman of the meeting will announce instructions for you to follow if you wish to revoke your proxy and vote in person at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change or revoke your proxy.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data of HTCC Delaware in the table below was derived from HTCC Delaware’s audited consolidated financial statements as of and for each of the years in the five year period ended December 31, 2007, as well as unaudited data for the nine months ended September 30, 2008 and 2007. This data should be read in conjunction with the audited consolidated financial statements of HTCC Delaware, including the notes to the financial statements. The audited consolidated financial statements of HTCC Delaware for the years ended December 31, 2007, 2006 and 2005 and certain unaudited financial data for the nine months ended September 30, 2008 and 2007 are included in this proxy statement/prospectus, beginning on page F-1.

We have not included data for Invitel Denmark or MergeCo because they did not conduct business during any of the periods discussed below.

	Nine months ended September 30		Year ended December 31,
(in thousands, except per share amounts)	2008	2007	2007	2006 1	2005 1	2004	2003
Income Statement Data	(unaudited)
Revenues	$432,605	$258,127	$385,193	$189,260	$179,643	$69,007	$69,391
Net Income (Loss)	(43,862)	(81,951)	(96,472)	16,527	1,392	11,417	10,451
Basic Earnings (Loss) Per Share from Continuing Operations (2)	(2.68)	(5.40)	(6.23)	1.28	.10	.91	.85
Balance Sheet Data
Total Assets	1,343,387	1,077,303	1,110,191	333,384	298,817	192,285	176,556
Long-Term Debt (Excluding Current Installments) (3)	947,027	788,643	813,337	116,219	159,394	71,715	90,839
Cash Dividends Per Share	—	—	—	—	—	—	—

(1)	See Note 1(c) in Notes to the Consolidated Financial Statements for the year ended December 31, 2007, beginning on page F-11.
(2)	Net Income (Loss) per basic common share is net income (loss) divided by the weighted average number of basic common shares outstanding.
(3)	Long-term obligations include long-term debt, capital leases and redeemable preferred stock but excludes current installments of long-term debt.

SUMMARY PRO FORMA FINANCIAL INFORMATION

A pro forma condensed consolidated balance sheet for Invitel Denmark is not presented in this proxy statement/prospectus because there would be no significant pro forma adjustments required to be made to the historical consolidated financial statements of HTCC Delaware as of December 31, 2007 or September 30, 2008 because the transaction will be accounted for at carryover basis. See “The Reorganization  – Accounting Treatment of the Reorganization” on page 131.

A pro forma condensed consolidated income statement for Invitel Denmark is not presented in this proxy statement/prospectus because there would be no significant pro forma adjustments required to be made to income from operations in the historical consolidated income statements of HTCC Delaware for the year ended December 31, 2007 or for the nine months ended September 30, 2008.

Reference is made to the consolidated financial statements of HTCC Delaware, beginning with the index thereto on Page F-1.

We estimate that the costs incurred in connection with the reorganization will amount to approximately $[—].

RISK FACTORS

In considering whether to vote for adoption of the agreement and plan of merger, you should consider carefully the following risks or investment considerations related to the reorganization, in addition to the other information in this proxy statement/prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business. If any of the following risks actually occur, our business could be adversely affected. In those cases, the trading price of the Invitel Denmark ADSs could decline, and you may lose all or part of your investment.

Risks Relating to the Reorganization

We may be required to pay taxes as a result of the reorganization.

HTCC Delaware will be required to pay taxes in the United Stated as a result of the reorganization. Although we believe that HTCC Delaware should not incur a material amount of United States federal income tax liability as a result of the reorganization, there can be no assurance that the U.S. Internal Revenue Service (“IRS”) will not challenge the position taken by the company with respect to the valuation of its assets. If the IRS were to successfully challenge the valuation of the company’s assets, Invitel Denmark as a successor to HTCC Delaware could incur a material amount of United States federal income tax liability as a result of the reorganization. A more detailed discussion of the material United States federal income tax consequences of the reorganization to HTCC Delaware and Invitel Denmark is set forth under the heading “Certain Income Tax Consequences of the Reorganization – Certain United States Federal Income Tax Consequences – United States Federal Income Tax Consequences of the Reorganization – Tax Consequences to HTCC Delaware and Invitel Denmark” on page 134.

Based on the current provisions and interpretation of Danish tax legislation, we expect that the reorganization will not result in any material Danish income tax liability to any of HTCC Delaware, Invitel Denmark or MergeCo. Also, we expect that we will not be required to pay any material taxes in Hungary as a result of the reorganization. The Danish tax authorities (Skatteministeriet, or “SKAT”), the Hungarian tax authorities (Adó- és Pénzügyi Ellenorzési Hivatal, or “APEH”) and the local Hungarian tax authorities, however, could disagree with this view and could take the position that material taxes are payable by any one or more of these companies as a result of the reorganization.

Changes in foreign laws, including tax law changes, could adversely affect Invitel Denmark, its subsidiaries and its shareholders.

Changes in tax laws, treaties or regulations or the interpretation or enforcement thereof could adversely affect the tax consequences of the reorganization to Invitel Denmark, its subsidiaries and its shareholders. In addition, the IRS, SKAT, APEH, the local Hungarian tax authorities or other taxing authorities may not agree with our assessment of the effects of such laws, treaties and regulations, which could have a material adverse effect on the tax consequences of the reorganization.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES OF THE REORGANIZATION.

We may not realize the benefits, if any, described in this proxy statement/prospectus, if the board of HTCC Delaware chooses to defer or abandon the reorganization.

The reorganization may be deferred or abandoned, at any time, by action of the board of HTCC Delaware, whether before or after the special stockholders’ meeting. While we currently expect the reorganization to take place as soon as practicable after adoption of the agreement and plan of merger at the special stockholders’ meeting, the board may defer the reorganization for a significant time after the stockholders’ meeting or may abandon the reorganization because of, among other reasons, an increase in the estimated cost of the reorganization, including U.S. tax costs or other costs, the failure to obtain the necessary waivers from certain lenders, changes in existing or proposed tax legislation or a determination by the board that the reorganization would not be in the best interests of the HTCC group or its stockholders or that the reorganization would have material adverse consequences to the HTCC group or its stockholders.

We may not benefit from the reorganization.

We have presented in this proxy statement/prospectus the anticipated benefits of the reorganization. Many factors could affect the outcome of the reorganization, and some or all of the anticipated benefits of the reorganization may not occur.

The enforcement of civil liabilities against Invitel Denmark may be more difficult.

Because Invitel Denmark is a Danish corporation, investors could experience more difficulty enforcing judgments obtained against Invitel Denmark in U.S. courts than would currently be the case for U.S. judgments obtained against HTCC Delaware. In addition, it may be more difficult to bring some claims against Invitel Denmark in Danish courts than it would be to bring similar claims against a U.S. company in a U.S. court.

The rights of holders of Invitel Denmark securities to be issued in the merger will not be the same as the rights of holders of HTCC Delaware common stock, and the rights of a holder of Invitel Denmark ADSs may be less favorable than the rights of a holder of Invitel Denmark ordinary shares.

HTCC Delaware is a corporation organized under the laws of Delaware and Invitel Denmark is a corporation organized under the laws of Denmark. The rights of holders of HTCC Delaware common stock are governed by the Delaware General Corporation Law, and the certificate of incorporation and by-laws of HTCC Delaware. The rights of holders of Invitel Denmark ordinary shares are governed by the Danish Public Limited Companies Act (the “Companies Act”) and the articles of association of Invitel Denmark. Upon completion of the merger, the holders of HTCC Delaware common stock will receive either Invitel Denmark ADSs, which represent Invitel Denmark’s ordinary shares, or Invitel Denmark ordinary shares.

Because of the differences between Delaware law and Danish law and certain differences between the governing documents of HTCC Delaware and Invitel Denmark, your rights as a stockholder will change when the merger is completed, and the rights of holders of Invitel Denmark securities will not be identical to and, in some respects, may be less favorable than, the rights you currently have as a stockholder of HTCC Delaware.

The rights of holders of Invitel Denmark ADSs will be governed by Invitel Denmark’s articles of association and the deposit agreement pursuant to which the Invitel Denmark ADSs will be issued. The rights of holders of Invitel Denmark ordinary shares will also be governed by the Companies Act. There are differences between the rights presently enjoyed by holders of HTCC Delaware common stock and the rights to which the holders of Invitel Denmark ADSs will be entitled following the merger. As an Invitel Denmark ADS holder, Invitel Denmark will not treat you as one of its shareholders and you will not have shareholder rights. Danish law and Invitel Denmark’s articles of association govern shareholder rights. The depositary will be the holder of the Invitel Denmark ordinary shares underlying the Invitel Denmark ADSs. As a registered holder of Invitel Denmark ADSs, you will have ADS registered holder rights. A deposit agreement among Invitel Denmark, the depositary Invitel Denmark ADS registered holder, and all other persons indirectly holding Invitel Denmark ADSs sets out ADS registered holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the Invitel Denmark ADSs. In some cases, the holders of Invitel Denmark ADSs to be issued in the merger may not be entitled to important rights to which they would have been entitled as holders of HTCC Delaware common stock, and the rights of holders of Invitel Denmark ADSs will not be identical to and, in some respects, may be less favorable than, the rights of holders of Invitel Denmark ordinary shares.

In the case of a future increase of Invitel Denmark’s share capital for payment in cash, holders of Invitel Denmark’s ordinary shares are generally entitled to preemptive rights pursuant to the Companies Act and the articles of association of Invitel Denmark. To the extent that preemptive rights are granted, U.S. and certain other non-Danish holders of Invitel Denmark ordinary shares or Invitel Denmark ADSs may not be able to exercise preemptive rights for their ordinary shares, including in connection with an offering of ordinary shares below market value, unless Invitel Denmark decides to comply with applicable laws, regulations and other requirements in the relevant countries and, in the case of U.S. holders, unless a registration statement under the Securities Act is effective with respect to those rights, or an exemption from the registration requirements thereunder is available. No assurance can be given that any steps will be taken in any jurisdiction or that any registration statement will be filed to enable the exercise of such holders’ preemptive rights.

In addition, although they may vote through a broker depositary, holders of Invitel Denmark’s ordinary shares outside Denmark and holders of Invitel Denmark ADSs may face difficulties exercising their rights to vote at General Meetings of Invitel Denmark. For example, the rights of holders of Invitel Denmark ADSs will be governed by the deposit agreement.

For more information regarding the characteristics of, and differences between, HTCC Delaware common stock, Invitel Denmark ADSs and Invitel Denmark ordinary shares, please refer to “Description of Ordinary Shares of Invitel Denmark” on page 140 “Description of Invitel Denmark American Depositary Shares,” beginning on page 143 and “Comparison of Rights of Stockholders/Shareholders” beginning on page 153.

Invitel Denmark ADSs may not be as liquid as HTCC Delaware common stock.

There is a possibility that Invitel Denmark ADSs will be less liquid than HTCC Delaware common stock or, if we decide to list the Invitel Denmark ordinary shares on a European stock exchange, than the market for such ordinary shares. In addition, investors may incur higher transaction costs when buying and selling Invitel Denmark ADSs than they would incur in buying and selling HTCC Delaware common stock.

After the completion of the merger, the market price of Invitel Denmark ADSs may not be identical, in U.S. dollar terms, to the market price of Invitel Denmark ordinary shares.

In the event that we decide to list Invitel Denmark ordinary shares on a European exchange, while the market price of Invitel Denmark ADSs is expected to fluctuate according to the market price of Invitel Denmark ordinary shares and according to changes in the U.S. dollar – euro exchange rate, there is no guarantee that this relationship will be observed at all times, or at any time. The market price of Invitel Denmark ADSs may differ from the market price of Invitel Denmark ordinary shares in U.S. dollar terms for a number of reasons, including the relative liquidity of Invitel Denmark ADSs and Invitel Denmark ordinary shares.

Invitel Denmark will be a “foreign private issuer” under the rules and regulations of the SEC and, as a result, will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than a company incorporated in the United States.

Following completion of the merger, Invitel Denmark will be deemed to be a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Invitel Denmark will be exempt from certain rules under the Exchange Act that would otherwise apply if Invitel Denmark were a company incorporated in the United States, including:

•	the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies with securities registered under the Exchange Act;

•	the requirement to file financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”);

•	the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations; and

•	the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information.

In addition, Invitel Denmark’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the related rules with respect to their purchases and sales of Invitel Denmark securities. Accordingly, after the completion of the merger, if you hold Invitel Denmark securities, you may receive less information about HTCC than you currently receive and be afforded less protection under the United States federal securities laws than you are entitled to currently.

In addition, if Invitel Denmark loses its status as a foreign private issuer that is exempt from such SEC reporting obligations at some future time, then it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

As a result of the merger, we may fail to comply with certain covenants under our credit facilities, which may result in a default.

As a result of the merger, we may fail to comply with certain covenants contained in our senior credit facilities agreement, as amended and restated.

In addition, the merger may cause a default under a €100 million bridge loan agreement with BNP Paribas and Merrill Lynch, dated March 3, 2008.

We are in discussions with several financing sources to refinance our senior credit facilities agreement and our bridge loan agreement, and intend to seek waivers permitting the merger as part of such refinancing. There can be no assurance regarding the outcome or the scope of these refinancing discussions. If we choose not to refinance our bridge loan or the market conditions make a refinancing prohibitive, we intend to convert the bridge loan to term loans maturing in 2016, conversion of which is permitted, subject to certain conditions, pursuant to the bridge loan agreement.

In the absence of the waivers described above or a refinancing that includes such waivers, we may reconsider or abandon the implementation of the company’s reorganization.

Risks Relating to Our Business

We have experienced substantial net losses and may need additional liquidity in the foreseeable future.

During the nine months ended September 30, 2008, we incurred substantial net losses and used a substantial amount of cash for capital investments and acquisitions. We currently anticipate a net loss for the fourth quarter of 2008 in line with those reported in prior quarters of 2008. We also may require additional financing in the foreseeable future. Further, based on current projected results of operations, it is possible that we will not be able to comply with certain debt covenants. In the past, we have been able to obtain relief from such covenants. However, we cannot assure that we will be able to obtain such covenant relief or that we will be able to improve our results of operations or obtain additional financing.

The global capital and credit markets have been experiencing extreme volatility and disruption during the past year, which could limit the availability and increase the cost of financing. The availability of financing will depend on a variety of factors, such as economic and market conditions, the availability of credit, as well as the possibility that lenders could develop a negative perception of the prospects of our company, the industry generally or the geographic markets where we operate. It may be difficult or impossible to obtain financing in the event that the company needs additional liquidity in the near future.

Our revenue and cash flow will be adversely affected if the Hungarian fixed line market further declines and our Mass Market Voice business declines at a higher rate than we expect.

Our business strategy depends, in part, on our ability to manage our Mass Market Voice operations, in terms of both our revenue and our market share. The Mass Market Voice market in Hungary has continued to decline, in terms of both the number of lines and total voice traffic. However, the rate of decline of the Mass Market Voice market has slowed. We experienced a decline in the number of Mass Market Voice lines in our historical concession areas from approximately 474,000 lines, 424,000 lines, and 405,000 as at December 31, 2005, 2006, and 2007, respectively, to 389,000 lines as at September 30, 2008.

We believe that the declines in the number of our fixed lines and in the Hungarian fixed line market in general have been caused primarily by competition from mobile operators and, to a lesser extent, cable television operators. Although fixed-to-mobile churn has decreased due to the very high mobile penetration in Hungary of over 100% by the end of 2007, continued fixed-to-mobile substitution is likely to continue to have a negative impact on the fixed line market. We are also facing, and will likely continue to face, additional competition in our historical concession areas from T-Com, the largest incumbent fixed line operator, and from cable television operators (most significantly UPC Kabelcom and T-Kabel, a cable television operator affiliated with T-Com) offering voice services in “triple play” (combined cable television, Internet and voice) service packages, which could further affect our operations. We do not provide mobile services to the residential market. However, we have grown our DSL activities faster than the market in 2006, 2007 and during the first nine months of 2008. We believe that the growth of our DSL customer base could help increase line retention and stimulate fixed line Average Revenue Per User (“ARPU”) growth, and thereby help mitigate the decline in our Mass Market Voice business. Furthermore, in June 2008 we launched our “InviTV” IPTV service, whereby we are now also offering TV service over DSL (in both triple and dual play bundles) to mass market customers in most of our historical concession areas. We plan to introduce IPTV services in our remaining historical concession areas in February of 2009. We believe that this will further encourage broadband usage and thereby potentially reduce fixed line churn. Nonetheless, a decline in our Mass Market Voice business at a rate greater than we anticipate, through a decrease in the number of lines and/or traffic could have a material adverse effect on our business, operating results and financial condition.

Our failure to increase revenue in the Mass Market Internet market may adversely affect our business, results of operations and financial condition.

Our strategy includes increasing our market penetration in a growing Mass Market Internet market. The Hungarian government has been promoting Internet usage throughout Hungary with the goal of making Hungary the logical regional hub for Central and Eastern Europe based on a knowledge-based economy, innovation and high-tech industries. We are planning on increasing our revenue from Internet services to offset our decreased revenue from our Mass Market Voice services. If Hungary’s Internet usage does not grow as expected, or if our competitors are more successful at obtaining new customers or the competition decreases prices more than we expect, we may not be able to increase our revenue in the Mass Market Internet market as planned, which could have a material adverse effect on our business, results of operations and financial condition.

If we are not able to manage costs while effectively responding to competition and changing market conditions, our business and results of operations may be adversely affected.

Our business plan is dependent on our ability to effectively manage the costs associated with running our business. If we need to respond to actions by our competitors or unanticipated changes in our markets, we may be required to make investments in our business and other expenditures which would reduce our cash flow available for other purposes. This could have a negative impact on our ability to service existing debt and our business, results of operations and financial condition could be adversely affected.

We are subject to increased competition due to the liberalization of the telecommunications sector and other market factors.

Competition in the Hungarian telecommunications sector has increased since 2001 as a result of market liberalization measures introduced by Act XL of 2001 on Communications (the “2001 Communications Act”) and more recently the 2004 Communications Act. The 2004 Communications Act promotes competition in fixed line and mobile telecommunications services through, among other things, the transposition of relevant E.U. directives and regulations and the imposition of universal service obligations (“USO”), cost accounting, price controls, Carrier Pre-Selection, Carrier Selection, Local Loop Unbundling and number portability. The 2004 Communications Act also grants powers to the regulatory authority to impose obligations on market participants to remedy competitive deficiencies. As a result, we have faced, and could continue to face, increasing competition.

Our competitors include mobile and fixed line telecommunications services providers in both the Mass Market and Business markets and cable television operators (offering “triple play” packages comprised of television, Internet and voice services) specifically in the Mass Market. The scope of competition and its effect on our business, operating results and financial condition will depend on a variety of factors that we currently cannot assess with precision and that are for the most part outside of our control. Such factors include, in addition to the regulatory measures described above, the business strategies and capabilities of potential competitors, prevailing market conditions and the effect of E.U. regulation on the Hungarian telecommunications market (where fixed line penetration is significantly lower than in Western Europe), as well as the effectiveness of our efforts to address increased competition.

Competition in any or all of our services has led to, and may continue to lead to:

•	price erosion;

•	loss of market share;

•	loss of existing customers and greater difficulty in obtaining new customers;

•	the need for more rapid deployment of new technologies as existing technologies are becoming obsolescent at a more rapid pace; and

•	other developments that could have a material adverse effect on our financial condition and results of operations.

Increased competition has led to, and may continue to lead to, increased customer churn. Customer churn is a measure of customers who stop purchasing our services, as manifested by the loss of either voice traffic (as measured in minutes) or lines, leading to reduced revenue. Fixed-to-mobile substitution has increased customer churn in both the Mass Market and Business markets in the past, although we believe that the rate of fixed-to-mobile substitution has decreased since the beginning of 2005 as a result of Hungary’s very high mobile penetration rate, which reached over 100% by the end of 2007. Further, we continue to face increasing competition from cable television operators. Although we try to control customer churn by improving our customer service, introducing new customized service offerings, utilizing effective advertising and through other means, if we are unsuccessful in any of these initiatives, our customer churn could further increase and our business could be materially adversely affected.

We may seek to grow our business through additional acquisitions, which could entail a number of risks.

We may seek to grow the company and businesses by making further acquisitions of, or entering into partnerships and joint ventures with, other fixed line carriers, mobile operators, Internet operators or cable television operators in order to maintain our competitive position. Any current or future acquisition, partnership or joint venture may require that we make significant cash investment, issue stock or incur substantial debt. In addition, acquisitions, partnerships or investments may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses. Furthermore, any future acquisitions of businesses or facilities could entail a number of additional risks, including, problems with effective integration of operations, inability to maintain key pre-acquisition business relationships, increased operating costs, exposure to unanticipated liabilities, and difficulties in realizing projected efficiencies, synergies and cost savings.

The results of our operations and our financial condition could be affected by economic and political developments in Hungary and internationally.

Our business is affected by general economic conditions in Hungary and internationally. There are many factors that influence global and regional economies which are outside of our control. A cautious or negative business outlook may cause our Business customers to delay or cancel investment in information technology and telecommunications systems and services, which may adversely and directly affect our revenue and, in turn, slow the development of new services that could become future revenue sources for us. A deterioration of the global and regional economies could have a material adverse effect on our business, operating results and financial condition. The current global financial crisis may result in the deterioration of economic conditions in our operating areas. The impact of the credit crisis on our customers may adversely impact the overall demand for our products and services. This in turn may result in decreased revenues.

Budget deficits as a percentage of GDP have remained relatively high for Hungary over the last several years. The Updated Convergence Program, a government plan consisting of austerity measures to redress the Hungarian economy and which was endorsed by the European Commission in September 2006, contemplates a reduction in the general government budget deficit.

In an effort to halt growth of the budget deficit and generate additional government revenue, the Hungarian Parliament adopted certain austerity measures in June 2006. Certain tax law amendments have already taken effect as of September 2006 and further tax increases were introduced as of January 1, 2007. Such measures affect the vast majority of taxpayers in Hungary, including individuals and corporate entities. The austerity measures are likely to reduce the purchasing power of individuals in Hungary, which may result in a reduction in demand for our services.

In addition to a significant budget deficit, in recent years the Hungarian economy has been marked by a large current account deficit, rapid credit growth and a reliance of Hungarian businesses and consumers on foreign currency loans. These factors have left Hungary especially vulnerable to a financial crisis.

On October 22, 2008, the National Bank of Hungary raised its base interest rate from 8.5% to 11.5% in an effort to support the forint foreign exchange rate. At the end of that month, the Hungarian government adopted a set of policies agreed upon with the E.U., the European Central Bank and the International Monetary Fund to bolster the Hungarian economy’s near-term stability and improve its long-term growth potential by ensuring fiscal sustainability and strengthening the financial sector. In addition, the International Monetary Fund extended Hungary significant financial assistance. These challenging economic conditions, the continuing turmoil in the financial sector and macroeconomic policies made in response to these conditions could have a material adverse effect on our business, financing, operating results and financial condition.

Economic and political developments in other Central and Eastern European countries may also impact our business. For example, Bulgaria and Romania joined the E.U. on January 1, 2007. Turkey has applied for E.U. membership but is still being considered. Over the past two decades, the Turkish economy has undergone a transformation from a highly protected and regulated system to a free market system. The Turkish economy has experienced severe macroeconomic imbalances, including substantial budget deficits, significant balance of payment deficits, high rates of inflation and high real rates of interest (which are nominal interest rates less inflation).

We may not be successful in maintaining Invitel Technocom’s agreements with MOL.

MOL, a Hungarian oil company, currently outsources a significant portion of its telecommunication services and network communications requirements to our subsidiary, Invitel Technocom, pursuant to a series of agreements (the “MOL Agreements”). The MOL Agreements have been a significant source of revenue for us. The MOL Agreements have expiration dates ranging from September 2008 through March 2009, and approximately 60% (in terms of value) of the MOL agreements have been under re-tender since September 2008. Should MOL terminate these MOL Agreements, or re-new them on terms which are less favorable to us, our business and results of operations could be negatively affected.

The loss of key senior management could negatively affect our business.

Our performance and continued success depends, in part, on our senior management. In particular, we depend in large part on the knowledge, expertise, reputation and services of our Chief Executive Officer Martin Lea and our Chief Financial Officer Robert Bowker. The familiarity of these individuals with our company and our business, their experience in management and with financial matters, and their combined experience in the telecommunications market generally make them important to our continued success. The loss of any members of our senior management could have a material adverse effect on our business.

We currently use multiple billing systems. If we do not successfully implement a new single, unified billing and customer administration system in a timely manner, our customer service and ability to retain customers may suffer and our operating costs may increase.

We currently operate four separate billing systems and plan to consolidate to one system, comprising a single integrated billing platform together with a unified customer, contract and service database. However, there is a risk that billing errors and other customer service problems will occur during the implementation of a unified billing system, potentially resulting in increased customer churn. In addition, we cannot be certain that the implementation of a unified billing system company-wide will be successful or introduced in a timely manner, and this may increase the level of capital expenditures required. If we do not successfully implement a unified billing system company-wide, our customer service and ability to retain customers may suffer and our operating costs may increase.

We may be unable to adapt to technological changes and obsolescence in the telecommunications market.

The telecommunications industry is characterized by rapidly changing technology, related changes in customer demands and the need for new services at competitive prices. Technological developments are also shortening life cycles of both services and the business infrastructure on which those services are based, and are facilitating convergence of different segments of the increasingly global information industry. In addition, competition based on alternative technologies, such as cable television networks or voice-over IP, wireless based technologies or radio-based alternative networks in our voice markets, could provide a lower cost solution or render our services obsolete or cost-inefficient in our markets.

Our future success will be impacted by our ability to anticipate, invest in and implement new technologies in order to provide services at competitive prices. Technological advances may also affect our operating results and financial condition by shortening the useful life of some of our assets or by requiring us to make additional unanticipated capital expenditures, particularly in connection with our network. If we need to respond to actions by our competitors or unanticipated changes in our markets or market conditions, we may be required to make investments in our business and other expenditures which would reduce our cash flow available for other purposes, including servicing our debt.

Network or system failures could result in reduced user traffic and revenue, or require unanticipated capital expenditures, and could harm our reputation.

Our technical infrastructure (including our network infrastructure for fixed-network services) is vulnerable to damage or interruption from information technology failures, power loss, floods, windstorms, fires, intentional wrongdoing and similar events. Unanticipated problems at our facilities, network or system failures, hardware or software failures or computer viruses could affect the quality of our services and cause service interruptions. Any of these occurrences could result in reduced user traffic and revenue, or require unanticipated capital expenditures, and could harm our reputation.

Our IT systems are critical to our business and a failure of these systems could materially harm our business.

We depend on our ability to store, retrieve, process and manage a significant amount of information. If our IT systems fail to perform as expected, or if we suffer an interruption, malfunction or loss of information processing capabilities, it could have a material adverse effect on our business.

We are dependent on third party vendors for our information, billing and network systems as well as IPTV service. Any significant disruption in our relationship with these vendors could increase our costs and affect our operating efficiencies.

Sophisticated information and billing systems are vital to our ability to monitor and control costs, bill customers, process customer orders, provide customer service and achieve operating efficiencies. We currently rely on internal systems and third party vendors to provide some of our information and processing systems as well as applications that support our IP services, including IPTV. Some of our billing, customer service and management information systems have been developed by third parties for us and may not perform as anticipated. In addition, our plans for developing and implementing our information systems, billing systems, network systems and IPTV service rely on the delivery of products and services by third party vendors. Our right to use these systems is dependent upon license agreements with third party vendors. Some of these agreements are cancelable by the vendor, and the cancellation or nonrenewable nature of these agreements could impair our ability to process orders or bill our customers. Since we rely on third party vendors to provide some of these services, any switch in vendors could be costly and affect operating efficiencies.

Our operations require substantial capital expenditures.

We require substantial capital to maintain, upgrade and enhance our network facilities and operations. While we have historically been able to fund capital expenditures from cash generated from operations and financing facilities, this may not be possible in the future and the other risks described in this section could materially reduce cash available from operations or significantly increase our capital expenditure requirements, and these outcomes could cause capital not to be available when needed. This could adversely affect our business.

A significant amount of revenue from our wholesale segment is expected to be earned from a single customer.

We have entered into a 20 year agreement with Vodafone to provide telecommunication and network communication services. This contract is a significant portion of our wholesale segment revenue. Vodafone is a significant buyer of our services in Turkey under this contract. In order to provide services under this contract we have incurred significant capital expenditures. If Vodafone does not perform or provide payment for services as outlined in the contract, there may be a material effect on our results of operations and financial condition, which may include a write down for impairment of our network equipment in Turkey.

If we expand into international markets, our inexperience outside Hungary would increase the risk that our international expansion efforts will not be successful, which would in turn limit our prospects for growth.

We may explore expanding our business to other countries. Expansion into international markets requires significant management attention and financial resources. In addition, we may face the following risks associated with any expansion outside Hungary:

•	challenges caused by distance, language and cultural differences;

•	legal, legislative and regulatory restrictions;

•	currency exchange rate fluctuations;

•	economic instability;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

•	potentially adverse tax consequences; and

•	higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which would in turn harm our business prospects.

Legal contingencies and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

We are subject, in the ordinary course of business, to litigation and other legal claims. We cannot be certain that we will have a successful outcome or that our cash flow will be sufficient to cover all future claims against us. Any increase in the frequency and size of these claims, may adversely impact our profitability and cash flow. After originally prevailing in a suit brought against us before the Metropolitan Court of Budapest, the Metropolitan Court of Appeal recently ruled in favor of three Hungarian municipalities seeking payment in connection with a provision in some of our concession contracts regarding the payment of local municipality taxes. We have currently recorded a liability of HUF 2.2 billion (approximately $13 million), but the final payment amount may significantly increase or decrease. These factors may have a material adverse effect on our results of operations and financial condition. In addition, if these claims rise to a level of frequency or size that is significantly higher than similar claims made against our competitors, our reputation and business will likely be harmed.

Risks Relating to Regulatory Matters

The changing regulatory environment could affect the results of our operations, our financial condition and the success and profitability of our business.

The 2004 Communications Act has resulted in significant changes to the Hungarian telecommunications sector. The establishment in 2004 of the National Communications Authority (the “NHH”) as the sole agency responsible for oversight and monitoring of the Hungarian telecommunications industry (with the power to impose regulatory remedies), and the incorporation in 2006 of the Ministry of Information Technology and Communications (the governmental department responsible for legislation relating to the Hungarian telecommunication industry) into the Ministry of Economics and Transport have resulted in a regulatory environment that is constantly changing. For a more detailed discussion of Hungary’s telecommunications industry and regulation, please see “Business – The Hungarian Regulatory Environment” on page 57.

This regulatory regime may entail a number of risks that may adversely impact our business:

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The fact that the ministerial structure is changing frequently and that the NHH has only been in existence since 2004, combined with the recent increased activity of the Gazdasági Versenyhivatal (the Hungarian Competition Office) (the “GVH”), and the Nemzeti Fogyasztóvédelmi Hatóság (the National Consumer Protection Agency) (the “NFH”), could cause or lead to inconsistent implementation and interpretation of laws governing the electronic communications industry, thereby hampering the stability of the regulatory environment. Uncertainties in the regulatory environment could in turn negatively impact the future growth and profitability of the company.

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The results of the market analysis exercises conducted by the NHH to determine the competitiveness of the market are often difficult to predict. Moreover, the process is constantly being reviewed and modified both on the national and the international level pursuant to the E.U. Framework Review. If we are unable to respond effectively to regulatory policies implemented by the NHH or the government, our ability to compete and the profitability of our business may be impaired.

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Although the regulatory findings of the NHH may be challenged before the courts, the lengthy nature of Hungarian court proceedings could have an adverse effect on our business. Resolutions imposed by the NHH are immediately enforceable unless injunctive relief is granted by the courts. As such, even if a court decision is ultimately favorable to us, our business may already be adversely affected.

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The NHH may not respond effectively to changes in the market environment. If regulatory obligations imposed on us or on other incumbents by the NHH are not changed in step with changes in the market, our ability to operate competitively in the industry may be adversely affected.

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The NHH designated us as a service provider with “significant market power” or “SMP.” As a result, the NHH issued resolutions forcing us to adopt changes in our pricing models. As an operator having SMP, we have been required to submit a Reference Interconnection Offer (“RIO”) and a Reference Unbundling Offer (“RUO”) to the NHH for official approval. The NHH reviews the cost-based models submitted by us as an SMP, and evaluates them, taking into consideration a hypothetical “efficient company.” On the basis of such review, the NHH may intervene and regulate the wholesale prices included in our RIOs and RUOs which may affect our business and operational results.

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Our universal service fees and our residential and non-residential access fees are subject to price regulation (such as price caps). The NHH’s calculations have been changed in the past with retroactive effect. As a result, we cannot predict with certainty that our current pricing strategy will not result in penalties or in negative changes to our price caps. Therefore, any such changes in the price caps could restrict our ability to determine our retail voice tariffs and could thereby reduce our profitability.

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The NHH and the GVH regularly conduct investigations regarding market participants’ compliance with applicable laws and regulations. The 2004 Communications Act vested increased regulatory powers in the NHH, including the right to impose severe penalties for market participants’ failure to comply with applicable laws and regulations, including penalties based on a company’s annual revenue. The GVH is also entitled to impose significant penalties (up to 10% of a company’s annual revenue) in the event of a breach of competition law. In 2006, both institutions issued strategy and position papers that may result in conflicting obligations on operators. In addition, both regulatory authorities have increased their consumer protection efforts. Thus, given the increasing complexity and consequences of regulatory investigations and the indeterminate amounts at stake, regulatory disputes could have a material adverse effect on our operating results or cash flows.

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The power of the NFH has been increased due to the adoption of the Unfair Commercial Practices Directive (“USP”). This creates a new regulatory environment, with conflicting or unclear rules, the application of which may be unpredictable. The NFH can impose a penalty of up to HUF 2 billion.

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In October 2006, the NHH published a new resolution regarding the regulation of the wholesale market for call termination in individual mobile networks, as a result of which all three mobile carriers in Hungary have to decrease their termination fees to cost level (plus a reasonable return above cost) by January 1, 2009. According to the NHH’s own cost model, the average cost-based termination fee, independent of the time of day, is HUF 16.84 per-minute. In addition, in 2008 the NHH published the subsequent draft resolution that prescribes a gradual, yearly decrease to HUF 11.86 until December 1, 2010. However, there is no guarantee that the NHH will succeed in this regard. This is because mobile operators can build different cost models to maintain higher fees or they may appeal this regulation in court (as has been the case in the past) and may succeed in such appeals. In addition, the mobile operators have legally challenged prior regulatory changes to their termination fees and these cases are still pending. The mobile termination fee is an important element of our business model and uncertainties in this area could adversely affect our business.

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We are required to reduce the universal telephone package tariffs for calls to mobile networks in accordance with a gradual reduction of the mobile termination charges. As the compliance with these “pass-on” obligations in 2003, 2004, 2005, 2007 and 2008 has been complicated due to the ongoing legal proceedings instituted by mobile operators who sued the NHH seeking to restore the previous termination fees, we tried to offset the cumulative effect of the “pass-on” obligation with other retail price decreases. NHH accepted this solution but we still have to prove, in a market surveillance balance, that we met this obligation through price reductions. The NHH might require us to further cut the retail price of fixed-to-mobile calls.

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The NHH may introduce new regulatory policies in the future. New policies (for example, regarding wholesale line rental, new interconnection models such as bill-and-keep, next generation network regulation, functional separation, geographic segmentation) can have a negative impact on our business and affect our profitability.

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There are strong indications that the NHH will not be regulating the cable television industry. Whether the NHH ultimately decides to regulate the cable television industry could affect our market share and pricing in the future. There is also the risk that either the NHH or the GVH will stop us from using certain defensive marketing strategies with respect to the cable television industry. Similarly, this could affect our market share and pricing in the future as well.

In addition, we are also subject to the regulatory regimes in Austria as well as Turkey and certain Eastern European countries. Lack of clarity with respect to Turkish telecommunications law, the Turkish legal system and/or the regulatory framework governing the Turkish telecommunications industry could impede our ability to operate effectively and have a detrimental effect on our business and operational results.

Changes in E.U. law and implementation thereof could result in adverse consequences for our business, results of operations and financial condition.

Before joining the E.U. in 2004, Hungary revised its telecommunications laws to further promote competition and harmonize its telecommunications laws with the current E.U. framework. Our business, results of operations and financial condition could be adversely affected by changes in E.U. laws and regulations which may require Hungary to revise its telecommunications laws in a manner that increases competition, decreases revenue or requires us to expend additional resources.

In addition, we are also exposed to evolving legislation in newer member states such as Bulgaria and Romania. Further, Turkey’s accession talks with the E.U. may require further modifications in the regulatory framework governing the Turkish telecommunications industry, any or all of which may be detrimental to our competitive position or our operational results.

Risks Relating to Our Existing Debt

We are in discussions regarding the refinancing of our senior credit facilities agreement and our bridge loan agreement, the outcome of which could adversely affect our financial position.

We are in discussions with several financing sources to refinance our senior credit facilities agreement and our bridge loan agreement. If we choose not to refinance our bridge loan or the market conditions make a refinancing prohibitive, we intend to convert the bridge loan to term loans maturing in 2016, which conversion is permitted, subject to certain conditions, pursuant to the bridge loan agreement. The senior facility term loans are amortizing loans with a maturity date of June 30, 2011. No amount repaid or prepaid in relation to the term loans may be redrawn.

There can be no assurance regarding the outcome or the scope of these refinancing discussions and the terms of any refinancing may adversely affect our financial position.

Recent disruptions in the credit markets have resulted in decreased availability of credit and increased interest rates. Since refinancing or payment of the loans is uncertain, illiquidity in the credit markets could negatively affect the outcome of discussions or the terms of refinancing.

Our substantial debt could adversely affect our financial position and may limit our ability to take certain actions.

We have a significant amount of debt and significant debt service obligations. As of September 30, 2008, our total third-party debt was approximately $800 million. Our substantial debt could have important adverse consequences for us. For example, our substantial debt:

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will require us to dedicate a large portion of our cash flows from operations to fund payments on our debt, thereby reducing the availability of our cash flows to fund working capital, capital expenditures and other general corporate needs;

•	will increase our vulnerability to adverse general economic or industry conditions;

•	could limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

•	could limit our ability to raise additional debt or equity capital in the future;

•	could restrict us from making strategic acquisitions or exploiting business opportunities;

•	could make it more difficult for us to satisfy our obligations with respect to our debt; and

•	could place us at a competitive disadvantage compared to our competitors that have less debt.

We may be able to incur substantially more debt in the future.

We may be able to incur substantial additional debt in the future. Although the indentures governing our outstanding notes and our credit agreement governing our credit facilities contain restrictions as to the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions and additional debt incurred albeit in compliance with these restrictions could be substantial. To the extent new debt is added to our current debt level, the substantial leverage risks described above would increase.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate sufficient cash to service our debt.

Our ability to pay or refinance our debt will depend upon our future operating performance, which will be affected by general economic, financial, competitive, regulatory and business factors, some of which may be beyond our control.

We anticipate that our operating cash flows, together with the money we can borrow under our credit facilities, will be sufficient to meet anticipated future operating expenses and to fund capital expenditures. However, we cannot assure you that our business will generate sufficient cash flows from operations, that currently anticipated revenue growth and operating improvements will be realized, or that future borrowings will be available to us under our credit facilities in amounts sufficient to enable us to pay our debt or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may be required to:

•	reduce or delay capital expenditures;

•	limit our growth;

•	seek additional debt financing or equity capital;

•	forego opportunities, such as the acquisitions of other businesses;

•	sell assets; or

•	restructure or refinance our debt.

We cannot assure you that any of these strategies could be effected on favorable terms or at all.

The indentures governing our outstanding notes and our credit agreement governing our credit facilities impose restrictions on our ability to take certain actions and require us to comply with financial covenants, the terms of which we may fail to satisfy.

We cannot assure you that the operating and financial restrictions and covenants in our debt instruments, including the indentures governing our notes and the credit agreement governing our credit facilities, will not adversely affect our ability to finance our future operations or capital needs, or engage in other business activities that may be in our interest. Our senior credit agreement requires us to maintain certain financial ratios. In addition, we are required to comply with certain negative financial and other covenants. Our ability to meet these tests and comply with these covenants may be affected by events beyond our control and, as a result, we may be required to seek waivers or consents in the future in respect of our credit facilities. We cannot assure you that these waivers or consents will be granted. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under our credit facilities.

In addition, the credit agreement and the indentures governing our notes contain restrictions that substantially limit the financial and operational flexibility of our subsidiaries. In particular, these agreements place limits on our ability to incur additional debt, grant security interests to third persons, dispose of material assets, undertake organizational measures such as mergers, changes of corporate form, joint ventures or similar transactions, and enter into transactions with related parties. Other limitations of our credit agreement and the indentures governing our notes restrict our ability to pay dividends. Our ability to comply with these provisions may be affected by changes in economic or business conditions or other events beyond our control.

If we do not comply with the covenants and restrictions in our credit agreement and the indentures governing our notes, we could be in default under those agreements. In the event of any default under the credit agreement, the lenders under such facilities will not be required to lend any additional amounts to us and could elect to declare all outstanding borrowings, together with accrued interest and other fees, to be due and payable, require us to apply all of our available cash to repay these borrowings or prevent us from making debt service payments on our notes, any of which would be an event of default under the notes. Any default under the credit agreement or the indentures governing our notes could lead to an acceleration of debt under other debt instruments that contain cross acceleration or cross default provisions. If we are unable to repay any such borrowings when due, the lenders under the credit agreement could proceed against the collateral securing our notes, as well as other assets securing the credit agreement. If the debt under the credit agreement or the notes were to be accelerated, it is possible that this collateral would not be sufficient to repay such debt in full.

We are subject to currency exchange rate risks.

Since we generate a substantial amount of our revenue in Hungarian forints, our ability to repay debt and other liabilities denominated in currencies other than the Hungarian forint can be adversely affected by the weakening of the Hungarian forint against such non-Hungarian currencies. For example, our notes are euro-denominated debt. If the Hungarian forint were to weaken against the euro, we would need a greater amount of Hungarian forints to pay the same amount of euro-denominated debt. Therefore, changes in Hungarian forint/euro exchange rates could adversely affect our ability to service our debt.

We are subject to risks resulting from fluctuations in interest rates.

The interest rates on our bank credit facilities and some of our notes are variable rates tied to current market interest rates. An increase in market interest rates could adversely affect our ability to service our debt.

Our hedging strategies and other risk management techniques may not be fully effective in mitigating our risk exposure.

We evaluate and review our risk management policies and procedures on a regular basis and expect to continue to do so in the future. Nonetheless, our hedging strategies and other risk management techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk, including risks that are unidentified or unanticipated. Some of our methods of managing risk are based upon our use of observed historical market behavior. As a result, these methods may not predict future risk exposures, which could be significantly greater than the historical measures indicate. Our hedging strategies and other risk management techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

Risks Relating to Our Reported Financial Results

The preparation of our financial statements in accordance with IFRS following the merger may have a significant effect on our reported financial results.

The SEC permits foreign private issuers to file financial statements in accordance with International Financial Reporting Standards or IFRS, as issued by the International Accounting Standards Board (“IASB”). At any time in the future, as a foreign private issuer, we may decide to prepare our financial statements in accordance with IFRS as issued by the IASB. The application by us of different accounting standards, a change in the rules of IFRS as issued by the IASB, or in the SEC’s acceptance of such rules, could have a significant effect on our reported financial results.

We are subject to fluctuations in currency exchange rates which could have an adverse effect on our reported financial results.

As a Delaware incorporated company, we currently report our financial results in U.S. dollars, our reporting currency, while a substantial portion of our revenue and expenses and liabilities are in currencies other than the U.S. dollar, mainly Hungarian forints and euros. At any time in the future, as a foreign private issuer incorporated in Denmark, we may decide to adopt the euro as our reporting currency, while a substantial portion of our revenue and expenses and liabilities will be in other currencies, mainly Hungarian forint.

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Effect on Revenue and Expense Translation in Our Statement of Operations. Changes in the Hungarian forint/U.S. dollar exchange rate will have an impact on the amounts reported by us in our financial statements when we translate such forint amounts into U.S. dollars for reporting purposes. For example, if we had the same amount of revenue in Hungarian forints during two consecutive financial reporting periods and the value of the Hungarian forint appreciates against the U.S. dollar during the second financial reporting period as compared to the first financial reporting period, we would report higher revenue in U.S. dollars during the second financial reporting period even though the amount of revenue in Hungarian forints remained the same during each of the two financial reporting periods. Conversely, if the Hungarian forint weakened against the U.S. dollar during the second financial reporting period as compared to the first financial reporting period, we would report lower revenue in U.S. dollars during the second financial reporting period even though the amount of revenue in Hungarian forints remained the same during each of the two financial reporting periods. Therefore, fluctuations in the Hungarian forint/ U.S. dollar exchange rate can have a material impact on our reported financial results.

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Subsidiary Debt Denominated in a Currency Other than the Hungarian Forint – Effect on Statement of Operations – Our Hungarian subsidiaries’ functional currency for accounting purposes is the Hungarian forint. Invitel, for example, has debt denominated in a currency other than the Hungarian forint (euro). When Invitel prepares its balance sheet, it must re-value debt amounts denominated in currencies other than the Hungarian forint into Hungarian forints at the exchange rate in effect at the balance sheet date. Therefore, if Invitel were to hold the same amount of euro-denominated debt on two consecutive balance sheet reporting dates, and if the Hungarian forint appreciated against the euro on the second balance sheet reporting date as compared to the first balance sheet reporting date, Invitel would report less debt in Hungarian forints on its balance sheet, with respect to the euro-denominated debt, even though the amount of euro-denominated debt was the same on both balance sheet reporting dates. The difference in the amount of Hungarian forints reported for the euro-denominated debt for the two periods would be translated back into U.S. dollars at the average Hungarian forint/U.S. dollar exchange rate for the second period and be recorded as a foreign exchange gain for the period on our Consolidated Statement of Operations. Conversely, if the Hungarian forint depreciated against the euro on the second balance sheet reporting date as compared to the first balance sheet reporting date, Invitel would report more debt in Hungarian forints on its balance sheet, with respect to the euro-denominated debt, even though the amount of euro-denominated debt was the same on both balance sheet reporting dates. In this case, the difference in the amount of Hungarian forints reported for the euro-denominated debt for the two periods would be translated back into U.S. dollars at the average Hungarian forint/U.S. dollar exchange rate for the second period and be recorded as a foreign exchange loss for the period on our Consolidated Statement of Operations.

As a result of the above, while our reported financial performance may change, a significant portion of such change may be due to currency fluctuations.

Changes in accounting rules could have a material impact on our financial results.

U.S. GAAP are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board (“PCAOB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. International Financial Reporting Standards are subject to interpretation by the International Accounting Standards Board. A change in these principles or interpretations could have a significant effect on our reported financial results.

Changes in accounting assumptions or regulations could affect our financial results.

Changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or applications, could result in an impact on our financial results.

The failure of our internal control over financial reporting could harm our business and financial results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting for external purposes in accordance with accounting principles generally accepted in the United States or, at some time in the future, IFRS. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of the financial statements; providing reasonable assurance that receipts and expenditures of our assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud.

We, along with our independent registered public accounting firm, have identified one significant deficiency in our internal control over financial reporting as of December 31, 2007, which, if not properly remediated could result in misstatements in our financial statements in future periods.

We, along with our independent registered public accounting firm, have concluded that there is one significant deficiency in the operation of the internal control over financial reporting as of December 31, 2007. A significant deficiency is a deficiency or combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the registrant’s financial reporting. A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. We and our independent registered public accounting firm specifically noted that our U.S. generally accepted accounting principles knowledge should be improved.

If the remedial policies and procedures implemented are not sufficient to address the control finding, or if additional control findings or other conditions relating to our internal controls are discovered in the future, we may fail to meet our future reporting obligations, the financial statements may contain misstatements and operating results may be adversely affected. Any such failure could also adversely affect the results of our periodic management evaluations and annual auditor attestation reports regarding the effectiveness of internal control over financial reporting. We cannot guarantee that measures to remediate the existing control findings will be sufficient, nor can we guarantee that additional control findings will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting. Reported internal control deficiencies could cause investors to lose confidence in our reported consolidated financial information or other reported financial information as a result, and the market price of our securities could suffer.

The internal control over financial reporting of Tele2 Hungary, Invitel and Memorex and their respective subsidiaries has not yet been evaluated in accordance with the provisions of the Sarbanes Oxley Act of 2002, and any deficiencies in Tele2 Hungary, Invitel or Memorex’s internal controls or disclosure controls and procedures that we may find would require us to spend resources to correct those deficiencies and could adversely affect market confidence in our reported consolidated financial information and the market price of our securities.

Maintaining effective internal control over financial reporting at Tele2 Hungary, Invitel and Memorex, including their respective subsidiaries, is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. We are subject to Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to issue a report on the assessment of our management in our annual report. Because Invitel and Memorex were previously private companies, they have not been subject to the Sarbanes-Oxley Act of 2002. As independent companies, Tele2 Hungary, Invitel and Memorex and their respective subsidiaries did not operate under a fully documented system for accounting and internal control over financial reporting and were not required to maintain the disclosure controls and procedures applicable to public companies. Tele2 Hungary and Invitel will need to confirm and document that control structure and may need to improve it by December 31, 2008 and Memorex will need to document and improve it by December 31, 2009. If we are unable to sufficiently integrate Tele2 Hungary, Invitel or Memorex’s control structure and our own existing control structure or correct any deficiencies identified in a timely manner, we may conclude that our disclosure controls and procedures are not effective or that these circumstances constitute a material weakness in our internal control over financial reporting. If we were to reach such a conclusion, our management and independent registered public accounting firm would be unable to conclude in their reports that our internal control over financial reporting was effective. Investors could lose confidence in our reported consolidated financial information or other public disclosures as a result, and the market price of our securities could suffer.

We have a substantial amount of intangible assets, including goodwill, which may require an impairment adjustment in the future which could have a significant negative effect on our profitability.

A substantial amount of intangible assets, including goodwill, has been recorded in connection with the accounting for our previous acquisitions. This goodwill will be subject to assessments of impairments on at least an annual basis. If an impairment is identified and an adjustment is required, it may have a material adverse effect on our profitability, which could adversely affect the trading price of HTCC common stock or Invitel Denmark securities.

Other Risks

Invitel Denmark shareholders will be subject to exchange rate risk.

Invitel Denmark’s ordinary shares will be denominated in euros. Accordingly, the value of the ordinary shares and the Invitel Denmark ADSs will be likely to fluctuate as the exchange rate between the local currency of the country in which an investor is based and the euro fluctuates. If the value of the euro decreases against the local currency of the country in which a holder of Invitel Denmark ordinary shares or Invitel Denmark ADSs is based, the value of such holder’s ordinary shares and Invitel Denmark ADSs will decrease when measured in the local currency.

Our business is subject to increasingly complex corporate governance, public disclosure, accounting, and tax requirements that have increased both our costs and the risk of noncompliance.

Following the merger, we will remain subject to rules and regulations of the U.S. federal government and will become subject to the rules and regulations of the Danish government as well as the stock exchange on which our American depositary shares will be listed. These entities, including the Public Company Accounting Oversight Board (“PCAOB”), the SEC and NYSE Alternext, have issued a significant number of new and increasingly complex requirements and regulations over the course of the last several years. Various entities within and outside the United States federal government continue to develop additional regulations and requirements in response to laws enacted by the United States Congress, most notably the Sarbanes-Oxley Act of 2002. Our efforts to comply with these requirements have resulted in, and are likely to continue to result in, increased expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

We are subject to periodic audits or other reviews by such governmental agencies as well as governmental agencies in Hungary and other countries in Central and South Eastern Europe in which we operate. The SEC periodically reviews our public company filings. Any such examination or review requires management’s time and a diversion of internal resources and, in the event of an unfavorable outcome, may result in additional liabilities or adjustments to our historical financial results.

We have a majority shareholder whose interests may be different from the minority shareholders with respect to some matters.

On November 27, 2008, TDC owned approximately 63.9% of the outstanding HTCC Delaware common stock, and will hold approximately 63.9% of Invitel Denmark ordinary shares after completion of the reorganization, subject to a possible increase in its shareholding as a result of a conversion of Series A Preferred Stock into 300,000 shares of HTCC Delaware common stock, after which it will hold approximately [—]% of outstanding HTCC Delaware common stock. Four officers of TDC currently serve on HTCC Delaware’s board of directors and, after completion of the merger, these officers will serve on the board of Invitel Denmark. TDC has, and will continue to have, directly or indirectly, the power to affect our business through their ability to control actions that require shareholder approval and through their representatives on our board of directors. They are not obligated to provide us with financial support. The interests of the majority shareholder and those of the minority shareholders may differ with respect to some matters.

The low trading volume in our shares and the small “public float” of our shares subjects our shares to volatile trading.

One shareholder of the company, TDC, owned approximately 63.9% of our outstanding common stock as of November 27, 2008, and will hold approximately 63.9% of Invitel Denmark ordinary shares after completion of the reorganization, subject to a possible increase in its shareholding as a result of a conversion of Series A Preferred Stock into 300,000 shares of HTCC Delaware common stock, after which it will hold approximately [—]% of outstanding HTCC Delaware common stock. The company’s board of directors and management own approximately 6% of our outstanding common stock, and will hold approximately 6% of Invitel Denmark ordinary shares after completion of the reorganization. The remaining approximately 30% of our outstanding common stock is held in the public markets. Our common stock is traded on the NYSE Alternext stock exchange under the symbol “HTC.” We intend to apply to list the Invitel Denmark ADSs on the NYSE Alternext stock exchange under the symbol [“—”]. There has been, and we expect that there will continue to be, only a limited number of our securities available on the market and limited trading volume of our securities. Accordingly, the market price of our securities may not be reflective of its underlying value. Limited trading volume can also increase the volatility of the market price of our securities.

Our financial condition and prospects may be materially adversely affected by further ratings downgrades.

On October 24, 2008, our Corporate Credit Rating was lowered by Standard & Poor’s from B+/Stable to B/Negative.

A (further) downgrade in our credit rating or other adverse actions by rating agencies could increase our borrowing costs for future financings and signal an increase in the risk of default on our debt obligations. If Standard & Poor’s or Moody’s were to (further) downgrade our long-term debt ratings, our ability to borrow would be adversely affected and our future borrowing costs would likely increase with resulting reductions in net income in future periods or increases in net losses.

Cautionary Statement Concerning Forward-Looking Statements

This proxy statement/prospectus contains forward-looking statements. Statements that are not historical facts are forward-looking statements made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on our estimates and assumptions and are subject to risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) are only predictions or statements of current plans, which we review continuously. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The following important factors, along with those factors discussed elsewhere in this proxy statement/prospectus could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements:

•	Our inability to realize expected benefits of the reorganization within the anticipated time frame, or at all;

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Changes in tax laws, tax treaties or tax regulations and the interpretation or enforcement thereof or differing interpretation or enforcement of applicable law by the IRS, SKAT, APEH, the local Hungarian tax authorities or other taxing authorities;

•	Our inability to execute our business strategy;

•	Costs or difficulties related to the reorganization and related transactions, which could be greater than expected;

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Changes in the growth rate of the overall Hungarian, E.U. and Central and South Eastern European economies such that inflation, interest rates, currency exchange rates, business investment and consumer spending are impacted;

•	Materially adverse changes in economic conditions in Hungary and Central and South Eastern Europe;

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Changes in the currency exchange markets particularly in the Hungarian forint-euro exchange rate, the Hungarian forint-U.S. dollar exchange rate and the euro-U.S. dollar exchange rate which could affect our financial statements and our ability to repay our debt;

•	Our ability to continue to integrate Memorex’s operations and to realize the anticipated benefits from the acquisition;

•	Our ability to effectively manage and otherwise monitor our operations, costs, regulatory compliance and service quality;

•	Our ability to effectively manage our operating expenses, capital expenses and reduce or refinance our debt;

•	Our dependence on cash flow from our subsidiaries and certain restrictions on their ability to pay dividends to the parent company;

•	Regulatory developments; particularly with respect to tariffs, conditions of interconnection and customer access;

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The overall effect of competition from mobile service providers, other fixed line telecommunications services providers, cable television operators, Internet Service Providers and others in the markets that we currently compete in and in the markets that we may enter into;

•	Changes in consumer preferences for different telecommunication technologies, including trends toward mobile and cable substitution;

•	Our ability to generate growth or profitable growth;

•	Material changes in available technology and the effects of such changes including product substitutions and deployment costs;

•	Our ability to retain key employees;

•	Changes in E.U. laws and regulations, which may require Hungary and other countries to revise their telecommunications laws;

•	Political changes in Hungary;

•	The final outcome of certain legal proceedings affecting us;

•

Our ability to comply with Section 404 of the Sarbanes-Oxley Act of 2002, which requires our management to assess our internal control systems and disclose whether our internal control systems are effective, and the identification of any material weaknesses in our internal control over financial reporting;

•

Changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on our financial results;

•	The performance of our IT systems;

•	Our ability to successfully complete the integration of any businesses or companies that we may acquire into our operations;

•	Our relationship with our controlling shareholder, TDC; and

•	The factors referred to in the “Risk Factors” section of this proxy statement/prospectus beginning on page 18.

You should consider these important factors in evaluating any forward-looking statements in this proxy statement/prospectus or otherwise made by us or on our behalf. We urge you to read the entire proxy statement/prospectus for a more complete discussion of the factors that could affect our reorganization and our future performance. In light of these risks, uncertainties and assumptions, the events described or suggested by the forward-looking statements in this proxy statement/prospectus may not occur.

Except as required by law or applicable stock exchange rules or regulations, we undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this proxy statement/prospectus.

HTCC DELAWARE VOTING SECURITIES

The only outstanding voting security of HTCC Delaware is common stock. Only holders of record of such common stock at the close of business on [—], 2009, are entitled to notice of and to vote at the special meeting. On November 27, 2008 there were 16,425,733 shares of HTCC Delaware common stock outstanding. A majority of the shares of common stock entitled to vote at the special meeting, present in person or represented by proxy, is necessary to constitute a quorum. Each share of common stock is entitled to one vote. The merger of HTCC Delaware with and into MergeCo cannot be completed unless the holders of a majority of the outstanding shares of common stock of HTCC Delaware entitled to vote at the special meeting vote to adopt the agreement and plan of merger. See “The Special Meeting – Vote Required” on page 164.

MARKET FOR HTCC DELAWARE COMMON STOCK, DIVIDEND POLICY AND OTHER MATTERS

Market Information

Our common stock trades on the NYSE Alternext exchange under the symbol “HTC.” The following table sets forth the high and low sale prices for the common stock of HTCC Delaware as reported by NYSE Alternext for each quarter in 2008, 2007 and 2006.

Quarter Ended	2008				2007		2006
	High		Low		High	Low	High	Low
March 31	$18.50		$12.76		$21.85	$14.76	$16.50	$14.51
June 30	19.80		14.93		25.48	19.76	16.63	14.10
September 30	23.40		16.22		22.50	19.25	16.25	12.00
December 31	[	—]	[	—]	21.00	15.00	15.80	13.51

On November 26, 2008, the trading day before the announcement of the reorganization, the closing sale price for the common stock of HTCC Delaware on the NYSE Alternext was $8.95. NYSE Alternext, formerly known as The American Stock Exchange, was acquired by NYSE Euronext in October 2008.

Stockholders

As of November 27, 2008, we had 16,425,733 shares of common stock outstanding held by approximately 63 holders of record. We believe that we have approximately 1,600 beneficial owners who hold their shares in street names.

Dividend Policy

We have not paid any dividends on our common stock. Our credit facilities and indentures limit our ability to pay dividends. It is our current policy to retain earnings, if any, to finance the development and growth of our businesses. Accordingly, we do not anticipate that cash dividends will be paid on the Invitel Denmark securities in the foreseeable future.

HTCC Delaware has 30,000 shares of Series A Preferred Stock with a liquidation value of $70 per share outstanding which are currently held by TDC, its majority stockholder. The holder of such Preferred Shares is entitled to receive cumulative cash dividends at the annual rate of 5%, compounded annually, on the liquidation value. We have only paid one preferred dividend. As of September 30, 2008, the total arrearage on the Preferred Shares was $934,000. TDC has informed us that it intends to convert its 30,000 Series A Preferred Shares into 300,000 shares of HTCC common stock immediately prior to the merger.

At present, HTCC Delaware’s only source of cash is payments under its management service agreements with its subsidiaries, and dividends, if any, from its subsidiaries. Our Hungarian and other foreign subsidiaries’ ability to pay dividends or make other capital distributions is governed by Hungarian law, and is also significantly restricted by our credit facility and indentures.

BUSINESS OF HTCC DELAWARE

In this section, the words “we,” “us” and “our” generally refer to HTCC Delaware and its operating subsidiaries.

Company Overview

We were incorporated in Delaware in 1992 as a holding company to acquire concessions from the government of the Republic of Hungary to own and operate local fixed line telecommunications networks in Hungary as Hungary privatized its telecommunications industry.

We are the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services to residential and business customers in our 14 historical concession areas, where we have a dominant market share. We are also the number one fixed line operator outside our historical concession areas in Hungary, and we are the number one independent wholesale provider of data and capacity services in Central and South Eastern Europe.

We provide telecommunications services in Hungary and in the region through our Hungarian and other operating subsidiaries under our common brand: Invitel. We also provide Internet and data services to business customers in Romania through our Romanian subsidiary, Euroweb Romania.

Our historical concession areas are geographically clustered and cover an estimated 2.1 million people, representing approximately 21% of Hungary’s population. Outside our historical concession areas, we believe that we are well positioned to continue to grow our revenue and market share using our fully owned state-of-the-art backbone network, our experienced sales force and our comprehensive portfolio of services. Our extensive fiber optic backbone network (comprising approximately 8,500 route kilometers in Hungary) provides us with nationwide and international reach. It allows business and wholesale customers in particular, to be connected directly to our network to access voice, data and Internet services.

Outside Hungary, we are the leading independent provider of wholesale data and capacity services throughout Central and South Eastern Europe. Our regional fiber optic backbone network comprises 19,000 route kilometers of fiber with 40 points of presence in 14 countries. Our clients include the incumbent telecommunications services providers in these countries as well as alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers. We also provide services to telecommunication services providers from Western Europe and the United States, enabling them to meet the regional demands of their corporate clients.

We operate in the following four markets:

•

Mass Market Voice. We provide a full range of basic and value-added voice-related services to our residential and small office and home office (“SoHo”) customers both inside and outside our historical concession areas. These services include local, national and international calling, voicemail, fax, Integrated Services Digital Network (“ISDN”) and directory assistance services.

•

Mass Market Internet. We provide Digital Subscriber Line (“DSL”) broadband and dial-up Internet services to our Mass Market customers nationwide. Since June 2008, we have also provided IPTV (TV delivered over DSL broadband connections) services to customers in most of our historical concession areas, and plan to introduce these services in our remaining historical concession areas in February.

•

Business. We provide fixed line voice, data Internet and server hosting services to business (comprised of small and medium-sized enterprises (“SMEs”) and larger corporations), government and other institutional customers nationwide.

•

Wholesale. We provide voice, data and network capacity services on a wholesale basis to a number of other telecommunications and Internet service providers both within Hungary and across the Central and South Eastern Europe region.

We have a diversified revenue and cash flow base, reducing our susceptibility to market pressures in any particular market segment. For the nine months ended September 30, 2008, we derived approximately 30% of our revenue from Mass Market Voice, 10% from Mass Market Internet, 27% from Business and 33% from Wholesale.

As of September 30, 2008, we had approximately 389,000 telephone lines connected to our network within our historical concession areas to service Mass Market Voice customers and we had approximately 526,000 Mass Market Voice customers outside our historical concession areas connected through Carrier Pre-Selection (“CPS”), Carrier Selection (“CS”) or Local Loop Unbundling (“LLU”). This is compared to December 31, 2007 when we had approximately 405,000 telephone lines in service within our historical concession areas to service Mass Market Voice customers and approximately 662,000 active Mass Market Voice customers connected through indirect access outside our historical concession areas. The decrease in the number of active Mass Market Voice customers outside our historical concession areas from 662,000 as of December 31, 2007 to 526,000 as of September 30, 2008 is due to churn of low value CS customers.

As of September 30, 2008, we had approximately 135,000 Mass Market broadband DSL customers, of which approximately 109,000 were connected directly to our networks within our historical concession areas and 26,000 were outside our historical concession areas and serviced principally by our purchasing wholesale DSL services from the incumbent local telephone operator, primarily T-Com. T-Com is the brand name under which Magyar Telekom Plc. operates its fixed line telecommunications business in Hungary. The number of IPTV customers increased to 1,380 as of September 30, 2008 since the beginning of May, when we introduced this service.

As of September 30, 2008, we had approximately 47,000 voice telephone lines connecting business customers within our historical concession areas, similar to the approximately 47,000 lines at 2007 year end. Outside our historical concession areas, we had approximately 59,000 direct access voice telephone lines and approximately 12,000 indirect access voice telephone lines as of September 30, 2008, compared to approximately 58,000 direct access voice telephone lines and approximately 13,000 indirect access voice telephone lines as of December 31, 2007. As of September 30, 2008, we had approximately 18,000 DSL lines and approximately 15,000 leased lines compared to approximately 16,000 DSL lines and approximately 12,000 leased lines at 2007 year end.

In the Wholesale market, we had over 570 customers as of September 30, 2008, which customers include telecommunication services providers from Western Europe and the United States, incumbent telecommunications services providers, alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers.

Our current business is a result of the recent combination of Invitel, Memorex and the Hungarian business of Tele2 Hungary with our existing business. On April 27, 2007, we acquired Invitel for a total consideration, including the assumption of net indebtedness on closing, of €470 million (approximately $639 million at closing). Invitel was the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services in nine historical concession areas while we were the third largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services in five historical concession areas. We are now better able to compete against T-Com, the former national monopoly, which is the largest fixed line telecommunications services provider in Hungary. We believe that we will realize approximately €17 million (approximately $21.8 million at current exchange rates) in annualized operating expense synergies as a result of the Invitel Acquisition by the end of 2008. This exceeds our original estimate of €14 million (approximately $18.0 million at current exchange rates) that we estimated when we announced that we had agreed to purchase Invitel in January 2007.

We were providing and marketing services in Hungary through our Hungarian subsidiaries Hungarotel, PanTel and PanTel Technocom and internationally through PanTel, while Invitel was providing and marketing services in Hungary through Invitel and Euroweb Hungary and internationally through Invitel. Invitel was also providing and marketing Internet and data services to business customers in Romania through its Romanian subsidiary, Euroweb Romania. Following the Invitel Acquisition, we decided to market all of our products and services under a single unified brand name – Invitel (except in Romania, where we maintain the Euroweb brand).

On October 18, 2007, we purchased the Hungarian business of Tele2, the Swedish-based alternative telecom operator by purchasing the entire equity interest in Tele2’s Hungarian subsidiary (“Tele2 Hungary”) for €4 million in cash (approximately $5.7 million at closing). Tele2 Hungary (renamed Invitel Telecom Kft.) provides Carrier Selection and Carrier Pre-Selection fixed line telecommunications services to the Mass Market as a reseller using the network facilities of other operators pursuant to regulated resale agreements.

As of January 1, 2008, we completed the legal consolidation of some of our Hungarian operating subsidiaries. Hungarotel, PanTel and Euroweb Hungary have merged into Invitel. This merger legally completed the consolidation process and we now market our products principally under a single unified brand name – Invitel. With the legal merger complete, we will benefit from improved efficiencies and reduced administrative costs.

We had $385 million in total revenue in 2007. Including Invitel’s and Tele2 Hungary’s full year 2007 revenue (including pre-closing revenue), we had $505 million in pro-forma total revenue in 2007.

On March 5, 2008, we acquired 95.7% of the outstanding equity in Austrian-based Memorex Telex Communication AG (the “Memorex Acquisition”). The total purchase consideration for Memorex (subsequently re-named Invitel International AG) was €102.9 million (approximately $156.4 million at closing) including the assumption of debt and transaction costs and other directly related expenses. On August 28, 2008 we also acquired the remaining 4.3% of Memorex from the minority shareholders in Memorex, which gave us 100% ownership of the equity in Memorex. The final purchase price for the Memorex minority interest was €1.9 million (approximately $2.9 million at closing). Memorex was one of the leading alternative telecommunications providers in the Central and South Eastern European region. Memorex provides wholesale data and capacity services to leading global telecommunications providers and Internet companies between a number of countries in the region including Austria, Bulgaria, the Czech Republic, Italy, Romania, Slovakia, Turkey, and Ukraine. Memorex operated over 12,500 route kilometers of fiber optic cable in the region which enables it to provide high quality wholesale services to large international carriers. Memorex has invested approximately €54 million (approximately $69.5 million at current exchange rates) in its network over the two years prior to the acquisition. Following the completion of the Memorex Acquisition, we are the leading provider of wholesale capacity and data services in Central and South Eastern Europe.

Our goal is to provide customers with good value telecommunications services coupled with exceptional service and to be a cost efficient telecommunications service provider. Our primary risk is our ability to retain existing customers and attract new customers in a competitive market. Our success depends upon our operating and marketing strategies, as well as market acceptance of our telecommunications services within Hungary and the region.

We will continue to explore other strategic merger, acquisition or alliance opportunities. In addition, we will also continuously review our service portfolio to identify service opportunities that can enhance our competitive position.

Our principal office in Hungary is located at Puskas Tivadar u. 8-10 u. 8–10, H-2040 Budaörs; telephone +34 (1) 801-1500. Our United States office is located at 1201 Third Avenue, Suite 3400, Seattle, Washington 98101-3034; telephone +1 (206) 654-0204. Our web site address is http://www.htcc.hu and it contains a link to our filings with the SEC.

On the following pages, you will find: (i) a map showing Hungary’s location within Europe; (ii) a diagram showing our historical concessions areas in Hungary, along with our Hungarian telecommunications backbone network; (iii) a diagram showing our international wholesale network; and (iv) a diagram showing our current corporate structure.

Hungary and Surrounding Countries

HTCC’s Hungarian Telecommunications Backbone Network and Historical Concession Areas

International Wholesale Network

Organizational Structure of the HTCC group as of November 10, 2008

Hungarian Telephone and Cable Corp. (US)
100%
HTCC Holdco I B.V. (The Netherlands)
100%
HTCC Holdco II B.V. (The Netherlands)
100%
Matel Holdings N.V. (Netherlands Antilles)
100%
Magyar Telecom B.V. (The Netherlands)
100%
Invitel Technocom Kft. (formerly PanTel Technocom Kft.) (Hungary)
99.983%
0.0000275%
0.003%
Invitel Távközlési Zrt. (Hungary)
100%-1 share
Invitel International AG (Austria)
99.96%
Euroweb Romania S.A. (Romania)
100%
Invitel Telecom Kft. (formerly Tele2) (Hungary)
99.997%
PanTel Romania S.R.L. (dormant) (Romania)
100%
Invitel International Bulgaria EOOD (Bulgaria)
100%
Invitel International SK, s.r.o. (Slovakia)
100%
PanTel Bulgaria EAD (Bulgaria)
100%
Invitel Telecom d.o.o. Beograd (Serbia)
100%
Invitel International s.r.o. (Czech Republic)
95%
MTCTR Memorex Telekomünikasyon Sanayi ve Ticaret Limited Sirketi (Turkey)
100%
Invitel Telekomunikacije d.o.o. (Slovenia)
100%
Memorex Telex Communications S.R.L. (Romania)
100%
Memorex Telex Communications UA Ltd. (Ukraine)
100%
Invitel International Italia S.R.L. (Italy)

Company History

We acquired the right to operate fixed line telecommunications networks in five historical concession areas from the Hungarian government and purchased the existing telecommunications infrastructure, including 61,400 telephone lines, from T-Com in 1995 and 1996. The acquired telecommunications infrastructure was somewhat antiquated (manual exchanges and analog lines). We overhauled the existing infrastructure with a major capital expenditures program. The results of this investment are expanded and modern telecommunications networks in these five historical concession areas deploying Siemens and Ericsson technology. We were able to provide connections to our customers who had waited years (in some cases, for over 20 years) for telephone service and offer modern telecommunications services beyond traditional voice services to all of our customers. We now own and operate all public telephone exchanges and local loop telecommunications network facilities in these five historical concession areas and were, until the expiration of our exclusivity rights in 2002, the sole provider of non-cellular local voice telephone services in such areas. Until recently, we operated and marketed this business through our Hungarian subsidiary Hungarotel, which was merged into Invitel as of January 1, 2008. The five Hungarotel historical concession areas cover a population of approximately 668,000 with approximately 280,000 residences.

The PanTel Acquisition

We purchased an initial 25% interest in PanTel in November 2004 and acquired the remaining 75% from Royal KPN NV, the Dutch telecommunications provider (“KPN”), on February 28, 2005. PanTel was Hungary’s leading alternative telecommunications provider with a nationwide fiber optic backbone telecommunications network linking every county in Hungary. PanTel provided voice, data and Internet services to businesses throughout Hungary in competition with other telecommunications services providers including T-Com. PanTel’s subsidiary, PanTel Technocom, provided telecommunications services to MOL (the Hungarian oil company) and operated and maintained various parts of MOL’s telecommunications network.

PanTel also used its network capacity to transport voice, data and Internet traffic on a wholesale basis for other telecommunications services providers and Internet Service Providers in Hungary. PanTel’s network also crossed Hungary’s borders and, using a combination of owned and leased capacity, extended PanTel’s wholesale services into other countries of the Central and South Eastern European region. As of January 1, 2008, we merged PanTel into Invitel and changed PanTel Technocom’s name to Invitel Technocom.

PanTel was founded in 1998 by KPN, MÀV Rt. (“MAV,” the Hungarian state railroad company) and KFKI Investment Ltd. (a Hungarian entity) to compete with T-Com, the former State-controlled telecommunications company which had a government-protected monopoly in the Hungarian domestic and international long distance fixed line voice telecommunications market. Following a tender process, the Hungarian government awarded PanTel licenses to provide data transmission and other services that were not subject to T-Com’s government-protected monopoly rights for long distance voice services. In 1999, PanTel began building, along MAV’s railroad rights-of-way, what became a 3,700 kilometer long state-of-the-art fiber optic backbone telecommunications network. PanTel also built metropolitan area networks, including a metropolitan area network covering Budapest, which connect to PanTel’s backbone network. PanTel also acquired a license for the 3.5 GHz wireless frequency block.

Until 2002, PanTel was only allowed to offer data and Voice over IP (“VoIP”) services in Hungary. When the Hungarian government ended T-Com’s monopoly rights for long distance voice services, PanTel was able to compete with T-Com and offer all modern telecommunications services including traditional voice services.

The Invitel Acquisition

In 2007 we combined our operations with Invitel following the acquisition of Invitel Távközlesi Zrt. (“Invitel”), a Hungarian company, on April 27, 2007.

Invitel began its operations in Hungary in 1994. Invitel initially owned and operated two Hungarian telecommunication companies which had the right to operate in four historical concession areas in the Csongrad and Pest counties. In 1996 and 1997, Invitel developed its network infrastructure within those areas and in 1998 established a joint venture for the provision of data services in and out of its historical concession areas, especially in Budapest. In 1999, Invitel acquired Jásztel ZRt., a regional telephone operating company operating in the Jászberény historical concession area (east of Budapest). In the same year, Invitel also acquired Corvin Telecom Távközlesi Zrt., a Hungarian company, which was an optical network operator specializing in data transmission which allowed Invitel to further the development of its Budapest joint venture. In 2000, Invitel acquired four additional historical concession areas (Dunaújváros, Esztergom, Veszprém and Szigetszentmiklós) through the acquisition of United Telecom International B.V. from Alcatel of France.

In 2000 and 2001, Invitel developed its national telecommunications backbone network to connect major centers outside the Invitel historical concession areas as well as metropolitan area networks, particularly in Budapest. In 2001, Invitel was granted one of five national 3.5 GHz licences over which it deployed a point-to-multipoint microwave network. In the same year, Invitel also began its Internet access activity nationwide.

Utilizing its Hungarian national backbone and its metropolitan networks, Invitel provided wholesale domestic and international voice and data transit services to Hungarian and international telecommunications services providers. Invitel was among the first telecom operators to provide services in and out of Serbia, both in terms of data capacity and voice traffic. Invitel also generated significant revenue leasing its fiber backbone towards Romania.

On May 23, 2006, Invitel acquired Euroweb International Corporation’s two Internet and telecom related operating subsidiaries, Euroweb Hungary and Euroweb Romania. Euroweb provided Internet access and additional value-added services including international/national leased line and voice services primarily to Business customers.

The Tele2 Hungary Acquisition

On October 18, 2007 we purchased the Hungarian business of Tele2 Hungary, the Swedish-based alternative telecom operator by purchasing the entire equity interests in Tele2 Hungary’s Hungarian subsidiary for €4 million in cash (approximately $5.7 million at closing). Tele2 Hungary provided Carrier Selection and Carrier Pre-Selection fixed line telecommunications services to the Mass Market as a reseller using the network facilities of other operators pursuant to regulated resale agreements. At closing Tele2 Hungary (since renamed Invitel Telecom Kft.) had approximately 460,000 active Mass Market customers.

The Memorex Acquisition

On March 5, 2008 we acquired 95.7% of the outstanding equity in Austrian-based Memorex Telex Communication AG (“Memorex”). On August 28, 2008 we also acquired the remaining 4.3% stake of Memorex from the minority shareholders in Memorex, which gave us 100% ownership of the equity in Memorex. The final purchase price for the Memorex minority interest was €1.9 million (approximately $2.9 million at closing). Memorex (now re-named Invitel International AG) was one of the leading alternative telecommunications providers in the Central and South Eastern European region. Memorex provided wholesale data and capacity services to leading global telecommunications providers and Internet companies between 14 countries in the region including Austria, Bulgaria, the Czech Republic, Italy, Romania, Slovakia, Turkey, and Ukraine. Memorex operated over 12,500 route kilometers of fiber optic cable in the region which enables it to provide high quality wholesale services to large international carriers. This proxy statement/prospectus includes the Audited Consolidated Financial Statements of Memorex for the nine month period ended December 31, 2007 and the Unaudited Pro Forma Condensed Combined Financial Statements as of December 31, 2007, beginning on page F-124.

Strategy

Invitel Denmark intends to continue the strategy pursued by HTCC Delaware, which is based on the following objectives:

Fully integrating the operations of Invitel and maximizing the potential synergies from Invitel and from the Memorex Acquisition.

We intend to continue to maximize the synergy benefits resulting from the Invitel Acquisition. We estimate that we will realize approximately €17 million (approximately $21.8 million at current exchange rates) in annualized operating expense synergies due to the Invitel Acquisition by the end of 2008. We have derived significant synergies as a result of integrating Invitel’s and our existing operations, mainly from the reduction of headcount, the elimination of overlapping operations, the integration of IT systems, and the optimization of the combined networks. Further, we have also realized marketing synergies through the integration of the Invitel, Hungarotel and PanTel businesses under one unified brand – Invitel. We have also realized capital expenditure synergies as a result of the reduction of duplicate investments and the greater purchasing power of a larger company. We have also reduced our need to purchase network capacity from third party network operators.

Following the acquisition of Memorex, which has been renamed Invitel International AG, we are the leading provider of wholesale data and capacity services in the Central and South Eastern European market with a particularly strong presence in Turkey. In addition, because of our presence in the Wholesale market in the region prior to the acquisition, we intend to benefit from cost synergies, with expected annual ongoing operating cost savings of €3 million (approximately $3.9 million at current exchange rates) and capital expenditure synergies of approximately €2.4 million (approximately $3.1 million at current exchange rates) within the first two years.

Maximizing voice revenue and cash flow in our historical concession areas.

We intend to maximize the revenue and cash flow derived from the provision of voice services within our historical concession areas through the continued migration of customers from traffic-based to subscription-based packages with higher monthly fees and lower usage charges, the ongoing introduction of targeted, innovative and flexible service offerings and by continuously improving our customer service. In addition, we have focused on, and will continue focusing on, formulating effective strategies to retain customers and defend against churn in our historical concession areas resulting from competition from operators using Carrier Selection and Carrier Pre-Selection, as well as from cable television operators. Examples of these strategies include:

•	Pricing our service offerings to limit the incentive to switch to a competitor;

•

Offering new commercial packages with a higher monthly fee but with local and off-peak calls included in the base subscription or with low call charges in all directions or various combinations of bundled minutes;

•	Launching win-back activities aimed at Carrier Pre-Selection, Carrier Selection and cable users with new promotional offers;

•	Establishing and developing loyalty programs, which will offer exclusive benefits to our customers;

•	Offering attractive bundled packages (voice and Internet and IPTV) to counter bundled service offerings by cable television operators; and

•	Conducting programs to proactively migrate existing customers to more attractive packages via our telesales channels in combination with targeted promotional campaigns.

Capitalizing on growth opportunities for Mass Market DSL services, both in and outside our historical concession areas.

We believe that there is potential for continued growth of DSL services in Hungary due to market growth and the expected eventual convergence of personal computer and Internet penetration with Western European levels. Furthermore, DSL continues to maintain a higher market share than cable for broadband Internet access in Hungary. Broadband Internet usage has grown significantly in Hungary with penetration estimated to have increased from 0.7% of the households in Hungary as of December 31, 2002 to an estimated 38% as of June 30, 2008. In comparison, broadband Internet penetration in Western Europe was estimated at approximately 54% of households as of June 30, 2008.

We intend to continue to capitalize on the above trend by continuing to grow our DSL customer base both inside and outside our historical concession areas. We grew our DSL business faster than the total DSL market in 2007 and again in the first half of 2008. The growth in our DSL customer base is a key business priority as we believe it will increase line retention and stimulate fixed line revenue growth. For example, we have acquired the majority of our new fixed line contracts through bundled voice/DSL offerings. We intend to continue to grow our DSL business principally through the following initiatives:

•	The recent introduction of IPTV to enable us to offer triple play and dual play packages (broadband Internet and TV) initially in our historical concession areas;

•	The use of unbundled local loops in T-Com’s area to offer increasingly attractive and profitable higher speed Internet and bundled voice/Internet services;

•	The use of WiMAX technology (and our existing 3.5Ghz licences) to provide broadband access in those “in historical concession” areas where there is no copper network today;

•	Maintaining a broad mix of distribution channels such as our own and outsourced telesales, owned shops, third party channels and points of sale, and agent networks;

•	Quarterly promotions supported by targeted television, radio and billboard advertising campaigns;

•	Developing innovative bundled packages with progressively increased broadband access speeds.

Expanding our Business revenue and market share nationwide.

We will continue to focus on expanding our business customer base and growing our share of the national business to business (“B2B”) market. We intend to capitalize on our extensive national backbone network, which means that in many cases business customers can be connected directly to our network, resulting in higher margins and more competitive pricing through lower access costs. Up until now, business customers have been connected directly to our backbone network mainly through the use of metropolitan fiber, line-of-site microwave, or leased circuits. Increasingly, in the future, we plan to add new customers through local loop unbundling, or the use of WiMAX technology. Lower value/volume business customers outside our historical concession areas are served through indirect methods such as Carrier Pre-Selection voice, and by buying DSL wholesale from the incumbent. We plan to grow our revenue and increase our share in the business market through the following actions:

•

Focusing principally on new customer acquisitions in the small and medium enterprises market through attractively priced, easily understood, voice, data, Internet and value added services, sold through an efficient direct sales organization and complemented by high quality customer care;

•	Capitalizing on our traditional strength in the high-end corporate market and utilizing our extensive infrastructure, to selectively pursue a number of larger new corporate business customers;

•	Retaining existing customers through effective account management, attractive renewal packages and continued customer care enhancement, such as the recent introduction of our Top 100 program;

•	Taking advantage of more extensive local loop unbundling and WiMAX opportunities to enhance service offerings and reduce access costs outside our historical concession areas;

•	Cross selling new services to existing customers;

•	The introduction of a broader range of value added services such as server hosting, which we have successfully provided.

Continuing to leverage our modern national and regional backbone networks and our position as the number one data and capacity and services carrier in the Central and South Eastern European region to continue to grow our revenue in the Wholesale market.

We intend to continue to leverage our modern backbone telecommunications network in the wholesale market in Hungary, selling capacity on our network to other service providers for the national and international transmission of their voice, data and Internet traffic. We believe that our ability to offer bandwidth capacity at competitive prices provides us with a competitive edge in the Wholesale market.

After the successful acquisition of Memorex, we have become the leading independent, infrastructure based wholesale provider of data and capacity services in Central and South-Eastern Europe. We have an extensive regional network with points of presence in Budapest and more than 40 other major urban centers across 14 countries in Central and South Eastern Europe via a fiber network of 19,000 route kilometers. The regional market is expected to continue to grow, being driven by growth in Internet traffic, general economic development and increasing mobile presentation. We believe we are ideally positioned to take advantage of this growth, based on our leadership position and being strategically located between Central and South Eastern Europe and Western Europe.

Continuing to identify and evaluate further opportunities for consolidation.

We believe that we are well positioned to participate in any further consolidation of the Hungarian telecommunications sector as a result of our market position as the number one alternative fixed line operator in Hungary, our significant understanding of the competitive environment in Hungary, both as an incumbent and as an alternative operator, and our solid track record of improving efficiency, achieving operating cost savings and realizing synergies from bolt-on acquisitions.

Hungary

Hungary is located in Central Europe bordering on Austria, Slovenia, Croatia, Serbia, Romania, Ukraine and Slovakia. It has approximately 10 million inhabitants, approximately 1.8 million of whom reside in Hungary’s capital, Budapest.

For nearly 40 years, Hungary had a one-party government and a centrally planned economy. Democracy was restored and the foundations of a market economy were built between 1988 and 1990. Free elections were held in 1990. Today, Hungary has a parliamentary democracy with a single-chamber National Assembly. As a result of a large scale privatization effort, private enterprise has become the basis of the Hungarian economy.

Since 1990, foreign direct investment into Hungary has been approximately €65 billion. Hungary, Poland and the Czech Republic are the recipients of more than 50% of the total foreign direct investment into the former communist countries in the region. Since 1995, the Hungarian government has embarked on an economic stabilization effort aimed at putting the economy on a sustainable path of low-inflation growth. The unemployment rate has decreased from 10.3% in 1995 to 7.4% at December 31, 2007.

On May 1, 2004, Hungary joined the E.U., together with nine other countries. Hungary plans to adopt the euro as its currency between 2011 and 2014, although no official deadline has been declared by the government. Hungary joined the North Atlantic Treaty Organization in 1999. Hungary is also a member of the Organization for Economic Co-operation and Development and the World Trade Organization.

In addition to a significant budget deficit, in recent years the Hungarian economy has been marked by a large current account deficit, rapid credit growth and a reliance of Hungarian businesses and consumers on foreign currency loans. These factors have left Hungary especially vulnerable to a financial crisis.

On October 22, 2008, the National Bank of Hungary raised its base interest rate from 8.5% to 11.5% in an effort to support the forint foreign exchange rate. At the end of that month, the Hungarian government adopted a set of policies agreed upon with the E.U., the European Central Bank and the International Monetary Fund to bolster the Hungarian economy’s near-term stability and improve its long-term growth potential by ensuring fiscal sustainability and strengthening the financial sector. In addition, the International Monetary Fund extended Hungary significant financial assistance.

The following table sets out Hungary’s annual GDP growth and inflation rates since 2003.

	Annual GDP Growth Rate	Annual Inflation Rate
	(%)	(%)
2003	3.4	4.7
2004	5.2	6.8
2005	4.1	3.6
2006	3.9	3.9
2007	1.0	8.5

Hungarian Telecommunications Industry

In 1989, the Hungarian state owned Post, Telegraph and Telephone was divided into three separate companies: the Hungarian Broadcasting Company, the Hungarian Post Office and Magyar Távközlési Vállalat (the former Hungarian Telecommunications Operator which was privatized in 1992 and is now Magyar Telekom Plc. and operates its fixed line telecommunications business in Hungary under the T-Com brand name, “T-Com”).

As a result of Act LXXII of 1992 on Telecommunications (the “1992 Telecommunications Act”), the Hungarian government divided Hungary in 1993 into 54 geographically defined concession areas for local public fixed line voice telephony services (each, a “historical concession area”). Although the geographic concession areas set forth by the 1992 Telecommunications Act were repealed by the 2001 Communications Act, the currently operating telecommunications services providers are still the primary operators in those geographic areas of Hungary, which previously constituted their historical concession areas as defined by the 1992 Telecommunications Act.

In August 1993, the Ministry of Transport, Telecommunications and Water Management (the “Ministry”) announced an international tender for the right to provide international and domestic long distance telephony services throughout Hungary and to provide local public fixed line voice telephony services in 29 out of the 54 historical concession areas, including Budapest. The Ministry selected T-Com as the winner of this tender.

In September 1993, the Ministry announced a second competitive bid for the exclusive right to provide local public fixed line voice telephony services in the remaining 25 of the 54 historical concession areas. The Ministry awarded 23 out of the 25 concession areas offered in the second tender. The rights to operate 15 of those historical concession areas were distributed among 12 local telephone operators (each a Local Telephone

Operator or “LTO”). T-Com, either directly or through predecessor companies, was awarded eight historical concession areas and was additionally chosen as the default provider in the two concession areas where there was no successful bidder. Each of the LTOs (including the company and its predecessors) received 25-year licenses to provide local basic telephony services with exclusive rights in their respective historical concession areas until 2002. Each of the LTOs, other than T-Com, negotiated a separate asset purchase agreement with T-Com to acquire each historical concession area’s existing telephony plant and equipment.

The liberalization of the fixed line telecommunications market in Hungary could only be launched following the expiration of T-Com’s exclusive right to provide international and domestic long distance telephony services in December 2001 and the expiration of each LTO’s exclusive concession rights in their respective historical concession areas in 2002. In connection with Hungary’s accession into the E.U., in order to transpose the E.U. regulatory framework into the Hungarian legal system, the 2004 Communications Act was adopted and restructured the regulatory authorities responsible for the supervision of the liberalized telecommunications market, with the primary supervisory authority being the National Communications Authority. See “-The Hungarian Regulatory Environment.”

Hungarian Fixed Line Telecommunications Industry Today

We are the second largest incumbent fixed line telecommunications operator with 14 of the above mentioned historical concession areas. In addition to us, the two other incumbent fixed line telecommunications services providers operating in Hungary today are T-Com and Monortel:

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T-Com: T-Com is the largest provider of fixed line telecommunications services in Hungary. T-Com is the successor company of the former monopoly provider of long distance and international telephony services in Hungary, and the provider of local telephony services in 39 historical concession areas. T-Com has an estimated 74% national residential market share and an estimated 70% national business market share. T-Com is listed on both the Budapest Stock Exchange and the New York Stock Exchange (its parent company is Deutsche Telekom AG, which owns 59.5% of T-Com).

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Monortel: Monortel, an affiliate of UPC Kabelcom, provides local telephony services in one historical concession area. Monortel has an estimated 2% national residential market share and an estimated 1% national business market share.

The Hungarian Telecommunications Markets

Fixed Line Voice

The fixed line telecommunications market in Hungary has been characterized by a slow decline in the number of subscriber lines in recent years. The penetration of fixed lines has fallen from a peak of approximately 38% in 2000 to approximately 31% as of September 30, 2008 (expressed as a proportion of the overall population), primarily as a result of the rapid increase in mobile penetration from approximately 10% of the population in 1998 to over 100% as of December 31, 2007 (and the resulting migration of both residential and Business traffic from fixed to mobile networks) as well as increased competition from cable television operators (offering “triple play” packages comprised of television, Internet and voice services). The fixed line penetration per household as of September 30, 2008 was approximately 62%. However, in terms of subscribers, the contraction of the fixed line market has slowed as the mobile penetration growth has also slowed and broadband penetration has increased. The number of fixed lines decreased by 3% from the end of 2006 to the end of 2007 while the increase in the mobile penetration rate was 7.8% from the end of 2006 to the end of 2007.

Internet

The most significant fixed line Internet service providers in Hungary in addition to us are T-Online (part of T-Com), GTS-Datanet, and Enternet, each providing both residential (dial-up and DSL) and Business (DSL and leased line) Internet services. Incumbent fixed line operators also benefit from the telecommunications traffic generated by dial-up customers and from the DSL wholesale services to reseller Internet Service Providers. As an alternative to DSL based broadband services, cable television operators (subject to the technical conditions of their networks) make available broadband Internet access services through cable modems connected to the cable television network. Cable television based broadband access offers substantially the same speed and quality as the DSL technology, for a price comparable to DSL prices. Both T-Com (through its cable television operator, T-Kábel) and UPC, the two largest cable television operators, offer broadband Internet access services in certain parts of our historical concession areas. As of the end of September 2008, the percentage of the Mass Market broadband Internet access market attributable to DSL was approximately 55% with the remaining 45% attributable to cable broadband.

Data

The provision of data services has been liberalized in Hungary since 1992, with no regulatory barriers to entering into the market. This factor, together with Hungary’s expected economic growth and central location, attracted significant investment into the data communications sector. Not only did incumbent fixed line operators expand their existing networks but alternative service providers emerged and established backbone and access networks, providing both wholesale broadband data transmission and data services (including voice over IP) primarily targeting the Business market in Budapest and in large business centers of other towns in Hungary. Alternative service providers typically benefit from the combined use of existing third party incumbent networks and state of the art new networks (typically fiber optical based) and agreements with international telecommunications operators. Currently, the most important providers of data transmission services in Hungary other than us are T-Com and GTS Datanet.

Mobile

Hungary was the first country in Central and Eastern Europe to introduce public mobile telecommunications services. Currently there are three mobile operators providing mobile voice telephone services in Hungary: T-Mobile (part of T-Com); Pannon GSM (a Telenor affiliate operating since 1993); and Vodafone (operating since 1999). These mobile operators provide GSM services in both the 900 and 1800 MHz band and, pursuant to licenses awarded by the government in 2004, 3G Universal Mobile Telecommunications System (“UMTS”) services.

The mobile communications market in Hungary is highly competitive and characterized by successive promotional campaigns and price competition. Historically, mobile telephony, due in part to limited fixed line penetration in the 1980s and early 1990s, increased rapidly in penetration in Hungary which has led to a mobile penetration rate which is significantly higher than that of fixed lines. As of September 30, 2008, mobile penetration was over 117% as compared with a fixed line penetration rate of 31% (in each case expressed as a proportion of the population) and as compared with a fixed line household penetration of 62%. Mobile operators have also successfully introduced new tariff structures for voice (such as pre-payment). The financial success of mobile operators has been further supported by the relatively high prices which they have been able to charge to fixed line operators for terminating voice calls originated on fixed line networks on their own networks.

Currently, there are no virtual mobile network operators in Hungary and it is unclear at present whether future regulations would require existing mobile operators to open their networks for this purpose.

Competition

Our most significant fixed line competitor is T-Com, the largest provider of fixed line telecommunications services in Hungary, with its historical concession areas covering an estimated 77% of Hungary’s population. We also compete with Hungarian alternative telecommunications services providers such as GTS-Datanet, Hungarian cable TV operators and, to a lesser extent, with foreign telecommunications services providers operating in Hungary such as BT plc.

Mass Market Voice

In the Mass Market Voice market in our historical concession areas, the competitive positioning is mainly based on quality of service, perceived value added of bundled product offerings, and price. Outside our historical concession areas, price is the main basis for competition.

In our historical concession areas, our competitors may offer services on a Carrier Selection basis, which requires the subscriber to key in a prefix before dialing a telephone number, or on a Carrier Pre-Selection basis, which automatically routes all of a subscriber’s outgoing calls to a competitor’s network without the need for the use of a prefix. Outside our historical concession areas, we compete with the local incumbent network operators as well as with other alternative operators. We have focused mainly on providing Carrier Pre-Selection based voice services outside our historical concession areas, as Carrier Pre-Selection ensures a higher quality and sustainability of revenues than Carrier Selection.

We also compete with mobile network operators. The mobile subscriber base in Hungary has grown very rapidly since the 1990s, partly due to low pre-existing levels of fixed line penetration. As a result, the mobile penetration rate in Hungary is significantly over 100% of the population (there were over 10 million active mobile subscriptions according to the National Communications Authority report of December 31, 2007), and the number of mobile subscriptions is more than three times the number of fixed lines (3.25 million fixed lines according to the National Communications Authority report of December 31, 2007). Mobile telecommunications services have contributed to the decline of the fixed line subscriber base and led to fixed-to-mobile churn.

We have seen increased competition from cable television operators in the Mass Market Voice market. Under current regulations, cable companies can cross-finance services (TV, Internet and Voice services) in their product offers, enabling them to aggressively price and market the voice portion of their product offering. The cable television operators’ unique selling points are their low monthly fees for voice and free calls inside their own network. However, the Hungarian cable market is very fragmented and impacts our business differently in each of our historical concession areas. The principle cable television operators we compete with in our Mass Market Voice market are UPC and T-Kábel (the cable arm of T-Com), who have introduced triple play solutions in our historical concession areas.

We also face increased competition from providers of VoIP services such as Skype. According to the latest survey data, approximately 7% of residential customers and 11% of business customers in Hungary use VoIP services. We are also marketing a VoIP service.

Mass Market Internet

We compete in the Internet services market with ISPs throughout Hungary, including T-Online (T-Com’s Internet Service Provider) and GTS-Datanet. Competition in this market is primarily on the basis of price and brand.

In our historical concession areas, we are able to offer DSL services to substantially all of our addressable households, which gives us a very strong competitive position in these areas. Since June 2008 we have also been offering IPTV services over broadband DSL to customers in most of our historical concession areas as part of a “triple play” or “dual play” package. We plan to introduce IPTV services in our remaining historical concession areas in February 2009. Outside of our historical concession areas, we provide DSL based broadband Internet services principally by buying the service on a wholesale basis from the incumbent operators, primarily T-Com. In some cases, we provide this service through Local Loop Unbundling and we expect the use of this technology to increase in the future.

We are experiencing competition from cable television network operators, such as UPC, which can utilize their cable networks to provide broadband Internet services and Voice over IP. Currently, an estimated 55% of Hungarian households subscribe to cable television but this figure is lower in our historical concession areas where the penetration is estimated to be only 40% to 45%. As many cable television network operators already offer broadband services, cable broadband may pose a more significant threat in the longer term. In addition, the possibility of future competition from the development of digital terrestrial television services in Hungary may force cable television operators to shift the focus of their business to non-television markets such as cable broadband and voice services.

Business

Our main fixed line competitors in the Business market are T-Com and GTS. The basis of competition includes network reach, proximity to customer premises, price and customer service. Operators who rent networks from the incumbent provider of the area cannot compete as effectively as those with network presence in the area already. Margin per customer is closely correlated with how much traffic is carried or how much capacity is provided on the operators own network infrastructure.

We believe that our national network gives us a relatively strong competitive position when selling voice, data and Internet access solutions to Business customers outside our historical concession areas. In most urban centers, we have a point of presence on our own fiber optic backbone network and, therefore, are able to connect customers directly to our backbone network using our metropolitan fiber, line of sight microwave, Local Loop Unbundling or leased lines. We are now deploying WiMAX technology in certain areas as another method of directly connecting business customers to our backbone network.

We also compete with the mobile operators who target business customers, which has led to fixed-to-mobile substitution in the Business voice market.

Wholesale

Inside our historical concession areas, we currently experience limited competition for Wholesale services because these services are typically provided by the primary incumbent local telephone operator. Outside our historical concession areas in Hungary, our competition is comprised primarily of the incumbent operators, mainly T-Com, and other international providers. In the international portion of the Wholesale market, the Central and South Eastern European international wholesale services market is becoming increasingly more competitive as more networks are built by international carriers, which is increasing the availability of capacity and dark fiber. Our competitors include the incumbent telecommunications services providers in the various countries as well as the alternative telecommunications services providers such GTS and Interoute. While the incumbent telecommunications services providers generally have stronger national coverage in their home countries, our position as a complete supplier of wholesale services across the geographic region, along with our focus on speed and flexibility, gives us a competitive advantage.

Hungarian Regulatory Environment

The current regulation of telecommunications services in Hungary is based on the 2004 Communications Act, which became effective as of January 1, 2004 and resulted in far reaching changes within the Hungarian telecommunications sector. The 2004 Communications Act was enacted to facilitate E.U. harmonization and promote competition. Its provisions address the Internet, universal service obligations, cost accounting, pricing, Carrier Selection and Carrier Pre-Selection, unbundling and number portability, as well as some specific local issues.

The 2004 Communications Act fundamentally changed the structure of the regulatory authorities responsible for the supervision of the liberalized telecommunications market by establishing the National Communications Authority (the “NHH”) and designating the NHH as the top supervisory authority in Hungary. The NHH reports to the Minister of Economics and Transport and the Hungarian government.

Unlike the previous laws, the 2004 Communications Act adopted the general principle, accepted throughout the E.U., that the NHH may only intervene in the telecommunications sector by way of issuing certain forward-looking regulations, if competition in a specific telecommunications market was, and was likely to remain, ineffective in the absence of a direct regulatory intervention. In addition, pursuant to the 2004 Communications Act, the right of imposing certain obligations upon telecommunications services providers on the retail market, such as price caps (except for Universal Service), has also been assigned to the NHH. The 2004 Communications Act vested the NHH with significant regulatory powers to efficiently regulate the Hungarian telecommunications market.

The current rules governing the telecommunications sector in the E.U. were put in place in 2002. The European Commission’s proposals for the review of the telecommunications framework are the product of two years of negotiations with stakeholders, national regulators and users of telecommunications services. The proposals will be debated in the European Parliament and by E.U. member state governments in the Council. Upon adoption at the E.U. level, the revised rules must be incorporated into national law before taking effect. The European Commission expects the new framework to be in place by 2010.

Market Analysis and Obligations

According to the 2004 Communications Act, the NHH is required to conduct periodic market analyses to determine, in line with conventional competition law principles, whether a certain market is effectively competitive and, if not, to designate operators with SMP and to impose certain forward-looking obligations on them.

The 2004 Communications Act provides a list of obligations of which at least one must be imposed on operators defined as having SMP by the NHH. Such obligations refer to:

•	transparency;

•	non-discrimination;

•	accounting separation;

•	access to specific network facilities; and

•	cost orientation and price control.

The NHH has completed a market analysis with respect to 17 out of the 18 electronic communication markets as defined in Decree 16/2004 issued by the Ministry of Informatics and Communications. We were found to have SMP in our historical concession areas and, as such, are subject to certain obligations in the following markets:

Retail markets:

•	access to the public telephone network at a fixed location for residential customers;

•	access to the public telephone network at a fixed location for non-residential customers;

•	publicly available local and/or national telephone service provided at a fixed location for residential customers;

•	publicly available international telephone service provided at a fixed location for residential customers;

•	publicly available local and/or national telephone service provided at a fixed location for non-residential customers; and

•	publicly available international telephone service provided at a fixed location for non-residential customers.

In respect of the markets regarding access to the public telephone network at a fixed location for residential customers and access to the public telephone network at a fixed location for non-residential customers, the NHH imposed a price cap upon our services, which seeks to prohibit unreasonably high price increases. In respect of the markets regarding publicly available local and/or national telephone service provided at a fixed location for residential customers, publicly available international telephone service provided at a fixed location for residential customers, publicly available local and/or national telephone service provided at a fixed location for non-residential customers and, publicly available international telephone service provided at a fixed location for non-residential customers, the NHH imposed the obligations of Carrier Selection and Carrier Pre-Selection upon us.

The NHH is currently carrying out a new market analysis procedure with respect to the retail fixed line voice telephony markets (including the Carrier Selection and Carrier Pre-Selection market). Based on the new regulatory regime introduced by the EU Framework Review, there will be only one access market (access to the public telephone network at a fixed location for both residential and non-residential customers) and no market regarding publicly available telephone service provided at a fixed location. We do not expect that there will be any changes in the current obligations imposed upon us with respect to our Carrier Selection and Carrier Pre-Selection business.

Wholesale markets:

•	call origination on the public telephone network provided at a fixed location;

•	call termination on individual public telephone networks provided at a fixed location;

•	wholesale unbundled access to metallic loops and sub-loops for the purpose of providing broadband and voice services; and

•	wholesale broadband access.

In respect of the markets regarding call origination on the public telephone network provided at a fixed location and call termination on individual public telephone networks provided at a fixed location, the obligations imposed by the NHH upon us include transparency (requiring us to prepare and publish a RIO to the NHH), along with the submission to the NHH and publication of reference interconnection offers, cost orientation, and access and interconnection related obligations.

In respect of the markets regarding call origination on the public telephone network provided at a fixed location, call termination on individual public telephone networks provided at a fixed location, wholesale unbundled access to metallic loops and sub-loops for the purpose of providing broadband and voice services and wholesale broadband access, the NHH imposed upon us the obligation to implement accounting separation in order to enable the assessment of cross-financing between service lines.

In respect of the market regarding call termination on individual public telephone networks provided at a fixed location, the obligations imposed by the NHH upon us include transparency and equal treatment.

In respect of the markets regarding wholesale unbundled access to metallic loops and sub-loops for the purpose of providing broadband and voice services and wholesale broadband access, the remedies imposed upon us include transparency (requiring us to prepare and publish to the NHH a RUO), cost orientation, and access and interconnection related obligations.

Regulatory Obligations Imposed on Us by the NHH as a Result of the Market Analysis

Reference Interconnection Offer

The terms of our RIO are used when a telecommunications operator wants to interconnect with our telephone network in order to provide domestic and international long distance service to our subscribers through Carrier Selection or Carrier Pre-Selection, or to terminate calls on our network. In respect of the interconnection services not offered in the RIO, the parties may agree on terms other than those defined in the RIO.

Tariffs of interconnection traffic services (origination and termination) offered in the RIO are required to be based on cost plus a reasonable profit. The cost must be calculated by a Long Run Incremental Costing (“LRIC”) model with a current cost accounting approach. The reasonable profit is defined by a weighted average cost of capital figure of which the regulated percentage is 18.5%. The cost calculation must be approved by the NHH with the NHH having the right to overrule it if it finds that the calculation does not reflect the costs of an efficient operator. In this case the NHH may define the appropriate interconnection tariffs by benchmarking or using a bottom-up cost model.

Auxiliary services (such as interconnect link and co-location) offered in the RIO are also required to be based on cost plus a reasonable profit (based on a bottom-up cost model).

The obligation to prepare a RIO was introduced in 2001 by the 2001 Communications Act. Since then operators having SMP have been required to regularly prepare and submit a RIO to the regulatory authority. The 2004 Communications Act has amended the corresponding regulation and vested the right of imposition of a RIO obligation in the NHH provided that the obligations imposed are based on a market analysis conducted by the NHH.

Our currently approved RIOs have been in place since April 2008 and we expect our new RIO to be in place in January 2009.

Accounting Separation

Under the 2004 Communications Act, the right to impose accounting separation has been vested in the NHH provided that the obligations imposed are based on market analysis conducted by the NHH.

Pursuant to certain resolutions adopted by the NHH since May 2005, the NHH required us to implement accounting separation on several wholesale markets regarding call origination, call termination, wholesale unbundled access and wholesale broadband access. As specified by the NHH, we were required to prepare separate income statements, balance sheets and profitability calculations for both our retail and wholesale arms, and within the retail arm for certain retail services. Under the accounting separation obligation, our revenues must be allocated directly, while capital expenditures and operating expenditures are required to be allocated by using a fully distributed cost model based on both historical cost accounting and current cost accounting. Service transfers between the different business lines are required to be settled at the regulated price.

In 2008, the NHH approved our merged accounting separation model that now applies for the entire company (before that both Invitel and Hungarotel had separate models). The NHH is currently evaluating the results and implications of the models and may use the information resulting from such evaluation to refine its regulatory approach towards us.

Reference Unbundling Offer and Wholesale Bitstream-Access General Terms and Conditions

The terms of our RUO are used when another operator wants to rent the last mile of the network which connects the subscribers to the telephone network (Local Loop Unbundling (“LLU”)). By renting the last mile of the network, alternative operators are able to provide telephone and broadband Internet access services without the need for significant investment into an access network. In addition, by using RUO services, alternative operators may develop complete telephone packages which subscribers are able to pay for through a single bill issued by the alternative operators. In this case the incumbent operator does not have a direct contract with the subscriber.

The RUO is required to include contractual terms for full and partial unbundling of the local loop and local bitstream access. The content of the RUO is required to be approved by the NHH.

The tariff of access services offered in the RUO is required to be based on cost plus a reasonable profit. The cost of the monthly fee for the LLU is required to be calculated using a Long Run Incremental Costing (“LRIC”) model with a current cost accounting approach (before 2008, the model was based on a fully distributed cost model with a historical cost accounting approach). A reasonable profit is defined by a weighted average cost of capital figure, the regulated measure of which is 18.5%. The cost calculation is required to be approved by the NHH, with the NHH having the right to overrule the results if the cost calculation applied by the operator does not comply with the related regulations. In such a case the NHH may define the appropriate access prices.

Auxiliary services offered in the RUO are also required to be based on cost plus a reasonable profit (based on a bottom-up cost model).

Similar to the RIO, the obligation to prepare a RUO was introduced in 2001 by the 2001 Communications Act. The 2004 Communications Act has amended the corresponding regulation and vested the right of imposition of a RUO obligation in the NHH provided that the obligations imposed are based on a market analysis conducted by the NHH.

The NHH determined that we had SMP on the wholesale unbundled access and wholesale broadband access markets and imposed the obligation of transparency, which required us to prepare and publish RUOs. Our currently approved RUOs have been in place since April 2008 and we expect our new RUO to be in place in January 2009.

In the market for wholesale broadband access, the NHH has also imposed on us the obligation of non-discrimination, pricing regulation and transparency. In order to comply with this obligation, we must apply equivalent conditions to other undertakings with relation to the provision of wholesale broadband services as it applies for our own retail services, or those of our subsidiaries or partners. Furthermore, we must provide national bitstream access, meaning that we must offer at least one access point through which all DSL subscribers of the alternative operators can be served. The tariff of single bitstream service is calculated by a “retail minus” method whereby the NHH defines the applicable retail margin, whereas we calculate our average retail prices. The current tariffs were set by the NHH based on market data for the second half of 2007. There is an ongoing approval procedure to set current prices based on already-submitted market data of the first half of 2008. The wholesale tariffs are recalculated twice a year and, therefore, closely follow the retail price trends. The terms and conditions of contracts for the provision of local and single point bitstream access must be disclosed on our website in the form of a wholesale bitstream-access general terms and conditions.

Retail Price Regulation

In February 2005, the NHH designated us as having SMP on the retail markets for access to the public telephone network at a fixed location, local and/or national calls and international calls. In the retail markets for calls, the NHH has not imposed obligations other than Carrier Selection and Carrier Pre-Selection. In the retail markets for access, the NHH imposed price caps on us, because, according to the NHH, in the absence of competition only a safeguard cap over the subscription fee can avoid excessive price increases. The permitted price increase is the historical consumer price index – 0%, which prohibits us from increasing our subscription fees over the rate of inflation. The historical consumer price index – 0% price cap applied to the basket of all residential and all business packages.

Call-by-Call Carrier Selection and Carrier Pre-Selection

According to the 2004 Communications Act, operators having SMP on any market related to the access and the usage of fixed line networks must make Carrier Selection available for all calls through Carrier Selection or Carrier Pre-Selection. The obligation of Carrier Selection enables telephone operators to offer retail call services (but not access services) to subscribers other than their own. According to the 2004 Communications Act, the opportunity to use Carrier Selection service may not be excluded from any subscriber even if a subscriber was to accept such a restriction.

Operators are required to enable their subscribers to originate calls to any national, international, mobile or dial-up service numbers by call-by-call Carrier Selection.

In the case of Carrier Pre-Selection, subscribers have three call options where the call is made through the selected alternative operator: (i) international calls; (ii) all national calls, including long distance calls, local calls and calls to mobile networks; or (iii) options (i) and (ii) together. Carrier Pre-Selection of Internet calls is established through call number allocation.

Other Statutory Obligations Imposed on the Company

Number Portability

Since January 2004, all fixed line telephone service providers are required to ensure that their subscribers can keep their existing telephone numbers when they change service providers. Historically, number portability was introduced to reduce the administrative barriers resulting from changing telephone numbers. Porting may only be refused if an outstanding debt is associated with the user’s account.

Universal Service Obligations

The 2004 Communications Act defines universal service as basic communications services which must be made available to all customers at an affordable price. Universal service includes: providing access to the fixed line telephone network at a specified minimum quality; operating public payphones with regulated density; issuing a public directory of subscribers; providing operator services; and providing free emergency calls.

Operators are entitled to compensation in relation to any unfair burden arising due to the universal service obligation. The amount of compensation is calculated as the avoidable cost that would not have occurred if the operator had no universal service related obligations, less the possible gains (such as increasing brand equity) from offering the universal services. Operators prepare the financial model once a year and submit it to the NHH for examination and the Minister of Economics and Transport for approval.

We became a universal service provider in our historical concession areas on the basis of the universal service agreements concluded with the legal predecessor of the current Minister of Economics and Transport in 2002. In order to be in line with the E.U. regulatory regime, which took effect in Hungary as of May 1, 2004, we have entered into new universal service agreements with the legal predecessor of the current Minister of Economics and Transport. Both agreements proclaimed that an unfair burden in relation to the universal service obligation has to be compensated for by the Universal Service Fund (the “Fund”). All voice telephone operators and Internet Service Providers using dial up telephone connections are required by law to contribute to the Fund. The annual amount of the contribution is determined on the basis of the actual financing needs of the Fund, however, the contribution may not exceed 0.5% of the net revenue of the operator from voice telephony and dial-up Internet services.

Prior to 2004, the amount of the subsidy was calculated as the income lost due to the fact that the regulated monthly fee of the universal service package was lower than that of the normal subscription packages. The 2003 in-payment obligations were challenged by the mobile service operators in court. Due to the pending legal proceedings, no further payments were made from the Fund.

In the meantime, the calculation in force was criticized by the non-fixed operators and the European Commission and was amended under the 2004 Communications Act to reflect the net avoidable cost of the universal service provider. Since then, although we have submitted the due calculations for the years 2004 and

2005, each of these calculations have been turned down by the authorities. We have contested such decisions in court and the proceedings are currently still pending. Nevertheless, no subsidy has been accrued since 2004 due to the ongoing legal proceedings surrounding the legislation regarding the Fund.

At the end of 2008 our Universal Service Contract will expire. The Ministry of Transport, Telecommunication and Energy initiated the obligatory negotiation about a new contract. We cannot predict the outcome of the negotiations but the ministry already agreed on a much lighter regime that imposes less financial burden on the service providers.

Mobile Termination

According to Decree 3/2002 issued by the Ministry Heading the Prime Minister’s Office, universal service providers are required to reduce the universal telephone package tariffs for calls to mobile networks in accordance with a gradual reduction of the mobile termination charges. In practice this means that savings of the fixed line operators on mobile termination charges are required to be passed on to subscribers making fixed-to-mobile calls.

Compliance with these “pass-on” obligations in 2003, 2004, 2005, 2007 and 2008 has been complicated due, in part, to (i) the ongoing legal proceedings instituted by the mobile operators who sued the NHH seeking to restore the previous termination fees and (ii) the impact of other decreases in the retail fixed-to-mobile tariffs introduced outside the scope of the mobile termination cuts. Both Hungarotel and Invitel made separate decisions based on their independent analyses of the mobile legal proceedings, which legal proceedings are still ongoing.

After the decreases of mobile termination charges in 2003 and 2007, Invitel reduced its fixed-to-mobile call tariffs according to the requirements set forth by the NHH. In 2003, Invitel submitted to the NHH a notification about the compliance that has never been challenged. With respect to the other decreases of mobile termination charges imposed by the NHH in 2004 and 2005, Invitel did not strictly comply with the cost-savings “pass-on” obligations due to the ongoing court cases, pursuant to which the mobile operators sued the NHH and sought the restoration of the previous termination fees. Nevertheless, Invitel had to significantly reduce its retail fixed-to-mobile tariffs at the beginning of 2006 due to competitive pressure. The NHH reviewed and approved the calculation. There has not yet been a market surveillance for 2007 or 2008, but we believe that we have complied with the pass-on obligation with the price reductions off-setting the effect of the 2008 obligation. Nevertheless until such review is complete, we can not be assured that the NHH will deem our actions compliant with the applicable “pass-on” obligations.

After the decrease of mobile termination charges in 2003 and 2005, Hungarotel reduced its fixed-to-mobile call tariffs according to the requirements set forth by the NHH. With respect to the decrease of mobile termination charges imposed by the NHH in 2004, Hungarotel did not strictly comply with the cost-savings “pass-on” obligations due to the ongoing court cases. Nevertheless, Hungarotel reduced its retail fixed-to-mobile tariffs in 2005 by a greater extent than the decrease in the termination fee. Invitel proved to the NHH that such decreases off set the cumulative effect of the 2004 and 2005 “pass-on” obligations. The NHH reviewed and approved the calculation. There has not yet been a market surveillance for 2007 or 2008, but we believe that we have complied with the “pass-on” obligation due to additional price reductions. Nevertheless, until such review is complete, we cannot be assured that the NHH will deem our actions compliant with the applicable “pass-on” obligations.

In addition, the number of the universal service users decreased significantly, reducing the burden and the risks of the pass-on obligation.

Hungarian Taxation

Corporate Income Tax. The operations of our Hungarian subsidiaries are subject to the Hungarian corporate income tax rate of 16%. The Hungarian government introduced an additional 4% solidarity tax effective September 2006.

Local Tax. Our Hungarian subsidiaries are subject to local taxes by local municipal governments. The largest local tax is the local business tax, which cannot exceed 2%. The base of the local business tax is revenues less certain allowable costs. When a company is subject to more than one local municipal taxing authority, the base of the local business tax must be allocated between the local municipal taxing authorities. The local business taxes are fully deductible from the corporate income tax base.

Innovation Contribution. In 2007, Hungarian companies were subject to a 0.3% levy to fund research and development activities. The base for this tax is the same base as the local business tax.

Value Added Tax (“VAT”). The Hungarian VAT system is based on E.U. regulations. VAT is a consumption tax which is fully borne by the final consumer of a product or service. The current standard rates of VAT is 20%. There is reduced rate of 5% applicable to certain products.

Social Insurance Contributions. Hungarian employers are required to pay the state 29% of an employee’s gross salary as a social security contribution, 3.0% of an employee’s gross salary as the employer’s contribution to the unemployment fund, and 1.5% of an employee’s gross salary in training fund contributions.

Our Markets and Services

Inside Our Historical Concession Areas

Through the Hungarian government’s tender process and subsequent acquisitions, we acquired exclusive licenses to provide local fixed line voice telephony services within our 14 historical concession areas until the end of 2002. Our historical concession areas are geographically clustered and cover an estimated 2.1 million people, representing approximately 21% of Hungary’s population. We have developed a full range of telecommunications services in our historical concession areas where we have a strong presence in the Mass Market Voice, Mass Market Internet, Business and Wholesale markets.

Outside Our Historical Concession Areas in Hungary

Prior to the Invitel Acquisition, we expanded beyond the Hungarotel historical concession areas by offering Carrier Selection and Carrier Pre-Selection and Internet services in the Mass Market outside the Hungarotel historical concession areas. Following our acquisition of PanTel in 2005, we expanded our Out-of-Concession offerings in the Mass Market and significantly increased our presence in the Business Market, by using PanTel’s nationwide fiber optic backbone network linking every county in Hungary. The network provided fiber optic access to every major city within each Hungarian county. Within a number of these cities, we have microwave access networks which enable us to directly connect Business customers to our backbone fiber network. PanTel also built a metropolitan area network in Budapest, which connects to the backbone network, allowing city-wide coverage in Budapest.

In 2000, Invitel commenced the build-out of its national network infrastructure, and upon the liberalization of the Hungarian fixed line voice telecommunications market and the abolition of the concession monopolies (beginning with T-Com’s concession areas in December 2001), Invitel began to provide fixed line voice telecommunications services outside the Invitel historical concession areas. Outside the Invitel historical concession areas, Invitel built a national network which provided Business customers in Budapest and 16 other major urban centers with the ability to be connected directly to Invitel’s network, enabling Invitel to deliver voice, data and Internet services, primarily through its point-to-multipoint (“PMP”) microwave networks and metropolitan fiber, or through unbundled local loops and leased lines. Invitel also provided voice and Internet services to Mass Market customers outside the Invitel historical concession areas using Carrier Pre-Selection and Wholesale DSL services.

The acquisition of Tele2 Hungary in October 2007 further expanded our mass market voice customer base outside our historical concession areas. The number of Carrier Selection and Carrier Pre-Selection customers outside our historical concession areas was approximately 526,000 as of September 30, 2008 compared to 220,000 as of September 30, 2007, as a result of this acquisition.

International Wholesale Market

Using its Hungarian national backbone network, PanTel developed a significant presence in the Wholesale market in Hungary providing services to other fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers. Given Hungary’s geographic location bordering six developing countries, PanTel’s international operations began by providing an alternative connection to Western Europe to the incumbent and alternative providers of telecommunications services in those countries. Beginning with Romania, Slovakia and Slovenia in 2001, followed by Ukraine and Croatia in 2002, PanTel began providing Western European and United States companies with connections to these countries enabling our clients to provide connectivity to their own corporate clients. In 2004, PanTel expanded further abroad and was the first international company to provide alternative wholesale capacity into Serbia and Bulgaria. In 2006 and 2007, we expanded our international business with large wholesale service contracts to provide connections to Turkey, Macedonia, Montenegro, Bosnia, Albania and Georgia.

Utilizing its Hungarian national backbone, its metropolitan networks and its regional connectivity, Invitel provided wholesale domestic and international voice and data transit services to Hungarian and international telecommunications services providers. Invitel was among the first telecom operators to provide services in and out of Serbia, both in terms of data capacity and voice traffic. Invitel also generated significant revenue leasing its fiber backbone towards Romania. In 2006 Invitel acquired Euroweb International Corporation’s two Internet and telecom related operating subsidiaries, Euroweb Hungary and Euroweb Romania. Euroweb provided Internet access and additional value-added services including international/national leased line and voice services primarily to Business customers.

Following the acquisition of Memorex and the integration of the Memorex network and organization together with those of the old Pantel and the old Invitel, we have created the leading provider of wholesale data and capacity services in the region, based on an extensive 19,000 route kilometer network.

Our Markets Today

Today we offer fixed line telecommunications services on a retail basis to residential and Business customers and on a wholesale basis to other operators. We operate in four market segments: Mass Market Voice, Mass Market Internet, Business and Wholesale. We are continually seeking to develop and improve our overall service through improving the quality of our customer care and developing new service packages and offerings.

Mass Market Voice

We offer our Mass Market customers a full range of basic and value-added voice services, both inside and outside our 14 historical concession areas. Our basic services in our historical concession areas include access to analog and ISDN2 lines for local, long distance, fixed to mobile and international calling, a full set of operator services, directory services and public telephones. Our value-added services include voicemail, a variety of special calling features such as call waiting, call forwarding and caller ID. New services include a variety of bundled voice, Internet and IPTV packages. Outside our historical concession areas, we provide a full range of basic and value added voice services to Mass Market customers. We have been offering Carrier Pre-Selection based voice services since early 2002, after Hungary’s telecommunications market was liberalized. We also have some Carrier Selection customers, mainly as a result of the Tele2 Hungary acquisition, but have focused mainly on Carrier Pre-Selection outside our historical concession areas, as we believe that Carrier Pre-Selection ensures a higher quality and sustainability of revenues than Carrier Selection. These services enable customers who have fixed line voice access provided by other operators (primarily T-Com) to use our voice services. Carrier

Pre-Selection and Carrier Selection packages include call charges only, since the monthly access fees are paid to the incumbent provider. The recent acquisition of Tele2 Hungary has added significantly to our Mass Market voice customer base outside our historical concession areas.

Mass Market Internet

We generate Mass Market Internet revenue inside our historical concession areas by providing DSL broadband access, Internet and IPTV services over our own network. Outside our historical concession areas, we provide broadband Internet services mainly by purchasing DSL services on a wholesale basis from the incumbent operator and acting as a third party Internet Service Provider. Outside our historical concession areas, we have also recently begun offering higher speed Internet access services using Local Loop Unbundling, in which case we rent the basic copper telephone line from the incumbent operator.

We provide this service on a flat fee basis at three different standard bandwidths (1 Mbps, 4 Mbps and 8 Mbps) inside and outside our historical concession areas.

In our historical concession areas we offer DSL through our own network. Substantially all of our network is already capable of providing DSL services. We expect revenue from DSL services to grow as the result of a number of factors, including:

•	a gradual increase in personal computer penetration and demand for Internet access in Hungary;

•	DSL continuing to maintain its higher market share than that of cable-based Internet services;

•	continuous DSL development in new residential housing and other areas; and

•	focused marketing campaigns which have previously proved successful.

Although we still have some dial-up access Internet customers, we have ceased to actively market dial-up access services. The number of our dial-up access Internet customers has declined sharply since the beginning of 2005 and we expect that this product will continue to be used by only a small number of customers in the future.

Business

We offer fixed line voice, data, Internet and server hosting services to SME businesses, larger corporations and governmental and other institutional customers nationwide. Our Business customers are defined as enterprises with over five employees. Inside our historical concession areas, we provide these services directly through our incumbent network. Outside our historical concession areas, we can provide Business customers throughout Hungary with direct access to our voice, data and Internet services by directly connecting them to our national backbone network by using our own point-to-point (“PP”) and point-to-multipoint microwave network or metropolitan fiber, or by using unbundled local loops or through leased lines. Recently we have also started to deploy WiMAX technology in certain areas in order to directly connect business customers.

Our nationwide voice services include a full range of basic and value added voice services, including operator services, call waiting, call forwarding and toll-free numbers through analog PSTN, ISDN2, and ISDN30 connections.

Our nationwide Business data services include managed leased line services, IP-Virtual Private Network (“VPN”) services, and national frame relay Asynchronous Transfer Mode (“ATM”) services. Our managed leased line service consists of analog and digital point-to-point leased lines which businesses and institutions can use to establish direct digital connections between each other on a closed network, enabling the exchange of audio, data and multimedia files. We provide nationwide IP-VPN services from 64 Kbps to 1 Gbps. Our IP-VPN network uses MPLS technology that allows unified, flexible, secure and value added voice, data and Internet services. Our national frame relay service enables high-speed switched digital data communication and can transport voice and data at the same time.

Our nationwide Business Internet services consist primarily of Internet access and server-hosting services. Our Internet access services are provided through leased lines and DSL services nationwide. Business DSL services are available in four standard bandwidths (1 Mbps, 4 Mbps, 8 Mbps and 18 Mbps). We also offer Business customers the “IP Sec” feature, which allows Business customers to work from home via secure broadband Internet access.

We offer these services individually or on a “bundled” basis to Business customers nationwide, including voice and Internet packages for smaller enterprises and voice, data and Internet packages for larger businesses. We have introduced business loyalty programs under which we offer discounts on either the full portfolio or certain designated services, according to individual user profiles. We believe that these loyalty programs increase usage, decrease churn, and enable us to capture a higher proportion of our Business customers’ expenditure on telecommunications services.

Outside our historical concession areas, we also provide lower-volume Business customers with voice services using Carrier Pre-Selection and DSL Internet services by purchasing wholesale DSL services from the incumbent local telephone operator.

Wholesale

We provide voice, data and bandwidth capacity services on a wholesale basis to other operators and service providers. These services typically generate revenue in the form of rental payments for capacity or managed bandwidth services and traffic-based charges for voice transit services to and from other Hungarian and international telecommunication service providers. Capacity services generate revenue based on the bandwidth of the service and the distance between the endpoints of the customers. Internationally, we transport voice, data and Internet traffic into, and out of, Hungary and within the Central and South Eastern European region. We have interconnection agreements with carriers to transport voice, data and Internet traffic worldwide.

Our Wholesale business consists of four product lines: providing managed bandwidth services; providing dark fiber; providing IP capacity; and providing wholesale voice services.

We provide managed bandwidth services with speeds up to 10 Gbps for a wide range of United States and European telecommunications service providers. This means, for example, that for a large U.S.-based telecom company we can provide and manage entirely the leased line connections to the endpoints of a network which they are providing for one of their corporate clients. These endpoints can be corporate premises or regional telecommunications hubs. We also provide lateral support services such as co-location and managed router services.

Providing dark fiber entails renting fiber optic cables to cable television operators, mobile operators and government institutions allowing them to manage their own networks. We provide co-location facilities in addition to repair and maintenance services to these customers.

Providing IP capacity entails providing connectivity to the Internet at a guaranteed maximum bandwidth to Internet Service Providers and cable television operators which are providing Internet services. Our service is fully protected and routed on two independent routes back to tier 1 providers’ points-of-presence in Frankfurt.

Our wholesale voice services involve routing voice calls to worldwide destinations. We have over 120 international connections to incumbent telecommunications services providers, alternative fixed line telecommunications services providers, mobile operators and cable television operators, enabling us to route their calls globally. While this service is somewhat of a commodity business, we focus on new operators in developing countries. This enables us to establish relationships with these clients which often leads to our providing more profitable data services.

Pricing and Tariffs

Mass Market in Concession Fees

We charge our Mass Market Voice customers a monthly subscription fee and measured service fees for local, mobile, long distance and international calls. With respect to our Mass Market Internet customers, we generally charge a fixed monthly fee.

Competition in the Mass Market Voice market in our historical concession areas from mobile operators, fixed line operators and, more recently, cable television companies has driven down the pricing of our Mass Market Voice service packages. In response, we were the first fixed line operator in Hungary to introduce voice packages that provided customers with the flexibility to choose between different price options. For example, our customers can choose between packages with a higher monthly subscription fee bundled with cheaper off-peak calls or minutes included in the monthly subscription fee or more favorable tariffs in preferred call directions. In order to ensure that our service offerings remain highly competitive, we introduce new packages for all markets on a regular basis. The overall effect has been to increase the proportion of revenue derived from the monthly subscription fees, as opposed to revenue from individual call charges.

In addition to developing new pricing structures, we have initiated a bundling strategy. Our bundled offerings include extra voice minutes and Internet access and/or usage in voice package monthly fees. These packages can range from offers including dial-up minutes for beginners or low-end Internet users to high-end packages with unlimited DSL access. Our sales strategies emphasize our new commercial packages with higher monthly fees but with local and off-peak calls included in the base monthly subscription fee or with low call charges in all directions. We often run retention programs with DSL access to keep our customers from switching to cable television operators. We also target residences without any service by offering bundled voice and Internet packages. We believe that we currently achieve approximately 75% of new line subscription through bundled voice/DSL offerings. Furthermore since June 2008, we have also been offering IPTV to customers in most of our historical concession areas, and plan to introduce these services in our remaining historical concession areas in February. “InviTV” is offered bundled with voice service and Internet access as a “triple play” package, or with Internet access as a “dual play package.”

Mass Market Out-of-Concession Fees

Outside our historical concession areas, we offer Carrier Pre-Selection based voice services. While we have Carrier Selection customers (principally from the Tele2 Hungary acquisition), we are not actively marketing that service but instead are trying to convert those higher value Carrier Selection customers to Carrier Pre-Selection based services. For such services, we bill on the basis of usage (i.e. minutes), since the monthly subscription fees are paid by the customer to the incumbent provider to whose access network the customer is directly connected. Our pricing packages outside of our historical concession areas tend to be simpler, not differentiating so much between types of calls. Our Mass Market Voice customers outside of our historical concession areas tend to be more sensitive to price.

With respect to the Mass Market Internet market outside of our historical concession areas, we charge a fixed monthly fee with no usage fee. We face strong competition in the Mass Market Internet market outside our historical concession areas, and accordingly, re-evaluate the pricing of our services on a regular basis, creating customized packages in order to differentiate us from our competitors.

Business Fees

In the Business market, we price voice, Internet and data services individually or on a bundled basis. Business voice tariffs have decreased significantly since the beginning of 2004 as a result of increased competition from both fixed and mobile operators. In our historical concession areas, we have introduced retention offers providing competitive call charges to attract longer term customer commitment.

Outside our historical concession areas, we offer packages with volume based tariffs providing lower per-minute rates for higher levels of traffic.

Wholesale Fees

For managed bandwidth services, we charge our customers a fixed monthly fee for a guaranteed maximum bandwidth along with a service agreement.

When we provide dark fiber, we generally charge a monthly fee on a per kilometer basis. Customers often require us to extend our backbone network directly to their premises or to another city or, in the case of mobile operators, to one of their central switching locations. We generally charge our customers a one-time fee for extending our network to meet customer requirements.

For IP capacity services, we generally charge a monthly fee based on a guaranteed maximum bandwidth along with a service agreement. Customers can also pay for a committed amount of bandwidth and pay for more bandwidth, if available, as needed.

For wholesale voice services, we generally charge our customers a variable amount based on the length of the call, the time of day and the destination. In certain cases, we enter into bi-lateral agreements with other parties, pursuant to which we agree to send and receive a specified amount of voice traffic to each other. This reduces the variability in the wholesale voice business overall, but the percentage of business that may be traded on this basis is limited because the traffic flows can not be predicted with certainty.

Interconnection Fees

A small portion of our revenue and a substantial portion of our cost of sales are derived from interconnection fees. Interconnection fees were introduced to ensure widespread provision and interoperability of telecommunications services. Operators of public telecommunications networks have a right and, when requested by other operators, an obligation to interconnect their networks to each other. Customers can choose any telecommunications services provider and still be able to call customers of other service providers. The telecommunications services provider that provides the initial connection and the telecommunications services provider that terminates the call, as well as any telecommunications services provider that transports the traffic between the two, share in the revenue collected from the call. Interconnection charges, like retail voice tariffs, are often dependent on the time of day that the call is placed, the length of the call and the distance covered. The settlements are done through wholesale arrangements and the fees are largely regulated.

We receive per minute call termination fees for completing calls, which are passed to us from other telecom operators (fixed line, mobile, cable television operators, whether within or outside Hungary), to our customers who are directly connected to our network. This applies to any of our directly connected customers, whether within, or outside, our historical concession areas. In our historical concession areas, our customer would be directly connected to our network. Outside our historical concession areas, the customer could be directly connected to our network through either a point-to-point or point-to-multipoint wireless connection, metropolitan fiber, a leased line, Local Loop Unbundling or over WiMAX.

We pay per minute call termination fees to other telecom operators for completing calls originating from our customers (including any of our directly connected voice customers, our customers using Carrier Pre-Selection and Carrier Selection services outside our historical concession areas and our wholesale carrier customers) to customers which are directly connected to the network of other telecom operators (fixed line, mobile or cable television operators, whether within or outside Hungary).

We receive per-minute call origination fees when any customer which is directly connected to our network elects to use a competing fixed line telecommunications services provider to make outgoing calls through the use of either Carrier Pre-Selection or Carrier Selection (in these cases we still collect a monthly subscription fee from the customer for the use of our fixed line connection).

We pay per minute call origination fees when a customer which is directly connected to another Hungarian fixed operator’s network, elects to use our service to make outgoing calls through the use of either Carrier Pre-Selection or Carrier Selection (in these cases, the operator to whose network the customer is directly connected still collects a monthly subscription fee from the customer, for the use of the fixed connection). See “– The Hungarian Regulatory Environment.”

Local Loop Unbundling Fees

When we connect a customer to our network through a Local Loop Unbundling arrangement, we rent the connection to the customer from the incumbent local operator for a monthly fee. We then collect from our customer a monthly subscription fee and a traffic fee for service or a bundled fee. The incumbent operator loses the billing relationship with the customer. Conversely, when a competitor comes into one of our historical concession areas and connects a subscriber to their network through a Local Loop Unbundling arrangement with us, we receive a monthly fee for allowing the competitor to use the telephone line that we own. See “– The Hungarian Regulatory Environment.”

Our Customers

As of September 30, 2008, we had approximately 389,000 telephone lines connected to our network within our historical concession areas to service Mass Market Voice customers and we had approximately 526,000 Mass Market Voice customers outside our historical concession areas connected through CPS, CS or LLU. This is compared to December 31, 2007 when we had approximately 405,000 telephone lines in service within our historical concession areas to service Mass Market Voice customers and approximately 662,000 active Mass Market Voice customers connected through indirect access outside our historical concession areas. The decrease in the number of active Mass Market Voice customers outside our historical concession areas from 662,000 as of December 31, 2007 to 526,000 as of September 30, 2008 is due to churn of low value CS customers.

As of September 30, 2008, we had approximately 135,000 Mass Market broadband DSL customers, of which approximately 109,000 were connected directly to our networks within our historical concession areas and 26,000 were outside our historical concession areas and serviced principally by our purchasing wholesale DSL services from the incumbent local telephone operator (primarily T-Com). The number of IPTV customers has increased to 1,380 as of September 30, 2008 since the beginning of May, when we introduced this service.

As of September 30, 2008, we had approximately 47,000 voice telephone lines within our historical concession areas serving business customers which are the same as 2007 year end level. Outside our historical concession areas, we had approximately 59,000 direct access voice telephone lines and approximately 12,000 indirect access voice telephone lines as of September 30, 2008, compared to approximately 58,000 direct access voice telephone lines and approximately 13,000 indirect access voice telephone lines as of December 31, 2007. As of September 30, 2008, we had approximately 18,000 DSL lines and approximately 15,000 leased lines compared to approximately 16,000 DSL lines and approximately 12,000 leased lines at 2007 year end.

We have a diversified revenue and cash flow base, making us less susceptible to market pressures in any particular market segment. For the nine months ended September 30, 2008, we derived approximately 30% of our revenue from Mass Market Voice, 10% from Mass Market Internet, 27% from Business and 33% from Wholesale.

In the Wholesale market, we had over 570 customers as of September 30, 2008, which customers include telecommunication services providers from across Western Europe and the United States, incumbent telecommunications services providers, alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers.

Sales and Distribution Channels

Mass Market

In our historical concession areas, our Mass Market Voice and Mass Market Internet sales channels include walk-in shops, point-of-sale reseller and partner shops, independent third-party sales agents, our own telesales operations and our Internet web site. We have 17 walk-in shops that we manage in our historical concession areas. Our services are sold to Mass Market customers outside our historical concession areas through a non-exclusive network of agents and point-of-sale reseller and partner shops and our own and outsourced third-party telesales operations.

Business

Our direct sales force of new Business sales managers and corporate account managers is our primary Business sales channel. Corporate account managers are responsible for managing the relationship with and developing business with our larger corporate customers. Our new Business sales managers are responsible for driving new business acquisition in the SME market. This group also works with a specialized telesales group for contract renewals and for appointment setting, and for sales to lower-end SME customers.

We also use agents and resellers as indirect distribution channels, which allows us to expand the geographical range of our Business sales and improve our coverage of the small enterprise market. In the case of contracts originated by our resellers and strategic partners, we become the contracting party and the exclusive owner of the customer in respect of the telecommunication services.

Wholesale

Our Wholesale sales efforts are split into separate international and domestic channels. Internationally, our business development and sales staff focuses on selling managed bandwidth services, IP capacity services and wholesale voice services directly to incumbent fixed line telecommunications services providers, alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers in the Central and South Eastern European region. Our sales staff are also focused on securing competitive and technically sound managed bandwidth solutions for Western European and U.S. telecommunications companies so that we can serve as a one-stop sub-provider in meeting their corporate customers’ regional needs.

Domestically, we have a dedicated business development and sales staff that focuses primarily on marketing our IP capacity and dark fiber services throughout Hungary to mobile operators, cable television operators and Internet Service Providers.

Our Network

Overview

Our telecommunications network is comprised of our original network in the Hungarotel historical concession areas, the national and international backbone network and access networks that we added when we acquired PanTel in 2005, the network acquired with the Invitel Acquisition in 2007, which network consisted of the network covering the Invitel historical concession areas as well as a national backbone network and access networks covering many of Hungary’s urban centers, and the regional network added with the acquisition of Memorex in 2008. Today, our telecommunications network consists of a national backbone network and access networks throughout Hungary as well as an international backbone network in the Central and South Eastern European region.

Within our 14 historical concession areas, our network covers approximately 2.1 million people, or approximately 21% of Hungary’s population. Our network allows us to offer DSL services to substantially all of the population in our historical concession areas and fully integrated voice, data and Internet services to all of our Business customers in our historical concession areas. Outside of our historical concession areas in Hungary, we have points of presence in Budapest and more than 40 other major urban centers.

Backbone Network

Our national fiber network comprises approximately 10,000 route kilometers of fiber (8,500 route kilometers in the backbone and 1,500 route kilometers of access network) and our international backbone network comprises approximately 19,000 route kilometers of fiber with approximately 40 points of presence in 14 different countries. Our network carries traffic between the major cities of Hungary, provides connectivity to and within our historical concession areas, connects major urban business centers outside our historical concession areas and provides international connectivity. Our backbone network consists of fiber rings that are on a par with Western European digital network standards and has been designed for an open architecture using Synchronous Digital Hierarchy (“SDH”) and Dense Wavelength Division Multiplexing (“DWDM”) technologies.

Access Networks Inside Our Historical Concession Areas

Within our historical concession areas, we have versatile modern telecommunications networks. The networks are designed to offer voice and broadband (DSL) services to substantially all of our customers as well as data services to our Business customers. The network is based on a combination of copper lines, wireless technologies (WiFi and Digital Enhanced Cordless Telecommunications (“DECT”), which is now being replaced by WiMAX) and fiber optic cable for some major customers. The combination of conventional fiber and wireless local loop technology gives us flexibility with respect to the development of our network and the opportunity to target strategic capital expenditures.

Access Networks Outside Our Historical Concession Areas

Point-to-Multipoint Networks. We have developed the largest point-to-multipoint radio system in Hungary in the licensed 3.5 GHz frequency band. By covering Budapest, 20 other major urban centers and two other smaller cities outside our historical concession areas, we have gained a competitive advantage by creating an alternative access network independent of T-Com’s local loops. These networks enable us to deliver a full complement of managed voice, data and Internet services to our Business customers.

Point-to-Point Networks. We use Point-to-Point microwave radio to provide high bandwidth connection to corporate clients and to a lesser extent as backhaul transmission to interconnect PMP sites to our network. The majority of our PP sites have been deployed in Budapest. We have installed more than 1,300 PP links to date for connection to corporate clients and approximately 150 links to provide connections between PMP and PP sites.

Metropolitan Areas Networks (“MANs”). In addition to the PMP and PP networks, we operate approximately 1,500 route kilometers of MANs in Budapest and eight of the urban centers outside our historical concessions areas. Our MANs provide a direct link between our backbone network and radio (PP and PMP) base stations. This allows the city rings to be fully integrated in a seamless manner with our overall network. Each

MAN is built with fiber cable technology which is essentially the same as that used for our backbone network. Our Budapest MAN consists of more than 1,000 route kilometers and passes through areas of the capital with significant business potential.

The networks which we operate outside our historical concession areas also include network lines which we lease from other telecommunications operators and beginning in 2006 unbundled local loops (Local Loop Unbundling). This enables us to reach a wider geographical area beyond the coverage of our PMP and PP networks and MANs over which we have control. Local Loop Unbundling also provides us with a lower cost option for directly connecting smaller business customers. In addition, we have recently installed 29 WiMAX base stations on the outskirts of Budapest and 12 other cities to provide alternative low cost access methodology to directly connect principally smaller business customers.

Switched Voice Network

We have deployed a fully digital switching network hierarchy. A total of 19 Exchanges have been deployed in a hierarchical network. Local Exchanges handle the interconnection of customer lines and the switching of local traffic. Traffic for other areas is handed to the Primary Exchanges. Secondary Exchanges provide the transit functionality for switching traffic between different regions. Secondary Exchanges also handle interconnection of Business voice from outside our historical concession areas. The International Gateway Exchange is the point of interconnection for all international, national and mobile traffic in our network.

Data and Leased Line Network

Multi-service network. We have deployed an extensive multi-service network to provide advanced IP based services to corporate, SME and ISP clients. The range of services includes IP based VPN, virtual dial-up networks, VoIP, Internet access, VLAN and Extranet services. This enables us to provide tailored services to meet the customers’ needs. This multi-service network has been deployed throughout Budapest, our historical concession areas and 16 major cities in Hungary. The main nodes are interconnected by a 10 Gigabit Ethernet network which also extends nationally to the main centers in our historical concession areas. The smaller nodes are connected in a star or mesh configuration.

Managed leased line network. The managed leased line network provides “last mile” access to leased line customers. The extensive network provides multiple POPs for MLL services. It also provides cross-connect capabilities to enable leased line networks to be remotely reconfigured. Leased Line services are provided through fiber, PP and PMP networks in more than 40 cities outside our historical concession areas.

Both the multi-service and the leased line networks are well designed and offer capacity and flexibility for the positioning of advanced data and leased line services.

The Memorex Network

We acquired Memorex in March 2008. Memorex (subsequently renamed Invitel International AG) operated over 12,500 route kilometers of fiber optic cable in the region which enables it to provide high quality wholesale services to large international carriers. Memorex has invested approximately €54 million (approximately $69.5 million at current exchange rates) in its network over the last two years. The Memorex Acquisition has further developed our position in the Wholesale market in the region. Following the acquisition of Memorex, we are the leading provider of wholesale data and capacity services in the Central and Eastern European market with a network now comprising around 19,000 route kilometers of fiber.

Interconnection Agreements with Other Operators

We have interconnection agreements with each of the major Hungarian fixed line, mobile and alternative operators, including, among others, T-Com, Monortel, T-Mobile, Pannon GSM, Vodafone and

GTS-Datanet. The objective of these interconnection agreements is to enable the parties to access each other’s networks and terminate traffic originated in the other party’s network, which enables the two operators’ customers to connect with each other. These interconnection agreements are typically for indefinite terms and are based on, or incorporate the terms of, our RIOs. If the other interconnection party is considered to have SMP, then typically the terms of the other party’s RIO are also incorporated. See “-Hungarian Regulatory Environment” beginning on page 57.

We also have interconnection agreements with foreign telecommunications network operators, including, among others, Belgacom, British Telecom, Cesky Telecom, Telekom Austria, Romania Data Systems and T-Systems (Germany). These interconnection agreements relate to interconnection and the provision of reciprocal international carrier services. These agreements are typically for indefinite terms. Under these agreements, we sell wholesale capacity (transit services) and purchase transit and termination services.

Network Access Agreements with Internet Service Providers

We partner with various ISPs under network management agreements to provide Mass Market Internet and Business Internet services nationally. These agreements provide for Internet access through our networks via DSL and dial-up access technologies. See “-The Hungarian Regulatory Environment” beginning on page 57.

We have been a DSL services provider in our historical concession areas since 2001. We offer DSL services in our historical concession areas on a wholesale basis, mainly to T-Online (T-Com’s Internet Service Provider) and Enternet.

Outside our historical concession areas, we have network access agreements with T-Com and Monortel for DSL services and dial-up access.

Additionally, in the Wholesale market, we act as a nationwide Internet Service Provider and purchase international peering services primarily through tier 1 carriers such as Telia and Verizon.

Network Management

We monitor our voice network with continuously running systems, which has enabled us to improve our quality of service to an average fault rate per month which was below 0.0075% in 2007, which we believe is comparable to European benchmark operators and is significantly better than the threshold imposed by the Hungarian regulatory authorities. We are able to monitor and manage our ISDN 30 and Business data and Internet service, on our network. Monitoring provides us with the proactive management ability of network/service failures, allowing us to provide a high, guaranteed level of service availability, which is particularly important to and valued by our Business customers.

We also constantly monitor our IP network using a new network management system that runs on a Hewlett Packard (“HP”) platform using HP Openview. This HP platform provides integrated management of our operation and maintenance processes by our centralized network management staff and significantly reduces our network operating costs. These network monitoring systems, which also have back-up facilities, are located at our Service Management Center near our corporate headquarters in Budaörs near Budapest and can be accessed from other locations on our network.

In addition, we have a trouble ticketing system, which contains data on customer service level agreements. This ensures that we apply the appropriate priority and escalation levels to logged calls.

Billing and Customer Care Software Systems

We currently operate on a single monthly billing period. At the end of each billing period, the external systems provide metered data to the billing systems and an update is prepared for the general ledger. The majority of billing files are sent to a third party for printing and distribution. The vast majority of our customers pay their bills through the Hungarian Post Office’s third party payment system. Under this system, customers fill out a payment order and pay the amount due to the Hungarian Post Office, which in turn transfers all amounts paid by our customers promptly to our account. The Hungarian Post Office’s third party payment system has traditionally been the main means of bill payment for service providers in Hungary. A minority of our customers pay their bills through direct debit and bank transfers.

We currently operate four different billing systems:

•	CosmOSS, a post-paid billing system that provides billing services to Mass Market and Business customers. CosmOSS bills for both voice and data services. CosmOSS is operated by Euromacc Kft.

•

Telemax, a post-paid billing system that provides billing services to Mass Market and Business customers. Telemax bills for both voice and data services. The Telemax billing system is also used to bill for indirect Long Distance Voice Services. Telemax is operated by Hewlett Packard.

•	Infranet, a post-paid billing system that provides data billing services.

•	FusionR, a post-paid billing system that provides billing services for certain important Business customers, Wholesale services and Carrier Pre-Selection and Carrier Selection services.

We also operate four different customer administration systems:

•

Contract Management (“CM”) is an order management application that provides a consolidated platform for the entire Business customer market. It also supports the entire sales cycle from prospect to contract.

•	Network Management Tool (“NMT”) is an order management system serving Mass Market customers with voice services and automatic provisioning support for Mass Market and Business customers.

•	Internet Administrator (“IA”) is an order management application serving Mass Market customers with Internet and bundled (Voice and IP) services with automatic provisioning support.

•	VITRIN is a workflow application providing provisioning workflow support for Business data services.

Although we believe that our billing and customer care systems are adequate to currently meet the functional requirement of invoicing our customer base, we are implementing a new consolidated billing system to replace three of the separate systems which we are currently operating. Following the Invitel Acquisition, we identified FusionR as the target consolidation platform as it is the best system currently being used by us. FusionR is an off-the-shelf solution developed by the Hungarian based company R&R Software. We believe that once implemented, FusionR will provide us with more efficient, accurate and up-to-date information on the usage habits and billing status of our customers, thus allowing us to better evaluate new tariffs and packages on a timely basis, develop tailored products to better target specific markets, improve customer service and otherwise understand and respond to our customers’ needs more efficiently. Once we have completed our billing consolidation program, we plan to review and rationalize our customer care application suite.

Employees

As of the end of September 2008, the HTCC group had approximately 1,495 employees, of which approximately 1,250 were located within Hungary. A breakdown by job function is set forth in the table below. We consider our relations with our employees to be satisfactory.

Function	Number of Employees
Marketing	71
Sales	310
Operations	820
Finance	148
IT	76
Human Resources and Legal	37
General Management and Administration	33

Total	1,495

Description of Property

Our properties do not lend themselves to simple description by character and location. Our material properties include properties that we own that comprise part of our telecommunications infrastructure (“telecom freehold” properties), properties that we lease that comprise part of our telecommunications infrastructure (“telecom leasehold” properties) and properties that we lease in connection with the day-to-day operations of our business (“other leasehold” properties).

Our investment in property, plant, property and equipment was $1,093 million at September 30, 2008. Our investment in plant, property and equipment, net of depreciation consisted of the following at September 30, 2008 (in thousands):

Land and Buildings	$11,675
Telecommunications equipment	759,287
Other equipment	21,051
Construction in progress	27,555

Total	$819,568

Land and buildings consists of land and land improvements and central office buildings. Telecommunications equipment consists primarily of aerial cable, underground cable, conduit and wiring, wireless plant, telephone poles, switching equipment, transmission equipment and related facilities. Other equipment consists of vehicles, office furniture and equipment, computers and related accessories. Construction in progress consists of assets which are under construction as part of long-term projects and are expected to be put into operation within one year.

We have secured all the necessary rights-of-way with respect to our telecommunications networks. We believe that our properties are adequate for our present needs but we periodically review our future needs.

All of these properties are subject to liens under our debt instruments.

We lease our principal executive offices just outside of Budapest, Hungary and also have a United States office located in Seattle, Washington.

Environmental

Our operations are subject to a variety of laws and regulations relating to land use and environmental protection. We have a good relationship with the environmental authorities. Our internal environmental protection activities are governed by certain internal rules on environmental protection issued by us, for the purpose of educating our employees about environmental protection and requiring them to be environmentally conscious. In the past five years, no environmental fines have been imposed on us. We believe that we are in substantial compliance with the applicable requirements.

Legal Proceedings

Local Business Tax

Three Hungarian municipalities initiated court proceedings against us in the Metropolitan Court of Budapest seeking payment in connection with an ambiguous provision in some of our concession contracts regarding the payment of local municipal taxes. On May 15, 2008 the Metropolitan Court ruled on our behalf and denied the claims of the municipalities. On October 30, 2008 the Metropolitan Court of Appeal overturned, in part, the lower court’s ruling and awarded the municipalities HUF 919 million (approximately $5.4 million) plus interest and cost to the plaintiffs. The award is payable within 15 days of receipt of the written judgment, which we expect to receive in December 2008.

We have a right to, and plan to apply to the Hungarian Supreme Court for a special review and a suspension of the judgment. There is no guarantee that the Hungarian Supreme Court will review this case. While we plan to continue to contest this case and believe that this case is without merit, to be compliant with our accounting standards we have made a provision for this contingent liability in the amount of HUF 2.2 billion (approximately $13 million) for the period ended September 30, 2008 and it is included in income tax expense. The final amount due, if any, might be significantly decreased or increased based on the final ruling by the Hungarian Supreme Court or a different interpretation of the interest calculation.

One municipality made a claim to us, which we rejected, for HUF 57 million (approximately $0.3 million) but has not initiated any formal legal proceedings. The other municipalities that made claims to us, which we rejected, did not initiate formal legal proceedings by the legal deadline and, therefore, lost their ability to initiate formal legal proceedings.

Fazis

During 1996 and 1997, one of our operating subsidiaries, Hungarotel, entered into several construction contracts with Fazis, a Hungarian contractor (“Fazis”), which totaled $59.0 million in the aggregate, $47.5 million of which was financed by a contractor financing facility. Fazis financed the facility through Postabank, a Hungarian bank. We have a disagreement with Fazis with respect to several issues relating to the quality and quantity of the work done by Fazis. We rejected invoices from Fazis in the amount of approximately HUF 700 million (approximately $4.1 million at historical exchange rates) and Fazis subsequently sought payment under separate invoices in the amount of approximately $24 million (at historical exchange rates), which we disputed because of quantity and quality issues and because of our counterclaim for breach of contract by Fazis, amounting to approximately $31 million (at historical exchange rates).

In order to resolve these issues, Hungarotel purchased from Postabank in 1999 some of Postabank’s receivables owed by Fazis to Postabank (HUF 4.0 billion; approximately $23.2 million at historical exchange rates) with respect to the contractor financing facility. Hungarotel also purchased from Postabank some of the obligations which Hungarotel owed to Fazis under the contractor financing facility which were assumed by Postabank (HUF 7.0 billion; approximately $40.6 million at historical exchange rates). Hungarotel then set off its remaining uncontested liabilities owed to Fazis (HUF 900 million; approximately $5.2 million at historical exchange rates) against the amounts owed to Hungarotel by Fazis (HUF 4.0 billion; approximately $23.2 million at historical exchange rates).

Fazis and Reorg Rt. (“Reorg,” a company responsible for collecting Postabank’s debts) contested a number of actions in Hungarian court proceedings. In 2004, Hungarotel prevailed against both parties and both Fazis’ and Reorg’s legal proceedings regarding these matters were terminated.

In January 2005, Fazis commenced proceedings against Hungarotel before the arbitration court that is a part of the Hungarian Chamber of Commerce alleging a new cause of action arising from the original construction contracts. Fazis’ new claim was for alleged unpaid invoices in the amount of HUF 1.7 billion (approximately $9.9 million at historical exchange rates), including interest and VAT. In January 2006, the Arbitration Court ruled in Hungarotel’s favor. Fazis efforts to set aside or overturn this ruling have not been successful to date.

In March 2005, Hungarotel initiated legal proceedings against Fazis in the Budapest Metropolitan Court seeking HUF 3.5 billion (HUF 3.1 billion plus interest ($20.3 million at historical exchange rates)) for the debt Fazis owed Hungarotel following the set off against the receivable purchased from Postabank in 1999. The court rendered a judgment in Hungarotel’s favor and ordered Fazis to pay HUF 3.5 billion ($20.3 million at historical exchange rates) plus late payment interest. Fazis may appeal. We do not expect to collect anything on this judgment but such judgment should protect us should Fazis ever obtain a successful judgment against us which we do not believe will ever occur.

Finally, Hungarotel, which we recently merged into our subsidiary Invitel, still has a larger claim against Fazis, $31 million, for breach of contract. We are reviewing our options with respect to this claim.

Other

Several of our operating subsidiaries are involved in various other legal actions arising in the ordinary course of business. They are contesting these legal actions in addition to the actions noted above; however, the outcome of individual matters is not predictable with assurance. Although the ultimate resolution of these actions (including the actions discussed above) is not presently determinable, we believe that any liability resulting from the current pending legal actions involving our operating subsidiaries, in excess of amounts provided therefore, will not have a material effect on our consolidated financial position, results of operations or liquidity.

Related Party Transactions

TDC A/S, the leading provider of communications solutions in Denmark owns approximately 63.9% of our outstanding common stock. Four out of the seven members of our board of directors are officers of TDC. TDC owns 30,000 shares of preferred stock which are convertible into 300,000 shares of our common stock. We have reciprocal commercial agreements in place with TDC pursuant to which we transport international voice, data and Internet traffic over our respective telecommunications networks for each other.

At December 31, 2006, the amount due to related parties totaling $2,881,000 represented cumulative preferred stock dividends in arrears, in the amount of $756,000, an accrual of $2,033,000 as an estimate of the costs for various individuals employed by TDC who have performed work for us, including our then President and Chief Executive Officer and the head of Corporate Business Development (see below), for 2005 and for 2006 and an accrual related to uninvoiced directors and officers liability insurance costs amounting to $92,000. TDC owned 62% of our outstanding common stock, 30,000 shares of preferred stock convertible into 300,000 shares of our common stock and warrants enabling it to purchase 2,500,000 shares of our common stock at $10 per share with a warrant expiration date of March 31, 2007. The fair value of the warrants held by TDC was $13,050,000 as of December 31, 2006. The warrants were exercised on March 28, 2007, at which date they had a fair value of $28,125,000, in the principal amount of $25 million. We owed TDC $756,000 for the accumulated dividends on the preferred stock. TDC also owned $25 million of notes issued by us which matured in March 2007. Interest was payable semi-annually at the applicable U.S. Dollar LIBOR rate for the interest period plus 3.5% (8.9% in total at December 31, 2006). During 2006, we paid TDC $1,961,000 in interest on the notes. At December 31, 2007, the net balance of receivables from and payables to related parties was a net payable to TDC in the amount of $1,400,000. This represented cumulative preferred stock dividends in arrears payable to TDC in the amount of $850,000, an accrual of $453,000 for strategic projects; $201,000 for the costs for various individuals employed by TDC who have performed work for us and a net $104,000 receivable in connection with the transport of international voice, data and Internet traffic on our and TDC’s respective telecommunications networks for each other and other items. At September 30, 2008, the net balance of receivables from and payables to related parties was a net payable to TDC in the amount of $891,000. This represents cumulative preferred stock dividends in arrears payable to TDC in the amount of $934,000 and a net $43,000 receivable in connection with our agreements to transport telecommunications traffic for each other. As of November 27, 2008, TDC owned approximately 64% of our outstanding common stock and 30,000 shares of our preferred stock convertible into 300,000 shares of common stock.

In 2006, Messrs. Dogonowski, Eriksen, Revsbech and Scheinemann, then directors, were officers of TDC. Torben V. Holm was an employee of TDC and served as our President and Chief Executive Officer and was also the head of management’s executive committee. Alex Wurtz, also an employee of TDC, served as our head of Corporate Business Development and was a member of our management executive committee. We reached an agreement with TDC to reimburse TDC for the services of Messrs. Holm and Wurtz; however, no payment had been made. In 2007, Robert Dogonowski, Jesper Ovesen, Morten Bull Nielsen and Henrik Scheinemann, directors of the company, were officers of TDC. Mr. Holm was still an employee of TDC when he continued to serve as our President and Chief Executive Officer and as the head of management’s executive committee through April 2007. Alex Wurtz was also still an employee of TDC when he continued to serve as our head of Corporate Business Development and as a member of management’s executive committee through April 2007.

For Mr. Holm, we paid €981,371 (approximately $1.4 million) for his services for the period from May 2005 through April 2007. We were also responsible for paying other costs pertaining to Mr. Holm, including housing in Budapest and for certain of Mr. Holm’s travel costs back to his home in Denmark.

For Mr. Wurtz, we paid €501,707 (approximately $0.7 million) for his services for the period from June 2005 through April 2007. We were also responsible for paying Mr. Wurtz’s housing in Budapest.

In addition to the services of Messrs. Holm and Wurtz, three employees of TDC have performed financial controlling services for us. We have an agreement with TDC to pay approximately $139,000 for such services. TDC also provided services for us in connection with certain strategic projects, including services in connection with our acquisition of Invitel. For such services, we agreed to reimburse TDC approximately $360,000.

All of the directors of the Company were covered by a directors and officers liability policy taken out by TDC. In 2006, we had approximately $308,000 in expenses for our portion of the overall premium paid by TDC. As of December 31, 2007, we had approximately $302,000 in expenses for our portion of the overall premium paid by TDC. As of September 30, 2008, we had approximately $125,000 in expenses for our portion of the overall premium paid by TDC.

We have agreements in place with TDC, pursuant to which we and TDC transport international voice, data and Internet traffic for each other over our respective telecommunications networks. For 2006, TDC paid us a net amount of approximately $1,332,000 pursuant to these agreements. For the years ended December 31, 2007 and 2006, we transported these services for TDC in the amount of approximately $2,117,000 and $1,825,000, respectively, pursuant to such agreements, and for these years, we agreed to pay TDC an amount of approximately $866,000 and $691,000, respectively, pursuant to such agreements. For the nine months ended September 30, 2008 and 2007, we transported these services for TDC and recorded revenue in the amount of approximately $808,000 and $1,707,000, respectively, pursuant to such agreements. For the three months ended September 30, 2008 and 2007, TDC charged us approximately $206,000 and $133,000, respectively, pursuant to such agreements. For the nine months ended September 30, 2008 and 2007, TDC charged us approximately $497,000 and $641,000, respectively, pursuant to such agreements.

DIRECTORS AND EXECUTIVE OFFICERS OF HTCC DELAWARE

The members of HTCC Delaware’s current board of directors include: Henrik Scheinemann (Chairman), a Vice-President in TDC’s Mergers & Acquisition department; Carsten Dyrup Revsbech (Vice-Chairman), a Senior Vice President and the Chief Financial Officer of TDC’s Mobile Nordic group; Ole Steen Andersen, a recently retired member of the Executive Committee and Chief Financial Officer of Danfoss A/S, a Danish company; Robert R. Dogonowski, a director in TDC’s Group Strategy department; Peter Feiner, the managing director of Spar Hungary, which operates supermarkets and hypermarkets throughout Hungary; Jens Due Olsen, who is currently a financial consultant and until the end of 2007 was an Executive Vice-President and the Chief Financial Officer of GN Store Nord A/S, a Danish company; and Morten Bull Nielsen, a director and attorney at TDC. Our executive officers are Martin Lea, President and Chief Executive Officer; Robert Bowker, Chief Financial Officer; and Peter T. Noone, General Counsel and Secretary. Messrs. Lea, Bowker and Noone comprise the Executive Committee of management of HTCC Delaware.

Executive Officer Compensation

The following table includes information concerning compensation for the fiscal years ended December 31, 2006 and December 31, 2007 in reference to Torben V. Holm, our former President and Chief Executive Officer; Martin Lea, our current President and Chief Executive Officer; Steven Fast, our former Chief Financial Officer; Robert Bowker, our current Chief Financial Officer; and Peter T. Noone, our General Counsel and Secretary (collectively, the “Named Executive Officers”). The Board has designated Messrs. Lea, Bowker and Noone as executive officers and members of management’s executive committee. Certain compensation amounts reported in this table were paid in euros (€), Hungarian forints (HUF) or Danish krones (DKK) and have been converted into U.S. dollars using the relevant average exchange rate correlating to the period in which the payments were made. The majority of the amounts reported for Mr. Holm have been paid by TDC for the services of Mr. Holm as an Executive Officer of HTCC Delaware. Mr. Holm was an employee of TDC when he served as our President and Chief Executive Officer from 2005 through April 2007. The amounts reported for Messrs. Lea and Bowker include only amounts earned following our acquisition of Invitel on April 27, 2007. The amounts reported for Mr. Fast cover the period from January 15, 2007 to May 31, 2007 (Mr. Fast served as our interim Chief Financial Officer from January 15, 2007 until our acquisition of Invitel on April 27, 2007 and, thereafter, in a transitional role until his departure from the company as of May 31, 2007). Compensation for the fiscal year ended December 31, 2008 for Messrs. Lea, Bowker and Noone will be determined during the first quarter of 2009.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensations ($)		Total ($)
Robert Bowker, Chief Financial Officer	2007	255,754	203,500	—	337,500	—	35,965	(5)	832,719

Steven Fast, former Chief Financial Officer	2007	99,750	—	—	—	—	96,390	(6)	196,140

Torben V. Holm, former President and Chief Executive Officer	2007	65,658	70,691	—	—	—	257,318	(7)	393,667
	2006	215,800	29,168	—			663,394		908,362

Martin Lea, President and Chief Executive Officer	2007	319,689	254,375	—	337,500	—	90,615	(8)	1,002,179

Peter T. Noone, General Counsel and Secretary	2007	242,061	61,500	169,800			3,939		477,300
	2006	214,461	30,000	178,600	—	—	3,939	(9)	427,000

(1)	Mr. Holm received a guaranteed after-tax “take-home” salary and TDC is responsible for the taxes imposed upon his guaranteed “take home” salary as well as the taxes on the other taxable components of his compensation. The 2006 amount reported for Mr. Holm includes a guaranteed monthly payment that Mr. Holm received from TDC in lieu of the implementation of a stock option program in 2006 by TDC. The amounts reported for Messrs. Bowker and Lea consist of monthly management service fees.

(2)	The 2006 amount reported for Mr. Holm consists of a guaranteed after-tax “take-home” 2006 performance bonus. We approved a payment to TDC as reimbursement for the costs of the 2006 performance bonus for Mr. Holm and the related taxes. The 2007 amount reported for Mr. Holm consists of a 2007 performance bonus paid by us and a guaranteed after-tax “take-home” bonus paid by TDC to Mr. Holm for completing his assignment at the Company.
(3)	The accounting expense for 2006 and 2007 in connection with the grant of stock options to Mr. Noone in 2006 and 2007 was calculated in accordance with SFAS 123R and the valuations were made using the Black-Scholes option pricing model. The assumptions used in such valuations are included in Footnote 1(m) of the Notes to Consolidated Financial Statements for the year ended December 31, 2007, which financial statements are included in this proxy statement/prospectus.
(4)	The amounts reported for Messrs. Bowker and Lea are cash bonus awards which were based on incentive cash bonus plans established as part of the Invitel Acquisition, pursuant to which the company paid cash bonuses of €250,000 ($337,500) to each of the service companies providing Mr. Lea’s and Mr. Bowker’s services upon the completion of the company’s €200 million Floating Rate Note offering in connection with the Invitel Acquisition.
(5)	The amount reported for Mr. Bowker consists of the value of the following perquisites and other personal benefits: the costs for us to rent an apartment in Budapest for Mr. Bowker ($30,132); and the costs associated with the provision by the company of an automobile in Budapest for Mr. Bowker.
(6)	The amount reported for Mr. Fast includes a lump sum payment ($84,420) paid in connection with the termination of Mr. Fast’s employment agreement. The amount reported also includes the value of a housing allowance paid to Mr. Fast in the amount of $11,970 (€2,000 per month).
(7)	The 2007 amount reported for Mr. Holm includes our estimate of Mr. Holm’s personal tax liability which is reimbursed by TDC ($209,384) and TDC’s contributions to a vested retirement plan for Mr. Holm ($14,605). The amount reported also includes the value of the following perquisites and other personal benefits: the costs associated with Mr. Holm’s weekly commute back to his home in Denmark, which costs include airfare, parking and other costs; the costs for the company to rent an apartment in Budapest for Mr. Holm; the costs associated with the provision by the company of an automobile in Budapest for Mr. Holm; the payment by TDC for certain personal tax advice for Mr. Holm; a holiday allowance paid by TDC; and some utility costs.
(8)	The amount reported for Mr. Lea consists of the value of the following perquisites and other personal benefits: the costs for us to rent a house in Budapest for Mr. Lea and his family ($44,640); the costs associated with the provision by the company of an automobile in Budapest for Mr. Lea; and amounts reimbursed by the company to the service company providing Mr. Lea’s services for certain educational costs for Mr. Lea’s children and some travel costs related thereto ($40,142).
(9)	The amounts reported for Mr. Noone consist of payments to Mr. Noone for certain life insurance costs.

Martin Lea:

The CEO Service Agreement was entered into in connection with the Invitel Acquisition. It currently provides for an annual management service fee of €359,219 ($455,999 at current exchange rates) paid monthly, which will be reviewed annually. HTCC Delaware is contractually obligated to pay an annual performance bonus up to a maximum of 50% of the annual management service fee. In February 2008 the Board approved a 2007 performance bonus in the amount of €171,875 ($219,395 at current exchange rates). We provide Mr. Lea with the use of a company car and pay for his housing costs in Budapest and, pursuant to the CEO Service Agreement, reimburse the educational costs of Mr. Lea’s children (including certain transportation costs associated therewith). The CEO Service Agreement also provided for a special one-time lump sum bonus in 2007 in the amount of €250,000 ($319,159 at current exchange rates), conditioned upon, and paid following the successful completion of our €200 million Floating Rate Note offering in connection with the Invitel Acquisition.

In addition, the CEO Service Agreement provides for a special one-time lump sum bonus payment in the event of a “Trigger Event.” A Trigger Event generally means any transaction or series of transactions, including a consolidation or merger, following which HTCC Delaware’s shareholders no longer own at least 50% of the combined voting power of the surviving entity (or its ultimate parent); or a sale of all or substantially all of the assets of the Company (other than to an affiliate). If a Trigger Event occurs and the per share consideration, determined on a fully diluted basis, to be received by the holders of the shares of HTCC Delaware’s Common Stock (the “Per Share Consideration”) is at least $14.69, HTCC Delaware shall be required to pay a bonus under the CEO Service Agreement (the “Trigger Event Bonus”). The Trigger Event Bonus shall be calculated as follows: (a) 39.47% of $4 million (that is, $1,578,800), plus (b) 39.47% of the net present value (using a discount rate of 10% per annum) of 10% of the increase in the equity value of HTCC Delaware implied by the increase in the Per Share Consideration over $14.69, but not less than zero. For this purpose, the implied increase in the equity value is determined by multiplying the Per Share Consideration by the total number of shares of HTCC Delaware’s Common Stock outstanding, on a fully-diluted basis, on the date of the Trigger Event, and subtracting from the result the amount calculated by multiplying $14.69 by the total number of shares of HTCC Delaware’s Common Stock outstanding, on a fully-diluted basis, on April 27, 2007. If HTCC Delaware achieves at least the minimum target equity value for HTCC Delaware’s common stockholders upon the occurrence of a Trigger Event, HTCC Delaware will be obligated to pay a minimum bonus of $1,578,800.

Robert Bowker:

The CFO Service Agreement was entered into in connection with the Invitel Acquisition. It currently provides for an annual management service fee of €287,375 ($364,841 at current exchange rates) paid monthly, which will be reviewed annually. HTCC Delaware is contractually obligated to pay an annual performance bonus up to a maximum of 50% of the annual management service fee. In February 2008 the Board approved a 2007 performance bonus in the amount of €137,500 ($175,503 at current exchange rates). We provide Mr. Bowker with the use of a company car and pay for his housing costs in Budapest. The CFO Service Agreement also provided for a special one-time lump sum bonus in 2007 in the amount of €250,000 ($319,159 at current exchange rates), conditional upon, and paid following the successful completion of HTCC Delaware’s €200 million Floating Rate Note offering in connection with the Invitel Acquisition.

In addition, the CFO Service Agreement, similar to the CEO Service Agreement, provides for a special one-time lump sum bonus payment in the event of a “Trigger Event.” The Trigger Event Bonus with respect to the services of Mr. Bowker shall be calculated as follows: (a) 24.27% of $4 million (that is $970,800), plus (b) 24.27% of the net present value (using a discount rate of 10% per annum) of 10% of the increase in the equity value of HTCC Delaware implied by the increase in the Per Share Consideration over $14.69, but not less than zero. For this purpose, the implied increase in equity value shall be determined in the same manner as under the CEO Service Agreement. If HTCC Delaware achieves at the least the minimum target equity value for HTCC Delaware’s common stockholders upon the occurrence of a Trigger Event, HTCC Delaware will be obligated to pay a minimum bonus of $970,800.

Peter T. Noone:

Mr. Noone’s employment agreement provides for an indefinite term with a 2008 annual base compensation of $257,070. The agreement also provides for an annual award of immediately-vested ten-year options to purchase at least 20,000 shares of Common Stock. Mr. Noone is eligible to receive an annual performance bonus at HTCC Delaware’s discretion consisting of either cash, stock, additional stock options or a combination thereof. In February 2008, the Board awarded Mr. Noone a discretionary performance bonus for 2007 in the amount of $61,500.

Director Compensation

The following table provides compensation information for the one-year period ended December 31, 2007 for each former or current member of the Board that received any form of compensation in 2007. Two former directors who were employees of TDC and served on the Board during 2007 (Jesper Theill Eriksen and Jesper Helmuth Larsen) and our current directors who are employees of TDC (Robert Dogonowski, Morten Bull Nielsen, Carsten Dyrup Revsbech and Henrik Scheinemann) do not receive any compensation for serving on the Company’s Board due to TDC’s internal policy.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Ole Steen Andersen	29,400	39,686	(2)	—	—	—	—	69,086
Ole Bertram	4,900	11,513	(3)		—	—	—	16,413
Peter Feiner	15,000	26,513	(4)	—	—	—	—	41,513
Jens Due Olsen	19,283	37,118	(5)	—	—	—	—	56,401
John B. Ryan	12,400	11,513	(6)	—	—	—	—	23,913

(1)	Messrs. Bertram and Ryan each received 2,000 shares of our common stock in May 2006 upon their election to our Board for the 2006 to 2007 term. The shares vested upon the completion of the Board term in May 2007. The grant date fair value of each share was the market price on the date of grant which was $15.35 per share ($61,400 in total). In 2006, Mr. Andersen received a pro-rated grant of 1,500 shares of our Common Stock for his services for the remainder of the Board’s 2006 to 2007 term. The grant date fair value of each share was the market price on the date of the start of his service which was $15.74 per share ($23,610 in total). In 2007, Mr. Olsen received a pro-rated grant of 500 shares of our common stock for his services for the remainder of the Board’s 2006 to 2007 term. The grant date fair value of each share was the market price on the date of grant which was $21.21 per share ($10,605 in total). Messrs. Andersen, Feiner and Olsen each received 2,000 shares of our common stock in May 2007 upon their election to the Board for the 2007 to 2008 term. The shares vest upon the completion of the Board’s term in May 2008. The grant date fair value of each share was the market price on the date of grant which was $21.21 per share ($127,260 in total). The accounting expense for 2007 in connection with the grant of stock to directors was calculated in accordance with FAS 123R. The assumptions used in such valuation are included in Footnote 1(m) of the Notes to Consolidated Financial Statements for the year ended December 31, 2007, which financial statements are included in this proxy statement/prospectus.
(2)	At year-end 2007, Mr. Andersen held 2,000 shares of common stock that were awarded to him for his service as a director of HTCC Delaware, which shares vested in May 2008.
(3)	At year-end 2007, Mr. Bertram held options to purchase 200,000 shares of common stock, which options were awarded to him for his service as President and Chief Executive Officer of HTCC Delaware.
(4)	At year end 2007, Mr. Feiner held 2,000 shares of common stock that were awarded to him for his service as a director of HTCC Delaware, which shares vested in May 2008.
(5)	At year-end 2007, Mr. Olsen held 2,000 shares of common stock that were awarded to him for his service as a director of HTCC Delaware, which shares vested in May 2008.
(6)	At year-end 2007, Mr. Ryan held options to purchase 30,000 shares of common stock, which options were awarded to him for his service as a director of HTCC Delaware.

The directors who are employees of TDC, our majority stockholder, are prohibited by TDC policy from accepting compensation for serving on our Board. We compensate directors who are not TDC employees with a fixed quarterly fee of $2,500, a per meeting fee of $1,000 for meetings held in-person and a per meeting fee of $500 for meetings held via telephonic conference call. The eligible directors also received 2,000 shares of common stock for their 2007 to 2008 Board service. Such shares vested upon the completion of the one-year

Board term in May 2008. For Audit Committee meetings, the directors are paid a per meeting fee of $1,000 for meetings held in-person and a per meeting fee of $500 for meetings held via telephonic conference call. The Chairman of the Audit Committee also receives a $2,500 fixed quarterly fee. The company also reimburses the directors for out-of-pocket expenses.

Security Ownership of Executive Officers and Directors

The following table sets forth the beneficial ownership of HTCC Delaware’s common stock as of September 30, 2008, for each current director and each Named Executive Officer.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
	Named Executive Officers
Common Stock	Robert Bowker, Chief Financial Officer	246,769	(2)	1.5%
Common Stock	Steven Fast, former Chief Financial Officer	0		0
Common Stock	Torben V. Holm, former President and Chief Executive Officer	0		0
Common Stock	Martin Lea, President and Chief Executive Officer	401,377	(3)	2.4%
Common Stock	Peter T. Noone, General Counsel and Secretary	149,610	(4)	0.9%
	Directors
Common Stock	Ole Steen Andersen	5,500	(5)	*
Common Stock	Robert R. Dogonowski	0	(6)	0
Common Stock	Morten Bull Nielsen	0	(6)	*
Common Stock	Peter Feiner	4,000	(7)	*
Common Stock	Jens Due Olsen	4,500	(8)	*
Common Stock	Henrik Scheinemann	0	(6)	0
Common Stock	Carsten Dyrup Revsbech	0	(6)	0

*	Less than one percent
(1)	“Shares Beneficially Owned” includes shares held directly, as well as shares which such persons have the right to acquire within 60 days of April 4, 2008 and shares held by certain members of such persons’ families, over which such persons may be deemed to have sole or shared voting power or investment power. “Percent of Class” is calculated by dividing the “Shares Beneficially Owned” by the individual (or group) by the shares of Common Stock outstanding as of April 4, 2008 plus only those shares which the individual (or group) has the right to acquire within 60 days of April 4, 2008.
(2)	Consists of shares of common stock held by Rob Investments Limited, over which Mr. Bowker has voting and investment power.
(3)	Consists of shares of common stock held by Vision 10 Limited, over which Mr. Lea has voting and investment power.
(4)	Includes 140,000 shares subject to currently exercisable stock options.
(5)	Consists of 5,500 shares granted from our 2004 Long-Term Incentive Plan.
(6)	Does not include shares reported to be beneficially owned by TDC A/S. Henrik Scheinemann, Robert R. Dogonowski, Carsten Dyrup Revsbech and Morten Bull Nielsen, directors of the company, serve as officers of TDC A/S.
(7)	Consists of 4,000 shares granted from our 2004 Long-Term Incentive Plan.
(8)	Consists of 4,500 shares granted from our 2004 Long-Term Incentive Plan.

PRINCIPAL STOCKHOLDERS OF HTCC DELAWARE

Our officers and directors own approximately 6% of HTCC Delaware common stock.

Approximately 30% of outstanding HTCC Delaware common stock is traded in the public markets. Our common stock is listed on the NYSE Alternext under the symbol “HTC.”

TDC currently owns 10,499,782 shares or approximately 63.9% of our outstanding common stock.

TDC, based in Copenhagen, Denmark, is the leading provider of communications solutions in Denmark and a strong player in the Nordic business market. TDC has developed from a traditional provider of landline and mobile services into a provider of modern telecommunications solutions. TDC’s largest shareholder is Nordic Telephone Company ApS (“NTC”), which owns approximately 88% of the outstanding equity in TDC. NTC is a Danish entity owned by five private equity firms.

At December 31, 2007, TDC had total assets of Danish kroner 79.5 billion (approximately $15.7 billion) and shareholders’ equity of Danish kroner 10.4 billion (approximately $2.1 billion). For 2007, TDC had net income of Danish kroner 8.17 billion (approximately $1.6 billion) on net revenues of Danish kroner 39.3 billion (approximately $7.8 billion).

Certain agreements with TDC provide TDC with certain preemptive rights to purchase, upon the issuance of common stock in certain circumstances to third parties, shares of HTCC Delaware common stock in order to maintain its percentage ownership interest of the outstanding common stock.

TDC has informed HTCC Delaware that it intends to convert its 30,000 Series A Preferred Shares into 300,000 shares of HTCC common stock immediately prior to the merger.

HTCC DELAWARE MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS

In this section, the words “we,” “us” and “our” generally refer to HTCC Delaware and its operating subsidiaries.

Overview

We were incorporated in Delaware in 1992 as a holding company to acquire concessions from the government of the Republic of Hungary to own and operate local fixed line telecommunications in Hungary as Hungary privatized its telecommunications industry. We are the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services to residential and business customers in our 14 historical concession areas, where we have a dominant market share. We are the number one alternative fixed line operator outside our historical concession areas. We also use our network capacity to transport voice, data and Internet traffic for other telecommunications service providers, and Internet Service Providers (“ISPs”) on a wholesale basis. Our network extends into 14 countries in the Central and South Eastern European region where we have owned points of presence (“POPs”). We are a leading provider of wholesale data and capacity services in the Central and South Eastern European Region.

We provide telecommunications services in Hungary and in the region through our Hungarian and other operating subsidiaries under our common brand: Invitel. We also provide Internet and data services to business customers in Romania through our Romanian subsidiary, Euroweb Romania.

Our historical concession areas are geographically clustered and cover an estimated 2.1 million people, representing approximately 21% of Hungary’s population. Outside our historical concession areas, we believe that we are well positioned to continue to grow our revenue and market share using our owned state-of-the-art backbone network, our experienced sales force and our comprehensive portfolio of services. Our extensive backbone network (comprising approximately 8,500 route kilometers in Hungary and 19,000 route kilometers outside Hungary) provides us with nationwide and international reach. It allows business customers to be connected directly to our network to access voice, data and Internet services. Our regional network allows us to offer telecommunications network capacity on a wholesale basis to large international carriers.

We have a diversified revenue and cash flow base, making us less susceptible to market pressures in any particular market segment. For the nine months ended September 30, 2008, we derived approximately 30% of our revenue from Mass Market Voice, 10% from Mass Market Internet, 27% from Business and 33% from Wholesale.

As of January 1, 2008, we completed the legal consolidation of some of our Hungarian operating subsidiaries. Hungarotel, PanTel and Euroweb Hungary have merged into Invitel. With the legal merger complete, we intend to benefit from improved efficiencies and reduced administrative costs.

As of September 30, 2008, we had approximately 389,000 telephone lines connected to our network within our historical concession areas to service Mass Market Voice customers and we had approximately 526,000 active Mass Market Voice customers outside our historical concession areas connected through Carrier Pre-Selection (“CPS”), Carrier Selection (“CS”) or Local Loop Unbundling (“LLU”). This is compared to December 31, 2007 when we had approximately 405,000 telephone lines in service within our historical concession areas to service Mass Market Voice customers and approximately 662,000 active Mass Market Voice customers connected through indirect access outside our historical concession areas. The decrease in the number of active Mass Market Voice customers outside our historical concession areas is due to churn of low value CS customers.

The number of our Mass Market broadband DSL customers has increased from approximately 122,000 as of December 31, 2007 to approximately 135,000 as of September 30, 2008. The number of our IPTV customers increased to 1,380 as of September 30, 2008 since the beginning of May, the introduction of this service.

In the Business segment, as of September 30, 2008, we had approximately 47,000 voice telephone lines within our historical concession areas, which are the same as the 2007 year-end level. Outside our historical concession areas, we had approximately 59,000 direct access voice telephone lines and approximately 12,000 indirect access voice telephone lines as of September 30, 2008, compared to approximately 58,000 direct access voice telephone lines and approximately 13,000 indirect access voice telephone lines as of December 31, 2007. As of September 30, 2008, we had approximately 18,000 DSL lines and approximately 15,000 leased lines compared to approximately 16,000 DSL lines and approximately 12,000 leased lines at 2007 year-end.

In the Wholesale market, we had over 570 customers as of September 30, 2008 compared to over 300 as of December 31, 2007. Wholesale customers include telecommunication services providers from Western Europe and the United States, incumbent telecommunications services providers, alternative fixed line telecommunications services providers, mobile operators, cable television operators and Internet Service Providers. The increase in the number of Wholesale customers is primarily due to the acquisition of Memorex.

Our goal is to provide customers with good value telecommunications services coupled with exceptional service and to be a cost efficient telecommunications service provider. Our primary risk is our ability to retain existing customers and attract new customers in a competitive market. Our success depends upon our operating and marketing strategies, as well as market acceptance of our telecommunications services within Hungary and the region.

We will continue to explore other strategic merger, acquisition or alliance opportunities. In addition, we will also continuously review our service portfolio to identify service opportunities that can enhance our competitive position.

Critical Accounting Policies

General

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). This requires management to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. U.S. GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within U.S. GAAP that we believe are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. We regularly assess these policies in light of current and forecasted economic and regulatory conditions. We believe the following accounting policies are critical to understanding our results of operations and the effect of the more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue Recognition – Revenues are primarily earned from providing access to and usage of our networks and facilities. Access revenue is billed one month in advance and recognized the following month when earned. Revenues based on measured traffic are recognized when the service is rendered.

Wholesale data revenue from leased lines is based on the bandwidth of the service and the particular route involved and is recognized in the period of usage or when the service is available to the customer.

From time to time, we sell fiber optical assets to other telecommunications companies. Revenue is recognized as and when the transfer of ownership is complete.

Goodwill – We assess the fair value of goodwill at each reporting unit at least once a year. To the extent that information indicates that the carrying amount of our net assets exceed the estimated fair value, we will recognize an impairment charge. The estimated fair value of the company is determined using two methods. The first method places a per access line fair value on each of our historical concession areas access lines and compares this to the book value of our net assets in our historical concession areas. The second method compares our market capitalization to the book value of our net assets. During 2007, we performed our annual impairment testing with respect to goodwill, and based upon the results, we concluded that there is no impairment to the carrying value of goodwill reported in our financial statements. Our estimate of fair value will be subject to revision as market conditions change.

Long-lived Assets – Long-lived assets, consisting primarily of property, plant and equipment and intangible assets, including concession rights, property rights and software comprise a significant portion of our total assets. Changes in technology, changes in our intended use of these assets and/or changes in the regulatory environment may cause the estimated period of use or the value of these assets to change. These assets are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Estimates and assumptions used in both setting depreciable lives and reviewing recoverability require both judgment and estimation by management. Impairment is deemed to have occurred if projected undiscounted cash flows related to the asset are less than its carrying value. If impairment is deemed to have occurred, the carrying values of the assets are written down, through a charge against earnings, to their fair value.

Contingent Liabilities – We establish accruals for estimated loss contingencies when we determine that a loss is probable and the amount of the loss can be reasonably estimated. Revisions to contingent liabilities are reflected in income in the period in which different facts or information become known or circumstances change that affect our previous assessments as to the likelihood of and estimated amount of loss. Accruals for contingent liabilities are based upon our assumptions and estimates, after giving consideration to the advice of legal counsel and other information relevant to the assessment of the probable outcome of the matter. Should the outcome differ from the assumptions and estimates, revisions to the estimated accruals for contingent liabilities would be required.

Income Taxes – In assessing the reliability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider projected future taxable income and tax planning in making these assessments. Actual income taxes could vary from these estimates due to future changes in the income tax laws or the results from reviews of our tax returns by taxing authorities.

Restatements

We refer to Note 1(c) in Notes to the Consolidated Financial Statements for the year ended December 31, 2007, on page F-11.

Comparison of Three-months Ended September 30, 2008 to Three-months Ended September 30, 2007

The functional currency of our Hungarian subsidiaries is the Hungarian forint, the functional currency of Memorex and Memorex’s subsidiaries is the euro and the functional currency of our other subsidiaries outside Hungary is the applicable local currency. The average Hungarian forint/U.S. dollar exchange rate for the three months ended September 30, 2008 was 157.15, compared to an average Hungarian forint/U.S. dollar exchange rate for the three months ended September 30, 2007 of 183.27. The average U.S. dollar/euro exchange rate for the three months ended September 30, 2008 was 1.50, compared to an average U.S. dollar/euro exchange rate for the three months ended September 30, 2007 of 1.37. When comparing the three months ended September 30, 2008 to the three months ended September 30, 2007, you should note that U.S. dollar reported amounts have been affected by the 17% appreciation of the Hungarian forint against the U.S. dollar and the 9% appreciation of the euro against the U.S. dollar. Certain amounts in functional currency terms have been reported in U.S. dollars using a fixed exchange rate for comparative purposes.

Our results have also been affected by the inclusion of Invitel’s results since April 27, 2007, the date of the Invitel Acquisition; the results of Tele2 Hungary since October 18, 2007, the date of the Tele2 Hungary Acquisition; and the results of Memorex since March 5, 2008, the date of the Memorex Acquisition. Our results for the three months ended September 30, 2007 include the results of Invitel and do not include the results of Tele2 Hungary and Memorex.

Revenue

	Three Months Ended September 30,		% change
(dollars in millions)	2008	2007
Mass Market Voice	$41.8	$33.3	26%
Business	40.4	34.6	17%
Mass Market Internet	14.9	11.6	28%
Wholesale	56.0	36.6	53%

Total Revenue	153.1	116.1	32%

Our revenue in U.S. dollar terms increased by $37.0 million, or 32% for the three months ended September 30, 2008 compared to the three months ended September 30, 2007. In functional currency terms, revenue increased by 14%. This increase is attributable to the factors described below.

Mass Market Voice

Our Mass Market Voice revenue for the three months ended September 30, 2008 was $41.8 million compared to $33.3 million for the three months ended September 30, 2007, representing an increase of $8.5 million or 26%. This increase is mainly due to: (i) the addition of Tele2 Hungary, which resulted in additional revenue of $6.1 million; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar during the three months ended September 30, 2008 compared to the prior year.

The number of Mass Market Voice telephone lines within our historical concession areas was approximately 389,000 as of September 30, 2008 compared to 412,000 as of September 30, 2007 and the number of Carrier Selection (“CS”) and Carrier Pre-Selection (“CPS”) customers that represents our customer base outside our historical concession areas was approximately 526,000 as of September 30, 2008 compared to 220,000 as of September 30, 2007. The significant increase in the number of Mass Market Voice CPS customers between September 30, 2008 and 2007 is due to the acquisition of Tele2 Hungary on October 18, 2007. Tele2 Hungary had approximately 459,000 CPS customers as of September 30, 2007.

Business

Our Business revenue for the three months ended September 30, 2008 was $40.4 million compared to $34.6 million for the three months ended September 30, 2007, representing a $5.8 million or 17% increase. This increase was primarily due to: the 17% appreciation of the Hungarian forint against the U.S. dollar as Business revenue in functional currency terms was flat for the three months ended September 30, 2008 compared to the same period in 2007.

The number of Business voice telephone lines inside our historical concession areas was approximately 47,000 both as of September 30, 2008 and 2007. The number of direct access Business voice telephone lines outside our historical concession areas was approximately 59,000 as of September 30, 2008 compared to 55,000 as of September 30, 2007 and the number of indirect access Business voice telephone lines outside our historical concession areas was approximately 12,000 as of September 30, 2008 compared to approximately 13,000 as of September 30, 2007. In addition, we had approximately 18,000 DSL lines and approximately 15,000 leased lines as of September 30, 2008 compared to approximately 15,000 DSL lines and approximately 13,000 leased lines as of September 30, 2007.

Mass Market Internet

Our Mass Market Internet revenue increased by $3.3 million, or 28% from $11.6 million for the three months ended September 30, 2007 to $14.9 million for the three months ended September 30, 2008. This increase is primarily due to: (i) the increase in our broadband DSL customer base; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

As of September 30, 2008 we had approximately 135,000 broadband DSL customers compared to approximately 115,000 broadband DSL customers as of September 30, 2007, which represents a 17% increase.

Wholesale

Our Wholesale revenue increased by $19.4 million, or 53% from $36.6 million for the three months ended September 30, 2007 to $56.0 million for the three months ended September 30, 2008. This increase is primarily attributable to: (i) the inclusion of Memorex’s Wholesale revenue, which resulted in an additional $16.6 million in Wholesale revenue and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

Cost of Sales

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Segment cost of sales	$43.6	$38.7

Cost of sales, at the segment level, was $43.6 million for the three months ended September 30, 2008 and $38.7 million for the three months ended September 30, 2007, which represents an increase of $4.9 million or 13%. This increase is mainly attributable to: (i) the inclusion of Memorex’s cost of sales, which resulted in additional cost of sales of $1.8 million and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment cost of sales to cost of sales as per our Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the three months ended September 30, 2008 and 2007:

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Segment cost of sales	$43.6	$38.7
Backbone rental expenses	6.3	4.6
Network operating expenses	6.4	5.3
Direct personnel expenses	5.5	8.8

Total cost of sales	$61.8	$57.4

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Memorex Acquisition.

Gross Margin

	Three Months Ended September 30,		% change
(dollars in millions)	2008	2007
Mass Market Voice	$33.5	$27.1	24%
Business	31.0	26.5	17%
Mass Market Internet	12.4	9.5	31%
Wholesale	32.6	14.3	128%

Segment Gross Margin	109.5	77.4	41%
Segment Gross Margin %	71.6%	66.7%

Our segment gross margin increased from $77.4 million for the three months ended September 30, 2007 to $109.5 million for the three months ended September 30, 2008, an increase of $32.1 million or 41%. This increase is attributable to the factors described below.

Our segment gross margin percentage increased from 66.7% in the three months ended September 30, 2007 to 71.6% in the three months ended September 30, 2008. This improvement in gross margin percentage is due to the Memorex Acquisition.

In addition to the segment gross margin, consolidated gross margin includes backbone rental expenses, network operating expenses and direct personnel expenses, which increased as a result of the inclusion of Invitel and Memorex.

Mass Market Voice

Our Mass Market Voice gross margin for the three months ended September 30, 2008 was $33.5 million compared to $27.1 million for the three months ended September 30, 2007, representing an increase of $6.4 million or 24%. This increase is mainly due to: (i) the addition of Tele2 Hungary, which resulted in additional gross margin of $3.8 million; (ii) the change in our gross margin mix due to changes in our customer base as described below; and (iii) the 17% appreciation of the Hungarian forint against of the U.S. dollar.

The gross margin for the three months ended September 30, 2008 compared to the three months ended September 30, 2007 was also affected by: (i) the decrease in Mass Market Voice revenue inside our historical concession areas; offset by (ii) the increase in Mass Market voice revenue outside our historical concession areas and (iii) the reduction in interconnect charges.

Business

Our Business gross margin for the three months ended September 30, 2008 was $31.0 million compared to $26.5 million for the three months ended September 30, 2007, representing a $4.5 million or 17% increase. The increase was primarily due to the 17% appreciation of the Hungarian forint against the U.S. dollar as in functional currency terms Business gross margin for the three months ended September 30, 2008 was flat compared to the same period in 2007.

Mass Market Internet

Our Mass Market Internet gross margin increased by $2.9 million, or 31% from $9.5 million for the three months ended September 30, 2007 to $12.4 million for the three months ended September 30, 2008. This increase is primarily due to: (i) the increase in our broadband DSL customer base; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

Wholesale

Our Wholesale gross margin increased by $18.3 million, or 128% from $14.3 million for the three months ended September 30, 2007 to $32.6 million for the three months ended September 30, 2008. This increase is primarily attributable to (i) the inclusion of Memorex’s Wholesale gross margin, which resulted in an additional gross margin of $14.8 million; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

Selling, General and Administrative

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Segment selling, general and administrative	$46.9	$37.8

Our selling, general and administrative expenses at the segment level, increased by $9.1 million from $37.8 million for the three months ended September 30, 2007 to $46.9 million for the three months ended September 30, 2008. This increase is mainly attributable to: (i) the inclusion of Memorex’s selling, general and administrative expenses, which resulted in an increase of $8.5 million; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment selling, general and administrative expenses to selling, general and administrative expenses as per our Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the three months ended September 30, 2008 and 2007:

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Segment selling, general and administrative	$46.9	$37.8
Backbone rental expenses	(6.3)	(4.6)
Network operating expenses	(6.4)	(5.3)
Direct personnel expenses	(5.5)	(8.8)

Total selling, general and administrative	$28.7	$19.1

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Memorex Acquisition.

Depreciation and Amortization

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Depreciation and amortization	$34.1	$26.3

Depreciation and amortization increased by $7.8 million from $26.3 million for the three months ended September 30, 2007 to $34.1 million for the three months ended September 30, 2008. This increase is mainly due to: (i) the inclusion of Memorex’s depreciation and amortization charges, which resulted in additional depreciation and amortization expense of $3.6 million; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

Income from Operations

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Income from operations	$28.5	$13.3

As a result of the factors described above our income from operations increased by $15.2 million from $13.3 million for the three months ended September 30, 2007 to $28.5 million for the three months ended September 30, 2008.

Foreign Exchange Gains / (Losses), Net

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Foreign exchange gains (losses), net	$(11.4)	$(8.2)

Our foreign exchange losses of $11.4 million for the three months ended September 30, 2008 resulted primarily from: (i) unrealized losses relating to the revaluation of our euro denominated debt at period end amounting to $13.4 million; offset by (ii) foreign exchange gains on our receivables in the amount of $2.0 million. The increase in our foreign exchange losses for the three months ended September 30, 2008 compared to 2007 is due to the increase in our debt and the change in the HUF/EUR exchange rate.

Interest Expense

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Interest expense	$29.8	$19.2

Interest expense increased by $10.6 million from $19.2 million for the three months ended September 30, 2007 to $29.8 million for the three months ended September 30, 2008. This increase is mainly due to: (i) the interest expense on the Bridge Loans of $4.2 million relating to the Memorex Acquisition; and (ii) the 17% appreciation of the Hungarian forint against the U.S. dollar.

Interest Income

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Interest income	$1.0	$0.5

Our interest income was $1.0 million for the three months ended September 30, 2008 and $0.5 million for the three months ended September 30, 2007. Interest income was realized on our cash and cash equivalents balance during these periods.

Gains / (Losses) from Fair Value Changes of Derivative Financial Instruments

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Gains / (losses) from fair value changes of derivative financial instruments	$6.4	$6.6

The $6.4 million gain on the fair value changes of derivative financial instruments for the three months ended September 30, 2008 and the $6.6 million gain on the fair value changes of derivative financial instruments for the three months ended September 30, 2007 is primarily due to the changes in the unrealized fair value of the hedges entered into in connection with the debt assumed as part of the Invitel Acquisition. See “Quantitative and Qualitative Disclosures about Market Risk” on page 123.

Income Tax Benefit / (Expense)

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Corporate tax	(0.1)	—
Local business tax	(15.5)	(2.4)

Current tax benefit / (expense)	(15.6)	(2.4)
Deferred tax benefit / (expense)	(1.1)	(1.8)

Total income tax benefit / (expense)	$(14.5)	$(4.1)

Our income tax expense changed from $4.1 million for the three months ended September 30, 2007 to $14.5 million for the three months ended September 30, 2008, primarily due to: (i) an increase in local tax expense due to a $13.0 million payable in relation to a municipality tax court case decision (see Note 11 “Subsequent Events); offset by (ii) the change in our deferred tax from an expense of $1.8 million for the three months ended September 30, 2007 to a benefit of $1.1 million for the three months ended September 30, 2008 due to an increase in our deferred tax asset realized resulting from generation of net operating losses.

Net Income / (Loss) Attributable to Common Stockholders

	Three Months Ended September 30,
(dollars in millions)	2008	2007
Net income / (loss) attributable to common stockholders	$(20.1)	$(11.2)

As a result of the factors discussed above, we recorded a net loss attributable to common stockholders of $20.1 million, or $1.23 per basic share and $1.23 per share on a diluted basis, for the three months ended September 30, 2008 compared to a net loss attributable to common stockholders of $11.2 million, or $0.68 per basic share and $0.68 per share on a diluted basis, for the three months ended September 30, 2007.

Comparison of Nine-months Ended September 30, 2008 to Nine-months Ended September 30, 2007

The functional currency of our Hungarian subsidiaries is the Hungarian forint, the functional currency of Memorex and Memorex’s subsidiaries is the euro and the functional currency of our other subsidiaries outside Hungary is the applicable local currency. The average Hungarian forint/U.S. dollar exchange rate for the nine months ended September 30, 2008 was 162.97, compared to an average Hungarian forint/U.S. dollar exchange rate for the nine months ended September 30, 2007 of 186.73. The average U.S. dollar/euro exchange rate for the nine months ended September 30, 2008 was 1.52, compared to an average U.S. dollar/euro exchange rate for the nine months ended September 30, 2007 of 1.34. When comparing the nine months ended September 30, 2008 to the nine months ended September 30, 2007, you should note that U.S. dollar reported amounts have been affected by the 15% appreciation of the Hungarian forint against the U.S. dollar and the 13% appreciation of the euro against the U.S. dollar. Certain amounts in functional currency terms have been reported in U.S. dollars using a fixed exchange rate for comparative purposes.

Our results have also been affected by the inclusion of Invitel’s results since April 27, 2007, the date of the Invitel Acquisition; the results of Tele2 Hungary since October 18, 2007, the date of the Tele2 Hungary Acquisition; and the results of Memorex since March 5, 2008, the date of the Memorex Acquisition. Our results for the nine months ended September 30, 2007 include the results of Invitel for five months and do not include the results of Tele2 Hungary and Memorex.

Revenue

	Nine Months Ended September 30,
(dollars in millions)	2008	2007	% change
Mass Market Voice	$127.4	$67.5	89%
Business	116.7	79.4	47%
Mass Market Internet	43.1	21.0	105%
Wholesale	145.4	90.2	61%

Total Revenue	432.6	258.1	68%

Our revenue in U.S. dollar terms increased by $174.5 million, or 68% for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. In functional currency terms, revenue increased by 46%. This increase is attributable to the factors described below.

Mass Market Voice

Our Mass Market Voice revenue for the nine months ended September 30, 2008 was $127.4 million compared to $67.5 million for the nine months ended September 30, 2007, representing an increase of $59.9 million or 89%. This increase is mainly due to: (i) the addition of Tele2 Hungary, which resulted in additional revenue of $21.2 million; (ii) the fact that for the nine months ended September 30, 2008 Invitel’s Mass Market Voice revenue was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Mass Market Voice revenue was included for only five months; and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar compared to the prior year.

The number of Mass Market Voice telephone lines within our historical concession areas was approximately 389,000 as of September 30, 2008 compared to 412,000 as of September 30, 2007 and the number of Carrier Selection (“CS”) and Carrier Pre-Selection (“CPS”) customers that represents our customer base outside our historical concession areas was approximately 526,000 as of September 30, 2008 compared to 220,000 as of September 30, 2007. The significant increase in the number of Mass Market Voice CPS customers between September 30, 2008 and 2007 is due to the acquisition of Tele2 Hungary on October 18, 2007. Tele2 Hungary had approximately 459,000 CPS customers as of September 30, 2007.

Business

Our Business revenue for the nine months ended September 30, 2008 was $116.7 million compared to $79.4 million for the nine months ended September 30, 2007, representing a $37.3 million or 47% increase. The increase was primarily due to (i) the fact that for the nine months ended September 30, 2008 Invitel’s Business revenue was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Business revenue was included for only five months; and (ii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

The number of Business voice telephone lines inside our historical concession areas was approximately 47,000 as of both September 30, 2008 and 2007. The number of direct access Business voice telephone lines outside our historical concession areas was approximately 59,000 as of September 30, 2008 compared to 55,000 as of September 30, 2007 and the number of indirect access Business voice telephone lines outside our historical concession areas was approximately 12,000 as of September 30, 2008 compared to approximately 13,000 as of September 30, 2007. In addition, we had approximately 18,000 DSL lines and approximately 15,000 leased lines as of September 30, 2008 compared to approximately 15,000 DSL lines and approximately 13,000 leased lines as of September 30, 2007.

Mass Market Internet

Our Mass Market Internet revenue increased by $22.1 million from $21.0 million for the nine months ended September 30, 2007 to $43.1 million for the nine months ended September 30, 2008. This increase is primarily due to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s Mass Market Internet revenue was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Mass Market Internet revenue was included for only five months; and (ii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

As of September 30, 2008 we had approximately 135,000 broadband DSL customers compared to approximately 115,000 broadband DSL customers as of September 30, 2007, which represents a 17% increase.

Wholesale

Our Wholesale revenue increased by $55.26 million, or 61% from $90.2 million for the nine months ended September 30, 2007 to $145.4 million for the nine months ended September 30, 2008. This increase is primarily attributable to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s Wholesale revenue was included for the entire period, compared to the nine months ended September 30, 2007, when

Invitel’s Wholesale revenue was included for only five months; (ii) the inclusion of Memorex’s Wholesale revenue, which resulted in an additional $36.3 million in revenue and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

Cost of Sales

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Segment cost of sales	$125.3	$87.4

Cost of sales, at the segment level, totaled $125.3 million for the nine months ended September 30, 2008 and $87.4 million for the nine months ended September 30, 2007, representing an increase of $37.9 million or 43%. This increase is mainly attributable to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s cost of sales was included for the entire period, compared to nine months ended September 30, 2007, when Invitel’s cost of sales was included for only five months; (ii) the inclusion of Memorex’s cost of sales, which resulted in additional cost of sales of $4.3 million and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment cost of sales to cost of sales as per our Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2008 and 2007:

	Nine Months Ended September 30, 2008	2007
(dollars in millions)
Segment cost of sales	$125.3	$87.4
Backbone rental expenses	17.0	11.8
Network operating expenses	19.0	10.9
Direct personnel expenses	15.7	14.2

Total cost of sales	$177.0	$124.3

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Memorex Acquisition.

Gross Margin

	Nine Months Ended September 30,
(dollars in millions)	2008	2007	% change
Mass Market Voice	$101.0	$54.7	85%
Business	89.1	59.8	49%
Mass Market Internet	35.7	17.5	104%
Wholesale	81.5	38.7	111%

Segment Gross Margin	307.3	170.7	80%
Segment Gross Margin %	71.0%	66.2%

Our segment gross margin changed from $170.7 million for the nine months ended September 30, 2007 to $307.3 million for the nine months ended September 30, 2008, representing an increase of $136.6 million or 80%. This increase is attributable to the factors described below.

Our segment gross margin percentage increased from 66.2% for the nine months ended September 30, 2007 to 71.0% for the nine months ended September 30, 2008. This improvement in gross margin percentage is due to the fact that Invitel has a higher gross margin percentage than we had prior to the Invitel Acquisition.

In addition to the segment gross margin, consolidated gross margin includes backbone rental expenses, network operating expenses and direct personnel expenses, which increased as a result of the inclusion of Invitel and Memorex.

Mass Market Voice

Our Mass Market Voice gross margin for the nine months ended September 30, 2008 was $101.0 million compared to $54.7 million for the nine months ended September 30, 2007, representing an increase of $46.3 million or 85%. This increase is mainly due to: (i) the addition of Tele2 Hungary, which resulted in additional gross margin of $12.3 million; (ii) the fact that for the nine months ended September 30, 2008 Invitel’s Mass Market Voice gross margin was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Mass Market Voice gross margin was included for only five months; and (iii) the 15% appreciation of the Hungarian forint against of the U.S. dollar.

The gross margin for the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007 was also impacted by: (i) the decrease in Mass Market Voice revenue inside our historical concession areas; offset by (ii) the increase in Mass Market voice revenue outside our historical concession areas and (iii) the reduction in interconnect charges.

Business

Our Business gross margin for the nine months ended September 30, 2008 was $89.1 million compared to $59.8 million for the nine months ended September 30, 2007, representing a $29.3 million or 49% increase. The increase was primarily due to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s Business gross margin was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Business gross margin was included for only five months; and (ii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

Mass Market Internet

Our Mass Market Internet gross margin increased by $18.2 million from $17.5 million for the nine months ended September 30, 2007 to $35.7 million for the nine months ended September 30, 2008. This increase is primarily due to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s Mass Market Internet gross margin was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Mass Market Internet gross margin was included for only five months; and (ii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

Wholesale

Our Wholesale gross margin increased by $42.8 million or 111% from $38.7 million for the nine months ended September 30, 2007 to $81.5 million for the nine months ended September 30, 2008. This increase is primarily attributable to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s Wholesale gross margin was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s Wholesale gross margin was included for only five months; (ii) the inclusion of Memorex’s Wholesale gross margin, which resulted in an additional gross margin of $32.0 million; and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

Selling, General and Administrative

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Segment selling, general and administrative	$141.8	$89.5

Our selling, general and administrative expenses at the segment level, increased by $52.3 million from $89.5 million for the nine months ended September 30, 2007 to $141.8 million for the nine months ended September 30, 2008. This increase is mainly attributable to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s selling, general and administrative expenses were included for the entire period, compared to the nine months ended

September 30, 2007, when Invitel’s selling, general and administrative expenses were included for only five months; (ii) the inclusion of Memorex’s selling, general and administrative expenses which resulted in an increase of $22.7 million; and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment selling, general and administrative expenses to selling, general and administrative expenses as per our Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the nine months ended September 30, 2008 and 2007:

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Segment selling, general and administrative	$141.8	$89.5
Backbone rental expenses	(17.0)	(11.8)
Network operating expenses	(19.0)	(10.9)
Direct personnel expenses	(15.7)	(14.2)

Total selling, general and administrative	$90.1	$52.6

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Memorex Acquisition.

Depreciation and Amortization

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Depreciation and amortization	$93.0	$51.8

Depreciation and amortization increased by $41.2 million from $51.8 million for the nine months ended September 30, 2007 to $93.0 million for the nine months ended September 30, 2008. This increase is mainly due to: (i) the fact that for the nine months ended September 30, 2008 Invitel’s depreciation and amortization expense was included for the entire period, compared to the nine months ended September 30, 2007, when Invitel’s depreciation and amortization expense was included for only five months; (ii) the inclusion of Memorex’s depreciation and amortization expense, which resulted in additional depreciation and amortization expense of $10.2 million; and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

Income from Operations

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Income from operations	$72.4	$29.5

As a result of the factors described above, income from operations increased by $42.9 million from $29.5 million for the nine months ended September 30, 2007 to $72.4 million for the nine months ended September 30, 2008.

Foreign Exchange Gains / (Losses), Net

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Foreign exchange gains (losses), net	$22.7	$(1.7)

Our foreign exchange gains of $22.7 million for the nine months ended September 30, 2008 resulted primarily from: (i) $27.6 million of unrealized gains due to the revaluation of our euro denominated debt at period end as a result of the strengthening of the Hungarian forint against the euro during the nine months ended September 30, 2008; offset by (ii) $4.9 million of unrealized foreign exchange loss on the revaluation of our receivables.

Our foreign exchange losses of $1.7 million for the nine months ended September 30, 2007 resulted primarily from the period end revaluation of our euro denominated debt.

Interest Expense

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Interest expense	$87.7	$37.3

Our interest expense increased by $50.4 million from $37.3 million for the nine months ended September 30, 2007 to $87.7 million for the nine months ended September 30, 2008. This increase is mainly due to: (i) the inclusion of the interest expense attributable to our assumed debt from the Invitel Acquisition for the nine months ended September 30, 2008, which resulted in an additional $47.8 million of interest expense; (ii) the additional interest expense of $17.8 million as a result of the issuance of the 2007 Notes in connection with the Invitel Acquisition; (iii) interest expense on the Bridge Loan of $10.0 million relating to the Memorex Acquisition; and (iv) the 15% appreciation of the Hungarian forint against the U.S. dollar.

Interest Income

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Interest income	$1.5	$1.0

Our interest income was $1.5 million for the nine months ended September 30, 2008 and $1.0 million for the nine months ended September 30, 2007. Interest income was realized on our cash balance during these periods.

Gains / (Losses) from Fair Value Changes of Derivative Financial Instruments

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Gains / (losses) from fair value changes of derivative financial instruments	$(31.2)	$(59.3)

The losses of $31.2 million and $59.3 million loss on the fair value changes of derivative financial instruments for the nine months ended September 30, 2008 and 2007, respectively, are primarily the result of the changes in the unrealized fair value of the hedges entered into in connection with the debt assumed as part of the Invitel Acquisition. See “Quantitative and Qualitative Disclosures about Market Risk” on page 123.

Gains / (Losses) from Fair Value Change of Warrants

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Gains / (losses) from fair value change of warrants	$—	$(15.1)

In May 1999, we issued notes (the “Notes”) in an aggregate amount of $25.0 million with detachable warrants (the “Warrants”) to purchase 2,500,000 shares of our common stock at a price of $10 per share. The Notes were canceled upon the exercise of the Warrants by TDC, our majority stockholder, on March 28, 2007. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities, we recorded a loss of $15.1 million upon exercise of the Warrants.

Income Tax Benefit / (Expense)

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Corporate tax	0.1	(0.2)
Local business tax	(19.5)	(5.7)

Current tax benefit / (expense)	(19.4)	(5.9)
Deferred tax benefit / (expense)	(0.1)	9.8

Total income tax benefit / (expense)	$(19.5)	$3.9

Our income tax changed from a benefit of $3.9 million for the nine months ended September 30, 2007 to an expense of $19.5 million for the nine months ended September 30, 2008, primarily due to the increase in local tax expense due to a $13.0 million payable in relation to a municipality tax court case decision (see Note 11 “Subsequent Events”).

Net Income / (Loss) Attributable to Common Stockholders

	Nine Months Ended September 30,
(dollars in millions)	2008	2007
Net income / (loss) attributable to common stockholders	$(43.9)	$(82.0)

As a result of the factors discussed above, we recorded a net loss attributable to common stockholders of $43.9 million or $2.68 per basic share and $2.68 per share on a diluted basis, for the nine months ended September 30, 2008 compared to a net loss attributable to common stockholders of $82.0 million, or $5.40 per basic share and $5.40 per share on a diluted basis, for the nine months ended September 30, 2007.

Comparison of Year Ended December 31, 2007 to Year Ended December 31, 2006

The functional currency of our Hungarian subsidiaries is the Hungarian forint and the functional currency of our subsidiaries outside Hungary is the applicable local currency. The average Hungarian forint/U.S. dollar exchange rate for year ended December 31, 2007 was 183.83, compared to an average Hungarian forint/U.S. dollar exchange rate for the year ended December 31, 2006 of 210.39. When comparing the year ended December 31, 2007 to the year ended December 31, 2006, you should note that U.S. dollar reported amounts have been affected by this 15% appreciation in the Hungarian forint against the U.S. dollar. Results have also been affected by the inclusion of Invitel’s results since April 27, 2007, the date of the Invitel Acquisition, and the inclusion of the results of Tele2 Hungary from October 18, 2007, the date of the Tele2 Hungary Acquisition. Certain 2006 amounts have been restated. See note 1(c) in Notes to Consolidated Financial Statements.

Revenue

	Year Ended December 31,
(dollars in millions)	2007	2006	% change
	(as restated)
Mass Market Voice	$108.8	$33.5	225%
Business	125.9	70.7	78%
Mass Market Internet	33.6	3.3	918%
Wholesale	116.9	81.8	43%

Total Revenue	385.2	189.3	103%

Our revenue increased in U.S. dollar terms by $195.9 million, or 103%, between the year ended December 31, 2007 and the year ended December 31, 2006. In functional currency terms, revenue increased by

78%. This increase is attributable to the factors described below. (Certain amounts in functional currency terms have been reported in U.S. dollars using a fixed exchange rate of 183.83 Hungarian forint/U.S. dollar for comparative purposes.)

Mass Market Voice

Our Mass Market Voice revenue for the year ended December 31, 2007 was $108.8 million compared to $33.5 million for the year ended December 31, 2006, representing an increase of $75.3 million or 225%. This increase is mainly due to: (i) the inclusion of Invitel’s and Tele2 Hungary’s Mass Market Voice revenue of $71.3 million; and (ii) the 15% appreciation in the Hungarian forint against the U.S. dollar compared to the prior year.

The inclusion of Invitel’s and Tele2 Hungary’s revenue for the year ended December 31, 2007 added $71.3 million in Mass Market Voice revenue. The number of Mass Market Voice telephone lines within the Invitel historical concession areas was approximately 294,000 as of December 31, 2007 and the number of Invitel’s and Tele2 Hungary’s CS and CPS customers that represents the customer base outside our historical concession areas was approximately 694,000 as of December 31, 2007.

Our Mass Market Voice revenue, after eliminating the impact of the Invitel Acquisition and the Tele2 Hungary Acquisition, in functional currency terms decreased by 2% from $38.3 million for the year ended December 31, 2006 to $37.5 million for the year ended December 31, 2007 as a result of the decreased revenue inside the Hungarotel historical concession areas. We experienced an approximate 10% decrease in the number of Mass Market Voice telephone lines within the Hungarotel historical concession areas from approximately 125,000 as of December 31, 2006 to approximately 112,000 as of December 31, 2007. Furthermore, there was a reduction in traffic as a result of the continued competition from mobile telephone operators and the competition from other service providers, such as cable television operators. This decrease was partly offset by the increased revenue outside the Hungarotel historical concession areas. We experienced an increase in the number of our CS and CPS customers. As of December 31, 2007, we had approximately 60,000 customers compared to approximately 44,000 customers as of December 31, 2006, representing a 36% increase.

Business

Our Business revenue for the year ended December 31, 2007 was $125.9 million compared to $70.7 million for the year ended December 31, 2006, representing a $55.2 million or 78% increase. The increase was primarily due to the inclusion of Invitel’s Business revenue of $57.5 million and the 15% appreciation in the Hungarian forint against the U.S. dollar, offset by a decrease in Business revenue in PanTel.

At Invitel, the number of voice telephone lines inside the Invitel historical concession areas was approximately 35,000 as of December 31, 2007. Invitel had approximately 13,000 direct access voice telephone lines and approximately 8,000 indirect access voice telephone lines outside our historical concession areas as of December 31, 2007. In addition, Invitel had approximately 13,000 DSL lines and approximately 7,000 leased lines as of December 31, 2007.

Our Business revenue in functional currency terms, without the effect of the Invitel Acquisition, has decreased by approximately 16% from $80.9 million for the year ended December 31, 2006 to $68.3 million for the year ended December 31, 2007, mainly due to: (i) a non-renewal of a government contract (effective January 1, 2007) and a price reduction on two significant contract renewals between the two periods that resulted in lost recurring revenue of $6.4 million during the year; and (ii) fixed-to-mobile substitution. The number of voice telephone lines within the Hungarotel historical concession areas changed from approximately 12,900 as of December 31, 2006 to approximately 12,600 as of December 31, 2007 and the number of direct and indirect access voice telephone lines outside of the Hungarotel historical concession has increased from approximately 49,000 as of December 31, 2006 to approximately 51,000 as of December 31, 2007.

Mass Market Internet

Our Mass Market Internet revenue increased by $30.3 million from $3.3 million for the year ended December 31, 2006 to $33.6 million for the year ended December 31, 2007. This increase is primarily due to: (i) the inclusion of Invitel’s Mass Market Internet revenue, which resulted in $28.2 million of additional revenue and (ii) the 15% appreciation in the Hungarian forint against the U.S. dollar.

The $28.2 million of revenue, provided by the inclusion of Invitel’s Mass Market Internet revenue was generated by the approximately 104,000 broadband DSL lines of Invitel as of December 31, 2007.

Our Mass Market Internet revenue in functional currency terms, without the effect of the Invitel Acquisition, increased by 42% from $3.8 million for the year ended December 31, 2006 to $5.4 million for the year ended December 31, 2007. This increase is due to the increase in the number of broadband DSL lines from approximately 10,000 as of December 31, 2006 to approximately 17,000 as of December 31, 2007, which represents a 70% increase.

Wholesale

Our Wholesale revenue increased by $35.1 million or 43% from $81.8 million for the year ended December 31, 2006 to $116.9 million for the year ended December 31, 2007. This increase is primarily attributable to the inclusion of Invitel’s Wholesale revenue, which resulted in an additional $16.7 million in revenue, and the 15% appreciation in the Hungarian forint against the U.S. dollar.

Our Wholesale revenue in functional currency terms, without the effect of the Invitel Acquisition, increased from $93.7 million for the year ended December 31, 2006 to $100.2 million for the year ended December 31, 2007.

Cost of Sales

Cost of sales, at the segment level, totaled $131.8 million and $73.3 million for the years ended December 31, 2007 and 2006, respectively, and showed an increase of $58.5 million or 80%. This increase is mainly attributable to: (i) the inclusion of Invitel’s and Tele2 Hungary’s cost of sales, which resulted in additional cost of sales of $46.8 million, and (ii) the 15% appreciation in the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment cost of sales to cost of sales as per our Consolidated Statement of Operations and Comprehensive income for the years ended December 31, 2007 and 2006:

	Year Ended December 31
(dollars in millions)	2007	2006
Segment cost of sales	$131.8	$73.3
Backbone rental expenses	15.6	9.7
Network operating expenses	18.5	8.8
Direct personel expenses	18.7	6.2

Total cost of sales	$184.6	$98.0

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Tele2 Hungary Acquisition.

Gross Margin

	Year Ended December 31
(dollars in millions)	2007	2006	% change
	(as restated)
Mass Market Voice	$86.7	$26.3	230%
Business	90.6	51.0	78%
Mass Market Internet	28.0	3.2	775%
Wholesale	48.1	35.4	36%

Segment Gross Margin	253.4	115.9	119%
Segment Gross Margin %	65.8%	61.2%

Our segment gross margin increased from $115.9 million for the year ended December 31, 2006 to $253.4 million for the year ended December 31, 2007, an increase of $137.5 million or 119%. This increase is attributable to the factors described below.

Our segment gross margin percentage increased from 61.2% in 2006 to 65.8% in 2007. This improvement in gross margin percentage is due to the fact that Invitel has a higher gross margin percentage (73.1% on average for the year ended December 31, 2007) than we had prior to the Invitel Acquisition.

In addition to the segment gross margin, consolidated gross margin includes backbone rental expenses, network operating expenses and direct personnel expenses, which increased as a result of the inclusion of Invitel and Tele2 Hungary.

Mass Market Voice

Our Mass Market Voice gross margin for the year ended December 31, 2007 was $86.7 million compared to $26.3 million for the year ended December 31, 2006, representing an increase of $60.4 million or 230%. This increase is mainly due to the inclusion of Invitel’s and Tele2 Hungary’s Mass Market Voice gross margin of $56.7 and the 15% appreciation in the Hungarian forint against of the U.S. dollar.

Our Mass Market Voice gross margin, after eliminating the impact of the Invitel Acquisition and the Tele2 Hungary Acquisition, in functional currency terms has decreased from $30.1 million for the year ended December 31, 2006 to $30.0 million for the year ended December 31, 2007. The level of gross margin in 2007 and 2006 is the result of the (i) the decrease in Mass Market Voice revenue inside our historical concession areas; offset by (ii) the increase in Mass Market voice revenue outside our historical concession areas and (iii) the reduction in interconnect charges, which resulted in lower cost of sales for the year ended December 31, 2007 than in the prior year.

Business

Our Business gross margin for the year ended December 31, 2007 was $90.6 million compared to $51.0 million for the year ended December 31, 2006, representing a $39.6 million or 78% increase. The increase was primarily due to the inclusion of Invitel’s Business gross margin of $40.9 million and the 15% appreciation in the Hungarian forint against the U.S. dollar, offset by a decrease in Business gross margin in PanTel.

Our Business gross margin, after the elimination of the impact of the Invitel Acquisition, in functional currency terms has decreased by approximately 15% from $58.3 million for the year ended December 31, 2006 to $49.7 million for the year ended December 31, 2007, which is in line with the reduction of Business revenue between the two periods.

Mass Market Internet

Our Mass Market Internet gross margin increased by $24.8 million from $3.2 million for the year ended December 31, 2006 to: $28.0 million for the year ended December 31, 2007. This increase is primarily due to: (i) the inclusion of Invitel’s Mass Market Internet gross margin, which resulted in $22.9 million of additional gross margin; and (ii) the 15% appreciation in the Hungarian forint against the U.S. dollar.

Our Mass Market Internet gross margin in functional currency terms, without the effect of the Invitel Acquisition, increased by 42% from $3.6 million for the year ended December 31, 2006 to $5.1 million for the year ended December 31, 2007. This increase is due to the increase in Mass Market Internet revenue during the period.

Wholesale

Our Wholesale gross margin increased by $12.7 million or 36% from $35.4 million for the year ended December 31, 2006 to $48.1 million for the year ended December 31, 2007. This increase is primarily attributable to (i) the inclusion of Invitel’s Wholesale gross margin, which resulted in an additional gross margin of $6.4 million; and (ii) the 15% appreciation in the Hungarian forint against the U.S. dollar.

Our Wholesale gross margin, after the exclusion of the impact of the Invitel Acquisition, in functional currency terms, has increased by 3% from $40.6 million for the year ended December 31, 2006 to $41.7 million for the year ended December 31, 2007. This increase is mainly due to an increase in revenue generated from higher margin data network services, offset in part by a decrease of relatively low margin, high volume Wholesale voice revenue.

Selling, General and Administrative

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Segment selling, general and administrative	$119.1	$59.8

Our selling, general and administrative expenses, at the segment level, increased by $59.3 million from $59.8 million for the year ended December 31, 2006 to $119.1 million for the year ended December 31, 2007. This 99% increase is mainly attributable to: (i) the inclusion of selling, general and administrative expenses of Invitel and Tele2 Hungary, which resulted in an increase of $51.9 million; (ii) expenses incurred as a result of the Invitel Acquisition and Tele2 Hungary Acquisition, including integration expenses of $13.2 million; and (iii) the 15% appreciation of the Hungarian forint against the U.S. dollar.

The following table presents a reconciliation of segment selling, general and administrative expenses to selling, general and administrative expenses as per our Consolidated Statement of Operations and Comprehensive income for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Segment selling, general and administrative	$119.1	$59.8
Backbone rental expenses	(15.6)	(9.7)
Network operating expenses	(18.5)	(8.8)
Direct personnel expenses	(18.7)	(6.2)

Total selling, general and administrative	$66.3	$35.1

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Tele2 Hungary Acquisition.

Severance Expense

	Year Ended December 31,
(dollars in millions)	2007	2006
Severance expense	$9.1	$0.7

Our severance expenses for year ended December 31, 2007, of $9.1 million, are primarily due to the termination costs related to our restructuring of operations following the Invitel Acquisition.

Our severance expenses for the year ended December 31, 2006, of $0.7 million, are primarily due to the termination costs related to an officer of the company, as well as other individually insignificant severance costs related to a workforce reduction.

Depreciation and Amortization

	Year Ended December 31,
(dollars in millions)	2007	2006
Depreciation and amortization	$79.0	$26.1

Depreciation and amortization increased by $52.9 million from $26.1 million for the year ended December 31, 2006 to $79.0 million for the year ended December 31, 2007. This increase is mainly due to: (i) the inclusion of Invitel’s and Tele2 Hungary’s depreciation and amortization charges, which resulted in additional depreciation and amortization expense of $44.8 million; (ii) the depreciation of prior year capital expenditures of Hungarotel and PanTel, which resulted in $1.7 million higher depreciation and amortization charges; (iii) the impairment of the PanTel brand name in the amount of $1.2 million due to the fact that we decided to market our products under the Invitel brand name following the Invitel Acquisition; and (iv) the 15% appreciation in the Hungarian forint against the U.S. dollar.

Income from Operations

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Income from operations	$46.2	$29.3

As a result of the factors described above, income from operations increased by $16.9 million or 58% from $29.3 million for the year ended December 31, 2006 to $46.2 million for the year ended December 31, 2007.

Foreign Exchange Gains / (Losses), Net

	Year Ended December 31,
(dollars in millions)	2007	2006
Foreign exchange gains (losses), net	$(6.5)	$1.1

Our foreign exchange losses of $6.5 million for the year ended December 31, 2007 resulted primarily from unrealized losses due to the revaluation of our euro denominated borrowings at period end as a result of the weakening of the Hungarian forint against the euro during the year ended December 31, 2007.

Our foreign exchange gains for the year ended December 31, 2006 resulted primarily from the strengthening of the Hungarian forint against the euro on the company’s average €123.3 million denominated debt outstanding during the period.

Interest Expense

	Year Ended December 31,
(dollars in millions)	2007	2006
Interest expense	$58.7	$14.9

Interest expense increased by $43.8 million from $14.9 million for the year ended December 31, 2006 to $58.7 million for the year ended December 31, 2007. This increase is mainly due to: (i) the inclusion of Invitel’s interest expense, which resulted in an additional $40.1 million of interest expense; (ii) the additional interest expense of $13.7 million as a result of the issuance of the 2007 Notes in connection with the Invitel Acquisition; and (iii) the 15% appreciation in the Hungarian forint against the U.S. dollar.

Interest Income

	Year Ended December 31,
(dollars in millions)	2007	2006
Interest income	$1.3	$1.3

Interest income was $1.3 million for the year ended December 31, 2006 and $1.3 million for the year ended December 31, 2007. Interest income was realized on our cash balance during the period.

Gains / (Losses) from Fair Value Changes of Derivative Financial Instruments

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Gains / (losses) from fair value changes of derivative financial instruments	$(54.0)	$2.3

The $54.0 million loss on the fair value changes of derivatives for the year ended December 31, 2007 is primarily due to: (i) changes in the unrealized fair value of the hedges entered into in connection with the debt assumed as part of the Invitel Acquisition; (ii) a realized loss on closed interest rate swap contracts of $7.5 million; and (iii) the depreciation of the Hungarian forint against the euro during the year.

Gains / (Losses) from Fair Value Change of Warrants

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Gains / (losses) from fair value change of warrants	$(15.1)	$3.3

In May 1999, we issued notes (the “Notes”) in an aggregate amount of $25.0 million with detachable warrants (the “Warrants”) to purchase 2,500,000 shares of our Common Stock at a price of $10 per share. The Notes were canceled upon the exercise of the Warrants by TDC, our majority stockholder, on March 28, 2007.

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, we recorded a non-cash gain of $3.3 million for the year ended December 31, 2006, relating to the change in the fair value of the Warrants driven by the change in the company’s stock price during the period and a loss of $15.1 million upon exercise of the Warrants.

Income Tax Benefit / (Expense)

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Corporate tax	(0.5)	(1.7)
Local business tax	(6.6)	(3.9)

Current tax benefit / (expense)	(7.1)	(5.6)
Deferred tax benefit / (expense)	3.8	0.3

Total income tax benefit / (expense)	$(3.3)	$(5.3)

Our income tax expense decreased by $2.0 million from an expense of $5.3 million for the year ended December 31, 2006 to an expense of $3.3 million for the year ended December 31, 2007, primarily due to the inclusion of Invitel’s and Tele2 Hungary’s current tax and the 15% appreciation in the Hungarian forint against the U.S. dollar offset by the deferred tax benefit recognized for the year.

Net Income / (Loss) Attributable to Common Stockholders

	Year Ended December 31,
(dollars in millions)	2007	2006
		(as restated)
Net income / (loss) attributable to common stockholders	$(96.6)	$16.4

As a result of the factors discussed above, we recorded a net loss attributable to common stockholders of $96.6 million, or $6.23 per basic share and $6.23 per share on a diluted basis, for the year ended December 31, 2007 compared to a net gain attributable to common stockholders of $16.4 million, or $1.28 per basic share and $1.04 per share on a diluted basis, for the year ended December 31, 2006.

Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005

The functional currency of our Hungarian subsidiaries is the Hungarian forint and the functional currency of our subsidiaries outside Hungary is the applicable local currency. The average Hungarian forint/U.S. dollar exchange rate for the year ended December 31, 2006 was 210.39, as compared to an average Hungarian forint/U.S. dollar exchange rate for the year ended December 31, 2005 of 199.59. When comparing the year ended December 31, 2006 to the year ended December 31, 2005, it should be noted that all U.S. dollar reported amounts have been affected by this 5% depreciation in the Hungarian forint against the U.S. dollar. When comparing the years it should be noted that the 2005 results include PanTel for ten months, while the 2006 results include PanTel for 12 months of operation. Certain 2006 and 2005 amounts have been restated. See Note 1(c) in notes to Consolidated Financial Statements.

Revenue

	Year Ended December 31,
(dollars in millions)	2006	2005	% change
	(as restated)
Mass Market Voice	$33.5	$37.1	(10)%
Business	70.7	65.2	8%
Mass Market Internet	3.3	2.0	65%
Wholesale	81.8	75.3	9%

Total Revenue	189.3	179.6	5%

Our operating revenue increased by $9.7 million or 5% from $179.6 million for the year ended December 31, 2005 to $189.3 million for the year ended December 31, 2006. This increase is attributable to the factors described below.

Mass Market Voice

Mass Market Voice revenue for the year ended December 31, 2006 was $33.5 million compared to $37.1 million for the year ended December 31, 2005. This $3.6 million or 10% decrease in Mass Market Voice revenue reflects: (i) a significant number of disconnections due to tariff changes during the fourth quarter of 2005; (ii) continued mobile substitution; (iii) competition from other service providers, such as cable television operators providing voice services and (iv) increased competition from other telecommunications service providers offering CS and CPS inside the Hunagrotel historical concession areas offset in part by (v) an increase in the number of customers outside the Hungarotel historical concession areas.

We had a 4% decrease in total Mass Market Voice telephone lines within the Hungarotel historical concession areas from approximately 130,000 as of December 31, 2005, to approximately 125,000 as of December 31, 2006. This decrease was offset by an increase in the number of Mass Market Voice CS and CPS customers outside the Hungarotel historical concession areas from approximately 19,000 customers as of December 31, 2005 to approximately 44,000 customers as of December 31, 2006 due to an increase in the CS and CPS activities that were launched during the second quarter of 2005.

In response to regulatory and competitive pressures in the Hungarotel historical concession areas, we introduced new monthly tariff packages to our customers as of October 1, 2005. The newly introduced packages provided for a re-balancing between monthly subscription fees and calling tariffs, whereby monthly subscription fees were increased and calling tariffs were reduced. The newly introduced packages also included a certain number of “free” minutes per month for each customer. Between October 1, 2005, when the new monthly packages were introduced, and December 31, 2005, we lost approximately 20,400 Mass Market Voice telephone lines, or 14% of the Mass Market Voice telephone lines in the Hungarotel historical concession areas as of September 30, 2005. This disconnection rate was principally due to the package re-balancing. During 2006, the disconnection rate returned to levels similar to the months preceding Hungarotel’s package re-balancing in October 2005.

Business

Business revenue increased from $65.2 million for the year ended December 31, 2005 to $70.7 million for the year ended December 31, 2006, mainly due to the inclusion of PanTel’s results for the full year in 2006 while only 10 months were included in 2005, which had an impact of a $4.8 million increase in Business revenue in 2006.

In the Business segment we had approximately 13,000 voice telephone lines within the Hungarotel historical concession areas and approximately 43,000 direct access and approximately 7,000 indirect access voice telephone lines outside the Hungarotel historical concession areas as of December 31, 2006 compared to approximately 12,000 voice telephone lines within the Hungarotel historical concession areas and approximately 46,000 direct access and approximately 7,000 indirect access voice telephone lines outside the Hungarotel historical concession areas as of December 31, 2005. Out of the total Business lines, we had approximately 700 DSL lines and approximately 6,000 leased lines as of December 31, 2006 compared to approximately 400 DSL lines and approximately 6,000 leased lines as of December 31, 2005.

Mass Market Internet

Our Mass Market Internet revenue increased by $1.3 million from $2.0 million for the year ended December 31, 2005 to $3.3 million for the year ended December 31, 2006. This increase is primarily due to the increase in the number of broadband DSL lines during the year. The number of broadband DSL lines increased from approximately 4,000 lines as of December 31, 2005 to approximately 10,000 lines as of December 31, 2006.

Wholesale

Wholesale revenue increased by $6.5 million or 9% from $75.3 million in 2005 to $81.8 million in 2006. The increase is primarily a result of the inclusion of PanTel’s Wholesale revenue for the whole year in 2006, whereas only 10 months were included in 2005.

Cost of Sales

	Year Ended December 31,
(dollars in millions)	2006	2005
Segment cost of sales	$73.3	$62.1

Cost of sales, at the segment level, totaled $73.3 million and $62.1 million for the years ended December 31, 2006 and 2005, respectively, and showed an increase of $11.2 million or 18%. This increase is mainly attributable to the inclusion of PanTel’s cost of sales for the full year in 2006, while only 10 months were included in 2005.

The following table presents a reconciliation of segment cost of sales to cost of sales as per our Consolidated Statement of Operations and Comprehensive income for the years ended December 31, 2006 and 2005:

	Year Ended December 31,
(dollars in millions)	2006	2005
Segment cost of sales	$73.3	$62.1
Backbone rental expenses	9.7	8.2
Network operating expenses	8.8	7.6
Direct personnel expenses	6.2	7.4

Total cost of sales	$98.0	$85.3

The change in the amounts of reconciling items is primarily due to the inclusion of PanTel’s cost of sales for the full year in 2006, while only 10 months were included in 2005.

Gross Margin

	Year Ended December 31,
(dollars in millions)	2006	2005	% change
	(as restated)
Mass Market Voice	$26.3	$30.0	(12)%
Business	51.0	50.5	1%
Mass Market Internet	3.2	2.0	60%
Wholesale	35.4	35.0	1%

Segment Gross Margin	115.9	117.5	(1)%
Segment Gross Margin %	61.2%	65.4%

Our segment gross margin decreased from $117.5 million for the year ended December 31, 2005 to $115.9 million for the year ended December 31, 2006, a decrease of $1.6 million or 1%. This decrease is attributable to the factors described below.

Our segment gross margin percentage decreased from 65.4% in 2005 to 61.2% in 2006. The decrease is primarily due to the inclusion of PanTel’s costs of sales for the full year in 2006 while only 10 months of cost of sales was included in 2005, which was offset by the reduction in interconnect rates during 2006. Gross margin percentage in PanTel is lower than that in Hungarotel due to the nature of its business.

In addition to the segment gross margin, consolidated gross margin includes backbone rental expenses, network operating expenses and direct personnel expenses, which increased as a result of the inclusion of PanTel for the full year in 2006 while only 10 months were included in 2005.

Mass Market Voice

Our Mass Market Voice gross margin for the year ended December 31, 2006 was $26.3 million compared to $30.0 million for the year ended December 31, 2005, representing a decrease of $3.7 million or 12%. This decrease is primarily due to the decrease in Mass Market Voice revenues.

Business

Our Business gross margin for the year ended December 31, 2006 was $51.0 million compared to $50.5 million for the year ended December 31, 2005, representing a $0.5 million or 1% increase. This increase is in line with the increase in Business revenue between the two periods, mainly as a result of inclusion of PanTel’s gross margin for the full year in 2006 while only 10 months of revenue were included in 2005.

Mass Market Internet

Our Mass Market Internet gross margin increased by $1.2 million from $2.0 million for the year ended December 31, 2005 to $3.2 million for the year ended December 31, 2006. This increase is primarily due to the increase in our broadband Internet customer base during the period.

Wholesale

Our Wholesale gross margin increased by $0.4 million or 1% from $35.0 million for the year ended December 31, 2005 to $35.4 million for the year ended December 31, 2006. This increase is primarily attributable to: (i) the increase in Wholesale revenue; (ii) the change in the revenue mix to higher margin Wholesale data business; (iii) the decrease in regulated interconnection prices; and (iv) the inclusion of PanTel’s gross margin for the full year in 2006 while only 10 months were included in 2005.

Selling, General and Administrative

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Segment selling, general and administrative	$59.8	$61.0

Selling, general and administrative expenses decreased by $1.2 million or 2% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This decrease is mainly due to a $1.1 million reversal in 2006 of the provision booked in 2005 for amounts due from the Universal Service Fund, partly offset by the inclusion of PanTel’s selling, general and administrative expenses for the full year for the year ended December 31, 2006 while only 10 months were included in 2005. The costs related to the Sarbanes Oxley Internal Control compliance project remained consistent at approximately $1.4 million in 2006 and 2005.

The following table presents a reconciliation of segment selling, general and administrative expenses to selling, general and administrative expenses as per our Consolidated Statement of Operations and Comprehensive income for the years ended December 31, 2007 and 2006:

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Segment selling, general and administrative	$59.8	$61.0
Backbone rental expenses	(9.7)	(8.2)
Network operating expenses	(8.8)	(7.6)
Direct personnel expenses	(6.2)	(7.4)

Total selling, general and administrative	$35.1	$37.8

The change in the amounts of reconciling items is primarily due to the inclusion of PanTel’s cost of sales for the full year in 2006, while only 10 months were included in 2005.

Severance Expense

	Year Ended December 31,
(dollars in millions)	2006	2005
Severance expense	$0.7	$2.5

Our severance expenses for year ended December 31, 2006, of $0.7 million, are primarily due to the termination costs related to an officer of the company, as well as other individually insignificant severance costs related to a workforce reduction.

Our severance expenses for the year ended December 31, 2005 are related to a workforce reduction plan that we committed to in order to reduce operating expenses. The plan involved approximately 200 employees, primarily within the network and sales and marketing departments of Hungarotel. The cost of the plan amounted to $2.5 million and was based upon Hungarian statutory and union requirements.

Depreciation and Amortization

	Year Ended December 31,
(dollars in millions)	2006	2005
Depreciation and amortization	$26.1	$24.0

Depreciation and amortization charges increased by $2.1 million or 9%. This increase is primarily due to the inclusion of PanTel’s depreciation and amortization expenses for the full year in 2006, while only 10 months were included in 2005.

Income from Operations

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Income from operations	$29.3	$30.0

As a result of the factors discussed above, income from operations decreased by $0.7 million or 2% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. Contributing to such a decrease was a lower gross margin and lower selling, general and administrative expenses and higher depreciation and amortization expenses.

Foreign Exchange Gains / (Losses), Net

	Year Ended December 31,
(dollars in millions)	2006	2005
Foreign exchange gains / (losses), net	$1.1	$(8.5)

Our foreign exchange gains for the year ended December 31, 2006 resulted primarily from (i) the strengthening of the Hungarian forint against the euro and U.S. dollar on our average €123.3 million denominated debt outstanding between December 31, 2005 and December 31, 2006. At December 31, 2006, the Hungarian forint had strengthened by approximately 0.2% against the euro as compared to the December 31, 2005 level, and by 11.5% against the U.S. dollar as compared to the December 31, 2005 level.

Our foreign exchange losses for the year ended December 31, 2005 resulted primarily from: (i) the weakening of the Hungarian forint against the euro on Hungarotel’s average €80 million denominated debt outstanding between February 21, 2005 (refinancing date) and December 31, 2005; (ii) the weakening of the Hungarian forint against the euro on PanTel’s average €64 million denominated debt outstanding between February 28, 2005 (refinancing date) and December 31, 2005; and by (iii) the weakening of the Hungarian forint against the U.S. dollar on the company’s €9.5 million denominated inter-company loan between February 28, 2005 and December 31, 2005. At December 31, 2005, the Hungarian forint had weakened by approximately 3.6% against the euro as compared to the February 21, 2005 level, 4.2% against the euro as compared to the February 28, 2005 level and the U.S. dollar had strengthened by approximately 17% against the Hungarian forint as compared to the February 28, 2005 level.

Interest Expense

	Year Ended December 31,
(dollars in millions)	2006	2005
Interest expense	$14.9	$12.6

Interest expense increased by 18% for the year ended December 31, 2006 as compared to the year ended December 31, 2005. This is due to higher average interest rates paid on our borrowings during the year ended December 31, 2006 compared to the year ended December 31, 2005, partially offset by lower average debt levels outstanding between the periods.

Interest Income

	Year Ended December 31,
(dollars in millions)	2006	2005
Interest income	$1.3	$0.9

Interest income increased 44% for the year ended December 31, 2006 as compared to the year ended December 31, 2005, due to higher interest rates on Hungarian forint deposits between the periods.

Gains / (Losses) from Fair Value Change of Derivative Financial Instruments

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Gains/(losses) from Fair Value Change of Derivative Financial Instruments	$2.3	$(0.3)

Gains / (losses) from fair value change of derivative financial instruments for the year ended December 31, 2006 relate to the fair value change of our interest rate swaps, which amounted to a gain of $2.3 million for the year ended December 31, 2006. The gain recorded in 2006 was the result of a favorable change in interest rates between the swap contract date and December 31, 2006.

Gains / (Losses) from Fair Value Change of Warrants

	Year Ended December 31,
(dollars in millions)	2006	2005
Gains/(losses) from fair value change of warrants	$3.3	$(1.5)

In May 1999, we issued notes (the “Notes”) in an aggregate amount of $25.0 million with detachable warrants (the “Warrants”) to purchase 2,500,000 shares of our Common Stock at a price of $10 per share. The Notes were canceled upon the exercise of the warrants by TDC, our majority stockholder, on March 28, 2007.

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, we recorded a non-cash gain of $3.3 million for the year ended December 31, 2006, relating to the change in the fair value of the Warrants driven by the change in our stock price during the period. Fair value changes of Warrants resulted in a non-cash loss of $1.5 million for the year ended December 31, 2005.

Equity in Earnings of Affiliate

	Year Ended December 31,
(dollars in millions)	2006	2005
Equity in earnings of affiliate	$—	$0.9

Equity in earnings of affiliate for the year ended December 31, 2005, represented our 25% equity ownership of PanTel in January and February 2005, prior to our acquiring 100% of PanTel on February 28, 2005.

Income Tax Expense

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Current tax expense:
Corporate tax	$(1.7)	$(1.5)
Local business tax	(3.9)	(3.4)

Current tax benefit/(expense)	(5.6)	(4.9)
Deferred tax benefit/(expense)	0.3	(1.5)

Total income tax expense	$(5.3)	$(6.4)

Total income tax expense decreased from $6.4 million for the year ended December 31, 2005 to $5.3 million for the year ended December 31, 2006. This is mainly due to the change in deferred taxes, which has changed to a deferred tax benefit of $0.3 million for the year ended December 31, 2006 from a deferred tax expense of $1.5 million for the year ended December 31, 2005.

Net Income Attributable to Common Stockholders

	Year Ended December 31,
(dollars in millions)	2006	2005
	(as restated)
Net income attributable to common stockholders	$16.4	$1.3

As a result of the factors discussed above, we recorded restated net income attributable to common stockholders of $16.4 million, or $1.28 per basic share or $1.04 per share on a diluted basis, for the year ended December 31, 2006 as compared to net income attributable to common stockholders of $1.3 million, or $0.11 per basic share or $0.10 per share on a diluted basis, for the year ended December 31, 2005.

Liquidity and Capital Resources

Net cash provided by operating activities totalled $104.8 million for the year ended December 31, 2007, compared to $44.6 million for the year ended December 31, 2006. This increase is principally due to: (i) the inclusion of the operating cash provided by Invitel and Tele2 Hungary and (ii) the positive impact of the change in foreign exchange rates during the period.

Net cash provided by operating activities totalled $93.5 million for the nine months ended September 30, 2008, compared to $52.9 million for the nine months ended September 30, 2007. This increase is mainly due to additional cash generated due to the Invitel Acquisition and the Memorex Acquisition.

Net cash used in investing activities was $189.7 million for the year ended December 31, 2007, compared to $18.5 million for the year ended December 31, 2006. This increase is due to: (i) the Invitel Acquisition, which resulted in a $95.2 million increase in investing cash flows; (ii) the Tele2 Hungary Acquisition, which increased investing cash flows by $12.0 million; and (ii) an increase in capital expenditures of $42.1 million to $65.7 million during the year ended December 31, 2007 compared to the year ended December 31, 2006 due to the addition of Invitel.

Net cash used in investing activities was $144.4 million for the nine months ended September 30, 2008, and includes the acquisition of Memorex in the amount of $32.6 million, capital expenditure of $81.2 million and the settlement of derivative financial instruments of $32.8 million. Net cash used in investing activities was $147.3 million for the nine months ended September 30, 2007 and includes the acquisition of Invitel in the amount of $111.4 million and capital expenditures of $41.3 million.

Financing activities provided net cash of $84.5 million during the year ended December 31, 2007 compared to net cash used by financing activities of $24.4 million during the year ended December 31, 2006. Cash flows from financing activities for the year ended December 31, 2007 mainly resulted from the refinancing of our debt and the issuance of the 2007 Notes in connection with the Invitel Acquisition. Cash flow used in financing activities for the year ended December 31, 2006 reflects repayments of long-term debt.

Financing activities provided net cash of $54.5 million for the nine months ended September 30, 2008 compared to $98.7 million for the nine months ended September 30, 2007. Cash flows from financing activities for the nine months ended September 30, 2008 mainly resulted from the draw down of the Bridge Loan relating to the Memorex Acquisition in the amount of $151.8 million and the draw down of $14.7 million from our Amended Facilities Agreement offset by the repayment of Memorex’s debt and partial repayment of the Amended Facilities Agreement of $99.6 million, payment under capital lease obligations of $4.8 million and refinancing costs of $7.6 million.

We have historically funded our capital requirements primarily through a combination of debt and cash flow from operations. The global financial crisis over the last several months has particularly affected the Hungarian economy. We cannot at this time predict with certainty the impact such conditions will have on our business both in Hungary and the Central and South Eastern European region with respect to consumer and business spending on our services. We do, however, believe that cash provided by our operating activities and our financing activities will provide adequate resources to satisfy our working capital requirements, scheduled principal and interest payments on debt and anticipated capital expenditure requirements. We also expect that we will continue to be in compliance with all of the financial covenants contained in our financing agreements; provided that we obtain the necessary waivers in connection with the reorganization merger under our senior credit facilities agreement and our bridge loan agreement.

In addition to our internally generated cash flow from operations, we have additional liquidity provided by the Amended Facilities Agreement (as described below). Under the terms of the Amended Facilities Agreement, we have a revolving credit facility of EUR 4.2 million (approximately $5.4 million at current exchange rates) and HUF 200 million (approximately $1.0 million at current exchange rates), and a euro liquidity facility with EUR 15.0 million (approximately $19.1 million at current exchange rates) available for draw down. Both the revolving credit facility and the euro liquidity facility are committed lines of credit. We would be able to access these credit facilities should we need additional liquidity to meet our cash obligations position.

We intend to either refinance our Bridge Loan or, if we choose not to or the market conditions make a refinancing prohibitive, convert the Bridge Loan to term loans maturing in 2016, which conversion right is permitted, subject to certain conditions, pursuant to the Bridge Loan Agreement. Our 2004 Notes mature in 2012 and our 2006 PIK Notes and 2007 Notes mature in 2013. We will continue to evaluate our capital structure and the capital markets in the future in making our capital financing decisions. See Note 4 “Short and long-term debt” of the Notes to the Unaudited Condensed Consolidated Financial Statements for the period ended September 30, 2009 for summary descriptions of our principal debt obligations.

In order to lower our effective interest rates on our debt and to enhance our ability to refinance debt, we entered into numerous transactions pursuant to which we effectively terminated a substantial portion of our hedging agreements. This unwinding of a substantial portion of our hedging arrangements should also enhance our ability to meet the financial covenants in our various financing agreements. See Note 5 “Derivative Financial Instruments” and Note 11 “Subsequent Events” of Notes to the Unaudited Condensed Consolidated Financial Statements for the period ended September 30, 2009 and “Quantitative and Qualitative Disclosures About Market Risk” on page 123.

2007 Refinancing

In connection with the Invitel Acquisition on April 27, 2007, we completed, through our subsidiary Magyar Telecom B.V. (“Matel”), the issuance of €200 million aggregate principal amount of floating rate senior notes maturing in 2013 (the “2007 Notes”), the proceeds of which were used to partly finance the Invitel Acquisition and to refinance the Credit Facility. As part of the Invitel Acquisition, we also assumed an estimated net indebtedness on closing of €389 million (approximately $525 million at closing, the “Assumed Debt”). The Assumed Debt consists primarily of (i) €133 million in aggregate principal amount and accrued interest of Floating Rate Senior PIK Notes due 2013 (the “2006 PIK Notes”), (ii) €145 million in aggregate principal amount of 10 3/4% Senior Notes due 2012 (the “2004 Notes”), and (iii) a Facilities Agreement in the amount of €116 million, which was amended and restated in connection with the Invitel Acquisition and further amended and restated in March 2008 in connection with the Memorex Acquisition (the “Amended Facilities Agreement”). In order to clarify the rights of the creditors under the various debt instruments, we entered into an amended and restated Intercreditor Agreement (the “Intercreditor Agreement”). Summaries of the terms and condition of the 2007 Notes, the 2006 PIK Notes, the 2004 Notes, the Amended Facilities Agreement and the Intercreditor Agreement are set forth below. The summaries do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed with the Securities and Exchange Commission.

The Amended Facilities Agreement

In connection with the Invitel Acquisition on April 27, 2007, an amendment was made to the Facilities Agreement, dated August 6, 2004 between Matel and Invitel, as borrowers, certain subsidiary companies as original guarantors, and certain financial institutions and a further amendment was made in March 2008 in connection with the Memorex Acquisition. The Amended Facilities Agreement provides for facilities of up to EUR 145 million, comprised of (i) a euro amortizing term loan of EUR 96.9 million, (ii) a Hungarian forint amortizing term loan of HUF 4,628 million (approximately EUR 18.5 million), (iii) a revolving credit facility of EUR 4.2 million and HUF 200 million (approximately EUR 0.8 million), and (iv) a euro liquidity facility of EUR 25 million. As of September 30, 2008 we had undrawn lines of credit of EUR 4.2 million (approximately $6.0 million) and HUF 200 million (approximately $1.2 million) under the revolving credit facility and EUR 15 million (approximately $21.6 million) under the euro liquidity facility.

Advances under the Amended Facilities Agreement bear interest for each interest period at annual rates equal to EURIBOR (currently 4.96%) or BUBOR (currently 8.83%, based on the Budapest interbank offer rates) plus an applicable margin. The applicable margin (currently 1.5%) is set based on the ratio of all of our senior debt, as defined in the Amended Facilities Agreement, to EBITDA, based on our most recently delivered quarterly management accounts and financial statements. Under the Amended Facilities Agreement, we are obligated to pay customary fees to the lenders (annual facility agency fee of EUR 100,000 and security trustee fee of EUR 8,000) including an up-front fee and a commitment fee (currently 0.75%) in relation to available and undrawn commitments under the revolving credit facility and the liquidity facility.

Our obligations under the Amended Facilities Agreement are guaranteed and are collateralized on a senior basis by (i) a first ranking pledge of all the share capital of the obligors, (ii) assignments of intercompany loans and any relevant cross guarantees of the obligors from time to time, (iii) a pledge of accounts by the obligors, and (iv) floating charges over all assets. Such security interests also collateralize, on a pari passu basis, all hedging obligations with respect to the Amended Facilities Agreement, the 2007 Notes and the 2004 Notes.

The Amended Facilities Agreement contains certain negative covenants that restrict us (subject to certain agreed upon exceptions) from, among other things, (i) creating or permitting to subsist any security interest over any part of our assets, (ii) merging or consolidating with or into any other person, (iii) selling, transferring, leasing, lending or otherwise disposing of any assets, (iv) incurring or permitting to be outstanding any financial indebtedness (including guarantees), (v) reducing capital or purchasing any class of our shares, (vi) making any investment, including (1) loans to any person, (2) the acquisition of indebtedness or capital or securities of any person, (3) the acquisition of the assets, property or business of any other person, or (4) the creation or acquisition of a subsidiary, (vii) entering into any derivative instruments, (viii) changing the nature of our business or amending our constitutive documents, (ix) entering into any agreement or arrangement other than on an arm’s-length basis, (x) paying dividends or making any repayment, prepayment or redemption of principal under any subordinated finance documents including the 2004 Notes, the 2007 Notes and the Bridge Loan Agreement except in accordance with the Intercreditor Agreement, (xi) changing our ownership structure, and (xii) maintaining any bank account that has a credit balance with any person that is not a lender under the Amended Facilities Agreement.

Additionally, the Amended Facilities Agreement requires us to maintain specified consolidated financial ratios, such as leverage ratios (total senior debt to EBITDA and total debt to EBITDA), an interest coverage ratio (EBITDA to total debt interest charges) and a fixed charge coverage ratio (EBITDA minus capital expenditure and cash taxes to total debt charges).

Under the terms of the Amended Facilities Agreement, we are required to observe certain affirmative undertakings, including, but not limited to, undertakings relating to (i) maintenance of all relevant consents, authorizations and licenses, (ii) conduct of business, (iii) periodic financial statements, management accounts and reports, (iv) auditors and information, (v) insurance and inspection, (vi) notification of environmental claims and expenditures, (vii) compliance with laws, (viii) taxes, and (ix) maintenance of a cost capitalization policy and an interest rate hedging policy.

The term facilities are amortizing term loans with a maturity date of June 30, 2011. No amount repaid or prepaid in relation to the term facilities may be redrawn.

The revolving facility is repayable in an amount equal to 100% of the principal amount outstanding on June 29 and December 30 of each calendar year until the maturity date of June 30, 2010. The liquidity facility is repayable in an amount equal to 100% of the principal amount outstanding at its maturity on June 30, 2010.

Subject to certain exceptions, all loans under the Amended Facilities Agreement will be required to be prepaid upon the occurrence of certain change of control events. Voluntary prepayments and cancellations are permitted.

The Amended Facilities Agreement contains certain events of default customary for senior debt financings as well as an event of default related to Matel Holdings engaging in non-holding company-related activities, the occurrence of which would preclude further borrowings under the revolving facility and permit the lenders to accelerate all outstanding loans and terminate their commitments under the facilities.

The 2007 Notes

Upon the completion of the Invitel Acquisition on April 27, 2007, we completed, through our subsidiary Matel, the issuance of the 2007 Notes pursuant to an Indenture, dated as of April 27, 2007 (the “2007 Notes Indenture”). We received EUR 189 million following the payment of financing costs associated with the issuance of the 2007 Notes in the amount of EUR 11 million, which costs were deferred and are amortized to interest expense using the effective interest method over the term of the 2007 Notes. The proceeds from the issuance of the 2007 Notes were used to partly finance the Invitel Acquisition and to refinance our credit facility.

The 2007 Notes mature on February 1, 2013, and bear interest at a rate of EURIBOR plus 3.0% per annum, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2007. The 2007 Notes are guaranteed by some of our subsidiaries. The 2007 Notes and subsidiary guarantees are collateralized by second-priority liens over certain inter-company funding loans, the capital stock of some of our subsidiaries, which liens rank pari passu with the liens over such assets securing our obligations under the 2004 Notes described below.

We have the option to redeem the 2007 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2007 Notes Indenture. In the event of certain change of control events, we must make an offer to purchase the 2007 Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to offer to purchase the 2007 Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount thereof.

The 2007 Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) issue or sell shares in subsidiaries, (iv) agree to restrictions on the payment of dividends by subsidiaries, (v) enter into transactions with affiliates, (vi) create certain liens, (vii) merge, consolidate or combine with other entities, (viii) layer debt, (ix) designate subsidiaries as unrestricted subsidiaries, (x) engage in unrelated business activities and (xi) impair any security interests. The 2007 Notes Indenture also contains customary events of default, including non-payment of principal, interest, premium or other amounts, violation of covenants, bankruptcy events, cross-defaults, material judgments and invalidity of any guarantee, security document or security interest.

The 2006 PIK Notes

On October 30, 2006, Invitel Holdings, a subsidiary of the company, issued the 2006 PIK Notes pursuant to an Indenture, dated as of October 30, 2006 (the “2006 PIK Notes Indenture”). In connection with the closing of the Invitel Acquisition on April 27, 2007, we entered into a supplemental indenture with Invitel Holdings and the 2006 PIK Notes Indenture trustee, pursuant to which we replaced Invitel Holdings as the issuer of the 2006 PIK Notes and assumed, through our subsidiary HTCC Holdco I B.V., all of the rights and obligations of the issuer under the 2006 PIK Notes Indenture.

Interest on the 2006 PIK Notes is payable quarterly in cash or in the form of additional 2006 PIK Notes at an annual rate of EURIBOR plus 8.25%, reset quarterly, plus a ratchet margin, on January 15, April 15, July 15 and October 15 of each year beginning January 15, 2007. The ratchet margin is zero for the period to but excluding October 15, 2009 and 2.00% if the consolidated leverage ratio of our subsidiary, Matel, is greater than 2.50 to 1.00 for any interest period beginning on or after October 15, 2009. The maturity date of the 2006 PIK Notes is April 15, 2013.

Our obligations under the 2006 PIK Notes are general unsubordinated obligations and are collateralized by a first priority lien over the shares of Matel Holdings and effectively subordinated to all existing and future debt of our subsidiaries.

We have the option to redeem the 2006 PIK Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2006 PIK Notes Indenture. In the event of certain change of control events, we must make an offer to purchase the 2006 PIK Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to make an offer to purchase the 2006 PIK Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount of thereof.

The 2006 PIK Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) enter into transactions with affiliates, (iv) create certain liens, (v) enter into sale and leaseback transactions, (vi) issue or sell shares of subsidiaries, (vii) merge, consolidate or combine with other entities, (viii) designate subsidiaries as unrestricted subsidiaries, (ix) engage in unrelated business activities and (x) impair any security interests. The 2006 PIK Notes Indenture also contains customary events of default, including, among other things, non-payment of the principal, interest or premium, if any, on any 2006 PIK Notes, certain failures to comply with any covenant of the 2006 PIK Notes Indenture, certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any security document or security interest.

The 2004 Notes

In August 2004, Matel issued the 2004 Notes pursuant to an Indenture, dated as of August 6, 2004, (the “2004 Notes Indenture”) with some of Matel’s subsidiaries as guarantors.

The 2004 Notes mature on August 15, 2012. Interest on the 2004 Notes is payable semi-annually at an annual rate of 10.75% on February 15 and August 15 of each year, beginning on February 15, 2005.

We have the option to redeem the 2004 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2004 Notes Indenture. Upon certain change of control events, we are required to make an offer to purchase all of the 2004 Notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. We are also required to offer to purchase the 2004 Notes with the excess proceeds from certain sales of assets at 100% of the principal amount of the 2004 Notes, plus accrued and unpaid interest to the date of repurchase.

Our obligations under the 2004 Notes are guaranteed on a senior subordinated basis by some of our subsidiaries that guaranteed our obligations under the 2007 Notes and are collateralized by the same collateral securing the 2007 Notes.

The 2004 Notes Indenture contains covenants which, among other things, limit the ability of Matel and its restricted subsidiaries to (i) incur additional indebtedness and issue preferred shares, (ii) make certain restricted payments and investments, (iii) transfer or sell assets, (iv) enter into transactions with affiliates, (v) create certain liens, (vi) create restrictions on the ability of some of our subsidiaries to pay dividends or other payments to Matel, (vii) guarantee other indebtedness, (viii) enter into sale and leaseback transactions, (ix) issue or sell shares of certain restricted subsidiaries, (x) merge, consolidate, amalgamate or combine with other entities, (xi) designate restricted subsidiaries as unrestricted subsidiaries, and (xii) engage in any business other than a permitted business.

The 2004 Notes Indenture contains customary events of default, including, among others, the non-payment of principal, interest or premium on the 2004 Notes, certain failures to perform or observe any other covenant in the 2004 Notes Indenture, the occurrence of certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any guarantee, security document or security interest.

The Bridge Loan Agreement

In connection with the Memorex Acquisition, we entered into a EUR 100 million (approximately $152.0 million at exchange rate at the date of draw down) Bridge Loan Agreement on March 3, 2008 with our subsidiary Matel as borrower and our subsidiaries Invitel, Invitel Telecom, Invitel Technocom, Memorex and Memorex’s Turkish subsidiary as guarantors. The Bridge Loan Agreement was arranged by Merrill Lynch and BNP Paribas, who are the original lenders. On March 5, 2008, the closing date of the Memorex Acquisition, we borrowed the full EUR 100 million pursuant to which we used EUR 30.1 million (approximately $43.3 million) to fund the purchase price for 95.7% of the outstanding equity in Memorex and EUR 46.6 million (approximately $70.0 million) to refinance some of Memorex’s existing debt that we assumed at closing. We used EUR 7.6 million (approximately $10.9 million) to pay fees and expenses in connection with the Bridge Loan Agreement and transaction costs in connection with the Memorex Acquisition and we set aside the remaining

EUR 15.7 million (approximately $22.6 million) for working capital purposes. In addition, EUR 12.1 million (approximately $17.4 million) of the EUR 30.1 million purchase price was paid into escrow. Following settlement, EUR 11.2 million (approximately $16.1 million) of the escrow balance was returned to us and added to our working capital.

The Bridge Loan Agreement loans (the “Bridge Loans”) mature one year following the completion of the Memorex Acquisition, on March 5, 2009 (the “Initial Maturity Date”). The Bridge Loans bear interest at a rate per annum equal to the sum of EURIBOR plus the applicable margin plus the Mandatory Cost (if any, as defined in the Bridge Loan Agreement), which is set at the beginning of each three month interest period. The applicable margin for the first six months is the greater of 4.25% per annum and 0.50% per annum over the 2007 Notes Spread to Maturity (the quoted spread over EURIBOR to maturity). For the next three months, the applicable margin is the greater of 4.75% per annum and 0.50% per annum over the 2007 Notes Spread to Maturity. For the three months up to the Initial Maturity Date, the applicable margin is the greater of 5.25% per annum and 0.50% per annum over the 2007 Notes Spread to Maturity. The interest rate may not exceed 11.5% per annum for any interest period. The current interest rate on the Bridge Loans is 9.71% per annum.

Subject to certain conditions, including our not being in default under certain provisions of the Bridge Loan Agreement at the Initial Maturity Date, we may convert the Bridge Loans to term loans (“Term Loans”) with a maturity date of seven years following the Initial Maturity Date (March 5, 2016, the “Extended Maturity Date”). The terms of the Bridge Loan Agreement will generally govern the Term Loans, provided that certain covenants and events of default under the Bridge Loan Agreement will be replaced by covenants and events of default from the 2007 Notes Indenture. From the Initial Maturity Date (March 5, 2009) until the Extended Maturity Date (March 5, 2016), the applicable margin shall be 6.25% per annum, provided the interest rate for any three month interest period shall not exceed 11.5%. If we elect to convert the Bridge Loans to Term Loans, a lender may, upon the sale of its Term Loan to a third party, subject to certain conditions, exchange all or any portion of its Term Loan into one or more exchange notes (the “Exchange Notes”), which Exchange Notes will be governed by an indenture, which indenture shall contain covenants, events of default, repayment and other provisions based on those contained in the indenture governing the 2007 Notes. The Exchange Notes shall bear interest at a rate equal to 11.5% per annum.

Upon a change in our control (as defined in the Bridge Loan Agreement), each lender may require us to prepay an amount equal to 100% of the Bridge Loans outstanding plus any accrued and unpaid interest and 101% of any Term Loan outstanding plus any accrued and unpaid interest.

We may prepay the Bridge Loans, and any accrued and unpaid interest and any breakage costs, without penalty. We may prepay the Term Loans within the first four years following the Initial Maturity Date by paying the outstanding principal, and any accrued and unpaid interest and any breakage costs, plus the greater of (i) 1% of the outstanding principal amount of the Term Loan and (ii) the excess of (a) the present value at such redemption date of (x) the redemption price of such Term Loan four years after the Initial Maturity Date (March 5, 2013), plus (y) all required interest payments that would otherwise be due to be paid on such Term Loan during the period between the redemption date and the date four years after the Initial Maturity Date (March 5, 2013), computed using a discount rate equal to the German Bund rate at such redemption date plus 50 basis points over (b) the then outstanding principal amount of the Term Loan. Following the fourth year after the Initial Maturity Date (March 5, 2013), we may prepay the Term Loans, plus any accrued and unpaid interest and any breakage costs, as follows: (i) at par plus 50% of the coupon through March 5, 2014, (ii) at par plus 25% of the coupon through March 5, 2015 or (iii) at par through March 5, 2016. For any Term Loans held by the original lenders, we may prepay the Terms Loans following March 5, 2013 by paying the original lenders the outstanding principal plus accrued and unpaid interest and any breakage costs.

Our obligations under the Bridge Loan Agreement are currently guaranteed by some of our subsidiaries and are collateralized by the same collateral securing the 2004 Notes and the 2007 Notes.

The Bridge Loan Agreement contains customary representations and warranties and events of default. The Bridge Loan Agreement contains covenants restricting our ability, under certain circumstances, to, among other things, (i) make certain restricted payments such as dividends or loans, (ii) create certain liens, (iii) merge or consolidate with other entities, (iv) borrow money other than as permitted, (v) make guarantees, (vi) make loans, acquire assets or companies other than as permitted or (vii) enter into hedging arrangements other than as permitted.

We have classified the Bridge Loans as a non-current liability in the Condensed Consolidated Financial Statements as we have the intent and the ability to either refinance the Bridge Loans prior to maturity or convert the Bridge Loans to Term Loans.

The Intercreditor Agreement

In order to establish the relative rights of certain of our creditors under our financing arrangements, including the Bridge Loan Agreement (including priority of claims and subordination), we have entered into an amended and restated Intercreditor Agreement with, among others, the lenders under the Amended Facilities Agreement and the Bridge Loan Agreement, certain hedging counterparties, the security trustee, the trustee for the 2007 Notes and the trustee for the 2004 Notes. The Intercreditor Agreement provides that if there is an inconsistency between the provisions of the Intercreditor Agreement (regarding subordination, turnover, ranking and amendments only), and certain other documents, including the 2007 Notes Indenture governing the 2007 Notes, the Intercreditor Agreement will prevail.

Our major contractual cash obligations as of September 30, 2008 (at September 30, 2008 exchange rates) are as follows:

	Cash Payments Due by Period
($ in thousands)	Total	1 Year or Less	2–3 Years	4-5 Years	After 5 Years
Obligation
Long Term Debt principal payment	$1,018,310	$56,923	$81,666	$513,148	$366,573
Long Term Debt interest (1)	479,166	71,631	133,308	271,467	2,760
Interest Rate Swap Agreements	44,893	43,657	1,236	—	—
Lease Commitments to Telecommunication Providers	100,594	11,683	21,921	16,770	50,220
Other Operating Leases	25,857	5,422	9,197	2,321	8,917
Capital Leases	14,693	7,935	6,758	—	—

Total	$1,683,513	$197,251	$254,086	$803,706	$428,470

(1)	Long-term debt interest payment obligations are calculated by rates of interest for the respective debt arrangements as follows: 10.0% for the HUF tranche of the Amended Facilities Agreement, 6.7% for the EUR tranche of the Amended Facilities Agreement, 8.2% for the 2007 Notes, 13.45% for the 2006 PIK Notes, 10.75% for the 2004 Notes, 11.5% for the Memorex Bridge Loan, 7.16% for the Memorex Turkey Loan and 7.55% and 7.90% for the 1st and 2nd Memorex Prep Loans, respectively.

Liquidity risk represents the risk that we are unable to meet our payment obligations when those become due. We monitor our liquidity position on an ongoing basis by forecasting and monitoring revenue, capital and operating expenditures, investments and debt service.

Credit Ratings

The 2004 Notes and the 2007 Notes are rated by international credit rating agencies as required by the indentures covering those notes. The Corporate Credit Rating is B+/Stable and the Corporate Family Rating is B1/Stable as of September 30, 2008, as issued by Standard & Poor’s and Moody’s Investor Service, respectively. On October 24, 2008, Standard & Poor’s lowered its Corporate Credit Rating to B/Negative. As a result of the downgrade, the expected return from our debt securities may increase.

Inflation and Foreign Currency

During the nine months ended September 30, 2008, the Hungarian forint appreciated both against the euro and the U.S. dollar. Overall, this resulted in a net foreign exchange gain of $22.7 million for the nine months ended September 30, 2008 compared to a net foreign exchange loss of $1.7 million for the nine months ended September 30, 2007. In October 2008, due to global economic conditions, the Hungarian forint depreciated against both the euro and U.S. dollar from September 30, 2008. See “Liquidity and Capital Resources” on page 99.

Approximately 76% of our total revenue is denominated in Hungarian forint and our operating and other expenses, including capital expenditures, are predominantly in Hungarian forint but also in U.S. dollars and euros. In addition, certain items in the balance sheet accounts are denominated in currencies other than the functional currencies of the operating subsidiaries. Accordingly, when such accounts are translated into the functional currency, we are subject to foreign exchange gains and losses which are reflected as a component of earnings. When the subsidiaries financial statements are translated into U.S. dollars for financial reporting purposes, we are subject to translation adjustments, the effect of which is reflected as a component of stockholders’ equity.

While we have the ability to increase some of the prices we charge for our services generally commensurate with increases in the Hungarian Consumer Price Index (“CPI”) pursuant to our licenses from the Hungarian government, and as regulated by the government, we may choose not to implement the full amount of the increase permitted due to competitive and other concerns. In addition, the rate of increase in the Hungarian CPI may not be sufficient to offset potential negative exchange rate movements and, as a result, we may be unable to generate cash flows to the degree necessary to meet our obligations in currencies other than the Hungarian forint. See “Quantitative and Qualitative Disclosures about Market Risk” on page 107.

Recently Adopted Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 establishes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 were effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48 has not had a material effect on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. SFAS 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. In February 2008 the FASB issued a Staff Position that delays the effective date of SFAS 157. Delayed application of SFAS 157 is permitted for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We adopted SFAS 157 as of January 1, 2008 for financial assets and liabilities. The adoption of SFAS 157 has not had a material effect on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain warranty and insurance contracts at fair value on a contract-by-contract basis. SFAS 159 applies to all reporting entities and contains financial statement presentation and disclosure requirements for assets and liabilities reported at fair value as a consequence of the election. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted SFAS 159 as of January 1, 2008. The adoption of SFAS 159 has not had a material effect on our financial position or results of operations.

In October, 2008 the FASB issued FASB Staff Position statement No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”). This standard clarifies the application of FASB statement No.157, Fair Value Measurements and illustrates key considerations in determining the fair value of a financial asset when a market is not active. FSP FAS 157-3 became effective upon issuance with revisions resulting from its application to be accounted for as a change in accounting estimate in accordance with SFAS Statement No. 154, Accounting Changes and Error Corrections. The adoption of FSP FAS 157-3 has not had a material effect on our financial position or results of operations.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 Revised, Business Combinations” (“SFAS 141R”), which replaces SFAS 141, “Business Combinations.” SFAS 141R establishes principles and requirements for measurement of identifiable assets and liabilities in a business combination and the measurement and recognition of goodwill acquired in the business combination or a gain from a bargain purchase. The standard also determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R requires transaction costs to be expensed as incurred, rather than capitalizing as a cost of the acquisition, recording contingent at fair value with subsequent adjustments in income and reduction in valuation allowances on deferred taxes in income rather than goodwill. The impact of the adoption of SFAS 141 will depend on the nature and timing of our future acquisitions.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”), which we will adopt on January 1, 2009. SFAS 160 will significantly change the accounting and reporting related to a non-controlling interest in a subsidiary. After adoption, non-controlling interests will be classified as shareholders’ equity, a change from its current classification between liabilities and shareholders’ equity. Earnings attributable to minority interests will be included in net income, although such earnings will continue to be deducted to measure earnings per share. Purchases and sales of minority interests will be reported in equity. We do not expect that the adoption of SFAS 160 will have a material impact on our financial statements.

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 changes disclosure requirements for derivative instruments and hedging activities. The Statement requires enhanced disclosures about (a) how and why derivative instruments are used, (b) how derivative and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect financial position, financial performance, and cash flows. We are currently assessing the impact of SFAS 161.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

Market Risk Exposure

Foreign Currency Exchange Rate Risks

We are exposed to various types of risk in the normal course of our business, including the risk from foreign currency exchange rate fluctuations. Our operations, including approximately 76% of gross revenues and approximately 80% of operating expenses, are Hungarian forint based. Therefore, we are subject to currency exchange rate risk with respect to our non-Hungarian forint denominated expenses, primarily euros and U.S. dollars, due to the variability between the Hungarian forint and the euro and U.S. dollar. Due to our limited exposure with respect to non-Hungarian forint denominated expenses, we have not entered into any agreements to manage our foreign currency risks related to such expenses but we continue to monitor the currency exchange rate risk related to such expenses.

We are also exposed to exchange rate risk since the majority of our debt obligations are in euros. If the Hungarian forint weakens in the currency exchange markets versus the euro, we would have to generate more revenue in Hungarian forint to settle such debt obligations. The Hungarian forint/euro exchange rate changed from 253.35 as of December 31, 2007 to 243.17 as of September 30, 2008, an approximate 4% appreciation of the value of the Hungarian forint versus the euro. Given our euro denominated debt obligations, exchange rate fluctuations can have a significant impact on our financial statements in connection with foreign exchange gains/losses and the resulting debt balances. We did, however, enter into hedging arrangements in 2007 to convert a substantial portion of (i) our variable rate euro-denominated debt service and (ii) fixed rate euro-denominated debt service to fixed-rate Hungarian forint denominated debt service. While these hedging arrangements were aimed at hedging the company’s economic exposure as described, a negative fair market value of the position at maturity could potentially result in a breach of certain covenants under our credit facilities. Hence, following a significant depreciation of the forint against the euro in October of 2008, we entered into numerous transactions pursuant to which we effectively terminated a substantial portion of our hedging agreements. See Note 5 “Derivative Financial Instruments” and Note 11 “Subsequent Events” of Notes to the Unaudited Condensed Consolidated Financial Statements for the nine-month period ended September 30, 2008, beginning on page F-60.

Given our euro-denominated debt obligations, exchange rate fluctuations can have a significant impact on our financial statements in connection with foreign exchange gains/losses and the resulting debt balances. The sensitivity of our future cash-flows to foreign exchange rate changes related to our debt service, including all hedging in place, is detailed in the table under the section “– Derivative Financial Instruments” below.

Interest Rate Risks

We are exposed to interest rate risks because our outstanding euro denominated debt and Hungarian forint denominated debt obligations accrue interest at variable rates tied to market interest rates. The interest rates on the euro and Hungarian forint denominated obligations are based on EURIBOR and BUBOR, respectively. We evaluate market interest rates and the costs of interest rate hedging instruments by reviewing historical variances between market rates and rates offered by lending institutions on hedging instruments, as well as market expectations of future interest rates.

In 2007, we entered into hedging arrangements to convert a substantial portion of our variable rate euro denominated debt service and our variable rate Hungarian forint denominated debt service to fixed-rate Hungarian forint denominated debt service. The average interest rate on our debt for the quarter ended September 30, 2008 was 11.61%. In October 2008, we entered into numerous transactions pursuant to which we effectively terminated a substantial portion of our hedging agreements. See Note 5 “Derivative Financial Instruments” and Note 11 “Subsequent Events” of Notes to the Unaudited Condensed Consolidated Financial Statements for the nine-month period ended September 30, 2008, beginning on page F-60. The sensitivity of our future cash-flows to interest rate changes related to our debt service, including all hedging in place, is detailed in the table under the section “– Derivative Financial Instruments” below.

Derivative Financial Instruments

During 2007, in order to reduce our exposure to foreign currency exchange rate risk and interest rate changes, we implemented a major hedging program as part of which we hedged the interest rate and foreign currency exchange rate risks on a substantial portion of our debt.

The following table summarizes the notional amounts and respective fair values of our financial instruments, which mature at varying dates, as of September 30, 2008:

(in thousands)	Notional Amount	Fair Market Value	Fair Value Change
Asset/ (Liability)
Cross currency interest rate swaps	$583,692	$(44,948)	$(9,862)
FX forward contracts	—	—	(21)
Interest rate swaps	19,042	55	839

TOTAL	$602,734	$(44,893)	$(9,044)

The notional principal amount provides one measure of the transaction volume outstanding as of the end of the period, and does not represent the amount of our exposure to market loss. The estimated fair values represent the estimated amounts that we would pay or receive to terminate the contracts as of September 30, 2008. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

In October of 2008, we entered into numerous transactions pursuant to which we effectively terminated a substantial portion of our hedging agreements. See Note 5 “Derivative Financial Instruments” and Note 11 “Subsequent Events” of Notes to the Unaudited Condensed Consolidated Financial Statements for the nine month period ended September 30, 2007. The aggregate cost to effectively terminate these hedging agreements is approximately EUR 9 million (approximately $12.9 million), payable during the term of the agreements (August 2009 with respect to the heding arrangements related to the 2004 Notes and the 2007 Notes and June 2011 with respect to the hedging arrangements relating to the Amended Facilities Agreement).

Since we now have fixed principal payments and variable and fixed interest payments payable in euros, we are more exposed to interest rate and currency exchange rate risks going forward. We do expect that the average effective interest on our debt instruments will be lower going forward. There can be no assurance as to our future costs and we will continue to monitor financial markets and enter into derivative arrangements that we deem to be in our best interests.

Sensitivity Analysis

The following table shows the sensitivity of our debt instruments and the related hedge transactions to foreign currency exchange rate and interest rate changes as of September 30, 2008:

	1% p.a. increase in interest rates			10% p.a. increase in HUF/EUR rate
Instrument	Cash Flow impact on debt service	Cash Flow impact on underlying hedge	Net Cash Flow Impact	Cash Flow impact on debt service	Cash Flow impact on underlying hedge	Net Cash Flow Impact
	(in thousands)
Amended Facilities Agreement HUF tranche (1)	$(150)	$150	$—	$—	$—	$—
Amended Facilities Agreement EUR tranche (1)	(762)	762	—	(3,849)	3,877	28
Memorex Bridge Loan	(1,438)	—	(1,438)	(1,370)	—	(1,370)
1st Memorex Prep Loan (2)	—	—	—	(87)	—	(87)
2nd Memorex Prep Loan (2)	—	—	—	(34)	—	(34)
Memorex Turkey Loan	(26)	—	(26)	(342)	—	(342)
2007 Notes	(2,875)	2,826	(49)	(2,212)	2,372	160
2004 Notes (2)	—	—	—	(2,194)	2,194	—
2006 PIK Notes (3)	(2,415)	—	(2,415)	(2,255)	—	(2,255)

Total	$(7,666)	$3,738	$(3,928)	$(12,343)	$8,443	$(3,900)

(1)	Calculation based on actual outstanding notional amounts per repayment/hedging schedule
(2)	The issuer can select the interest to be paid in cash or in kind (i.e. issue of new bonds)

The above table shows the impact of a 1% increase in interest rates (e.g. BUBOR and EURIBOR) and 10% increase in the Hungarian forint/euro exchange rate on our debt service related cash flow due in the next 12 months (until September 30, 2009).

In October 2008, we entered into numerous transactions pursuant to which we effectively terminated a substantial portion of our hedging agreements. See Note 5 “Derivative Financial Instruments” and Note 11 “Subsequent Events” of Notes to the Unaudited Condensed Consolidated Financial Statements for the nine month period ended September 30, 2007. The table below shows the sensitivity of our debt instruments and the related hedge transactions to foreign currency exchange rate and interest rate changes as of October 31, 2008 following the effective termination of a substantial portion of our hedging agreements. The table below shows the impact of a 1% increase in interest rates (e.g. BUBOR and EURIBOR) and 10% increase in the euro/forint exchange rate on our debt service related cash flow due in the 12 months following (until October 31, 2009).

	1% p.a. increase in interest rates			10% p.a. increase in HUF/EUR rate
Instrument	Cash Flow impact on debt service	Cash Flow impact on underlying hedge	Net Cash Flow impact	Cash Flow impact on debt service	Cash Flow impact on underlying hedge	Net Cash Flow impact
	(in thousands)
Amended Facilities Agreement HUF tranche (1)	$(150)	$150	$—	$—	$—	$—
Amended Facilities Agreement EUR tranche (1)	(762)	652	(110)	(3,849)	1,936	(1,913)
Memorex Bridge Loan	(1,438)	—	(1,438)	(1,370)	—	(1,370)
1st Memorex Prep Loan (2)	—	—	—	(87)	—	(87)
2nd Memorex Prep Loan (2)	—	—	—	(34)	—	(34)
Memorex Turkey Loan	(26)	—	(26)	(342)	—	(342)
2007 Notes	(2,875)	(55)	(2,930)	(2,212)	(283)	(2,495)
2004 Notes (2)	—	—	—	(2,194)	(190)	(2,384)
2006 PIK Notes (3)	(2,415)	—	(2,415)	(2,255)	—	(2,255)

Total	$(7,666)	$747	$(6,919)	$(12,343)	$1,463	$(10,880)

(1)	Calculation based on actual outstanding notional amounts per repayment/hedging schedule
(2)	The Memorex Prep Loans and the 2004 Notes have fixed rate interest and are not sensitive to changes in interest rates
(3)	The issuer can select the interest to be paid in cash or in kind (i.e. issue of new notes)

In the ordinary course of business we enter into contractual agreements to provide and receive telephone and other services. Certain of these agreements are denominated in currencies other than the functional currency of any of the parties, mainly in euros, and are required to be accounted for separately as embedded derivatives. The impact of a 10% strengthening or weakening of the Hungarian forint against other currencies would result in a change in the amount of embedded derivatives by $4.9 million.

THE REORGANIZATION

The following discussion contains material information pertaining to the reorganization and the merger. This discussion is subject and qualified in its entirety by reference to the merger agreement and the related documents attached as Appendices to this proxy statement/prospectus. You should read the entirety of those documents as well as the discussion in this proxy statement/prospectus.

Structure of the Reorganization

The board of directors of HTCC Delaware has unanimously approved and recommends that you adopt the agreement and plan of merger whereby we will effectively change our domicile from Delaware to Denmark. HTCC Delaware has incorporated Invitel Denmark under the laws of Denmark, and Invitel Denmark has organized MergeCo as a Delaware limited liability company. The reorganization will be accomplished as follows:

•	a transfer of the assets of HTCC Delaware to, and assumption of its liabilities by, Invitel Denmark in exchange for newly issued shares of Invitel Denmark,

•

a merger of HTCC Delaware with and into MergeCo, which will be the surviving company in the merger and will be a wholly owned subsidiary of Invitel Denmark. The terms of the merger are set forth in the agreement and plan of merger attached as Annex A to this proxy statement/prospectus. As a result of the merger your shares of HTCC Delaware common stock will automatically convert into the right to receive one Invitel Denmark ADS representing one ordinary share of Invitel Denmark, unless you elect to receive Invitel Denmark ordinary shares, in which case you will receive one Invitel Denmark ordinary share for each share of HTCC Delaware common stock. As a result, the current stockholders of HTCC Delaware will, either directly or through Invitel Denmark ADSs, own exactly the same number of Invitel Denmark ordinary shares as they currently own in HTCC Delaware. For a description of the terms of the Invitel Denmark ordinary shares, see “Description of Ordinary Shares of Invitel Denmark” on page 140, and for a description of the Invitel Denmark ADSs, see “Description of Invitel Denmark American Depositary Shares” on page 143, and

•	after completion of the merger, the transfer by MergeCo of its assets to and the assumption of its liabilities by its parent, Invitel Denmark, and the dissolution of MergeCo.

After completion of the reorganization, you will own, either directly or through Invitel Denmark ADSs, an interest in a Danish holding company, which will be engaged in the same business that HTCC Delaware and its subsidiaries were engaged in prior to the reorganization.

After the reorganization merger occurs, Invitel Denmark will send a letter to HTCC Delaware stockholders that will provide instructions on how to elect to receive Invitel Denmark ordinary shares instead of Invitel Denmark ADSs, and how to exchange your HTCC Delaware stock certificates for Invitel Denmark securities. PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

Background and Reasons for the Reorganization

All of our business is currently generated from non-U.S. markets. We believe the reorganization will allow us to take advantage of financial and other business opportunities that are not available under our current corporate structure, including:

•	Enhancement of the company’s structuring flexibility with respect to a potential sale of the company or asset dispositions;

•	Reduction of SEC reporting requirements and related expenses because the company would become a foreign private issuer;

•

Potential increased competitiveness regarding European acquisition opportunities, because Invitel Denmark ordinary shares may be more attractive consideration than shares of common stock of a Delaware corporation; and

•

Simplification and rationalization of the group’s tax position and increased efficiency by reorganizing the group in a jurisdiction outside the United States at a time when we believe this should not result in significant U.S. tax cost;

We believe these benefits should enhance stockholder value. However, we cannot predict what impact, if any, the reorganization will have in the long-term in light of the fact that the achievement of our objectives depends on many things, including our ability to react to any changes in the tax laws and treaties of the various jurisdictions where we operate.

Under the U.S. federal income tax regime, reincorporating HTCC Delaware in a jurisdiction where the HTCC expanded affiliated group (which, for these purposes, should include the ultimate parent company of HTCC Delaware and all of that parent company’s subsidiaries) does not have substantial business activities, would result in HTCC Delaware’s successor corporation continuing to be taxed as a U.S. corporation, despite the reorganization. TDC A/S is a Danish corporation that owns more than 50% of HTCC Delaware common stock, with the result that the HTCC expanded affiliated group should include TDC and all of TDC’s subsidiaries. Reincorporating HTCC Delaware in Denmark should avoid the adverse United States federal income tax consequences mentioned above, because the HTCC expanded affiliated group should be considered to have substantial business activities in Denmark. See “Certain Income Tax Consequences of the Reorganization – Certain United States Federal Income Tax Consequences – United States Federal Income Tax Consequences of the Reorganization – Tax Consequences to HTCC Delaware and Invitel Denmark – Section 7874 Inversion Rules” on page 134.

In addition to the potential benefits described above, the reorganization will expose you to some risks. Please see the discussion under “Risk Factors – Risks Relating to the Reorganization” on page 18. There are also differences between the Delaware and the Danish corporate law and the organizational documents of HTCC Delaware and Invitel Denmark. For a discussion of these differences, please see “Comparison of Rights of Stockholders/Shareholders” on page 153. The board of directors has determined that the potential advantages of the reorganization substantially outweigh these risks and differences. Accordingly, the board of HTCC Delaware has unanimously approved the agreement and plan of merger and declared its advisability and recommends that stockholders vote “FOR” its adoption. However, no assurances can be given that the anticipated benefits of the reorganization will be realized.

The Merger Agreement

HTCC Delaware, MergeCo and Invitel Denmark have entered into the merger agreement, which is the legal document that governs the reorganization. We recommend that you read carefully the complete merger agreement for the precise legal terms of the reorganization and other information that may be important to you. The merger agreement is included in this proxy statement/prospectus as Annex A and is incorporated in this document by reference.

Conditions to Consummation of the Reorganization

The reorganization will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived:

•	the merger agreement is adopted by the affirmative vote of holders of a majority of the shares of HTCC Delaware common stock outstanding on the record date;

•

each holder of a Preferred Share shall have delivered to HTCC Delaware a duly executed written waiver of such holder’s appraisal rights and any other rights under Section 262 of the DGCL in connection with the transactions contemplated by this Agreement;

•	all waivers under our senior credit facilities agreement dated August 6, 2004 as amended and restated and our bridge loan agreement dated March 3, 2008 have been obtained;

•	the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC, and no stop order is in effect;

•

the Invitel Denmark ADSs to be issued pursuant to the merger are approved for listing on the NYSE Alternext (the same exchange on which HTCC Delaware common stock currently trades), subject to official notice of issuance;

•	none of the parties to the merger agreement is subject to any governmental decree, order or injunction that prohibits the consummation of any of the steps in the reorganization;

•	all filings required by a governmental or regulatory agency are made;

•	all consents and approvals required by any governmental or regulatory agency and all other material third-party consents are received; and

•	the closing of the merger takes place at such place and time, after February 2, 2009, as shall be agreed by the parties.

Effective Time

When the merger agreement is adopted by the requisite vote of our stockholders, the merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law. When the merger agreement is adopted, HTCC Delaware expects to file the certificate of merger and have the merger become effective promptly following the special meeting.

In the event the conditions to the merger are not satisfied, the merger may be abandoned or delayed even after the merger agreement has been adopted by our stockholders. In addition, the merger may be abandoned or delayed for any reason by the board of HTCC Delaware at any time prior to its becoming effective, even though the merger agreement has been adopted by our stockholders and all conditions to the merger have been satisfied.

Amendment or Termination

The merger agreement may be amended, modified or supplemented at any time before or after its adoption by our stockholders. However, after adoption, no amendment, modification or supplement may be made or effected that does any of the following:

•	alters or changes the amount or kind of shares to be received by stockholders in the merger;

•	alters or changes any term of the limited liability company agreement of the surviving corporation, MergeCo; or

•	alters or changes any other terms and conditions of the merger agreement if any of the alterations or changes would adversely affect the holders of HTCC Delaware common stock.

The board of HTCC Delaware may terminate the merger agreement and abandon the merger at any time prior to its effectiveness.

Automatic Conversion

At the effective time of the merger, each share of HTCC Delaware common stock outstanding immediately prior to the effective time will automatically be converted by operation of law into the right to receive one Invitel Denmark ADS representing one ordinary share of Invitel Denmark, provided that you may elect to receive ordinary shares instead of Invitel Denmark ADSs.

Share Election; Exchange of Shares

Prior to the merger, an exchange agent will be appointed by HTCC Delaware and Invitel Denmark for the purpose of exchanging HTCC Delaware common stock for, as applicable, Invitel Denmark ADSs or Invitel Denmark ordinary shares. The exchange agent will mail to each holder of record of HTCC Delaware common stock a letter of transmittal for use in effecting delivery of certificates representing these shares to the exchange agent. The letter of transmittal will enable each holder of HTCC Delaware common stock to make an election to receive Invitel Denmark ordinary shares instead of Invitel Denmark ADSs. If a holder of HTCC Delaware common stock does not make an election, the holder will automatically receive one Invitel Denmark ADS for each share of HTCC Delaware common stock. If a holder of HTCC Delaware common stock elects to receive Invitel Denmark ordinary shares, the holder will receive the Invitel Denmark ordinary shares in dematerialized form, subject to compliance with the requirements described below.

Invitel Denmark will issue its ordinary shares through the Danish central securities depository, VP Securities Service (Værdipapircentralen A/S). In order to receive ordinary shares of Invitel Denmark, you will have to appoint a bank, broker or other nominee who is a clearing member of VP Securities Service or who has an agreement with a clearing member of VP Securities Service, and establish an account with VP Securities Service through such bank, broker or other nominee. You must follow the instructions of your bank, broker or other nominees in order to receive Invitel Denmark ordinary shares.

Invitel Denmark intends to appoint Danske Bank A/S, Corporate Actions, Holmens Kanal 2-12, DK-1092 Copenhagen K, Denmark, telephone number +45 33 44 00 00, as its depositary for the purposes of issuing ordinary shares through VP Securities Service. Under an agreement to be entered into between Invitel Denmark and Danske Bank A/S, Invitel Denmark’s shareholders will be able, at Invitel Denmark’s expense (i) to have their ordinary shares registered and held in safe keeping with Danske Bank A/S and (ii) to receive notification of dividends and an annual statement of account. Similar terms should be offered by all Danish credit institutions as a matter of market practice.

Upon surrender of a certificate representing HTCC Delaware common stock for cancellation to the exchange agent together with a duly executed letter of transmittal, the holder will be entitled to receive in exchange the whole number of Invitel Denmark ADSs or Invitel Denmark ordinary shares that the HTCC Delaware stockholder has the right to receive pursuant to the merger agreement. If you surrender a HTCC Delaware stock certificate and request the new Invitel Denmark securities, to be issued in a name other than the one appearing on the surrendered certificate, you must endorse the stock certificate or otherwise prepare it to be in proper form for transfer.

HTCC Delaware certificates that are surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon surrender of stock certificates. No holder of unsurrendered certificates will receive any dividends or other distributions with respect to Invitel Denmark ADSs or Invitel Denmark ordinary shares to which the holder is entitled under the merger agreement, or be entitled to vote such Invitel Denmark ordinary shares, until the HTCC Delaware certificate registered to the holder is surrendered to the exchange agent.

YOU SHOULD NOT SEND YOUR HTCC DELAWARE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT. DO NOT RETURN HTCC DELAWARE STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Management of Invitel Denmark

Invitel Denmark has a board of directors consisting of 7 members and a management consisting of 2 members. All the directors of HTCC Delaware are members of the board of directors or the management of Invitel Denmark as follows:

Board of directors:	Henrik Scheinemann (Chairman), Ole Steen Andersen, Carsten Dyrup Revsbech, Robert R. Dogonowski, Peter Feiner, Jens Due Olsen and Morten Bull Nielsen;

Management:	Martin Lea and Robert Bowker.

The board of directors is appointed until the annual General Meeting in 2009 at which their appointment may be renewed by the shareholders with simple majority of votes. The management is employed with the company for an indefinite term but their employment may be terminated by the board of directors in accordance with the management’s service contracts.

The board of directors and the management are in charge of managing the affairs of Invitel Denmark. The board of directors lays down directions for the management’s day-to-day management of Invitel Denmark. The day-to-day management does not include transactions of an extraordinary or unusual nature or significance.

The board of directors will establish an audit committee which among others supervises the preparation of the company’s annual report and review the internal control systems, the audit of the annual report and the independence of the auditor.

Required Vote for the Reorganization

The merger requires the affirmative vote of a majority of HTCC Delaware outstanding common stock, including the common stock owned by TDC. On November 27, 2008, TDC owned 10,499,782 shares of HTCC Delaware common stock, representing approximately 63.9% of outstanding HTCC Delaware common stock on that date. TDC has informed us that it intends to vote its shares of HTCC Delaware outstanding common stock in favor of adoption of the agreement and plan of merger. TDC owns sufficient shares of HTCC Delaware common stock to approve the adoption of the agreement and plan of merger and, therefore, no action by any other stockholder of HTCC is required for the merger and reorganization to be completed.

HTCC Delaware’s common stock is currently traded on the NYSE Alternext stock exchange under the symbol “HTC.”

Under the rules of the NYSE Alternext, brokers who hold shares in street name for customers have the authority to vote on many “routine” proposals when they have not received instructions from beneficial owners. Under these rules, brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters like the merger. THUS, ABSENT SPECIFIC INSTRUCTIONS FROM YOU, YOUR BROKER IS NOT EMPOWERED TO VOTE YOUR SHARES WITH RESPECT TO THE ADOPTION OF THE MERGER AGREEMENT (I.E., “BROKER NON-VOTES”). Since the affirmative vote of holders of a majority of the shares of HTCC Delaware common stock is required for adoption of the merger agreement, A BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT.

As of November 27, 2008, there were 16,425,733 shares of HTCC Delaware common stock outstanding and entitled to vote. As of the record date, our directors and executive officers owned or are entitled to vote, in the aggregate, approximately [962,160] shares of HTCC Delaware common stock, which represents approximately [6]% of the outstanding HTCC Delaware common stock.

No Rights of Dissenting Stockholders

Under Delaware law, you will not have dissenters or appraisal rights in connection with the merger or the reorganization because, among other reasons, HTCC Delaware common stock is listed on the NYSE Alternext and, following the effective time of the merger, we intend that Invitel Denmark ADSs will be listed on the NYSE Alternext.

Dividends

Our credit facilities and indentures limit our ability to pay dividends. It is our current policy to retain earnings, if any, to finance the development and growth of our businesses. Accordingly, the board of HTCC Delaware does not anticipate that cash dividends will be paid on HTCC Delaware common stock in the foreseeable future. When the merger agreement is adopted and the reorganization is completed, Invitel Denmark anticipates that it will not pay any dividends on its ordinary shares for the foreseeable future. For more information see “Market for HTCC Delaware Common Stock, Dividend Policy and other Matters” on page 40.

Stock Compensation Plans

When the reorganization is completed, we expect to amend and revise our employee and director stock option and other stock-based plans and arrangements to (1) provide that Invitel Denmark will continue the sponsorship of the employee stock-based plans and assume sponsorship of certain director plans, (2) provide that Invitel Denmark ordinary shares will be issued upon the exercise of any options or the payment of any other stock-based awards under the plans and arrangements, and (3) otherwise appropriately reflect (x) the substitution of HTCC Delaware common stock for a number of ordinary shares of Invitel Denmark and (y)  a new exercise price per share, in each case, sufficient to retain the current intrinsic value of the outstanding options.

Stock Exchange Listing; Recent Stock Prices

We intend to apply to list the Invitel Denmark ADSs on the NYSE Alternext stock exchange under the symbol [“—”], effective upon the merger. NYSE Alternext is the stock exchange on which the common stock of HTCC Delaware is currently listed. We may consider seeking a listing of Invitel Denmark ordinary shares on a stock exchange in Europe, where the HTCC group’s operating businesses are located, at some future time. We may also seek a dual listing. In addition, we may in the future seek a delisting of the Invitel Denmark ADSs from NYSE Alternext or a deregistration from the U.S. Securities Exchange Act of 1934, if and when permitted under applicable laws and regulations.

On November 26, 2008, the last trading day before the public announcement of the reorganization, the closing price per HTCC Delaware share on the NYSE Alternext was $8.95, and the high and low sales prices were $8.95 and $8.35.

Accounting Treatment of the Reorganization

The accounting for the reorganization of HTCC Delaware, MergeCo, and Invitel Denmark, which are all entities under common control, is addressed by Statement of Financial Accounting Standards (FAS) No. 141. Pursuant to FAS No. 141, this reorganization will be accounted for at carryover basis at the date of transfer and as such, there will be no changes in the historical consolidated carrying amounts of assets, liabilities and stockholders’ equity (deficit).

Credit Facilities

As a result of the merger, we may fail to comply with certain covenants contained in our senior credit facilities agreement, dated as of August 6, 2004 as amended and restated with BNP Paribas, Credit Suisse First Boston and certain other lenders. In particular, the merger may be considered a change in control under this facility and, in the absence of a waiver from our lenders, would constitute a default. For more details about our senior credit facilities agreement, see “HTCC Delaware Management Discussion and Analysis of Financial Condition and Result of Operations – Liquidity and Capital Resources – The Amended Facilities Agreement” on page 115.

In addition, the merger may also be considered a change in control under a €100 million bridge loan agreement with BNP Paribas and Merrill Lynch, dated March 3, 2008. In the absence of a waiver from our lenders, the merger would constitute a default under this agreement. For more details about our bridge loan agreement, see “HTCC Delaware Management Discussion and Analysis of Financial Condition and Result of Operations – Liquidity and Capital Resources – The Bridge Loan Agreement” on page 118.

We are in discussions with several financing sources to refinance our senior credit facilities agreement and our bridge loan agreement, and intend to seek waivers permitting the merger as part of such refinancing. There can be no assurance regarding the outcome or the scope of these refinancing discussions. If we choose not to refinance our bridge loan or the market conditions make a refinancing prohibitive, we intend to convert the bridge loan to term loans maturing in 2016, which conversion is permitted, subject to certain conditions, pursuant to the bridge loan agreement.

In the absence of the waivers described above or a refinancing that includes such waivers, we may reconsider or abandon the implementation of the company’s reorganization.

CERTAIN INCOME TAX CONSEQUENCES OF THE REORGANIZATION

Certain United States Federal Income Tax Consequences

The following discussion sets forth certain United States federal income tax consequences to HTCC Delaware, Invitel Denmark and U.S. Holders (as defined below) of (i) the reorganization of HTCC Delaware and (ii) in the case of U.S. Holders, the ownership of Invitel Denmark ordinary shares or Invitel Denmark ADSs as of the date hereof. The discussion set forth below is applicable to U.S. Holders (i) who are residents of the United States for purposes of the current income tax treaty between the United States and Hungary (the “Treaty”), (ii) whose Invitel Denmark ordinary shares or Invitel Denmark ADSs are not, for purposes of the Treaty, effectively connected with a permanent establishment in Hungary and (iii) who otherwise qualify for the full benefits of the Treaty. This discussion deals only with HTCC Delaware common stock, Invitel Denmark ordinary shares or Invitel Denmark ADSs held as capital assets.

For purposes of this discussion, the term “U.S. Holder” means a holder of HTCC Delaware common stock, Invitel Denmark ordinary shares or Invitel Denmark ADSs that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•	an insurance company;

•	a mutual fund;

•	a dealer in securities or foreign currencies;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of HTCC Delaware common stock, Invitel Denmark ADSs or Invitel Denmark ordinary shares;

•	a stockholder of HTCC Delaware common stock who received such HTCC Delaware common stock through the exercise of employee stock options or through a tax-qualified retirement plan;

•	a person whose “functional currency” is not the United States dollar;

•	a holder of options granted under any HTCC Delaware benefit plan; or

•

a person holding shares of HTCC Delaware common stock, Invitel Denmark ADSs or Invitel Denmark ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations of the United States Treasury Department and court and administrative rulings and judicial decisions in effect as of the date hereof, and such authorities may be replaced, revoked or modified, possibly retroactively, so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

If a partnership holds HTCC Delaware common stock, Invitel Denmark ordinary shares or Invitel Denmark ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding HTCC Delaware common stock, Invitel Denmark ordinary shares or Invitel Denmark ADSs, you should consult your tax advisors.

This discussion does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-United States tax laws. You should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

The United States Treasury Department has expressed concerns that intermediaries in the chain of ownership between the holder of an ADS and the issuer of the security underlying the ADS may be taking actions that are inconsistent with the claiming of foreign tax credits for United States holders of ADSs. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the analysis of the creditability of Hungarian taxes and the availability of the reduced tax rate for dividends received by certain non-corporate holders, each described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an Invitel Denmark ADS and our company.

United States Federal Income Tax Consequences of the Reorganization

Tax Consequences to HTCC Delaware and Invitel Denmark

Section 7874 Inversion Rules

In general, under Section 7874 of the Code, a foreign corporation will be treated as a United States corporation for United States federal income tax purposes if:

•	the foreign corporation acquires substantially all of the properties held directly or indirectly by a United States corporation;

•

after the acquisition, at least 80% of the stock (by vote or value) of such foreign corporation is held by former shareholders of the United States corporation by reason of holding stock in such United States corporation; and

•

after the acquisition, the “expanded affiliated group” (“EAG”) which includes such foreign corporation does not have “substantial business activities” in the foreign country in which, or under the laws of which, such foreign corporation is created or organized, when compared to the total business activities of such EAG.

For these purposes, an EAG is a group of corporations comprising (i) a parent corporation and (ii) each other corporation, more than 50 percent of the stock of which (measured by vote and value) is owned, in the aggregate, by the parent corporation or by other corporations in the group. Under the applicable United States Treasury regulations, the determination as to whether an EAG has substantial business activities in the relevant jurisdiction (i.e., whether it meets the “substantial business test”) is made on the basis of all of the facts and circumstances. However, the United States Treasury regulations also provide a safe harbor (the “10% Safe Harbor”) under which the EAG will be considered to meet the substantial business test if:

•	after the acquisition, employees of the group based in the foreign country account for at least 10% (by headcount and compensation) of total group employees;

•	after the acquisition, the total value of the group assets located in the foreign country is equal to at least 10% of the total value of all group assets; and

•

during the 12-month period ending on the last day of the EAG’s monthly or quarterly management accounting period in which the acquisition is completed, the group sales made in the foreign country accounted for at least 10% of the total group sales.

Pursuant to the reorganization, Invitel Denmark will acquire substantially all of the properties held directly or indirectly by HTCC Delaware, a United States corporation. After the reorganization, the former shareholders of HTCC Delaware will own at least 80% of Invitel Denmark stock by reason of holding HTCC Delaware common stock. Therefore, Invitel Denmark would be treated as a United States corporation for United States federal income tax purposes under Section 7874 of the Code, unless the EAG that includes Invitel Denmark meets the substantial business test. TDC, a Danish corporation, currently owns more than 50% of HTCC Delaware common stock and will own more than 50% of Invitel Denmark stock. Therefore, the substantial business test will be met if after the reorganization, the EAG, which should include TDC and all of its subsidiaries (including Invitel Denmark), has substantial business activities in Denmark (where Invitel Denmark is organized), when compared to the total business activities of such EAG. Although Invitel Denmark and its subsidiaries do not have substantial business activities in Denmark, the EAG comprising the wider TDC group should be considered to have substantial business activities there, compared to the total business activities of the EAG. As a result, Invitel Denmark believes that it should meet the 10% Safe Harbor, and that Invitel Denmark should not be treated as a United States corporation under Section 7874 of the Code.

The determination of whether the substantial business test is met is a factual determination made by the company, and there can be no assurance that the Internal Revenue Service will not challenge the position taken by Invitel Denmark. If the EAG that includes Invitel Denmark and TDC is determined to not have substantial business activities in Denmark and is treated as a United States corporation under Section 7874 of the Code, Invitel Denmark will be subject to United States federal income taxation on its worldwide income even after the reorganization and could be subject to penalties for failure to file United States tax returns, late fees and interest charges on taxes that are past due. The remainder of this discussion assumes that Invitel Denmark will not be treated as a United States corporation under Section 7874 of the Code.

Tax Treatment of the Reorganization

The reorganization should be treated, for United States federal income tax purposes, as: (i) a transfer of assets by HTCC Delaware to Invitel Denmark in exchange for Invitel Denmark stock and the assumption by Invitel Denmark of HTCC Delaware’s liabilities, (ii) a distribution of Invitel Denmark stock by HTCC Delaware to HTCC Delaware stockholders, and (iii) an exchange by HTCC Delaware stockholders of HTCC Delaware common stock for Invitel Denmark stock. HTCC Delaware should recognize a gain (but not loss) on the deemed transfer of its assets to Invitel Denmark in an amount equal to the excess of the fair market value of its assets over HTCC Delaware’s adjusted tax basis in such assets. The management of HTCC Delaware does not believe that the fair market value of its assets would exceed the adjusted tax basis at the time of the reorganization. Therefore, the management is of the view that no gain or loss should be recognized by HTCC Delaware as a result of the reorganization. However, in the event that there is a gain, HTCC Delaware has approximately $30 million of net operating losses that should be available to reduce such gain.

There can be no assurance that the Internal Revenue Service will accept HTCC Delaware’s determination of the value of its assets. Should the Internal Revenue Service disagree with the valuation of HTCC Delaware’s assets and successfully challenge the valuation, HTCC Delaware would recognize a taxable gain in an amount equal to the excess, if any, of the fair market value of its assets as determined by the Internal Revenue Service over HTCC Delaware’s adjusted tax basis in such assets. It is possible on any such reassessment by the Internal Revenue Service, the tax liability to HTCC Delaware could be significant.

Tax Consequences to HTCC Delaware Stockholders

You should not recognize gain or loss when you exchange your shares of HTCC Delaware common stock solely for Invitel Denmark ADSs or Invitel Denmark ordinary shares. Your aggregate tax basis in Invitel Denmark ADSs or Invitel Denmark ordinary shares that you receive in the reorganization should equal your aggregate tax basis in shares of HTCC Delaware common stock you surrender. Your holding period for Invitel Denmark ADSs or Invitel Denmark ordinary shares that you receive in the reorganization should include your holding period for the shares of HTCC Delaware common stock that you surrender in the exchange. If you acquired different blocks of HTCC Delaware common stock at different times and at different prices, your tax basis and holding period in your Invitel Denmark ADSs or Invitel Denmark ordinary shares may be determined with reference to each block of HTCC Delaware common stock.

HTCC Delaware and Invitel Denmark have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the reorganization, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

Reporting Requirement

HTCC Delaware stockholders who receive Invitel Denmark ADSs or Invitel Denmark ordinary shares pursuant to the reorganization will be required to retain records pertaining to the reorganization. Each HTCC Delaware stockholder who is required to file a United States tax return and who is a “significant holder” that receives Invitel Denmark ADSs or Invitel Denmark ordinary shares pursuant to the reorganization will be required to file a statement with the stockholder’s United States federal income tax return setting forth such stockholder’s basis in HTCC Delaware common stock surrendered and certain facts relating to the reorganization. A “significant holder” is an HTCC Delaware stockholder, who, immediately before the reorganization, owned at least 5 percent (by vote or value) of outstanding HTCC Delaware common stock or an HTCC Delaware stockholder whose basis in such stock was equal to or greater than $1,000,000.

Invitel Denmark ADSs and Invitel Denmark Ordinary Shares

Invitel Denmark ADSs

If you hold Invitel Denmark ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying Invitel Denmark ordinary shares that are represented by such Invitel Denmark ADSs. Accordingly, deposits or withdrawals of Invitel Denmark ordinary shares for Invitel Denmark ADSs will not be subject to United States federal income tax.

Taxation of Dividends

The gross amount of distributions on the Invitel Denmark ADSs or Invitel Denmark ordinary shares (including amounts withheld to reflect Hungarian withholding taxes, if any) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the Invitel Denmark ordinary shares, or by the depositary, in the case of Invitel Denmark ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate United States investors, certain dividends received in taxable years beginning before January 1, 2011 from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation if either (i) its shares (or ADSs backed by such shares) are readily tradable on an established securities market in the United States or (ii) it is eligible for the benefits of a comprehensive income tax treaty with the United States which the United States Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The United States Treasury Department has determined that the Treaty meets these requirements, and we believe we are eligible for the benefits of the Treaty. If we are eligible for such benefits, dividends we pay on Invitel Denmark ordinary shares, regardless of whether such shares are represented by Invitel Denmark ADSs, would be subject to the reduced rates of taxation. In addition, United States Treasury Department guidance indicates that Invitel Denmark ADSs (which we intend to list on the NYSE Alternext), but not Invitel Denmark ordinary shares, should be treated as readily tradable on an established securities market in the United States. There can be no assurance that Invitel Denmark ADSs will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

The amount of any dividend paid in foreign currency will equal the United States dollar value of the foreign currency received calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of Invitel Denmark ordinary shares, or by the depositary, in the case of Invitel Denmark ADSs, regardless of whether the foreign currency is converted into United States dollars. If the foreign currency received as a dividend is converted into United States dollars on the date they are received, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the foreign currency received as a dividend is not converted into United States dollars on the date of receipt, you will have a basis in the foreign currency equal to their United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the foreign currency will be treated as United States source ordinary income or loss.

The maximum rate of withholding tax on dividends, if any, paid to you pursuant to the Treaty is 15 percent. You may be required to properly demonstrate to the company and the Hungarian tax authorities your entitlement to the reduced rate of withholding under the Treaty. Subject to certain conditions and limitations, Hungarian withholding taxes on dividends, if any, may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the Invitel Denmark ADSs or Invitel Denmark ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if you:

•	have held Invitel Denmark ADSs or Invitel Denmark ordinary shares for less than a specified minimum period during which you are not protected from risk of loss, or

•	are obligated to make payments related to the dividends,

You will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on Invitel Denmark ADSs or Invitel Denmark ordinary shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the Invitel Denmark ADSs or Invitel Denmark ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the Invitel Denmark ADSs or Invitel Denmark ordinary shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. Consequently, such distributions in excess of our current and accumulated earnings and profits would generally not give rise to foreign source income and you would generally not be able to use the foreign tax credit arising from any Hungarian withholding tax, if any, imposed on such distributions unless such credit can be applied (subject to applicable limitations) against United States federal income tax due on other foreign source income in the appropriate category for foreign tax credit purposes. However, we do not expect to keep earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Passive Foreign Investment Company

We believe that Invitel Denmark should not be, for United States federal income tax purposes, a passive foreign investment company (a “PFIC”), and we expect to operate in such a manner that Invitel Denmark should not become a PFIC. If Invitel Denmark becomes a PFIC, you could be subject to additional United States federal income taxes on gain recognized with respect to Invitel Denmark ADSs or Invitel Denmark ordinary shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2011, if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of Invitel Denmark ADSs or Invitel Denmark ordinary shares in an amount equal to the difference between the amount realized for the Invitel Denmark ADSs or Invitel Denmark ordinary shares and your tax basis in the Invitel Denmark ADSs or Invitel Denmark ordinary shares. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss.

Information reporting and backup withholding

In general, information reporting will apply to dividends in respect of Invitel Denmark ADSs or Invitel Denmark ordinary shares and the proceeds from the sale, exchange or redemption of Invitel Denmark ADSs or Invitel Denmark ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the reorganization. Tax matters are very complicated, and the tax consequences of the organization to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the reorganization.

Certain Danish Income Tax Consequences to Stockholders

The reorganization should not trigger Danish capital gains taxation for Danish resident stockholders of HTCC Delaware. Danish resident stockholders should be considered as having acquired their shares at the same acquisition time and price as their HTCC Delaware stock. In addition, no Danish capital gains taxation should be triggered for stockholders resident in countries other than Denmark.

Invitel Denmark will be a Danish incorporated company and for that reason the company is considered a Danish resident company for corporate income tax purposes. However, Invitel Denmark will also be considered tax resident in Hungary, as the effective place of management of Invitel Denmark will be in Hungary. Invitel Denmark has applied for a Danish ruling that Invitel Denmark is only resident in Hungary for corporate income tax purposes and, assuming that this ruling remains in effect, Invitel Denmark will not be taxable in Denmark for corporate income tax purposes. Invitel Denmark intends to request a ruling from the Hungarian tax authorities confirming that the company is only resident in Hungary for corporate income tax purposes. Any statements made in this proxy statement/prospectus with respect to certain Danish and Hungarian income tax consequences of the reorganization assume the continued effectiveness of such rulings.

Dividend distributions from Invitel Denmark to shareholders are generally subject to Danish withholding tax at a rate of 28%. If the shareholder is resident outside of Denmark, the dividend withholding tax may be reduced in accordance with a double taxation treaty between Denmark and the country in which the shareholder is resident. According to the double taxation treaty between Denmark and the United States, the dividend withholding tax is reduced to 15%, unless the shareholder owns more than 10% of the share capital in Invitel Denmark, in which case the dividend withholding tax is reduced to 5%. Assuming, however, that Invitel Denmark is considered tax resident in Hungary, the withholding tax rate is reduced to 0%.

Capital gains earned by non-Danish residents are not subject to Danish taxation. Capital gains earned by Danish tax resident individuals and companies are generally subject to Danish taxation. Capital gains on shares owned for more than three years are tax exempt for Danish tax resident companies.

Denmark currently does not impose any transfer tax or wealth tax.

Certain Hungarian Income Tax Consequences to Stockholders

Payments to shareholders made by companies incorporated outside Hungary that are tax resident in Hungary are subject to Hungarian rules regarding taxation.

Under Hungarian tax law, no withholding tax is payable on dividends paid to a person who is not a private individual. Hungarian dividend withholding tax would be payable on dividends paid to private individuals who hold ordinary shares directly. Provided that the depositary is the legal owner of the Invitel Denmark ordinary shares, no Hungarian withholding tax would be due on dividends paid to holders of Invitel Denmark ADSs.

Capital gains earned by a non-Hungarian resident (whether a private individual or otherwise) are not subject to withholding tax. However, capital gains earned by private individuals who are Hungarian tax residents would be subject to Hungarian withholding tax.

There is currently no wealth tax in Hungary.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES AS A RESULT OF THE REORGANIZATION.

DESCRIPTION OF ORDINARY SHARES OF INVITEL DENMARK

The rights of holders of Invitel Denmark ordinary shares will be governed by the Public Limited Companies Act of the Kingdom of Denmark (the “Companies Act”) and by Invitel Denmark’s articles of association. This section contains a summary of some of those rights. It is not intended to be a complete description of all of the rights and obligations of holders of Invitel Denmark ordinary shares.

Authorized Share Capital

The authorized share capital of Invitel Denmark consists of [—] shares, of which there were issued and outstanding [—] shares as of [—], 200[—].

An increase of Invitel Denmark’s share capital and the issue of new ordinary shares must, as a general rule, be approved by a General Meeting of shareholders with a majority of at least two-thirds both of the votes cast and the voting share capital represented at the General Meeting. The proposal must include information on the lowest and highest amount of the capital increase, the share class of the newly subscribed shares (if more than one class), preemptive rights of shareholders, the subscription price of the shares, the nominal amount of the shares and whether the shares shall be bearer shares or registered shares.

The board of directors of Invitel Denmark is further authorized to issue up to [—] shares. The authorization is valid until [—], but can be renewed for one or more periods of up to five years each.

All Invitel Denmark ordinary shares are bearer shares.

Preemptive Rights

All shareholders of Invitel Denmark have preemptive rights in the event of any increase in Invitel Denmark’s share capital. Changes in the share capital can be made by the decision of Invitel Denmark’s shareholders at a General Meeting or by the decision of the board of directors of Invitel Denmark pursuant to the authorizations in the Invitel Denmark articles of association. At a General Meeting, Invitel Denmark’s shareholders may agree to deviations from the general preemptive rights of the existing shareholders with respect to specific share capital increases. However, such resolutions require a majority of at least two-thirds both of the votes cast and of the voting share capital represented at the General Meeting (subject to higher voting requirements if shares will be issued at a price below the market value of the shares). The board of directors can decide that the preemptive rights of the shareholders shall not or only in part apply and that the increase of the share capital may in part or in full be made by other means than cash payment.

Dividend Rights

Under the Companies Act, distributions of profits may be authorized by the shareholders based on the latest audited annual report. The financial year of Invitel Denmark is the calendar year. However, the shareholders cannot authorize a larger dividend than proposed or approved by the board of directors.

Furthermore, the shareholders may authorize the board of directors to distribute interim dividends following the presentation of Invitel Denmark’s first annual report on the basis of an interim balance sheet which must be reviewed by an external auditor. The articles of association of Invitel Denmark will include an authorization to the board of directors to issue interim dividends, provided it is deemed prudent in the context of the financial condition of Invitel Denmark and the group.

As Invitel Denmark’s share capital is denominated in euros, it will usually distribute dividends, if any, in euros. Shareholders who do not have a cash account denominated in euro will normally have any dividends converted into the currency of their cash account by their custodian, broker or other nominee.

Rights Upon Liquidation

In the event of a liquidation of Invitel Denmark, shareholders of Invitel Denmark (and indirectly holders of Invitel Denmark ADSs) are entitled to participate in the distribution of net assets in proportion to their nominal shareholdings after payment of Invitel Denmark’s creditors, subject to the issuance of any preferred shares.

No Sinking Fund

Invitel Denmark has no sinking fund and is not required to have one under Danish law.

No Liability for Further Calls or Assessments

The Invitel Denmark ordinary shares to be delivered in connection with the reorganization will be fully paid and non-assessable.

Redemption (Squeeze-out)

The ordinary shares of Invitel Denmark (and indirectly Invitel Denmark ADSs) may be redeemed by a shareholder holding more than nine-tenths of the shares and the corresponding voting rights in Invitel Denmark. Such redemption may be effected by the majority shareholder together with the board of directors in a joint decision. A minority shareholder may similarly require a majority shareholder holding more than nine-tenths of Invitel Denmark’s ordinary shares and the corresponding voting rights to redeem the minority shareholder’s shares.

Shares can be redeemed as described above at a price per share that reflects the current trade value of those shares. If the redeeming and the selling shareholders cannot agree on a redemption price, it will be determined by an expert appointed by the court.

Further, there may be circumstances under which a majority shareholder may be allowed to redeem the minority shareholders on the basis of a provision in the articles of association of a company to the effect that minority shareholders are required to have their shares redeemed at the request of the majority shareholder. Such provision must be adopted by at least nine-tenths of the votes cast and of the voting share capital represented at the General Meeting. No such provision will exist in the articles of association of Invitel Denmark.

Repurchase

Under the Companies Act, a company may, if authorized by a General Meeting, acquire its own shares against payment of consideration, although the aggregate amount of such shares held by a corporation and its subsidiaries may not exceed 10% of the aggregate amount of issued shares.

No Restrictions on Transfer

The Companies Act does not and the articles of association of Invitel Denmark will not contain any restrictions on the transfer of Invitel Denmark ordinary shares or Invitel Denmark ADSs.

Voting

Except as described below, a holder of an Invitel Denmark ordinary share is entitled to ten votes at any General Meeting. Except as described below and subject to provisions of the Companies Act (which require that certain resolutions be passed by a greater vote), matters (including the election of members of the board of directors) are decided at a General Meeting by a simple majority of the votes cast. Any shareholder is entitled to attend and vote at a General Meeting, either in person or by proxy.

Under the Companies Act, holders of proxies must produce written, dated instruments of proxy. Any authority pursuant to a proxy may not be given for more than 12 months at a time. A proxy to the board of directors of Invitel Denmark to represent a holder of HTCC Denmark ordinary shares at a General Meeting must be given in respect of a specific General Meeting with a known agenda. The proxy is required to produce evidence that the instrument of proxy is executed by a holder of HTCC ordinary shares, directly or indirectly through Invitel Denmark ADSs. If the shareholder uses a nominee, the nominee will usually be required to give a statement that the person who has executed the instrument of proxy is a shareholder. A holder of Invitel Denmark ordinary shares cannot vote at Invitel Denmark’s General Meetings unless the requirements mentioned in this paragraph are complied with.

Resolutions for the dissolution of Invitel Denmark, its merger with another corporation with Invitel Denmark as the discontinuing company, the amendment of the Invitel Denmark articles of association, and certain other matters are required by the Companies Act to be approved by (i) two-thirds of the votes cast at the General Meeting, and (ii) two-thirds in nominal value of the voting capital represented and entitled to vote at the meeting.

Requisition of Meetings

Generally, extraordinary General Meetings are held at the request of the board of directors of Invitel Denmark, Invitel Denmark’s auditors or shareholders representing at least one tenth of the nominal value of the total share capital.

Place of Meetings

The Invitel Denmark articles of association will require that a General Meeting be held at the Company’s registered address, in greater Copenhagen or in Budapest. The annual General Meeting must be held in time for Invitel Denmark’s annual report to be filed with the Danish Commerce and Companies Agency no later than the end of May of each year.

Preferred Shares

The board of directors of Invitel Denmark is authorized to issue new shares with a preferential right to receive distributions in connection with payments of a dividend and winding-up of the company as will be further described in the articles of association.

Disclosure of Ownership Thresholds

Under the Danish Companies Act, a shareholder who holds shares in a public limited company must notify the company when:

(1) the voting rights attached to the shares represent no less than 5 per cent of the voting rights, or the nominal value of the shares accounts for no less than 5 per cent of the share capital (a total of at least DKK 100,000), or

(2) there has been a change of a holding already notified such that thresholds of 5, 10, 15, 20, 25, 50 or 90 per cent and thresholds of 1/3 or 2/3 of the voting rights or nominal value of the share capital are reached or are no longer held or the result of the change is that the threshold amount stated in (1) above is no longer held.

The notice to the company must be given within 4 weeks after the relevant event. The company will keep a register of such notices, and the register will be available for inspection by public authorities, shareholders, directors, the employees if no employee representative has been appointed to the board of directors, as well as any other person requesting access in writing, subject to payment of related costs.

Exchange Controls

There are no governmental laws, decrees or regulations of the Kingdom of Denmark that restrict the export or import of capital (including, without limitation, foreign exchange controls), or that affect the remittance of dividends, interest or other payments to nonresident holders of Invitel Denmark ordinary shares. There are no limitations imposed by the laws of the Kingdom of Denmark or which will be imposed by the Invitel Denmark articles of association on the right of nonresident or foreign holders to hold or vote Invitel Denmark ordinary shares.

DESCRIPTION OF INVITEL DENMARK AMERICAN DEPOSITARY SHARES

The following paragraphs summarize the expected terms of the deposit agreement. The final terms of the deposit agreement that we will enter into prior to the effective date of this Registration Statement may differ from the terms summarized below.

NYSE Alternext Listing of Invitel Denmark ADSs

We intend to apply to list the Invitel Denmark ADSs on NYSE Alternext, subject to official notice of issuance. Approval of the listing on NYSE Alternext of the Invitel Denmark ADSs to be delivered in connection with the merger is a condition to complete the merger.

American Depositary Shares

Deutsche Bank Trust Company Americas, currently located at 60 Wall Street, New York, NY 10005, USA, is the depositary for the Invitel Denmark ADSs representing Invitel Denmark’s ordinary shares. Each Invitel Denmark ADS will represent an ownership interest in one ordinary share (or a right to receive one share) which will be deposited with                                         , currently located at                                         , the custodian, under the deposit agreement among ourselves, the depositary and you as an Invitel Denmark ADS holder. In the future, each Invitel Denmark ADS will also represent any securities, cash or other property that may be held by the depositary. The depositary’s corporate trust office at which the Invitel Denmark ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA, which is also the principal executive office of the depositary.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipts, or Invitel Denmark ADRs, evidencing the Invitel Denmark ADSs. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6 (No.                     ). You may also obtain a copy of the deposit agreement at the SEC’s public Reference Room located at 100 F Street, N.E., Washington D.C. 20549, United States of America. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement from the SEC’s website at http://www.sec.gov. Copies of the deposit agreement and the form of Invitel Denmark ADRs are also available for inspection at the corporate trust office of the depositary and at the principal office of the custodian. The depositary will keep books at its corporate trust office for the registration of Invitel Denmark ADRs and transfers of Invitel Denmark ADRs which, at all reasonable times, shall be open for inspection by Invitel Denmark ADS holders, provided that inspection shall not be for the purpose of communicating with Invitel Denmark ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the Invitel Denmark ADSs.

Holding the Invitel Denmark ADSs

How will you hold your Invitel Denmark ADSs?

You may hold Invitel Denmark ADSs either (A) directly (i) by having an American Depositary Receipt, or Invitel Denmark ADR, which is a certificate evidencing a specific number of Invitel Denmark ADSs, registered in your name, or (ii) by holding Invitel Denmark ADSs in the Direct Registration System, or DRS, or (B) indirectly through your broker or other financial institution. If you hold Invitel Denmark ADSs directly, you are an Invitel Denmark ADS holder. This description assumes you hold your Invitel Denmark ADSs directly. If you hold the Invitel Denmark ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Invitel Denmark ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an Invitel Denmark ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Danish law will govern shareholder rights. The depositary will be the holder of the ordinary shares underlying your Invitel Denmark ADSs. As a holder of Invitel Denmark ADSs, you will have Invitel Denmark ADS holder rights. The deposit agreement sets out Invitel Denmark ADS holder rights, representations and warranties as well as the rights and obligations of the depositary.

If you become a holder of Invitel Denmark ADSs, you will become a party to the deposit agreement and therefore will be bound by its terms and by the terms of the Invitel Denmark ADR that represents your Invitel Denmark ADSs. The deposit agreement and the Invitel Denmark ADR specify our rights and obligations as well as your rights and obligations as a holder of Invitel Denmark ADSs and those of the depositary. As an Invitel Denmark ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the Invitel Denmark ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by Danish law, which may be different from the laws in the United States.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees, charges and expenses and any taxes withheld and governmental charges incurred, duties or governmental charges. You will receive these distributions in proportion to the number of shares your Invitel Denmark ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the Invitel Denmark ADSs.

Cash

The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars, if it can do so in its judgment on a practicable basis and can transfer the U.S. dollars to the United States upon an averaged or other practicable basis without regard to any distinctions among Invitel Denmark ADS holders on account of exchange restrictions, the date of delivery of any Invitel Denmark ADR or otherwise. If that is not practicable, lawful or if any governmental agency or authority approval or license is needed and cannot be obtained or cannot be obtained without unreasonable cost or within a reasonable period, the deposit agreement allows the depositary to distribute the foreign currency only to those Invitel Denmark ADS holders to whom it is practicable to do so. It will hold the foreign currency it cannot convert for the account of the Invitel Denmark ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges together with fees and expenses of the depositary that must be paid will be deducted. See “Certain Income Tax Consequences of the Reorganization” beginning on page 133. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares

The depositary may, upon our timely instruction, distribute additional Invitel Denmark ADSs representing any ordinary shares we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law subject to deduction of fees, charges and expenses of the depositary and taxes and governmental charges in accordance with the provisions of the deposit agreement. The depositary will only distribute whole Invitel Denmark ADSs. It will try to sell ordinary shares which would require it to deliver a fractional Invitel Denmark ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional Invitel Denmark ADSs, the outstanding Invitel Denmark ADSs will also represent the new ordinary shares. If we offer or cause to be offered to holders of the ordinary shares an option to elect to receive dividends in fully paid shares instead of cash, we will consult with the depositary to determine whether that option will be made available to you and, if so, the related procedures.

Elective Distributions in Cash or Shares

If we offer holders of our ordinary shares the option to receive dividends in either cash or ordinary shares, the depositary, after consultation with us and having received timely notice of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the Invitel Denmark ADSs. We must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the Invitel Denmark ADSs. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional Invitel Denmark ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in ordinary shares rather than in Invitel Denmark ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

Rights to Purchase Additional Shares

If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary, after consultation with us and having received timely notice of such distribution by us, has discretion to determine how these rights are made available to you as a holder of the Invitel Denmark ADSs. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. The depositary could decide that it is not legal or reasonably practical to make the rights available to you, or it could decide that it is only legal or reasonably practical to make the rights available to some but not all of the holders of the Invitel Denmark ADSs. The depositary could decide to sell the rights and distribute the proceeds in the same way as it does with cash. If the depositary decides that it is not legal or reasonably practical to make the rights available to you or sell the rights, the rights that are not distributed or sold could lapse. In that case, you will receive no value for them. The depositary is not responsible for a failure in determining whether or not it is legal or reasonably practical to distribute the rights to holders of Invitel Denmark ADSs in general or any holder in particular, for any foreign exchange exposure or loss incurred in connection with such sale or exercise or the content of any material forwarded to you by the depositary on our behalf. The depositary is liable for damages, however, if it acts with gross negligence or willful misconduct, in accordance with the provisions of the deposit agreement.

If the depositary makes rights available to you, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver Invitel Denmark ADSs to you. It will only exercise rights if you pay it the exercise price and any other fees and charges of, and expenses incurred by, the depositary and any taxes and other governmental charges that the rights require you to pay.

U.S. securities laws or laws of the Kingdom of Denmark may restrict the sale, deposit, transfers and cancellation of the Invitel Denmark ADSs represented by ordinary shares purchased upon the exercise of rights. For example, you may not be able to trade these Invitel Denmark ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares under a separate restricted deposit agreement that will contain the same terms as the Invitel Denmark ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions

Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will send to you anything else we distribute on deposited securities by any means it deems practical in proportion to the number of Invitel Denmark ADSs held by you, upon receipt of applicable fees and charges of, and expenses incurred by, the depositary and net of any taxes and other governmental charges withheld. If it cannot make the distribution in that way, or has not received a timely request for distribution from us, the depositary has a choice. It may decide to sell by public or private sale, net of fees and charges of, and expenses incurred by, the depositary and any taxes and other governmental charges, what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to dispose of such property in any way it deems reasonably practicable for nominal or no consideration. However, the depositary is not required to distribute any securities (other than ADSs) to you unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary may dispose of all or a portion of the property so distributed and deposited in such amounts and in such manner (includes public or private sale) as the depositary may deem practicable or necessary to satisfy any taxes (including applicable interest and penalties) and after governmental charges applicable to the distribution.

The depositary shall not be held responsible for the failure to make a distribution if the depositary determines that it is unlawful or impractical to make the distribution available to any Invitel Denmark ADS holders. We have no obligation to register Invitel Denmark ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of Invitel Denmark ADSs, ordinary shares, rights or anything else to Invitel Denmark ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal, infeasible or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are Invitel Denmark ADSs issued?

The depositary will deliver Invitel Denmark ADSs if you or your broker deposit shares or evidence of rights to receive ordinary shares with the custodian. Upon each deposit of shares, receipt of related documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of, and expenses incurred by, the depositary and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will issue an Invitel Denmark ADR or Invitel Denmark ADRs in the name of the person entitled thereto evidencing the number of Invitel Denmark ADSs to which that person is entitled.

How do Invitel Denmark ADS holders cancel Invitel Denmark ADSs?

You may turn in your Invitel Denmark ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of the fees and charges of, and expenses incurred by the depositary and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the Invitel Denmark ordinary shares underlying the Invitel Denmark ADSs to you or a person you designate at the office of the custodian. The depositary, however, will waive any fees or charges in connection with the cancellation of Invitel Denmark ADSs in connection with the reorganization merger described in this proxy statement/prospectus, as will be described in further detail in the letter of transmittal you will receive following the merger. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends; and

•

the payment of fees, taxes and similar charges; or compliance with any U.S. or foreign laws or governmental regulations relating to the Invitel Denmark ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

How do Invitel Denmark ADS holders interchange between Certificated Invitel Denmark ADSs and Uncertificated Invitel Denmark ADSs?

You may surrender your Invitel Denmark ADR to the depositary for the purpose of exchanging your Invitel Denmark ADR for uncertificated Invitel Denmark ADSs. The depositary will cancel that Invitel Denmark ADR and will send you a statement confirming that you are the owner of uncertificated Invitel Denmark ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated Invitel Denmark ADSs requesting the exchange of uncertificated Invitel Denmark ADSs for certificated Invitel Denmark ADSs, the depositary will execute and deliver to you an Invitel Denmark ADR evidencing those Invitel Denmark ADSs.

Voting Rights

How do you vote?

As soon as practicable after receipt of notice of any meeting at which the holders of shares are entitled to vote, or of solicitation of consents or proxies from holders of shares, the depositary shall fix the Invitel Denmark ADS record date in respect of such meeting or solicitation of such consent or proxy. The depositary shall, if requested by us in writing in a timely manner (the depositary having no obligation to take any further action if the request shall not have been received by the depositary at least 45 days prior to the date of such vote or meeting), at our expense and provided no U.S. legal prohibitions exist, mail by ordinary, regular mail delivery or by electronic transmission (if agreed by us and the depositary), unless otherwise agreed in writing by us and the depositary, to registered holders of Invitel Denmark ADSs as of the Invitel Denmark ADS record date: (a) such notice of meeting or solicitation of consent or proxies; (b) a statement that such registered will be entitled, subject to any applicable law, the provisions of the deposit agreement, our Articles of Association and the provisions of or governing our shares, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the shares represented by such holder’s Invitel Denmark ADSs; and (c) a brief statement as to the manner in which such instructions may be given. Upon the timely receipt of written instructions of a registered holder of Invitel Denmark ADSs on the Invitel Denmark ADS record date, the depositary shall endeavor, insofar as practicable and permitted under applicable law and the provisions of our Articles of Association and the provisions of the shares, to vote or cause the custodian to vote the shares represented by Invitel Denmark ADSs held by such holder in accordance with such instructions. Neither the depositary nor its custodian shall, under any circumstances exercise any discretion as to voting, and neither the depositary nor its custodian shall vote, attempt to exercise the right to vote, or in any way make use of, for purposes of establishing a quorum or otherwise the shares except pursuant to and in accordance with such written instructions from holders. Shares represented by Invitel Denmark ADSs for which no specific voting instructions are received by the depositary shall not be voted.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions or for the effect of such vote. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested. You will not be able to vote at general meetings of Invitel Denmark unless you comply with the Companies Act and Invitel Denmark’s articles of association. See “Description of Ordinary Shares of Invitel Denmark,” beginning on page 140.

Fees and Expenses

Persons depositing shares will be charged a fee for each issuance of Invitel Denmark ADSs, including issuances resulting from distributions of shares, share dividends, share splits, bonus and rights distributions and other property, and for each surrender of Invitel Denmark ADSs in exchange for deposited securities. The fee in each case is US$5.00 for each 100 Invitel Denmark ADSs, or any portion thereof, issued or surrendered. The depositary will also charge a fee of up to US$2.00 per 100 Invitel Denmark ADSs for distribution of cash proceeds pursuant to a cash distribution, sale of rights and other entitlements or otherwise. The depositary may also charge an annual fee of US$2.00 per 100 Invitel Denmark ADSs for the operation and maintenance costs in administering the facility. You or persons depositing shares also may be charged the following expenses:

•	expenses incurred by the depositary, the custodian or their respective agents in connection with inspections of the relevant share register maintained by the local registrar and/or performing due diligence on the central securities depository for the Kingdom of Denmark: an annual fee of U.S.$1.00 per 100 Invitel Denmark ADSs (such fee to be assessed against holders of record as at the date or dates set by the depositary as it sees fit and collected at the discretion of the depositary, subject to our prior consent, by billing such holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions);

•

taxes and other governmental charges incurred by the depositary or the custodian on any Invitel Denmark ADR or ordinary shares underlying an Invitel Denmark ADR, including any applicable interest and penalties thereon, and any share transfer or other taxes and other governmental charges;

•	cable, telex, electronic transmission and delivery expenses;

•

transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities including those of a central depository for securities (where applicable);

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars;

•

fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to the shares, deposited securities and Invitel Denmark ADSs; and

•	any other fees, charges, costs or expenses that may be incurred by the depositary from time to time.

We will pay all other charges and expenses of the depositary and any agent of the depositary, except the custodian, pursuant to agreements from time to time between us and the depositary. We and the depositary may amend the fees described above from time to time.

In the case of cash distributions, fees are generally deducted from the cash being distributed. Service fees may be collected from holders of Invitel Denmark ADSs in a manner determined by the depositary with respect to Invitel Denmark ADSs registered in the name of investors (certificated or DRS) and Invitel Denmark ADSs held in brokerage and custodian accounts (via DTC). In the case of distributions other than cash (i.e., stock dividends, rights, etc.), the depositary charges the applicable ADS record date holder concurrent with the distribution. In the case of Invitel Denmark ADSs registered in the name of the investor (whether certificated or in DRS), the depositary sends invoices to the applicable record date Invitel Denmark ADS holders. In the case of Invitel Denmark ADSs held in brokerage and custodian accounts (via DTC), the depositary may, if permitted by the settlement systems provided by DTC, collect the fees through such settlement systems (whose nominee is the registered holder of the Invitel Denmark ADSs held in DTC) from the brokers and custodians holding Invitel Denmark ADSs in their DTC accounts. The brokers and custodians who hold their clients’ Invitel Denmark ADSs in DTC accounts in such case may in turn charge their clients’ accounts the amount of the service fees paid to the depositary.

In the event of refusal to pay the service fee, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the service fee from any distribution to be made to the Invitel Denmark ADS holder.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your Invitel Denmark ADSs or on the deposited securities underlying your Invitel Denmark ADSs. The custodian may refuse to deposit shares and the depositary may refuse to issue Invitel Denmark ADSs, deliver Invitel Denmark ADRs, register the transfer, split up or combination of Invitel Denmark ADRs, or allow you to withdraw the deposited securities underlying your Invitel Denmark ADSs until such taxes or other charges, including any applicable interest and penalty, are paid. We, the depositary and/or the custodian may apply payments owed to you or sell deposited securities underlying your Invitel Denmark ADSs to pay any taxes, including interest and penalty owed, and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of Invitel Denmark ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:

•	change the nominal or par value of our ordinary shares;

•	reclassify, split up, subdivide, cancel or consolidate any of the deposited securities;

•	recapitalize, reorganize, amalgamate, merge, consolidate, sell all or substantially all of our assets, or take any similar action; or

•	distribute securities on the ordinary shares that are not distributed to you;

Then:

•

the cash, shares or other securities received by the depositary will become deposited securities. Each Invitel Denmark ADS will automatically represent its equal share of the new deposited securities; and

•

the depositary may, and will if we ask it to, subject to receipt of an opinion that such action is in accordance with applicable law and regulation, (i) distribute some or all of the cash, securities or other property it received; (ii) deliver new Invitel Denmark ADSs or ask you to surrender your outstanding Invitel Denmark ADSs in exchange for new Invitel Denmark ADSs identifying the new deposited securities; (iii) sell any securities or property received at public or private sale and allocate the net proceeds of such sale for the account of holders of Invitel Denmark ADSs on an averaged or other practicable basis without regard to any distinctions among holders and distribute the net proceeds as cash; or (iv) treat the cash, securities or other property it receives as part of the deposited securities, and each Invitel Denmark ADS will then represent a proportionate interest in that property subject in all cases to the fees, charges and expenses of the depositary and taxes and governmental charges withheld.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of Invitel Denmark ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by Invitel Denmark ADS holders under the deposit agreement, or materially prejudices a substantial existing right of Invitel Denmark ADS holders, it will not become effective for outstanding Invitel Denmark ADSs until 30 days after the depositary notifies Invitel Denmark ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Invitel Denmark ADSs, to agree to the amendment and to be bound by the Invitel Denmark ADRs and the deposit agreement as amended. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In this case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of Invitel Denmark ADSs upon payment of any fees, charges, taxes or other governmental charges. After expiration of six months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the Invitel Denmark ADS holders that have not surrendered their Invitel Denmark ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

The depositary will maintain Invitel Denmark ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Invitel Denmark ADSs and the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of Invitel Denmark ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the Invitel Denmark ADRs or Invitel Denmark ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our obligations and the obligations of the depositary; limits on liability to holders of Invitel Denmark ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary, including its agents:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•

are not liable if either of us is prevented, forbidden or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

•

are not liable if either of us exercises or fails to exercise discretion permitted under the deposit agreement, the provisions of or governing the deposited securities or our memorandum and articles of association;

•

have no obligation to become involved in a lawsuit or other proceeding related to the deposited securities or Invitel Denmark ADSs or the deposit agreement on your behalf or on behalf of any other party;

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper person;

•

disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting shares for deposit, holders and beneficial owners (or authorized representatives) of Invitel Denmark ADRs, or any person believed in good faith to be competent to give such advice or information;

•

disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

•	disclaim any liability for any indirect, special, punitive or consequential damages.

The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of Invitel Denmark ADSs, shares or deposited securities.

In the deposit agreement, we have agreed to indemnify the depositary under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an Invitel Denmark ADS, make a distribution on an Invitel Denmark ADS, or permit withdrawal of shares, the depositary may require:

•

payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may also suspend the issuance and delivery of Invitel Denmark ADSs, the deposit of shares, the registration, transfer, split up or combination of Invitel Denmark ADSs or the withdrawal of deposited securities generally when the register of the depositary is closed or at any time if the depositary or we think it necessary or advisable to do so.

Your Right to Receive the Ordinary Shares Underlying Your Invitel Denmark ADSs

You have the right to cancel your Invitel Denmark ADSs and withdraw the underlying shares at any time except:

•

when there are temporary delays caused by (1) the closing of the depositary’s or our transfer books; (2) the transfer of shares is blocked to permitting voting at a shareholders’ meeting; or (3) payment of dividends;

•	when you or other Invitel Denmark ADS holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; or

•

when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Invitel Denmark ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of Invitel Denmark ADSs

The deposit agreement permits the depositary to deliver Invitel Denmark ADSs before deposit of the underlying shares. This is called a pre-release of the Invitel Denmark ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released Invitel Denmark ADSs, even if the Invitel Denmark ADSs are cancelled before the pre-release transaction has been closed out. A pre-release transaction is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive Invitel Denmark ADSs instead of ordinary shares to close out a pre-release transaction. The depositary may pre-release Invitel Denmark ADSs or shares only under the following conditions: (a) before or at the time of the pre-release, the person to whom the pre-release is being made (1) represents to the depositary in writing that it or its customer owns the ordinary shares or Invitel Denmark ADSs to be deposited, (2) assigns all beneficial right, title and interest in such shares or Invitel Denmark ADSs to the depositary for the benefit of the holders of Invitel Denmark ADSs, (3) undertakes to not take any action with respect to such shares or Invitel Denmark ADSs that is inconsistent with the transfer of beneficial ownership (including without the consent of the depositary, disposing of such shares or Invitel Denmark ADSs other than in satisfaction of such pre-release), (4) indicates the depositary as owner of such shares or Invitel Denmark ADSs in its records, and (5) unconditionally guarantees to deliver such shares or Invitel Denmark ADSs to the depositary or the custodian as the case may be; (b) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; (c) the depositary must be able to close out the pre-release on not more than five business days’ notice; and (d) each pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate. In addition, the depositary will limit the number of Invitel Denmark ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so, including (i) due to a decrease in the aggregate number of Invitel Denmark ADSs outstanding that causes existing pre-release transactions to temporarily exceed the limit stated above or (ii)  where otherwise required by market conditions.

The Depositary

Who is the Depositary?

The depositary is Deutsche Bank Trust Company Americas. The depositary is a state-chartered New York banking corporation and a member of the United States Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board and the New York State Banking Department. The depositary was incorporated on March 5, 1903 in the State of New York. The registered office of the depositary is located at 60 Wall Street, New York, NY 10005, USA and the registered number is BR1026. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA. The depositary operates under the laws and jurisdiction of the State of New York.

COMPARISON OF RIGHTS OF STOCKHOLDERS/SHAREHOLDERS

Your rights as a stockholder of HTCC Delaware are governed by Delaware law and HTCC Delaware’s certificate of incorporation and by-laws. After completion of the reorganization, if you hold Invitel Denmark ordinary shares, your rights will be governed by the Danish Companies Act and the articles of association of Invitel Denmark. See “Description of Ordinary Shares of Invitel Denmark” beginning on page 140 for more information about Invitel Denmark ordinary shares. However, if you hold Invitel Denmark ADSs you will not be treated as a shareholder of Invitel Denmark and your rights will be governed by a deposit agreement among Invitel Denmark and all persons holding Invitel Denmark ADSs. For more information about Invitel Denmark ADSs, which are separate from Invitel Denmark ordinary shares, see “Description of Invitel Denmark American Depositary Shares” beginning on page 143.

The articles of association of Invitel Denmark, as they will be in effect following the merger, will be included in this proxy statement/prospectus as Annex B.

The following is a summary of material differences between the rights of holders of HTCC Delaware common stock and holders of shares of Invitel Denmark, and between the Delaware General Corporation Law (“DGCL”) and the Companies Act, which may affect the rights and interests of HTCC shareholders and holders of Invitel Denmark ADSs. This summary is not, and does not purport to be, complete and does not purport to identify all differences that may, under given circumstances, be material to HTCC Delaware stockholders. This summary is qualified in its entirety by reference to the DGCL and the Companies Act, the articles of association of Invitel Denmark and the HTCC Delaware certificate and its by-laws. This summary should be read in conjunction with the “Description of Ordinary Shares of Invitel Denmark” beginning on page 140.

Summary of Material Differences Between the Rights of HTCC Delaware Stockholders and the Rights of Invitel Denmark Shareholders

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

Number of Directors:	Under the DGCL, a corporation’s board of directors must consist of at least one member with the number fixed by the certificate of incorporation or by-laws of the corporation. HTCC Delaware’s board of directors currently consists of seven directors. The number of directors is established from time to time by resolution of the board of directors.	Under the company’s articles, the number of directors appointed by the shareholders must be between three and nine. Employees of a company registered in Denmark which, during the past three years, has employed an average of not fewer than 35 employees have the right to elect from among such employees a number of directors, so that the total number of employee directors will equal 1/ 2 of the total number of directors, which are elected by shareholders at a General Meeting, and in any event no fewer than two. The right to employee representation also applies on a group level if a company together with its subsidiaries in Denmark has employed an average of not fewer than 35 employees during the past three years. We do not expect the right to employee representation on the board to apply to Invitel Denmark.

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

Election of Directors:	Directors are currently elected at an annual meeting of stockholders at which a quorum is present by a plurality vote.	The General Meeting elects the directors with a simple majority (except for any directors appointed by the employees).

Term and Classes of Directors:	HTCC Delaware’s board of directors is not classified into more than one class. Each director serves until the next annual meeting and until his or her successor is elected and qualified.	Invitel Denmark has a board of directors and a management board. The board of directors sets out directions for the day-to-day management, which does not include transactions of an extraordinary or unusual nature or significance. The board of directors is not divided into several classes. The board of directors will establish an audit committee which will supervise the preparation of the company’s annual report and review the internal control systems, the audit of the annual report and the independence of the auditor.

Removal of Directors:	Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors, unless the certificate of incorporation limits such removal so that directors may only be removed for cause. HTCC Delaware’s certificate of incorporation does not so limit the removal of directors.	Under the Companies Act, any director or the entire board may be removed, with or without cause, with a simple majority of votes at a General Meeting. However, board members elected by employees in accordance with statutory rights as described above cannot be removed by shareholders at the General Meeting. Such directors (who are elected for a four-year period) may be removed at any time by utilizing the same procedure as is used for their election.

Vacancies on the Board:	If any vacancies occur in HTCC Delaware’s board of directors, by reason of death, resignation, removal or if the authorized number of directors is increased, the directors then in office will continue to act and may fill any such vacancy by a majority of the directors then in office, although less than a quorum. A director elected to fill a vacancy or a newly created directorship will hold office until the next annual election by HTCC Delaware stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.	Under the Companies Act, a member of the board of directors may retire from the board of directors at any time by giving notice to the board. Where a member of the board of directors leaves office before the expiration of his term and no deputy board member has been elected to replace him, the other members of the board may arrange for the election of a new member to hold office for the remainder of the retiring member’s term. Where the election of a director is effected by a General Meeting, the election of a new member can be postponed until the next annual

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

General Meeting at which election for the board of directors can take place, provided that the board of directors, with the remaining members and alternates therefore, constitute a quorum.

Board Quorum and Vote Requirements:	At any meeting of HTCC Delaware’s board of directors, the presence of a majority of the whole board of directors constitutes a quorum for the transaction of business. Except as otherwise required by law, HTCC Delaware’s certificate of incorporation or by-laws, the act of a majority of the directors present at any meeting at which a quorum is present is sufficient for the act of the board of directors.

At any meeting of Invitel Denmark’s board of directors, the presence of a majority of the directors constitutes a quorum for the transaction of business. Resolutions of the board of directors are passed by a simple majority of votes. Pursuant to the articles of association of Invitel Denmark, the chairman, and in his/her absence, the vice-chairman has a casting vote in case of equality of votes.

Action of the Board of Directors Without a Physical Meeting:	Any action required or permitted to be taken at any meeting of HTCC Delaware’s board of directors may be taken without a meeting if all members of the board of directors consent thereto in writing, and if such writing or writings are filed with the minutes of proceedings of the board of directors.	Under the Companies Act, the board of directors may, by prior resolution, decide that certain types of board decisions may be taken in writing provided this is reconcilable with the nature of such decisions. Under the Companies Act, the board of directors may also decide that board meetings may be held by electronic means of communication provided this is reconcilable with the responsibilities of the board of directors. Any director may, however, in any event require that a physical board meeting be held. The board of directors has not yet decided if and to what extent it will utilize these options.

Center of Management; Principal Place of Business:	The DGCL does not require a corporation to have a principal place of business within the State of Delaware. HTCC Delaware’s bylaws provide that all meetings of HTCC Delaware’s stockholders or directors shall be held at a location designated by the board of directors.	Invitel Denmark is required in its articles of association to state the Danish municipality in which it has its registered address. Invitel Denmark is not required to have its principal place of business or day-to-day management at such registered address.

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

Shareholder Meetings:

The annual meeting of HTCC Delaware’s stockholders is held at such date and time as may be designated by the board of directors and stated in the notice of the meeting.

Under the DGCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or by-laws. Under HTCC Delaware’s by-laws, a special meeting of stockholders may be called by the board of directors or the chairman and shall be called by the chairman or the secretary at the written request of the holders of 10% of the outstanding shares entitled to vote.

The annual General Meeting of Invitel Denmark must be held in due time for Invitel Denmark’s annual report to be filed with the Commerce and Companies Agency within five months after the expiry of the financial year.

Extraordinary General Meetings may be convened by the board of directors or the auditor at any time with at least 10 days’ notice by publication in the Danish Commerce and Companies Agency’s information system. Any shareholder is entitled to have specific business considered at a General Meeting if such shareholder submits a written request to this effect to the board of directors in a timely manner. Furthermore, extraordinary General Meetings for the consideration of specific business must be convened by the board of directors not later than two weeks after a written request to this effect has been submitted by any shareholder or group of shareholders holding one-tenth of the share capital.

Quorum Requirements:	Except as required by the DGCL or HTCC Delaware’s certificate of incorporation, the presence in person or by proxy of the holders of record of a majority of shares then issued and outstanding and entitled to vote at a meeting of HTCC Delaware stockholders constitutes a quorum for the transaction of business.	Under the Companies Act, a quorum of shareholders is not required for a General Meeting to conduct business.

Action of Shareholders by Written Consent:	Any action required or permitted to be taken by HTCC Delaware’s stockholders must be effected at a duly called annual or special meeting and the ability of HTCC Delaware’s stockholders to consent in writing to the taking of any action is specifically denied.	Under the Companies Act, any decisions that are required to be taken by a meeting of shareholders (including decisions with respect to the election of directors, amendments of articles of association and other similar matters) may only be undertaken at a General Meeting. The formal requirements for notice may only be waived if all shareholders consent to such waiver.

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

Amendment of Articles of Incorporation, Memorandum of Association:	Under the DGCL, the charter of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote.	Invitel Denmark’s memorandum of Incorporation cannot be amended subsequent to its adoption.

Amendment of By-laws, Articles of Association:	The DGCL provides that the stockholders entitled to vote shall have the power to adopt, amend or repeal by-laws. A corporation may, in its certificate of incorporation, confer such powers on the board of directors. HTCC Delaware’s certificate of incorporation provides that the by-laws may be amended by the board of directors. However, the decision to introduce a staggered board can only be adopted by the stockholders.

The articles of association of Invitel Denmark may only be amended by a resolution at a General Meeting, except in certain special situations.

Resolutions to amend the articles of association of Invitel Denmark must as a general rule be passed by a majority of at least two-thirds of the votes cast as well as two-thirds of the voting share capital represented at the General Meeting.

However, the following resolutions to alter the articles of association are only valid if at least nine-tenths of the votes cast and of the voting share capital represented at the General Meeting approve: (i) the shareholders’ rights to receive dividends, or distribution of the company’s assets are curtailed to the benefit of any party other than the holders of shares in the company and the employees of the company or a subsidiary, (ii) the transferability of the shares is restricted, including the adoption of provisions to the effect that the consent of the company is required for a transfer of shares, or that no shareholder may own shares exceeding a specific part of the share capital, (iii) the shareholders are required to allow that their shares be redeemed in situations where the company is not dissolved, (iv) the shareholders’ rights to exercise voting rights for their own shares or for shares owned by other parties are limited to a specific part of the votes or of the voting share capital, or (v) as part of a demerger of the company, the shareholders do not receive votes or shares in each of the recipient companies in the same proportion as in the demerged company.

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

In addition, resolutions (i) which are clearly likely to confer upon certain shareholders or other parties undue advantages over other shareholders or over the company, (ii) whereby the obligations of the shareholders towards the company are increased, or (iii) whereby the shareholders are not treated equally, require the consent of all shareholders (or, in the latter case, consent from the affected shareholders).

Exculpation of Directors, Indemnification of Directors, Officers and Employees:

Under the DGCL, a corporation may include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for: (a) any breach of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law; (c) intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or (d) any transaction in which the director derives an improper personal benefit.

The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to: (a) any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was

Under the Companies Act, directors and managers who, in connection with the performance of their duties, deliberately or negligently inflict damage on the company shall be liable to compensate such damage. Directors and managers are also liable for damage inflicted on shareholders, creditors of the company, or any or third party through a violation of the Companies Act or the company’s articles of association. A shareholder may be liable for losses suffered by a company, other shareholders or any third party, to the extent that such losses are the result of a violation of the Companies Act or a company’s articles of association committed deliberately or through gross negligence. In the event that a court finds that there is a danger of continued abuse or there are other circumstances that support remedial action, a court can require a shareholder who so violates the Companies Act or a company’s articles of association to purchase the shares of other shareholders who are injured as a consequence thereof. In such event, the purchase price for such shares shall be determined with due regard for the company’s financial condition and other matters that the court determines are reasonable in the circumstances. Where several persons become liable to pay compensation at the same time, they are generally deemed to be jointly and severally liable. The concept of

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

	unlawful; (b) any derivative action or suit on behalf of such corporation against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation. In the event that a person is adjudged to be liable to the corporation in a derivative suit, the DGCL prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory. HTCC Delaware’s certificate of incorporation provides that HTCC Delaware shall indemnify its directors and officers to the maximum extent permitted by the DGCL. It further provides that HTCC Delaware may, at the discretion of its board, also indemnify employees and agents of HTCC Delaware and that HTCC Delaware may purchase insurance, on behalf of it directors, officers, employees and agents, against losses incurred by them in such capacities, whether or not HTCC Delaware would have the power to indemnify such persons under the DGCL.	indemnification of directors or managers of a company for liabilities arising from their actions toward third parties as directors or managers is not well known in Denmark. It is therefore not clear to what extent, if any, an agreement for the company’s indemnification of directors or managers is enforceable under Danish law.

Conflict of Interest; Fiduciary Duty:	The DGCL provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are	No director may participate in the transaction of any business (including any voting) relating to an agreement between the company and the director or to legal proceedings against the director. This also applies to agreements between the company and

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee of the board which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to the director’s or officer’s relationship or interest as to the contract or transaction are disclosed or are known to the board of directors or a committee of the board, and the board or committee of the board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee of the board or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

third parties and legal proceedings against third parties if a director has a material interest therein which may be contrary to the interest of the company. Directors and managers shall, on their own initiative, disclose to the board of directors any matter which may question their qualification.

Under the Companies Act, the board of directors and management of a company have an obligation to act in the best interests of the company and its shareholders. The directors are required to arrange for an appropriate organization of the company’s activities. The board of directors is required to assure that the company’s accounts and financial administration are controlled in a manner deemed to be satisfactory in view of the company’s circumstances. The board of directors is obligated to take into consideration and protect interests other than those of the shareholders. For example, members of the board of directors who have intentionally or negligently caused damage to creditors of a company may be liable to the company’s creditors. The board of directors also has an obligation to assure that other laws, such as environmental laws and laws with respect to workers’ protection, are duly complied with. Under the Companies Act, a company may not make loans to, or grant a security interest that benefits, shareholders of the company, or with respect to the directors or managers (or their related parties) of such company or its parent.

Interested Shareholder Transactions:	Under Section 203 of the DGCL a Delaware corporation is prohibited from engaging in mergers, dispositions of 10% or more of its assets, certain issuances of stock and other transactions (“business combinations”) with a person or group that owns 15% or more of the voting stock of the corporation (an “interested	Invitel Denmark is not subject to special restrictions in its dealings with connected parties, including interested shareholders.

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

stockholder”) for a period of three years after the interested stockholder crosses the 15% threshold. These restrictions on transactions involving an interested stockholder do not apply if (a) before the interested stockholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder, (b) in the transaction that resulted in the person or group becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by directors who are also officers and certain employee stock plans, or (c) after the person or group became an interested stockholder, the board of directors and at least two-thirds of the voting stock (other than stock owned by the interested stockholder) approved the business combination at a meeting.

Corporate Transactions	Under the DGCL, approval of mergers and consolidations and sales, leases or exchanges of all or substantially all of the property or assets of a corporation requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. However, unless required by the articles of incorporation, no vote of stockholders of the corporation surviving the merger is necessary if (i) the merger does not amend the articles of incorporation, (ii) each outstanding share immediately prior to the merger is to be an identical share after the merger, and (iii) either no common shares of the corporation and no securities convertible into common shares are to be issued in the merger, or the common shares to be issued, plus those initially issuable on conversion of other securities issued in the merger does not exceed 20% of the common shares of the corporation outstanding immediately before the merger.

Where the company is the surviving entity in a merger, a resolution to merge may be adopted by the board of directors of the surviving company, save where (i) the General Meeting is to alter the articles of association (other than to include a non-surviving company’s name or secondary name as the secondary name of the surviving company), or (ii) shareholders holding five per cent of the share capital request a General Meeting in writing within two weeks from the date on which the receipt of the merger plan was announced by the Danish Commerce and Companies Agency. If the General Meeting is to approve the merger, the resolution must be adopted by at least two-thirds of the votes cast as well as of the voting share capital represented at the General Meeting.

If the company is not the surviving entity in a merger, a resolution to

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

merge must be adopted by at least two-thirds of the votes cast as well as the voting share capital represented at a General Meeting. Certain exemptions apply where the discontinuing company is owned 90-100% by the surviving entity.

The company may effect a demerger by transfer of all or some of its assets to one or more companies against consideration to the company’s shareholders with the majority at a General Meeting required to alter the articles of association of a public company.

Sales, leases or exchanges of all or substantially all of the property or assets of a corporation may, as a general rule, be adopted by the board of directors by simple majority of votes.

Appraisal Rights:

Under the DGCL, a stockholder of a constituent corporation in a merger may, under certain circumstances and upon meeting certain requirements, dissent from the merger by demanding payment in cash for his or her share equal to the “fair value” (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in action timely brought by the corporation or the dissenters.

Delaware law grants dissenters’ appraisal rights only in the case of certain mergers and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Delaware law does not grant appraisal rights in a merger to holders of shares

Under the Companies Act, in connection with a merger, shareholders in a non-surviving company may claim compensation from the company if they dissent at the General Meeting and if the consideration for their shares is not reasonable and appropriate. In such event, legal action must be instituted by the dissenting shareholder within two weeks of the adoption of the merger.

	HTCC Delaware Stockholder Rights	Invitel Denmark Shareholder Rights

listed on a national securities exchange or held of record by more than 2,000 stockholders unless the plan of merger converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is listed on a national securities exchange or held of record by more than 2,000 stockholders (or cash in lieu of fractional shares or some combination of the above).

Shareholder Derivative Suits:	Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. The person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit. Additionally, under the DGCL, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The DGCL also requires that the derivative plaintiff make demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.	Any resolution to the effect that a Danish company shall institute legal proceedings against the founders, directors, managers, valuers, auditors, investigators or shareholders regarding such persons’ liabilities towards the company, is subject to the adoption of a resolution by a simple majority of votes at a General Meeting. Where shareholders representing at least one-tenth of the share capital oppose the decision in favor of an exemption from liability or in favor of waiving the right to institute legal proceedings against such persons, any shareholder can at its own cost institute legal proceedings. However, such claimants will be entitled to have costs reimbursed by the company to the extent that the company recovers the costs as a result of such action.

Inspection of Books:	Under the DGCL, any stockholder may inspect for any proper purpose the stock ledger, list of stockholders and other books and records of a Delaware corporation during the usual hours of business.	Under the Companies Act, the register of shareholders is open to shareholders, public authorities and a representative of the employees if the employees have not elected members to the board of directors, for inspection at the company’s registered office. This will be reflected in Invitel Denmark’s articles of association.

THE SPECIAL MEETING

This proxy statement/prospectus is being furnished in connection with the solicitation of proxies from the holders of HTCC Delaware common stock by the HTCC Delaware board relating to the merger and other matters to be voted upon at the special meeting and at any adjournment or postponement of the meeting. This proxy statement/prospectus is also a prospectus for Invitel Denmark securities to be delivered in connection with the merger. HTCC Delaware mailed this proxy statement/prospectus to stockholders beginning on or about [—], 2009. You should read this proxy statement/prospectus carefully before voting your shares.

Time, Place and Date

The special meeting of stockholders will be held at [—] a.m., local time, on [—], [—], 2009, at [—].

Proposals

At the special meeting, you will be asked to consider and vote upon the following items:

•

To adopt the agreement and plan of merger, a conformed copy of which is attached hereto as Annex A and described herein, among HTCC Delaware, MergeCo and Invitel Denmark, whereby HTCC Delaware will effectively change its place of incorporation from Delaware to Denmark by merging HTCC Delaware with and into MergeCo, which will be the surviving entity and become a wholly owned, direct subsidiary of Invitel Denmark, and pursuant to which each share of HTCC Delaware will automatically be converted into the right to receive one Invitel Denmark ADS representing one ordinary share of Invitel Denmark, provided that you may elect to receive Invitel Denmark ordinary shares instead of Invitel Denmark ADSs; and

•	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date

Only stockholders of record at the close of business on [—], 2009, as shown in our records, will be entitled to vote, or to grant proxies to vote, at the special meeting. On [—], there were [—] shares of HTCC Delaware common stock outstanding and entitled to vote at the special meeting.

Quorum

In order to have a quorum, the holders of a majority of the shares of HTCC Delaware common stock outstanding on the record date must be represented in person or by proxy at the special meeting.

Vote Required

The merger requires the affirmative vote of a majority of outstanding common stock of HTCC Delaware, including the common stock owned by TDC. On November 27, 2008, TDC owned 10,499,782 shares of HTCC Delaware common stock, representing approximately 63.9% of outstanding common stock of HTCC Delaware on that date. TDC has informed us that it intends to vote its shares of outstanding HTCC Delaware common stock in favor of adoption of the agreement and plan of merger. TDC owns sufficient shares of HTCC Delaware common stock to approve the adoption of the agreement and plan of merger and, therefore, no action by any other stockholder of HTCC Delaware is required for the merger and reorganization to be completed.

HTCC Delaware’s common stock is currently traded on the NYSE Alternext stock exchange under the symbol “HTC”. We intend to apply to list the Invitel Denmark ADSs on the NYSE Alternext stock exchange under the symbol [“—”].

Holders of HTCC Delaware common stock will not be entitled to dissenters’ or appraisal rights under the DGCL in connection with the merger.

Voting your Shares and Changing your Vote

Voting your shares; proxies

The HTCC Delaware board is soliciting proxies from the HTCC Delaware stockholders. This will give you the opportunity to vote at the special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions. If you do not vote by marking, signing and mailing your proxy card or by attending the special meeting and voting in person, it will have the same effect as voting against the adoption of the merger agreement.

Stockholders of record may vote by marking, signing and mailing your proxy card in the enclosed postage-prepaid envelope. If you hold your shares of HTCC Delaware common stock in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. To be effective, a form of proxy must be received by our proxy agent, Continental Stock Transfer & Trust Company, prior to the beginning of voting at the special meeting.

If you hold your shares in “street name” through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your stockbroker, bank or other nominee together with a voting instruction card. Please carefully consider the information contained in this proxy statement/prospectus and, whether or not you plan to attend the special meeting, please follow the instructions provided to you by your broker, bank or other nominee so that your shares may be voted in accordance with your wishes. To vote at the meeting, beneficial owners will need to contact the broker, bank, or other nominee that holds their shares to obtain a proxy issued in your name to bring to the meeting.

A properly executed proxy marked “ABSTAIN” will not be voted. However, it may be counted to determine whether there is a quorum present at the special meeting. Accordingly, since the affirmative vote of holders of a majority of the shares of HTCC Delaware common stock entitled to vote at the special meeting is required to adopt the merger agreement, a proxy marked “ABSTAIN” will have the effect of a vote against this proposal. Broker non-votes (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted for purposes of determining whether there is a quorum at the special meeting. The NYSE Alternext rules do not permit brokers and nominees to vote the shares that they hold beneficially either for or against the adoption of the merger agreement without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker or other nominee and you do not give them instructions on how to vote your shares, this will have the same effect as voting against the merger.

Changing your vote by revoking your proxy

There are three ways in which you may revoke your proxy and change your vote:

•

First, you may send a written notice to our proxy agent, Continental Stock Transfer & Trust Company, stating that you would like to revoke your proxy. This notice must be received prior to the special meeting.

•

Second, you may complete and submit a new, later-dated proxy. The latest dated proxy actually received by the company prior to the special meeting will be the one that is counted, and all earlier proxies will be revoked.

•

Third, you may attend the special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. At the special meeting, the chairman of the meeting will announce instructions for you to follow if you wish to revoke your proxy and vote in person at the meeting.

If you are a beneficial stockholder, you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Cost of Solicitation

HTCC Delaware will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and employees.

HTCC DELAWARE STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS.

LEGAL MATTERS

Certain legal matters in connection with the Invitel Denmark ordinary shares have been passed upon for Invitel Denmark by its Danish counsel, Kromann Reumert. Kromann Reumert has also rendered an opinion to Invitel Denmark regarding certain Danish income tax consequences of the reorganization described in “Certain Income Tax Consequences of the Reorganization – Certain Danish Income Tax Consequences to Stockholders.” Certain matters related to certain Hungarian income tax consequences described in “Certain Income Tax Consequences of the Reorganization – Certain Hungarian Income Tax Consequences to Stockholders” have been passed upon by White & Case LLP. Certain matters related to the United States federal income tax consequences described in “Certain Income Tax Consequences of the Reorganization – Certain United States Federal Income Tax Consequences to Stockholders” have been passed upon by Simpson Thacher & Bartlett LLP. An investment vehicle composed of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related partners and others owns interests representing less than 1% of the capital commitments of certain investment funds that are managed by the private equity companies that control TDC, the parent company of HTCC Delaware.

EXPERTS

The consolidated financial statements of HTCC Delaware and its subsidiaries as of December 31, 2007 and for the year then ended and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2007, included in this proxy statement/prospectus have been so included in reliance on the report, which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Invitel Tavkozlesi Szolgaltato ZRt. and Tele2 Magyarorszag Kft. businesses that HTCC Delaware acquired during 2007, of PricewaterhouseCoopers Kft., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Memorex Telex Communications A.G. and its subsidiaries as of December 31, 2007 and for the nine-month period ended December 31, 2007, included in this proxy statement/prospectus have been so included in reliance on the report, which included an explanatory paragraph on the exclusion of comparative figures for the prior years as required by the International Accounting Standards No. 1, “Presentation of Financial Statement”, of PricewaterhouseCoopers Kft., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of HTCC Delaware and its subsidiaries as of December 31, 2006 and for each of the years in the two year period ended December 31, 2006, and the related financial statements schedules included in this proxy statement/prospectus have been so included in reliance on the report included herein of KPMG Hungária Kft. given upon their authority as experts in accounting and auditing, which report expresses an unqualified opinion on the consolidated financial position of HTCC Delaware and its subsidiaries as of December 31, 2006 and of the results of their operations and their cash flows for each of the years in the two year period ended December 31, 2006 and on the related financial statement schedules and includes explanatory paragraphs referring to (1) the adoption of Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment, and (2) the restatement of the consolidated financial statements to reflect the correction of errors in accounting for embedded derivatives, revenue recognition on certain multiple element arrangements, stock based compensation and income taxes.

HTCC Delaware has agreed to indemnify and hold KPMG Hungária Kft. harmless against and from any and all legal costs and expenses incurred by KPMG Hungária Kft. in successful defense of any legal action or proceeding that arises as a result of KPMG Hungária Kft.’s consent to the inclusion of its audit report on the company’s past financial statements included in this registration statement.

Both of the foregoing firms are independent registered public accounting firms.

WHERE YOU CAN FIND MORE INFORMATION

HTCC Delaware is subject to the informational requirements of the Exchange Act and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. HTCC Delaware’s SEC filings also are available to the public from commercial document retrieval services and at the World Wide Web site maintained by the SEC at http://www.sec.gov.

The following documents are filed by HTCC Delaware with the SEC and are available upon request from HTCC Delaware:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2007, dated March 3, 2008;

•	Quarterly Report on Form 10-Q for the period ended September 30, 2008, dated November 10, 2008;

•	Quarterly Report on Form 10-Q for the period ended June 30, 2008, dated August 8, 2008;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2008, dated May 9, 2008; and

•	Reports on Form 8-K dated November 18, 2008, and November 19, 2008.

Invitel Denmark has filed with the SEC a registration statement on Form F-4 (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). This proxy statement/prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement. Statements made in this proxy statement/prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, reference is made to the copy so filed, and each such statement shall be deemed qualified in its entirety by such reference.

FINANCIAL STATEMENTS

Reference is made to the consolidated financial statements of HTCC Delaware and Memorex Telex A.G., beginning with the index thereto on page F-1.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND

FINANCIAL STATEMENTS SCHEDULES

Report of Independent Registered Public Accounting Firm KPMG Hungária Kft	F-2

Report of Independent Registered Public Accounting Firm PricewaterhouseCoopers Kft	F-3

Audited Consolidated Balance Sheet at December 31, 2007 and 2006	F-4

Audited Consolidated Statements of Operations and Comprehensive Income (Loss) for years ended December 31, 2007, 2006 and 2005	F-6

Audited Consolidated Statements of Stockholders’ Equity for years ended December 31, 2007, 2006 and 2005	F-8

Audited Consolidated Statements of Cash Flows for years ended December 31, 2007, 2006 and 2005	F-9

Notes to the Audited Consolidated Financial Statements for years ended December 31, 2007, 2006 and 2005	F-10

Schedule I Condensed Financial Statements of HTCC Delaware	F-50

Schedule II Valuation Accounts	F-54

Condensed Consolidated Balance Sheets at September 30, 2008 and December 31, 2007	F-55

Condensed Consolidated Statements of Operations and Comprehensive Income/(Loss) for the three and nine month periods ended September 30, 2008 and 2007	F-57

Condensed Consolidated Statements of Stockholders’ Equity at September 30, 2008 and December 31, 2007	F-58

Condensed Consolidated Statements of Cash Flows for the nine-months ended September 30, 2008 and 2007	F-59

Notes to the Unaudited Condensed Consolidated Financial Statements	F-60

Report of Independent Registered Public Accounting Firm PricewaterhouseCoopers Kft. on the Consolidated Financial Statements of Memorex Telex Communications A.G.	F-87

Consolidated Balance Sheet of Memorex as at December 31, 2007	F-88

Consolidated Income Statement of Memorex for the nine month period ended December 31, 2007	F-89

Consolidated Statement of Cash Flows of Memorex for the nine month period ended December 31, 2007	F-90

Consolidated Statement of Changes in Shareholders’ Equity of Memorex for the nine month period ended December 31, 2007	F-91

Notes to the Consolidated Financial Statements of Memorex for the nine month period ended December 31, 2007	F-92

Unaudited Pro Forma Condensed Combined Financial Statements (Memorex Acquisition), December 31, 2007	F-124

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (Memorex Acquisition)	F-128

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board of Directors and Stockholders

Hungarian Telephone and Cable Corp.:

We have audited the consolidated balance sheet of Hungarian Telephone and Cable Corp. and subsidiaries (the “Company”) as of December 31, 2006 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. In connection with our audits we have also audited the financial statement schedules I and II for the years ended December 31, 2006 and 2005. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the years ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules I and II, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for those years.

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment, as discussed in Note 1 (m) to the consolidated financial statements.

As disclosed in Note 1 (c) to the consolidated financial statements, the consolidated financial statements have been restated to reflect the correction of errors in accounting for embedded derivatives, revenue recognition on certain multiple element arrangements, stock based compensation and income taxes.

/s/ KPMG Hungária Kft.

Budapest, Hungary

March 19, 2007, except as to notes 1(c), 1(m), 1(q), 10, 11, 12, and 19, and schedule I, which are as of February 29, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Hungarian Telephone and Cable Corp.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations and comprehensive income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Hungarian Telephone and Cable Corp. and its subsidiaries at December 31, 2007, and the results of their operations and their cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

In addition, in our opinion, the financial statement schedules listed in the accompanying index present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Invitel Tavkozlesi Szolgaltato ZRt. and Tele2 Magyarorszag Kft. from its assessment of internal control over financial reporting as of December 31, 2007 because they were acquired by the Company in purchase business combinations during 2007. We have also excluded Invitel Tavkozlesi Szolgaltato ZRt. and Tele2 Magyarorszag Kft. from our audit of internal control over financial reporting. Invitel Tavkozlesi Szolgaltato ZRt. and Tele2 Magyarorszag Kft. are wholly-owned subsidiaries those total assets and total revenues represent approximately $672 million, or 61%, and approximately $188 million, or 49%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers Kft.

Budapest, Hungary

February 29, 2008

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2007 and 2006

(In thousands, except share and per share data)

	2007	2006
		(as restated (1))
Assets
Current assets:
Cash and cash equivalents	$20,897	$18,794
Restricted cash	—	11,850
Accounts Receivable, net of allowance of $17,633 in 2007 and $5,608 in 2006	85,684	38,336
Current deferred tax asset, net	—	1,668
Derivative financial instruments	977	1,572
Other current assets	11,277	7,785

Total current assets	118,835	80,005
Property, plant and equipment, net	691,485	179,044
Goodwill	81,534	9,622
Intangible assets, net	200,948	50,649
Deferred costs	14,828	5,735
Deferred tax asset, net	—	3,277
Derivative financial instruments	2,076	2,169
Other assets	485	2,883

Total assets	$1,110,191	$333,384

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2007 and 2006

(In thousands, except share and per share data)

	2007	2006
		(as restated (1))
Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of long-term debt	$37,114	$34,749
Short-term debt	—	24,657
Current obligations under capital leases	430	469
Accounts payable	58,797	6,793
Accruals	87,434	43,755
Derivative financial instruments	22,138	349
Warrants	—	13,050
Other current liabilities	9,499	7,440
Due to related parties	1,706	2,881

Total current liabilities	217,118	134,143
Long-term debt, excluding current installments	812,865	115,351
Long-term obligations under capital leases, excluding current portion	13	399
Asset retirement obligation	769	578
Derivative financial instruments	17,381	1,371
Deferred tax liabilities	19,642	—
Other non-current liabilities	6,251	7,220

Total liabilities	1,074,039	259,062

Commitments and contingencies	—	—
Minority interest	8	—
Redeemable Equity Securities	15,049	—
Stockholders’ equity:
Cumulative Convertible Preferred stock, $.01 par value; $70.00 liquidation value. Authorized 200,000 shares; issued and outstanding 30,000 shares in 2007 and 2006	—	—
Common stock, $.001 par value. Authorized 25,000,000 shares; issued and outstanding 15,471,950 shares in 2007 and 12,812,665 shares in 2006	15	14

Additional paid-in capital	193,013	139,999
Accumulated deficit	(188,298)	(91,727)
Accumulated other comprehensive income	16,365	26,036

Total stockholders’ equity	21,095	74,322

Total liabilities and stockholders’ equity	$1,110,191	$333,384

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

Years ended December 31, 2007, 2006 and 2005

(In thousands, except share and per share data)

	2007	2006	2005
		(as restated (1))
Revenues	$385,193	$189,260	$179,643
Cost of sales (exclusive of depreciation shown below)	184,552	98,016	85,318

Gross margin	200,641	91,244	94,325
Operating expenses:
Selling, general and administrative	66,348	35,101	37,845
Severance costs	9,103	700	2,533
Depreciation and amortization	79,003	26,137	23,968

Total operating expenses	154,454	61,938	64,346

Income from operations	46,187	29,306	29,979
Other income (expenses):
Foreign exchange gains (losses), net	(6,481)	1,104	(8,540)
Interest expense	(58,744)	(14,883)	(12,623)
Gains (losses) on extinguishment of debt	(5,408)	—	(1,500)
Interest income	1,295	1,329	932
Gains (losses) from fair value changes of derivative financial instruments	(54,031)	2,275	(255)
Gains (losses) from fair value change of warrants	(15,075)	3,300	(1,500)
Equity in earnings of affiliate	—	—	934
Other, net	(883)	(250)	413

Net income (loss) before income taxes	(93,140)	22,181	7,840
Income tax expense:
Current	(7,115)	(5,619)	(4,957)
Deferred	3,775	338	(1,491)

Total income tax expense	(3,340)	(5,281)	(6,448)
Net income (loss) before cumulative effect of change in accounting principle	$(96,480)	$16,900	$1,392
Cumulative effect of change in accounting principle	—	(373)	—
Minority interest	8	—	—

Net income (loss)	$(96,472)	$16,527	$1,392

Cumulative convertible preferred stock dividends	(99)	(105)	(105)

Net income (loss) attributable to common stockholders	(96,571)	16,422	1,287
Foreign currency translation adjustment	(9,671)	10,951	(14,394)

Total comprehensive income (loss)	$(106,242)	$27,373	$(13,107)

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

Years ended December 31, 2007, 2006 and 2005

(In thousands, except share and per share data)

(Continued)

	2007	2006	2005
		(as restated (1))
Basic net income (loss) per common share:
Prior to cumulative impact of change in accounting principle	$(6.23)	$1.31	$0.10
Cumulative effect of change in accounting principle	$—	(0.03)	—

	$(6.23)	1.28	0.10

Diluted net income (loss) per common share:
Prior to cumulative impact of change in accounting principle	$(6.23)	$1.06	$0.10
Cumulative effect of change in accounting principle	$—	(0.02)	—

	$(6.23)	$1.04	$0.10

Weighted average number of common shares outstanding:
Basic	15,495,764	12,810,084	12,727,526

Diluted	15,495,764	15,936,296	13,389,100

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years ended December 31, 2007, 2006 and 2005

(In thousands, except share data)

	Shares	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
				(as restated (1))	(as restated (1))		(as restated (1))
Balances at December 31, 2004	12,683,647	$14	—	146,613	(109,436)	29,479	$66,670
Stock based compensation		—	—	1,203	—	—	1,203
Common stock granted to directors	6,000	—	—	103	—	—	103
Net settlement of stock option exercise	106,814	—	—	(338)	—	—	(338)
Cumulative convertible preferred stock dividends		—	—	—	(105)	—	(105)
Net income (loss)		—	—	—	1,392	—	1,392
Foreign currency translation adjustment		—	—	—	—	(14,394)	(14,394)

Balances at December 31, 2005	12,796,461	$14	—	147,581	(108,149)	15,085	$54,531
Stock based compensation		—	—	(7,564)	—	—	(7,564)
Common stock granted to directors	6,000	—	—	91	—	—	91
Net settlement of stock option exercise	10,204	—	—	(109)	—	—	(109)
Cumulative convertible preferred stock dividends		—	—	—	(105)	—	(105)
Net income (loss)		—	—	—	16,527	—	16,527
Foreign currency translation adjustment		—	—	—	—	10,951	10,951

Balances at December 31, 2006	12,812,665	$14	—	139,999	(91,727)	26,036	$74,322
Conversion of notes to equity	2,500,000	—	—	53,125	—	—	53,125
Stock based compensation	6,500	—	—	139	—	—	139
Net settlement of stock option exercise	152,785	1	—	—	—	—	1
Cancellation of Director’s options	—	—	—	(250)	—	—	(250)
Cumulative convertible preferred stock dividends		—	—	—	(99)	—	(99)
Net income (loss)		—	—	—	(96,472)	—	(96,472)
Foreign currency translation adjustment		—	—	—	—	(9,671)	(9,671)

Balances at December 31, 2007	15,471,950	$15	—	193,013	(188,298)	16,365	$21,095

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2007, 2006 and 2005

(In thousands)

	2007	2006	2005
		(as restated (1))
Net income	(96,472)	16,527	1,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	62,015	23,186	21,302
Amortization of intangibles	16,988	2,951	2,666
Unrealized foreign currency (gain) loss	9,671	59	8,427
Gain on sale of fixed assets	(669)	(3,553)	—
Fair value changes in derivative financial instruments	54,031	(2,275)	255
Fair value changes in warrants	15,075	(3,300)	1,500
Other (income) expenses	3,911	863	(410)
Non-cash interest	25,699	3,203	3,705
Deferred taxes	(3,775)	(338)	1,461
Stock based compensation	(1,319)	(249)	1,295
Equity in earnings of affiliate	—	—	(934)
Changes in operating assets and liabilities:
Accounts receivable	(3,471)	4,064	(9,694)
Restricted cash	—	(527)	499
Accounts payable and accruals	17,360	(262)	6,540
Other assets and liabilities, net	5,726	4,249	5,609

Net cash provided by operating activities	$104,770	44,598	43,613

Cash flows from investing activities:
Acquisition of telecommunications network equipment and other intangibles	(65,741)	(23,590)	(22,072)
Acquisition of subsidiaries, net of cash acquired	(107,137)	—	(7,529)
Proceeds from sale of assets	1,269	5,116	—
Settlement of derivative financial instruments	(18,054)	—	—
Other	—	(2)	642

Net cash used in investing activities	(189,663)	(18,476)	(28,959)

Cash flows from financing activities:
Repayments of long-term debt	(188,773)	(23,960)	(95,167)
Proceeds from new long-term debt borrowings	280,780	—	109,720
Deferred financing costs paid under long-term debt agreement	(18,846)	—	(6,490)
Principal payments under capital lease obligations	(489)	(394)	(203)
Release of restricted cash	11,850	—	(11,796)

Net cash provided by (used in) financing activities	84,522	(24,354)	(3,936)

Effect of foreign exchange rate changes on cash	2,474	1,943	(4,011)

Net increase (decrease) in cash and cash equivalents	2,103	3,711	6,707
Cash and cash equivalents at beginning of year	18,794	15,083	8,376
Cash and cash equivalents at end of year	$20,897	18,794	15,083

(1) See Note 1(c) in Notes to Consolidated Financial Statements.

         See accompanying notes to Consolidated Financial Statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

Hungarian Telephone and Cable Corp. (“HTCC”, and together with its subsidiaries, the “Company”) was organized on March 23, 1992 to own and manage telecommunications companies in Hungary. HTCC is 64% owned by TDC A/S (“TDC”). Unless the context requires otherwise, references in this report to the “Company”, “we”, “us” and “our” refer to Hungarian Telephone and Cable Corp. and its consolidated subsidiaries.

As of December 31, 2007, the Company’s principal operating subsidiaries were Hungarotel Tavkozlesi zRt. (“Hungarotel”), Invitel Tavkozlesi zRt. (“Invitel”), PanTel Tavkozlesi es Kommunikacios Kft. (“PanTel”), Tele2 Magyarorszag Kft. (“Tele2 Hungary”), Euroweb Internet Szolgaltato zRt. (“Euroweb Hungary”), Euroweb Romania S.A. (“Euroweb Romania”) and PanTel Technocom Kft. (“PanTel Technocom”).

Our current business is a result of the recent combination of Invitel with our existing business. On April 27, 2007, we acquired Invitel for a total consideration, including the assumption of net indebtedness on closing, of €470 million (approximately $639 million at closing). Invitel was the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services in nine historical concession areas while we were the third largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services in five historical concession areas.

Today, we are the second largest fixed line telecommunications services provider in Hungary and the incumbent provider of fixed line telecommunications services to residential and business customers in our 14 historical concession areas, where we have a dominant market share. We are also the number one alternative fixed line operator outside our historical concession areas. In addition to our Hungarian business, we are a provider of wholesale data and capacity services throughout Central and Eastern Europe.

We operate in the following four market segments: Mass Market Voice, Mass Market Internet, Business and Wholesale.

On October 18, 2007, we purchased the Hungarian business of Tele2, the Swedish-based alternative telecom operator, by purchasing the entire equity interests in Tele2’s Hungarian subsidiary, Tele2 Hungary, for €4 million in cash (approximately $5.6 million at closing). Tele2 Hungary (renamed Invitel Telecom Kft.) provides Carrier Selection and Carrier Pre-Selection fixed line telecommunications services to the Mass Market as a reseller using the network facilities of other operators pursuant to resale agreements.

On December 20, 2007, we entered into an agreement to purchase 95.7% of the outstanding equity in Austrian-based Memorex. The purchase price for Memorex is €30.3 million (approximately $45.8 million at current exchange rates) for the 95.7% equity interest plus the assumption of Memorex debt. We intend to refinance a significant portion of Memorex’s debt at closing. We intend to fund the Memorex Acquisition and the refinancing of the assumed Memorex debt with a subordinated bridge loan facility, which we expect to replace in due course with longer term financing. We also intend to buy out the remaining minority shareholders in Memorex. We expect the Memorex Acquisition to be completed by the end of the first quarter 2008.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(b)	Principles of Consolidation and the Use of Estimates

The consolidated financial statements include the financial statements of HTCC and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company uses the equity method of accounting for its investment in, and earnings of, affiliates that it does not control but over which it exerts significant influence.

The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions. These estimates and assumptions affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c)	Restatements and Reclassifications

In our Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2006 and 2005, we have reclassified the following expenses from selling, general and administrative expenses to cost of sales to conform with our presentation in 2007: (i) sales commissions paid to third party agents; (ii) labor expenses of our network labor force and other employees who perform functions directly related to network maintenance; and (iii) expenses relating to the operation and maintenance of our network. For the years ended December 31, 2006 and 2005, $17,549,000 and $15,915,000, respectively, were reclassified. We have also reclassified $1,285,000 in respect of telecoms software from property, plant and equipment, net to intangible assets, net in our Consolidated Balance Sheet as at December 31, 2006, to conform with our presentation as at December 31, 2007.

We determined that we misstated our Consolidated Financial Statements for the year ended December 31, 2006 in connection with our accounting for embedded derivatives. We determined that we had accounted for a gain of $832,000 (before tax of $140,000) instead of a loss of $935,000 (before tax of $187,000) in our Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2006 due to a clerical error. We have restated our Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2006 for these amounts. The reversal of the gain of $832,000 reduces our foreign exchange gains (losses), net and the loss of $935,000 reduces our gain from fair value changes of derivative financial instruments.

We determined that we misapplied SFAS No. 13 “Accounting for Leases” and EITF Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables” in connection with certain contracts we signed with another telecommunications service provider under which we sold and leased certain of our network assets to the service provider to provide them with a network. The contracts included our provision of maintenance services over a contracted period of time. In connection with these contracts, we have restated our Consolidated Financial Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2006 by $4,472,000 (before tax of $715,000), by reducing our revenue and increasing our deferred income.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”). SFAS 123R requires the

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

measurement and recognition of compensation expense based on the fair value of the employee stock based awards issued. We have determined that certain awards previously treated as “variable awards” under Accounting Principles Board (“APB”) No. 25, “Accounting for Stock Issued to Employees”, (“APB 25”) should be classified as “liability awards” rather than as “equity awards” under SFAS 123R. As a result, we have restated our Consolidated Financial Statements for the year ended December 31, 2006 to reflect the revaluation of these awards with a corresponding adjustment in earnings. The restatement resulted in the recognition of $373,000 in compensation expense related to the adoption of SFAS 123R as a cumulative effect of a change in accounting principle on January 1, 2006 and a decrease in compensation expense of $1,207,000 relating to the revaluation of outstanding stock option awards under SFAS 123R for the year ended December 31, 2006. The decrease in compensation expense is included in our selling, general and administrative expenses.

We determined that we made clerical calculation errors in our deferred tax calculation and an error in our corporate income tax calculation for the year ended December 31, 2006. We restated our Consolidated Financial Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2006 by increasing our current tax expense by $584,000 and increasing our deferred tax benefit by $350,000.

We have restated basic and diluted earnings per share for 2006 as a result of these restatements.

The following table sets forth the effects of the restatements on our previously reported earnings for the year ended December 31, 2006:

(in thousands, except per share data)	2006
Net income – as reported	$21,124
Embedded derivatives	(1,440)
Revenue recognition on multiple element arrangements	(3,757)
Stock based compensation	834
Current and deferred taxes	(234)

Net income – as restated	$16,527

Earnings per share (basic):
As reported	$1.64
As restated	$1.28

(d)	Revenue Recognition

Revenue is primarily earned from providing access to and usage of our networks and facilities. Access revenue is billed one month in advance and recognized the following month when earned. Revenue based on measured traffic is recognized when the service is rendered (see further description below).

Our market segments are as follows:

Mass Market Voice. The revenue generated from the fixed line voice and voice-related services provided to Mass Market customers within our historical concession areas and outside our historical concession areas in Hungary. Mass Market Voice revenue comprises monthly fees

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

charged for accessing our network, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in our network, monthly fees for value added services, subsidies, one-time connection and new service fees, as well as monthly fees for packages with built-in call minutes.

Mass Market Internet. The revenue generated from dial-up and DSL Internet connections provided to Mass Market customers in Hungary both inside and outside our historical concession areas. Mass Market Internet revenue comprises dial-up revenue, which is generated through a combination of time based and access fees, and DSL revenue, which is generated through a variety of monthly packages.

Business. The revenue generated from the fixed line voice, data and Internet services provided to business, government and other institutional customers nationwide. Business revenue comprises access charges, monthly fees, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in our network, monthly fees for value added services, Internet access packages and regular data transmission services. In addition, Business revenue includes revenue from leased line, Internet and data transmission services which is comprised of fixed monthly rental fees based on the capacity/bandwidth of the service and the distance between the endpoints of the customers.

Wholesale. The revenue generated from voice and data services provided on a wholesale basis to resellers to use our excess network capacity. Wholesale revenue comprises rental payments for high bandwidth leased line services, which are based on the bandwidth of the service and the distance between the endpoints of the customers, and voice transit charges from other Hungarian and international telecommunications service providers, which are based on the number of minutes transited.

Revenue from connection fees is deferred over the term of the related contract. Leased line and data transmission revenue is recognized in the period of usage, in which the service is available to the customer. Revenue from prepaid call services is deferred when the prepaid package is sold to the customer and is recognized when calls are made.

(e)	Cost of Sales

Our cost of sales is comprised of interconnect charges, access type charges, sales commissions and other cost of sales. Interconnect charges are paid to other fixed line and mobile operators to transport and terminate calls from our customers. Access type charges are paid to incumbent fixed line operators for the setting of Carrier Selection and Carrier Pre-Selection services and access costs for leased lines.

(f)	Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from customers’ or carriers’ failure to make payments on amounts due to us. These estimates are based on a number of factors including: 1) historical experience; 2) aging of trade accounts receivable; 3) amounts disputed and the nature of the dispute; 4) bankruptcy; 5) general economic, industry or business information; and 6) specific information that we obtain on the financial condition and current credit worthiness of customers or carriers.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

All receivables fall due within one year, except that long overdue receivables, which are overdue by more than one year, are carried in the accounts receivable balance in the amount of $12,995,000 and $3,417,000 at December 31, 2007 and 2006, respectively, as the current Hungarian legislation places restrictions on the write off of receivables as a tax-deductible expense until sufficient proof exists for the receivable to be cleared from the accounts.

(g)	Foreign Currency Translation

We use the Hungarian forint (“HUF”) as the functional currency for our Hungarian subsidiaries and the local currency in the case of our significant non-Hungarian subsidiaries. The Hungarian and non-Hungarian subsidiaries’ assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the period. The effects of exchange rate fluctuations on translating non-U.S. dollar denominated assets and liabilities into U.S. dollars are accumulated as part of other comprehensive income in stockholders’ equity.

The translation of the subsidiaries’ Hungarian Forint denominated balance sheets into U.S. dollars, as of December 31, 2007, has been affected by the strengthening of the Hungarian forint against the U.S. dollar from 191.62 as of December 31, 2006 to 172.61 as of December 31, 2007, an approximate 11% appreciation in value. The average Hungarian Forint/U.S. dollar exchange rates used for the translation of the subsidiaries’ Hungarian Forint denominated statements of operations and statements of cash flows into U.S. dollars for the years ended December 31, 2007, 2006 and 2005 were 183.83, 210.39 and 199.59, respectively.

(h)	Advertising and Marketing Costs

We expense advertising and marketing costs as they are incurred. Advertising and marketing costs for the years ended December 31, 2007, 2006 and 2005 were $6,216,000, $2,049,000 and $1,898,000, respectively.

(i)	Cash and Cash Equivalents

We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

(j)	Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Plant and equipment under capital leases are initially stated at the present value of minimum lease payments and subsequently amortized over the shorter of their useful lives or the lease term.

The estimated useful lives of property, plant and equipment are as follows:

Land and buildings	25 to 50 years
Telecommunications equipment	3 to 25 years
Other equipment	3 to 7 years

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We evaluate the carrying value of items of property, plant and equipment to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of an item of property, plant and equipment is considered impaired when the projected undiscounted future cash flows related to the asset are less than its carrying value. We measure impairment based on the amount by which the carrying value of the respective asset exceeds its fair value. Fair value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

(k)	Goodwill

Goodwill is calculated as the amount of fair value of purchase price paid over the fair value of the net assets acquired in a business combination. Fair values of the assets are determined using different valuation techniques depending on the nature of the assets. Items of existing property, plant and equipment and intangible assets are valued using the Depreciated Replacement Cost and Sales Comparison valuation methods. Newly identified intangible assets are valued using the Multi-Period-Excess-Earnings Method in the case of customer related intangible assets, and the Relief-from-Royalty Method in the case of marketing related intangible assets and the Reproduction Cost Method for software.

Goodwill is not amortized but rather tested at least annually for impairment. During 2007, 2006 and 2005, we performed the required annual impairment test with respect to goodwill. The first step of this test requires us to compare the carrying value of any reporting unit that has goodwill to the estimated fair value of the reporting unit. If the current fair value is less than the carrying value, then we will perform the second step of the impairment test. This second step requires us to measure the excess of the recorded goodwill over the current implied value of the goodwill, and to record any excess as impairment. Based upon the results, we concluded that there was no impairment of the carrying value of goodwill reported in our financial statements for the years ended December 31, 2007, 2006, and 2005.

(l)	Intangible Assets

Intangible assets that have indefinite useful lives (whether or not acquired in a business combination) are not amortized but rather are tested at least annually for impairment.

Intangible assets that have finite useful lives (whether or not acquired in a business combination) are amortized over their estimated useful lives. Intangible assets, all of which have finite lives, consist of concession rights, software, property rights, capitalized subscriber acquisition costs and other intangible assets. Property rights include rights of use and rights of way. The rights of way allow us to operate our country-wide telecommunications network along the railroad tracks owned by the Hungarian National Railway (“MAV”). Rights of use refer to the rights to use networks owned by third parties.

The estimated useful lives of intangible assets are as follows:

Customer relationships	16 years
Trademark	indefinite
Concession Rights	25 years
Property rights	1-43 years
Software	1 to 3 years
Other	1 to 4 years

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

We evaluate the carrying value of intangible assets to be held and used whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The carrying value of an intangible asset is considered impaired when the projected undiscounted future cash flows related to the asset are less than its carrying value. We measure impairment based on the amount by which the carrying value of the respective asset exceeds its fair value. Fair value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

(m)	Stock Based Compensation

We have three equity compensation plans: the stock option plan that was adopted by our Board of Directors in April 1992, which was amended and renamed upon the approval of our stockholders in 2002 (the “2002 Plan”); the Non-Employee Director Stock Option Plan (the “Directors’ Plan”) which was established by our Board of Directors in 1997; and the 2004 Long-Term Incentive Plan (the “2004 Plan”) which was approved by our stockholders in 2004.

As of December 31, 2007, we had outstanding options to purchase 80,000 shares of common stock issued from the 2002 Plan; outstanding options to purchase 100,000 shares of common stock issued from the Directors’ Plan; and outstanding options to purchase 390,000 shares of common stock under the 2004 Plan.

Upon the approval of the 2004 Plan, we agreed not to issue any more options from either the 2002 Plan or the Directors’ Plan. The 2004 Plan authorized 1,000,000 shares of common stock for awards. In addition to such 1,000,000 shares, the 2004 Plan includes any shares of common stock that remained available for issuance under the 2002 Plan and the Directors’ Plan as of the date the 2004 Plan was approved by our stockholders. As of the adoption of the 2004 Plan, 424,410 shares of common stock which were then available for issuance under the 2002 Plan were rolled over and available for issuance under the 2004 Plan and 88,716 shares of common stock which were then available for issuance under the Directors’ Plan were rolled over and available for issuance under the 2004 Plan. In addition, any shares of common stock subject to awards outstanding under the 2002 Plan or the Directors’ Plan at the time of the adoption of the 2004 Plan which subsequently lapse, expire or otherwise terminate without the issuance of such shares of common stock are also available for awards under the 2004 Plan.

Stock options from the 2004 Plan may be either “incentive stock options” under Section 422 of the U.S. Internal Revenue Code or options not intended to qualify as incentive stock options (“nonqualified options”). The term of an option cannot exceed ten years from the date of grant. All options must have an exercise price that is not less than the fair market value of a share of common stock on the date of grant. Upon exercise of an option, the participant may pay the option price in cash, by delivering shares of common stock to the Company or by having the Company withhold shares otherwise deliverable to the participant upon exercise (“net exercise”). An option may also be exercised through a “cashless exercise” procedure involving a broker or dealer. The net exercise feature resulted in “variable” accounting under the previous accounting rules.

Effective January 1, 2006, we adopted Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”). SFAS 123R requires the measurement and recognition of compensation expense based on the fair value of the employee stock based awards issued. Compensation expense for awards and related tax effects are recognized as they vest. We adopted SFAS 123R using the modified prospective transition

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

method. Under this transition method, compensation cost recognized effective January 1, 2006 includes: (1) compensation cost for all share based awards granted prior to, but not yet vested as of, January 1, 2006 based on the original measure of the grant date fair value method under the provisions of SFAS 123 for pro-forma disclosure; and (2) compensation cost for all share-based awards granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Results for periods prior to the adoption of the new standard were not restated at the time of transition.

In addition, awards previously treated as “variable awards” are classified as “liability awards” under the new standard and are subject to revaluation each period, with a corresponding adjustment in earnings for changes in the fair value of outstanding awards.

For the year ended December 31, 2007, we recognized a compensation benefit of $1,319,000 related to stock options according to SFAS 123R. For the year ended December 31, 2006, we recognized $373,000 of compensation expense related to the adoption of SFAS 123R as a cumulative effect of a change in accounting principle, and a decrease in compensation expense of $1,207,000 relating to the revaluation of outstanding option awards under SFAS 123R. For the year ended December 31, 2005, we recognized $1,203,000 of compensation expense related to the variable method of accounting.

As a result of adopting SFAS 123R on January 1, 2006, our loss before income taxes and net loss attributable to common stockholders for the year ended December 31, 2007 are $794,000 and $758,000 higher, respectively, than if we had continued to account for share-based compensation under APB Opinion No. 25 and followed the variable method of accounting. As a result of adopting SFAS 123R on January 1, 2006, our income before income taxes and net income attributable to common stockholders for the year ended December 31, 2006 are $827,000 and $697,000 lower, respectively, than if we had continued to account for share-based compensation under APB Opinion No. 25 and followed the variable method of accounting. Basic and diluted loss per common share would have been $6.17 and $6.16, respectively, for the year ended December 31, 2007 if we had not adopted SFAS 123R. Reported basic and diluted loss per common share were $6.23 and $6.23, respectively, for the year ended December 31, 2007.

The following table illustrates the effect on net income and earnings per common share if we had applied the fair value recognition provisions of SFAS 123R to options granted under our stock option plans for year ended December 31 2005. For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and amortized to expense over the options’ vesting periods:

(in thousands)	2005
Net income attributable to common stockholders	$1,287
Plus: stock-based compensation expense included in reported earnings	1,295
Less: stock-based compensation expense determined under fair-value method	(1,321)
Pro forma Earnings	$1,261
Earnings per share – Basic:
As restated	$0.10
Pro forma	$0.10
Earnings per share – Diluted:
As restated	$0.10
Pro forma	$0.09

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Upon the adoption of SFAS 123R, expected volatility was based on historical volatilities. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected option life assumed at the date of grant. The expected term was calculated based on historical experience and represents the time period options actually remained outstanding. We have estimated zero forfeitures based on historical experience and the limited number of option holders.

The weighted average assumptions used in the Black-Scholes option-pricing model are as follows:

	2007	2006	2005
Dividend yield	0%	0%	0%
Risk free rate	3.46%	4.46%	4.47%
Expected option life (years)	6	10	10
Volatility	34.8%	38.0%	43.0%

(n)	Income Taxes

Income tax expense comprises current and deferred taxes. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected corporate income tax and Hungarian local business tax payable on taxable income for the year, using tax rates enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities, net of valuation allowances, are recognized for the future tax consequences attributable to operating loss and tax credit carry-forwards, and differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Interests and penalties associated with income tax are included in current tax expense.

(o)	Fair Value of Financial Instruments

Our financial instruments include cash, receivables, other current assets, accounts payable, accruals and other current liabilities and short- and long-term debt. The carrying amounts of cash, receivables, other current assets, accounts payable, accruals and other current liabilities and short-term debt approximate fair value due to the short-term nature of these instruments. The fair value of long-term debt approximates its carrying value as the debt carries a floating interest rate.

(p)	Derivative Financial Instruments

We account for derivative financial instruments in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended, which requires that all derivative

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

instruments be recorded on the balance sheet as either assets or liabilities and be measured at their respective fair values. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a hedge and if so, the type of hedge and its effectiveness as a hedge.

We engage in foreign currency and interest rate hedging activities to reduce the risk that changes in currency exchange rates and interest rates will adversely affect the eventual net cash flows resulting from our debt obligations.

We do not enter into financial instruments for trading or speculative purposes. However the derivative instruments we use are not designated as hedges under SFAS 133 for accounting purposes and, as such, are referred to as undesignated hedges. Changes in the fair value of undesignated hedges are therefore recorded in current period earnings as a gain or loss on derivative instruments.

In the ordinary course of business, we enter into contractual arrangements with other telecommunications service providers to provide and receive telephone services, and for other services such as the lease of office space. Certain of these arrangements are denominated in currencies other than the functional currency of either party, and are required to be accounted for separately from the host contract as derivatives at fair value. Changes in fair value of such derivatives are accounted for as a gain or loss on derivative instruments.

We did not have any financial instruments designated as hedges under SFAS 133 for the years ended December 31, 2007, 2006 and 2005.

(q)	Earnings per Share

Basic earnings per share (“basic EPS”) is computed by dividing income attributable to common stockholders by the weighted average number of common shares outstanding for the period. The computation of diluted EPS is similar to the computation of basic EPS, except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options and warrants, and the conversion of the convertible preferred stock, where dilutive. The number of additional shares is calculated by assuming that outstanding stock options and warrants were exercised, or preferred securities were converted and the proceeds were used to acquire shares of common stock at the average market price during the reporting period, except with respect to warrants that can be exercised through the tender of notes where the warrant holder has no economic advantage to tender in cash. For warrants that can be exercised through the surrender of notes, exercise is assumed through such surrender provided that exercise in cash is not more advantageous to the warrant holder and the numerator of the diluted earnings per share computation is adjusted by interest on the debt and fair value changes in the warrant (net of tax).

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following is a reconciliation from basic earnings per share to diluted earnings per share for each of the years ended December 31, 2007, 2006 (as restated – see Note 1(c)) and 2005:

($ in thousands, except share data)	2007	2006	2005
Net income (loss) before cumulative effect of change in accounting principle after minority interest	$(96,472)	$16,900	$1,392
Cumulative effect of change in accounting principle (A)	$—	$(373)	$—
Net income (loss) (B)	$(96,472)	$16,527	$1,392
Preferred stock dividends (C)	$(99)	$(105)	$(105)
Net income (loss) attributable to common stockholders (D)	$(96,571)	$16,422	$1,287
Determination of shares:
Weighted average common shares outstanding – basic (E)	15,495,764	12,810,084	12,727,526
Assumed conversion of dilutive stock options and cumulative convertible preferred stock	—	3,126,212	661,574
Weighted average common shares outstanding – diluted (F)	15,495,764	15,936,296	13,389,100
Basic net income (loss) per common share:
Prior to cumulative effect of change in accounting principle ((D+A)/E)	$(6.23)	$1.31	$0.10
Cumulative effect of change in accounting principle (A/E)	$—	$(0.03)	$—

Total	(6.23)	1.28	0.10
Diluted net income (loss) per common share:
Prior to cumulative effect of change in accounting principle ((B+A)/F)	$(6.23)	$1.06	$0.10
Cumulative effect of change in accounting principle (A/F)	$—	$(0.02)	$—
	$(6.23)	$1.04	$0.10

Included in weighted average common shares outstanding for 2007 are 938,550 redeemable equity securities issued to certain members of management in connection with the Invitel Acquisition.

For the years ended December 31, 2007, 2006 and 2005 common stock equivalents, warrants and convertible preferred stock of 572,017, 55,000 and 2,500,000, respectively, were excluded from the computation of diluted earnings per share since the effects of inclusion would have been anti-dilutive.

(r)	Recently Adopted Accounting Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 establishes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

that we recognize in the financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 were effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of FIN 48 has not had a material effect on our financial position or results of operations.

(s)	Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. SFAS 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. Earlier application is encouraged, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. In February, 2008 the FASB issued a Staff Position that delays the effective date of SFAS 157. Delayed application of SFAS 157 is permitted for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We are currently evaluating the effect that the adoption of SFAS 157 will have on our consolidated results of operations and financial position or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain warranty and insurance contracts at fair value on a contract-by-contract basis. SFAS 159 applies to all reporting entities, including not-for-profit organizations, and contains financial statement presentation and disclosure requirements for assets and liabilities reported at fair value as a consequence of the election. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted subject to certain conditions; however an early adopter must also adopt SFAS No. 157, “Fair Value Measurements”, at the same time. We are currently evaluating the effect that the adoption of SFAS 159 will have on our consolidated results of operations and financial position or cash flows.

In December 2007, the FASB issued SFAS No. 141 Revised, “Business Combinations” (“SFAS 141R”), which replaces SFAS 141, “Business Combinations”. SFAS 141R establishes principles and requirements for measurement of identifiable assets and liabilities in a business combination and the measurement and recognition of goodwill acquired in the business combination or a gain from a bargain purchase. The standard also determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS 141R requires transaction costs to be expensed as incurred, rather capitalizing as a cost of the acquisition, recording contingent at fair value with subsequent adjustments in income and reduction in valuation allowances on deferred taxes in income rather than goodwill. The impact of the adoption of SFAS 141 will depend on the nature and timing of our future acquisitions.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”), which we will adopt on January 1, 2009. SFAS 160 will significantly change the accounting and reporting related to a non-controlling interest in a subsidiary. After adoption, non-controlling interests will be classified as shareholders’ equity, a change from its current classification between liabilities and shareholders’ equity. Earnings attributable to minority interests will be included in net income, although such earnings will continue to be deducted to measure earnings per share. Purchases and sales of minority interests will be reported in equity. We do not expect that the adoption of SFAS 160 will have a material impact on our financial statements.

(2)	Acquisitions

Acquisition of PanTel

On June 30, 2005, we completed our final purchase allocation of the PanTel business that was acquired in a two-step transaction, 24.9% on November 10, 2004 and the remaining 75.1% on February 28, 2005 (the “Pantel Acquisition”). The estimated fair values of assets acquired and liabilities assumed as of February 28, 2005 were determined in accordance with SFAS No. 141 “Business Combinations” and we were required to allocate the cost of an acquired business based on the estimated fair values of assets acquired and liabilities assumed.

The purchase price for the PanTel business was arrived at by arms length negotiations between us and the sellers. The total purchase price of $120.1 million included: (i) the payment of cash of €26.9 million ($35.4 million at historical exchange rates), (ii) 250,000 shares at a fair value of $2.7 million, (iii) transaction costs of $1.5 million and (iv) debt assumed of €66 million ($80.5 million at historical exchange rates). Under the purchase method of accounting, the purchase price is allocated to the net tangible and intangible assets based upon their estimated fair values as of the date of the acquisition. $30.2 million has been calculated as negative goodwill that represented the excess of the fair value of the net tangible and intangible assets acquired over the purchase price. Negative goodwill is due to the decision of the majority shareholder of the PanTel business to divest its investments in Central and Eastern Europe. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” negative goodwill has been proportionally allocated to reduce long-lived assets.

The closing of the transaction occurred on February 28, 2005 and the results of the PanTel business for the ten months ended December 31, 2005 (and the Balance Sheet as at December 31, 2005) have been consolidated into our financial statements for the year ended December 31, 2005.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following represents the final allocation of the purchase price paid for the PanTel business based on the fair values of the acquired assets and assumed liabilities as of February 28, 2005:

(in thousands)	February 28, 2005
Current assets	$48,232
Fixed assets, net	62,425
Intangible assets	49,488
Other non-current assets	1,940
Current and non-current liabilities	(42,004)

Net assets acquired	$120,081

Purchase Price:
Long-term debt assumed	80,514
Cash	35,367
Shares issued	2,700
Transaction costs	1,500

Total purchase price	$120,081

The following table presents our unaudited summarized combined results of operations, on a pro forma basis, as though the PanTel Acquisition had been completed as of January 1, 2005:

(in thousands, except share data)	Year ended December 31, 2005
Revenues	$197,357
Cost of sales	76,141

Gross margin	121,216
Income from operations	34,134
Foreign exchange (losses) gains, net	(4,118)
Interest expense	14,712
Net income	12,473
Net income per share	$0.98

The above unaudited pro forma summarized results of operations are intended for informational purposes only and, in our opinion, are not indicative of our results of operations we could have had if the PanTel Acquisition had actually taken place as of January 1, 2005. The unaudited pro forma summarized results of operations do not include potential cost savings from operating efficiencies or synergies that may result from the PanTel Acquisition.

Acquisition of Matel Holdings N.V.

On April 27, 2007, pursuant to a Sale and Purchase Agreement that we entered into with Invitel Holdings N.V. on January 8, 2007, we completed our acquisition of 100% of the issued ordinary shares of Matel Holdings and thus 99.98% of the outstanding shares of Invitel (the “Invitel Acquisition”).

The primary reason for the Invitel Acquisition was that this business combination significantly strengthens our position as the second largest fixed line telecommunications service provider and the number one alternative fixed line operator in Hungary. The Invitel Acquisition provides us with a larger customer base, a more extensive backbone network and enables us to benefit from Invitel’s and Hungarotel’s combined 14 geographically clustered historical concession areas. The business

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

combination also provides us with a more substantial platform from which to take advantage of key potential service development opportunities and any further market consolidation. The combined business will also benefit from a greater diversity in its sources of revenue, which will make us less susceptible to market pressures in any single market.

The purchase price, including the assumption of net indebtedness, was €470 million. We used a discounted cash flow methodology and comparable trading multiples in determining the purchase price.

The purchase price was increased by transaction and other directly related expenses. The total purchase consideration of €479 million included: (i) the payment of cash in the amount of €71 million (approximately $96 million at closing), (ii) 938,550 shares issued by HTCC at a fair value of €11 million (approximately $15 million at closing), (iii) transaction costs and other directly related expenses of €11 million (approximately $15 million at closing) and (iv) net debt assumed of €389 million (approximately $525 million at closing, the “Assumed Net Debt”). The Assumed Net Debt consists primarily of (a) €133 million in aggregate principal amount and accrued interest of floating rate senior PIK notes due 2013 (the “2006 PIK Notes”), (b) €145 million in aggregate principal amount of 10 3/4% Senior Notes due 2012 (the “2004 Notes”), and (c) a Facilities Agreement in the amount of €116 million, which was amended and restated in connection with the Invitel Acquisition (the “Amended Facilities Agreement”) less cash and cash equivalents on closing.

The Invitel Acquisition was financed by: (i) the issuance on April 27, 2007 of Floating Rate Senior Notes, due 2013, for an amount of €200 million (the “2007 Notes”), which proceeds were used to pay part of the Invitel Acquisition consideration and to refinance our existing Credit Facility, and (ii) the issuance of 938,550 shares of our common stock to certain members of Invitel’s management team. In order to clarify the rights of the creditors under the various debt instruments, HTCC Holdco II B.V., Matel Holdings and various creditors and certain other parties also entered into an amended and restated Intercreditor Agreement (the “Intercreditor Agreement”).

Under the purchase method of accounting, and in accordance with SFAS No. 141, “Business Combinations”, we are required to allocate the cost of an acquired business based on the estimated fair values of the assets acquired and liabilities assumed. We finalized the purchase price allocation and determined $71 million in goodwill, which represents the excess of the purchase price over the fair value of the net assets acquired.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following represents the final allocation of the purchase price paid for Matel Holdings based on the fair values of the acquired assets and assumed liabilities as of April 27, 2007:

(in thousands)	April 27, 2007
Current assets	$50,754
Property, plant and equipment	476,146
Intangible assets	132,921
Other non-current assets	13,174
Deferred tax	(28,721)
Current and non-current liabilities	(63,608)

Net assets acquired	$580,666

Purchase Price:
Long-term debt assumed	525,192
Cash	96,483
Shares issued	15,052
Transaction costs and other directly related expenses	14,865

Total purchase price	$651,592

Goodwill	$70,926

The following table presents the fair values of major components of the intangible assets acquired:

(in thousands)	April 27, 2007	Weighted average amortization period
Customer relationships	$62,991	16 years
Trademark	27,038	indefinite
Homezone	2,030	4 years
3.5 GHz license	13,033	9 years
Right of ways	1,921	14 years
Software	16,893	4 years
Other intangible assets	9,015	3 years

Total:	$132,921

The closing of the transaction occurred on April 27, 2007 and the consolidated results of Matel Holdings for the eight months ended December 31, 2007 (and the balance sheet as at December 31, 2007) have been consolidated into our financial statements.

Acquisition of Tele2 Hungary

On October 18, 2007, we purchased the Hungarian business of Tele2, the Swedish-based alternative telecom operator by purchasing the entire equity interests in Tele2’s Hungarian subsidiary, Tele2 Magyarorszag Kft. (“Tele2 Hungary”). Tele2 Hungary (since renamed Invitel Telecom Kft.) provides Carrier Selection and Carrier Pre-Selection fixed line telecommunications services to Mass Market customers as a reseller using the network facilities of other operators pursuant to resale agreements.

The total purchase consideration for Tele2 Hungary was €9.7 million (approximately $13.6 million at closing). The total purchase consideration of €9.7 million included: (i) the payment of cash in the amount of €4.0 million (approximately $5.6 million at closing); (ii) a net debt adjustment of €5.0 million (approximately $7.0 million at closing); (iii) a net working capital adjustment of

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

€0.4 million (approximately $0.6 million at closing); and (iv) transaction costs and other directly related expenses of €0.3 million (approximately $0.4 million at closing). We used a discounted cash flow methodology and comparable trading multiples in determining the purchase price.

The Tele2 Hungary Acquisition was financed by (i) our existing cash and (ii) the draw down of €6.0 million (approximately $8.4 million at closing) from our Amended Facilities Agreement on October 15, 2007 (from the total available €20 million of Tranche D of our revolving credit facility). The revolving credit facility was repaid on December 16, 2007. Tranche D bears a floating interest based on EURIBOR, plus 1.5% margin.

Under the purchase method of accounting, and in accordance with SFAS No. 141, “Business Combinations”, we are required to allocate the cost of an acquired business based on the estimated fair values of the assets acquired and liabilities assumed. The following represents the final allocation of the purchase price paid for Tele2 Hungary based on the fair values of the acquired assets and assumed liabilities as of October 18, 2007:

(in thousands)	October 18, 2007
Current assets	$11,400
Property, plant and equipment	166
Intangible assets	4,410
Deferred tax	1,317
Current and non-current liabilities	(3,742)

Net assets acquired	$13,551

Purchase Price:
Cash	5,609
Net indebtedness adjustment	6,949
Net working capital adjustment	589
Transaction costs and other directly related expenses	404

Total purchase price	$13,551

The following table presents the fair values of major components of the intangible assets acquired:

(in thousands)	October 18, 2007	Weighted average amortization period
Customer relationships	$4,244	2 years
Property rights	162	0.5 years
Software	4	2 years

Total:	$4,410

The closing of the transaction occurred on October 18, 2007 and the consolidated results of Tele2 Hungary for the two months ended December 31, 2007 (and the balance sheet as at December 31, 2007) have been consolidated into our financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table presents our unaudited summarized consolidated financial information, on a pro-forma basis, as though the Invitel Acquisition and the Tele2 Hungary Acquisition had occurred at the beginning of the respective periods:

(in thousands)	2007 Pro-forma (unaudited)	2007 Actual	2006 Pro-forma (unaudited)	2006 Actual
Revenue	$505,239	$385,193	$477,562	$189,260
Income from operations	50,770	46,187	68,805	29,306
Foreign exchange gains (losses), net	411	(6,481)	(2,658)	1,104
Interest expense	(79,976)	(58,744)	(71,512)	(14,883)
Net income (loss)	(104,878)	$(96,472)	(53,344)	16,527
Net income (loss) per basic share	$(6.77)	$(6.23)	$(4.16)	$1.28

The above unaudited pro-forma summarized combined financial information is intended for informational purposes only and is not indicative of our results of operations had the Invitel Acquisition and the Tele2 Hungary Acquisition actually taken place at the beginning of the respective periods. The unaudited pro-forma summarized combined financial information does not include potential cost savings from operating efficiencies or synergies that may result from integrating the acquisitions.

(3)	Cash and Cash Equivalents and Restricted Cash

At December 31, 2007, cash of $20,897,000 comprised the following: $63,000 on deposit in the United States, the equivalent of $839,000 in the Netherlands, the equivalent of $1,446,000 on deposit in Serbia, Bulgaria, Romania, Slovakia and Slovenia, and $18,549,000 on deposit with banks in Hungary, consisting of $110,000 denominated in U.S. dollars, the equivalent of $2,888,000 denominated in euros and the equivalent of $15,551,000 denominated in Hungarian forint.

At December 31, 2006, cash of $18,794,000 comprised the following: $231,000 on deposit in the United States, the equivalent of $768,000 on deposit in Austria, Bulgaria, Romania, Slovakia and Slovenia, and $17,795,000 on deposit with banks in Hungary, consisting of $350,000 denominated in U.S. dollars, the equivalent of $3,286,000 denominated in euros and the equivalent of $14,159,000 denominated in Hungarian forint.

Restricted cash of $11,850,000 at December 31, 2006 was comprised of a €9 million deposit in a debt service reserve account, which was required under the terms of our Credit Facility Agreement. We were required to maintain this €9 million deposit in the debt service reserve account until such time as our leverage ratio, defined as consolidated net borrowings to consolidated EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization as defined in the Credit Agreement), was below 2:1 for two consecutive quarters. The deposit earned interest at bank deposit rates. We refinanced our Credit Facility Agreement and our restricted cash balance was released on April 27, 2007.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(4)	Property, Plant and Equipment

The components of property, plant and equipment at December 31, 2007 and 2006 are as follows:

(in thousands)	2007	2006
Land and buildings	$23,759	14,723
Telecommunications equipment	830,007	275,610
Other equipment	18,464	17,310
Construction in progress	35,345	14,187

	907,575	321,830
Less: accumulated depreciation and impairment losses
Land and buildings	$(5,228)	(2,388)
Telecommunications equipment	(201,056)	(127,177)
Other equipment	(9,806)	(13,221)

	(216,090)	(142,786)

Property, plant and equipment, net	$691,485	179,044

(5)	Intangible Assets

The components of intangible assets at December 31, 2007 and 2006 are as follows:

(in thousands)	2007	2006
Customer relationships	$70,383	—
Trademark	28,357	1,347
Concession rights	8,119	7,538
Property rights	68,682	48,476
Software	31,485	7,043
Other	29,232	2,906

	236,258	67,310
Less: accumulated amortization and impairment losses
Customer relationships	(3,507)	—
Trademark	—	(155)
Concession rights	$(4,214)	(3,666)
Property rights	(9,462)	(6,603)
Software	(10,594)	(5,795)
Other	(7,533)	(442)

	(35,310)	(16,661)

Intangible assets, net	$200,948	50,649

Aggregate amortization expenses for amortizing intangible assets were $16,988,000, $2,951,000 and $2,666,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Estimated amortization expenses for the next five years, at December 31, 2007 exchange rates are: $16,087,000 in 2008, $14,885,000 in 2009, $12,211,000 in 2010, $10,535,000 in 2011 and $8,320,000 in 2012.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(6)	Goodwill

The carrying amount of goodwill has changed during the year ended December 31, 2007 as follows:

(in thousands)
Goodwill as of December 31, 2006	$9,622
Goodwill acquired	70,926
Foreign exchange difference on goodwill	986

Goodwill as of December 31, 2007	$81,534

Goodwill acquired relates to the Invitel Acquisition.

The carrying amount of goodwill by segment as of December 31, 2007 and 2006 was as follows:

(in thousands)	2007	2006
Mass Market Voice	$27,522	$1,703
Mass Market Internet	11,256	167
Business	25,929	3,592
Wholesale	16,827	4,160

Total goodwill	$81,534	$9,622

(7)	Other Assets

Included in other assets at December 31, 2006 is €400,000 ($527,000 at December 31, 2006 exchange rates) in a restricted cash account related to a performance bond guarantee given to a customer.

(8)	Long-term Debt

Long-term debt at December 31, 2007 and 2006 consist of the following:

(in thousands)	2007	2006
Current:
Credit Facility	$—	$34,749
Amended Facilities Agreement	37,114	—

Total short-term portion of long-term debt	$37,114	$34,749

Non-Current:
Credit Facility	$—	$115,351
Amended Facilities Agreement (1)	107,907	—
2007 Notes	293,552	—
2006 PIK Notes (1)	204,566	—
2004 Notes (1)	206,840	—

Total long-term debt	$812,865	$115,351

(1)	The 2006 PIK Notes, the 2004 Notes and $114 million from the Amended Facilities Agreement were acquired in connection with the Invitel Acquisition.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Credit Facility

On February 9, 2005, we entered into a €170 million Credit Facility Agreement (the “Credit Facility”), with a European banking syndicate which had three facilities. Facility A, in the amount of €84 million, was drawn down by Hungarotel on February 21, 2005 for the purpose of refinancing and terminating Hungarotel’s existing debt as well as to partially finance the acquisition of the PanTel business. Facility B, in the amount of €66 million, was drawn down by PanTel on February 28, 2005 for the purpose of refinancing and terminating its existing debt at that date. Facility C, in the amount of €20 million, provided funds for the repayment of our outstanding Notes which were to mature on March 31, 2007.

Facility A and Facility B were repayable semi-annually on each June 30 and December 31 beginning on June 30, 2005 and ending on December 31, 2010. Facility C was repayable in equal installments on June 30, 2011 and December 31, 2011. The loans accrued interest at the rate of the Applicable Margin (described below) plus the EURIBOR rate for the applicable interest period. The Applicable Margin for an interest period on Facility A and Facility B loans was based on our ratio of Total Net Borrowings to EBITDA. The Applicable Margin could range from a high of 2.5% per annum to a low of 0.75% per annum. The Applicable Margin on Facility A and Facility B was 2.25% per annum as of December 31, 2006. The Applicable Margin for the Facility C loan was fixed at 2.5% per annum.

We paid a facility agency fee in the amount of €50,000 and an arrangement fee in the amount of €4.0 million under the terms of the Credit Facility. We paid the fees from the proceeds of Facilities A and B. We had to pay a commitment fee in the amount of 0.65% per annum on the undrawn amount of the Credit Facility. Only Facility C was not drawn down.

We entered into a series of agreements to secure our obligations under the Credit Facility pursuant to which we pledged all of our intangible and tangible assets, including our ownership interests in our subsidiaries. We were subject to covenants, including maintenance of certain financial statement ratios, limitations on paying dividends, borrowing funds, acquiring assets or businesses and merging and disposing of our assets. The Credit Facility contained customary representations and warranties and events of default, which could have triggered early repayment of the balance under the Credit Facility.

2007 Refinancing

In connection with the Invitel Acquisition on April 27, 2007, we completed the issuance of €200 million aggregate principal amount of floating rate senior notes maturing in 2013 (the “2007 Notes”), the proceeds of which were used to partly finance the Invitel Acquisition and to refinance the Credit Facility. As part of the Invitel Acquisition, we also assumed an estimated net indebtedness on closing of €389 million (approximately $525 million at closing, the “Assumed Debt”). The Assumed Debt consists primarily of (i) €133 million in aggregate principal amount and accrued interest of Floating Rate Senior PIK Notes due 2013 (the “2006 PIK Notes”), (ii) €145 million in aggregate principal amount of 10 3/4% Senior Notes due 2012 (the “2004 Notes”), and (iii) a Facilities Agreement in the amount of €116 million, which was amended and restated in connection with the Invitel Acquisition (the “Amended Facilities Agreement”). In order to clarify the rights of the creditors under the various debt instruments, we entered into an amended and restated Intercreditor Agreement (the “Intercreditor Agreement”). Summaries of the terms and condition of the 2007 Notes, the 2006 PIK Notes, the 2004 Notes, the Amended Facilities Agreement and the Intercreditor Agreement are set forth below. The summaries do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed with the Securities and Exchange Commission.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Amended Facilities Agreement

In connection with the Invitel Acquisition on April 27, 2007, an amendment was made to the Facilities Agreement, dated August 6, 2004, between Matel, Invitel, as borrower, certain subsidiary companies as original guarantors, and certain financial institutions. The Amended Facilities Agreement provides for facilities of up to €145 million (or the euro equivalent thereof), comprised of (i) a euro amortizing term loan of €96.9 million, (ii) a Hungarian forint amortizing term loan of HUF 4,628 million (approximately €18.5 million), (iii) a revolving credit facility of €4.2 million and HUF 200 million (approximately €0.8 million), and (iv) a euro liquidity facility of €25 million. Neither the revolving facility nor the liquidity facility was drawn down in connection with the closing of the Invitel Acquisition.

Advances under the Amended Facilities Agreement bear interest for each interest period at annual rates equal to EURIBOR or BUBOR (based on the Budapest interbank offer rates) plus an applicable margin. The applicable margin is set based on the ratio of all of our senior debt to EBITDA, based on our most recently delivered quarterly management accounts and financial statements. Under the Amended Facilities Agreement, we are obligated to pay customary fees to the lenders, including an up-front fee and a commitment fee in relation to available and undrawn commitments under the revolving facility and the liquidity facility.

Our obligations under the Amended Facilities Agreement are guaranteed and are collateralized by (i) a first ranking pledge of all the share capital of the obligors, (ii) assignments of intercompany loans and any relevant cross guarantees of the obligors from time to time, (iii) a pledge of accounts by the obligors, and (iv) floating charges over all assets. Such security interests also collateralize, on a pari passu basis, all hedging obligations with respect to the Amended Facilities Agreement, the 2007 Notes and the 2004 Notes.

The Amended Facilities Agreement contains certain negative covenants that restrict us (subject to certain agreed upon exceptions) from, among other things, (i) creating or permitting to subsist any security interest over any part of our assets, (ii) merging or consolidating with or into any other person, (iii) selling, transferring, leasing, lending or otherwise disposing of any assets, (iv) incurring or permitting to be outstanding any financial indebtedness (including guarantees), (v) reducing capital or purchasing any class of our shares, (vi) making any investment, including (1) loans to any person, (2) the acquisition of indebtedness or capital or securities of any person, (3) the acquisition of the assets, property or business of any other person, or (4) the creation or acquisition of a subsidiary, (vii) entering into any derivative instruments, (viii) changing the nature of our business or amending our constitutive documents, (ix) entering into any agreement or arrangement other than on an arm’s-length basis, (x) paying dividends or making any repayment, prepayment or redemption of principal under any subordinated finance documents except the issuance of the 2007 Notes or in exchange for equity of an obligor, (xi) changing the ownership structure of the Company, and (xii) maintaining any bank account that has a credit balance with any person that is not a lender under the Amended Facilities Agreement.

Additionally, the Amended Facilities Agreement requires us to maintain specified consolidated financial ratios, such as leverage ratios (total senior debt to EBITDA and total debt to EBITDA), an interest coverage ratio (EBITDA to total debt interest charges) and a fixed charge coverage ratio (EBITDA minus capital expenditure minus cash taxes to total debt charges).

Under the terms of the Amended Facilities Agreement, we are required to observe certain affirmative undertakings, including, but not limited to, undertakings relating to (i) maintenance of all relevant consents, authorizations and licenses, (ii) conduct of business, (iii) periodic financial statements, management accounts and reports, (iv) auditors and information, (v) insurance and inspection, (vi) notification of environmental claims and expenditures, (vii) compliance with laws, (viii) taxes, and (ix) maintenance of a cost capitalization policy and an interest rate hedging policy.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The term facilities are amortizing term loans with a maturity date of June 30, 2011. No amount repaid or prepaid in relation to the term facilities may be redrawn.

The revolving facility and the liquidity facility are each repayable in an amount equal to 100% of the principal amount outstanding on June 29 and December 30 of each calendar year until the maturity date of June 30, 2011.

Subject to certain exceptions, all loans under the Amended Facilities Agreement will be required to be prepaid upon the occurrence of certain change of control events. Voluntary prepayments and cancellations are permitted.

The Amended Facilities Agreement contains certain events of default customary for senior debt financings as well as an event of default related to Matel Holdings engaging in non-holding company-related activities, the occurrence of which would preclude further borrowings under the revolving facility and permit the lenders to accelerate all outstanding loans and terminate their commitments under the facilities.

The 2007 Notes

Upon the completion of the Invitel Acquisition on April 27, 2007, we completed the issuance of the 2007 Notes. We received €189 million following the payment of financing costs associated with the issuance of the 2007 Notes in the amount of €11 million, which costs were deferred and will be amortized to interest expense using the effective interest method over the term of the 2007 Notes. The proceeds from the issuance of the 2007 Notes were used to partly finance the Invitel Acquisition and to refinance the indebtedness of Hungarotel and PanTel.

The 2007 Notes mature on February 1, 2013 and bear interest at a rate of EURIBOR plus 3.0% per annum, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2007. The 2007 Notes are guaranteed by some of our subsidiaries. The 2007 Notes and subsidiary guarantees are collateralized by second-priority liens over certain inter-company funding loans, the capital stock of some of our subsidiaries, which liens rank pari passu with the liens over such assets collateralizing our obligations under the 2004 Notes described below.

We have the option to redeem the 2007 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2007 Notes indenture (the “2007 Notes Indenture”). In the event of a change of control, we must make an offer to purchase the 2007 Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to offer to purchase the 2007 Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount thereof.

The 2007 Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) issue or sell shares in subsidiaries, (iv) agree to restrictions on the payment of dividends by subsidiaries, (v) enter into transactions with affiliates, (vi) create certain liens, (vii) merge, consolidate or combine with other entities, (viii) layer debt, (ix) designate subsidiaries as unrestricted subsidiaries, (x) engage in unrelated business activities and (xi) impair any security interests. The 2007 Indenture also contains customary events of default, including non-payment of principal, interest, premium or other amounts, violation of covenants, bankruptcy events, cross-defaults, material judgments and invalidity of any guarantee, security document or security interest.

The 2006 PIK Notes

On October 30, 2006, Invitel Holdings issued the 2006 PIK Notes pursuant to an Indenture, dated as of October 30, 2006 (the “2006 PIK Notes Indenture”). In connection with the closing of the Invitel Acquisition on

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

April 27, 2007, we entered into a supplemental indenture with Invitel Holdings and the 2006 PIK Notes Indenture trustee, pursuant to which we replaced Invitel Holdings as the issuer of the 2006 PIK Notes and assumed all of the rights and obligations of the issuer under the 2006 PIK Notes Indenture.

Interest on the 2006 PIK Notes is payable quarterly in cash or in the form of additional 2006 PIK Notes at an annual rate of EURIBOR plus 8.25%, reset quarterly, plus a ratchet margin, on January 15, April 15, July 15 and October 15 of each year beginning January 15, 2007. The ratchet margin is zero for the period to but excluding October 15, 2009 and 2.00% if the consolidated leverage ratio of our subsidiary Matel is greater than 2.50 to 1.00 for any interest period beginning on or after October 15, 2009. The maturity date of the 2006 PIK Notes is April 15, 2013.

Our obligations under the 2006 PIK Notes are general unsubordinated obligations and are collateralized by a first priority lien over the shares of Matel Holdings and are effectively subordinated to all existing and future debt of our subsidiaries.

We have the option to redeem the 2006 PIK Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2006 PIK Notes Indenture. In the event of a change of control, we must make an offer to purchase the 2006 PIK Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to make an offer to purchase the 2006 PIK Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount of thereof.

The 2006 PIK Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) enter into transactions with affiliates, (iv) create certain liens, (v) enter into sale and leaseback transactions, (vi) issue or sell shares of subsidiaries, (vii) merge, consolidate or combine with other entities, (viii) designate subsidiaries as unrestricted subsidiaries, (ix) engage in unrelated business activities and (x) impair any security interests. The 2006 PIK Notes Indenture also contains customary events of default, including, among other things, non-payment of the principal, interest or premium, if any, on any 2006 PIK Notes, certain failures to comply with any covenant of the 2006 PIK Notes Indenture, certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any security document or security interest.

The 2004 Notes

In August 2004, Matel issued the 2004 Notes pursuant to an Indenture (the “2004 Notes Indenture”) with a trustee, and, as subsidiary guarantors, Matel’s subsidiaries Invitel and V-Holding.

Interest on the 2004 Notes is payable semi-annually at an annual rate of 10.75% on February 15 and August 15 of each year, beginning on February 15, 2005.

We have the option to redeem the 2004 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2004 Notes Indenture. Upon certain change of control events, we are required to make an offer to purchase all of the 2004 Notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. We are also required to offer to purchase the 2004 Notes with the excess proceeds from certain sales of assets at 100% of the principal amount of the 2004 Notes, plus accrued and unpaid interest to the date of repurchase.

Our obligations under the 2004 Notes are guaranteed on a senior subordinated basis by some of our subsidiaries that guaranteed our obligations under the 2007 Notes and are collateralized by the same collateral securing the 2007 Notes.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The 2004 Notes Indenture contains covenants which, among other things, limit the ability of Matel and its restricted subsidiaries to (i) incur additional indebtedness and issue preferred shares, (ii) make certain restricted payments and investments, (iii) transfer or sell assets, (iv) enter into transactions with affiliates, (v) create certain liens, (vi) create restrictions on the ability of certain subsidiaries to pay dividends or other payments to Matel, (vii) guarantee other indebtedness, (viii) enter into sale and leaseback transactions, (ix) issue or sell shares of some of our restricted subsidiaries, (x) merge, consolidate, amalgamate or combine with other entities, (xi) designate restricted subsidiaries as unrestricted subsidiaries, and (xii) engage in any business other than a permitted business. The 2004 Notes Indenture also contains customary events of default, including, among others, the non-payment of principal, interest or premium on the 2004 Notes, certain failures to perform or observe any other covenant in the 2004 Notes Indenture, the occurrence of certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any guarantee, security document or security interest.

Intercreditor Agreement

In order to reflect the new obligations under the 2007 Notes and previously disclosed hedging obligations and to establish the relative rights of certain of our creditors under our financing arrangements (including priority of claims and subordination), we entered into an Intercreditor Agreement with, among others, the lenders under the Amended Facilities Agreement, certain hedging counterparties, the security trustee, the trustee for the 2007 Notes and the trustee for the 2004 Notes. The Intercreditor Agreement provides that if there is an inconsistency between the provisions of the Intercreditor Agreement (regarding subordination, turnover, ranking and amendments only), and certain other documents, including the 2007 Notes Indenture governing the 2007 Notes, the Intercreditor Deed will prevail.

(9)	Short-term Debt

Short-term debt at December 31, 2007 and 2006 consists of the following:

(in thousands)	2007	2006
Notes payable, interest at USD LIBOR + 3.5% (8.88% at December 31, 2006), due March 31, 2007 (less unamortized discount based on imputed interest rate of 5% – $343,000)	$—	$24,657

Total short-term debt	$—	$24,657

In May 1999, we issued notes (the “Notes”), in an aggregate amount of $25 million with detachable warrants (the “Warrants”). The Notes accrued interest payable semi-annually, at the USD LIBOR rate applicable for the six month interest period plus 3.5% (8.88% at December 31, 2006). The Warrants enabled the warrant holder to purchase 2,500,000 shares of our common stock at an exercise price of $10 per share. Payment of the exercise price could be made in the form of either cash or surrender of the Notes. The exercise period commenced on January 1, 2004 and terminated on March 31, 2007.

At inception, the fair value of the Warrants was $8.8 million and was credited to additional paid-in capital, with the offsetting charge being accounted for as a discount on the Notes. Upon adoption of SFAS No. 133, the Warrants were required to be reclassified as liabilities and accounted for as derivatives with changes in fair value reported in earnings. The unamortized discount on the Notes at December 31, 2006 was approximately $0.3 million, and is reflected as a reduction of the carrying amount of the Notes.

The fair value of the Warrants was determined using the Black-Scholes Option valuation model. The Notes and Warrants were owned by TDC as of December 31, 2006.

The Notes were canceled upon the exercise of the Warrants by TDC on March 28, 2007.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(10)	Derivative Financial Instruments

We engage in foreign currency and interest rate hedging activities to reduce the risk that changes in currency exchange rates and interest rates will adversely affect the eventual net cash flows resulting from our debt obligations.

We do not enter into financial instruments for trading or speculative purposes. However, the derivative instruments used by us are not designated as hedges under SFAS 133 for accounting purposes and, as such, are referred to as undesignated hedges. Changes in the fair value of undesignated hedges are therefore recorded in current period earnings as a gain or loss on derivative instruments.

Interest rate risk hedging

To limit the variability of interest rates on all of our cash-pay debt, we entered into interest rate swap agreements to manage some of our fluctuations in cash flows resulting from interest rate risk. Under the terms of the interest rate swaps, we receive variable interest rate payments from the hedging counterparty and make fixed interest rate payments in the same currency, thereby creating the equivalent of fixed rate debt.

Foreign exchange rate risk hedging

To limit the impact of fluctuations between the Hungarian subsidiaries’ functional currency, the Hungarian forint, and the euro, we have entered into currency swap agreements and foreign exchange forward agreements, to receive euros and pay forint, thereby creating the equivalent of Hungarian forint debt obligations.

In addition to the above instruments, we use cross-currency interest rate swaps to hedge both the interest rate and the currency exposure inherent in foreign currency denominated debt instruments bearing variable interest. By entering into such transactions we receive variable interest payments in foreign currency and make fixed interest payments in Hungarian forint, the functional currency of our Hungarian subsidiaries, thereby creating the equivalent of fixed rate debt in the functional currency of our Hungarian subsidiaries. The cross currency interest rate swaps in effect are the same as the combination of interest rate swaps and foreign exchange forward contracts applied to the same underlying hedged item.

The objective of these contracts is to neutralize the impact of currency exchange rate and interest rate movements on our cash flows. However, given the inherent limitations of forecasting and the anticipatory nature of the exposures intended to be hedged, there can be no assurance that such programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in either interest or currency exchange rates.

Credit risk related to hedging

By using derivative financial instruments to hedge exposures to changes in interest rates and currency exchange rates, we expose ourself to the credit risk of the counterparty. Credit risk is the failure of the counterparty to perform its obligations under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes us, which creates a credit risk for us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, we do not have any credit risk. Our policy requires that counterparties to our hedging activities be large and creditworthy commercial banks. We do not consider the risk of counterparty non-performance associated with hedge contracts to be significant. We do not require and are not required to place collateral for these financial instruments independently of our security arrangements under the Amended Facilities Agreement.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

To ensure the adequacy and effectiveness of our interest rate and foreign exchange hedge positions, we continually monitor, from an accounting and economic perspective, the derivatives positions in conjunction with our underlying interest rate and foreign currency exposures.

The following table summarizes the notional amounts and respective fair values of our derivative financial instruments, which mature at varying dates, as of December 31, 2007:

(in thousands)	Notional Amount	Fair Market Value	Fair Value Change
Asset / (Liability)
Cross currency interest rate swaps	$612,084	$(35,086)	$(32,945)
FX forward contracts	—	21	1,348
Interest rate swaps	23,009	(784)	(1,361)
Interest rate swaps on credit facility loan	—	—	(2,955)

Total	$635,093	$(35,849)	$(35,913)

The following table summarizes the notional amounts and respective fair values of our floating to fixed interest rate swaps, which mature at varying dates, as of December 31, 2007:

(in thousands)	Notional Amount	Fair Market Value	Maturity	Fixed Interest Rate
Asset / (Liability)
Amended Facilities Agreement	$115,100	$(5,905)	June 30, 2011	9.3790%
Amended Facilities Agreement	23,009	(784)	June 30, 2011	10.160%
2007 Notes	60,221	(2,510)	August 1, 2009	10.780%
2007 Notes	60,221	(2,918)	August 1, 2009	10.740%
2007 Notes	87,334	(4,206)	August 1, 2009	10.724%
2007 Notes	80,786	(3,891)	August 1, 2009	10.724%
2004 Notes	208,422	(15,656)	August 15, 2009	14.955%

Total Interest Rate Swaps	$635,093	$(35,870)

The notional principal amount provides one measure of the transaction volume outstanding as of the end of the period, and does not represent the amount of our exposure to market loss.

We estimate the fair values by using a model which discounts future contractual cash-flows determined based on market conditions (foreign exchange rates, yield curves in the functional currency and in the foreign currency) prevailing on the date of the valuation. The model used by us is regularly tested against third party prices for reasonableness. The fair value represents the estimated amounts that we would pay or receive to terminate the contracts as of December 31, 2007. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

Embedded derivatives

An embedded derivative is an implicit or explicit term within a contract that does not in its entirety meet the definition of a derivative instrument but affects some or all of the cash-flows or the value of other exchanges required by the contract in a manner similar to a derivative. An embedded derivative therefore is a derivative instrument within another contract that is not a derivative. For example, a euro denominated operating lease contract that a Hungarian subsidiary enters into for a given period of time will give rise to foreign currency

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

exposure for that period since our Hungarian subsidiary will need to buy euro from its functional currency, the Hungarian forint, thereby having an impact on cash-flows. Therefore the series of foreign exchange forward contracts are embedded in the lease agreement, the host contract, and are accounted for separately.

Embedded derivatives are separated from the host contract and accounted for separately if (i) the economic characteristics and risks of the host contract and the embedded derivative are not clearly and closely related; (ii) a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and (iii) the combined instrument is not measured at fair value with changes in fair value reported through earnings. Changes in the fair value of separable embedded derivatives are recognized immediately in the statement of operations.

We review our material contracts regularly to identify embedded derivatives which require bifurcation from the host contract.

The following table summarizes the fair values of our embedded derivatives as of December 31, 2007 and 2006:

(in thousands)	2007	2006
		(as restated – see Note 1(c))

Embedded derivatives	$(617)	$(935)

Warrants

In connection with the Warrants issued in May, 1999 (see Note 9), we were required to measure and reflect the changes in the fair value of the Warrants in earnings. The fair value of the Warrants was highly dependent on the fair value of HTCC’s common stock.

The fair value of the Warrants was determined using the Black-Scholes option valuation model. The Warrants were exercised on March 28, 2007. The fair value of the Warrants at December 31, 2007, 2006 and 2005 and related fair value changes for the years then ended, are as follows:

Year	Fair Value	Gain (Loss) in Fair Value
	(in thousands)
2007	$—	$(15,075)
2006	13,050	3,300
2005	16,350	(1,500)

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(11)	Selling, General and Administrative Expenses

The following table presents selling, general and administrative expenses by type for the years ended December 31, 2007, 2006 and 2005:

(in thousands)	2007	2006	2005
	(as restated – See Note 1(c))
Personnel expenses	$46,100	$24,529	$24,462
Other administrative expenses	19,731	6,482	9,571
Advertising and marketing costs	6,216	2,049	1,898
Network operating expenses	28,593	17,616	16,234
IT costs	7,204	2,239	1,558
Other taxes	2,285	1,226	480
Bad debt and collection costs	3,030	1,075	2,525
Legal, audit and consultant fees	5,878	4,553	4,298
Management fees	25	—	—

Total for segments	$119,062	$59,769	$61,026

Backbone rental expenses	(15,548)	(9,709)	(8,148)
Network operating expenses	(18,506)	(8,748)	(7,624)
Direct personnel expenses	(18,660)	(6,211)	(7,409)

Total selling, general and administrative expenses (including severance expenses)	$66,348	$35,101	$37,845

Bad debt and collection costs for the year ended December 31, 2007 include one-time bad debt expenses as a result of an additional provision made at PanTel in the amount of $1,352,000.

Legal, audit fees and consultant expenses for the year ended December 31, 2007 include Sarbanes-Oxley and other compliance expenses amounting to $2,351,000.

Other administrative expenses for the year ended December 31, 2007 include integration costs of $9,447,000 and due diligence expenses of $684,000.

(12)	Income Taxes

The income (loss) before income taxes by tax jurisdiction for the years ended December 31, 2007, 2006 and 2005 were as follows:

(in thousands)	2007	2006	2005
	(as restated – see Note 1(c))
Income / (loss) before income taxes:
United States	$(37,456)	$2,928	$(5,013)
Hungary	(57,814)	19,095	12,808
Romania	2,130	158	45

Total income before income taxes	$(93,140)	$22,181	$7,840

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The income tax benefit (expense) is attributable to income (loss) from continuing operations and consists of the following for the years ended December 31, 2007, 2006 and 2005:

(in thousands)	2007	2006	2005
	(as restated – see Note 1(c))
Current tax benefit (expense):
United States	$—	$—	$—
Romania	(80)	(64)	7
Hungary
Corporate tax	(419)	(1,688)	(1,599)
Local business tax	(6,616)	(3,867)	(3,365)

Total current tax expense	$(7,115)	$(5,619)	$(4,957)

Deferred tax benefit (expense):
United States	$—	$—	$(2,030)
Romania	(233)	—	—
Hungary	4,008	338	539

Total deferred tax	$3,775	$338	$(1,491)

Total income tax expense	$(3,340)	$(5,281)	$(6,448)

The statutory U.S. Federal tax rate for the years ended December 31, 2007, 2006 and 2005 was 35% and the Hungarian corporate income tax rate for the years ended December 31, 2007, 2006 and 2005 was 16%. In addition to the corporate income tax rate of 16% in Hungary, a solidarity tax of 4%, introduced from September 1, 2006, has been levied on companies on top of the corporate income tax rate. A reconciliation of income tax expense at the U.S. parent company income tax rate to actual income tax benefit (expense) for the years ended December 31, 2007, 2006 and 2005 is as follows:

(in thousands)	2007	2006	2005
	(as restated – see Note 1(c))
Income tax expense using the parent company tax rate (35% in the U.S.)	32,599	(7,763)	(2,195)
Impact of difference in tax rate of subsidiaries	(10,434)	3,152	1,608
Effect of change in tax rate	—	709	—
Non-deductible expenses	(1,187)	(389)	(82)
Reserve on loss with no tax benefit	(17,984)	1,383	(2,882)
Local business tax and other tax, net of benefit	(6,609)	(2,524)	(2,827)
Other	275	151	(70)

Income tax expense	$(3,340)	$(5,281)	$(6,448)

For U.S. Federal income tax purposes we have unused net operating loss carry forwards at December 31, 2007 of approximately $45,606,000, which expire as follows: $4,603,000 in 2010; $6,438,000 in 2011; $3,645,000 in 2012; $2,113,000 in 2018; $12,385,000 in 2019; $724,000 in 2024; $3,302,000 in 2025; $1,112,000 in 2026 and $11,284,000 in 2027. As a result of certain equity transactions, we believe that we experienced an “ownership change” in 1999, as defined by Section 382 of the Internal Revenue Code, which limits the annual utilization of net operating loss carry forwards. As calculated, the Section 382 limitation will not necessarily prevent the ultimate utilization of the U.S. net operating loss carry forwards although it may defer the realization of tax benefits associated with loss carry forwards originating prior to the ownership change.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

For Hungarian corporate income tax purposes, we have unused net operating loss carry forwards at December 31, 2007 of approximately $78,475,000 of which $27,543,000 expires in 2008 and $50,932,000 is not subject to expiration limitations.

We have not provided any deferred taxes for undistributed earnings of our foreign subsidiaries. As a result of valuation allowances against losses in the U.S. and in the Netherlands, the distribution of this income would not result in an incremental tax liability. Such undistributed earnings of foreign subsidiaries amounted to $8,947,000 as of December 31, 2007 and $18,131,000 as of December 31, 2006.

We file income tax returns in the U.S. while our directly owned subsidiaries file income tax returns in Hungary. The years following 2003 remain open for examination and assessment by the IRS. The APEH has audited the income tax returns of Invitel, PanTel and PanTel Technocom through 2004 and Hungarotel through 2003. We are also file tax returns in six other Central and Eastern European countries where we established subsidiaries. We are not aware of any outstanding issue or claim that is likely to be material to our financial position, cash flows or results of operations in any of the jurisdictions in which we operate.

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	December 31
(in thousands)	2007	2006
		(as restated – See Note 1(c))
Deferred tax assets:
Net operating loss carry forwards	$55,571	12,098
Property, plant and equipment	10,820	8,798
Intangible assets	2,427	2,165
Derivative financial instruments	6,865	506
Other	8,131	4,254

Total gross deferred tax assets	83,814	27,821
Less: valuation allowance	(47,854)	(15,074)

Net deferred tax assets	35,960	12,747

Deferred tax liabilities:
Property, plant and equipment	(37,139)	(508)
Intangible assets	(8,164)	(5,300)
Derivative financial instruments	(611)	(17)
Development reserve	(1,353)	(1,398)
Other	(8,335)	(579)

Total gross deferred tax liabilities	(55,602)	(7,802)

Net deferred tax asset (liability)	$(19,642)	4,945

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of our deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible and loss carry forwards are utilizable. Based on the level of historical taxable income and our projections of future taxable income over the periods in which the deferred tax assets are deductible, we believe that it is more likely than not that we will realize the benefits of our deferred tax assets, net of the valuation allowance. The amount of the deferred tax asset considered realizable, however, could be reduced if

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

our estimates of future taxable income during the future periods are reduced. We consider the reversal of deferred tax liabilities, projected future taxable income and tax planning in making these assessments. The net change in the total valuation allowance for the years ended December 31, 2007, 2006 and 2005 was an increase of $32,780,000, an increase of $161,000 and an increase of $3,010,000, respectively.

(13)	Commitments and Contingencies

(a)	Concession Agreements

We have concession agreements with the Hungarian Ministry of Economics and Transport (the “Ministry”) to own and operate local public telephone networks in five Hungarotel historical concession areas in Hungary. Each of the concession agreements is for a term of 25 years, ending in 2019, and provided for an eight-year exclusivity period up to November 2002. Pending negotiations with the Ministry, we expect to terminate or amend the concession agreements as these are not compatible with the liberalized telecommunications market created by the Communications Act of 2001 and the Electronic Communications Act of 2003.

Our concession agreements provide for the payment by us of annual concession fees of between 0.1% and 2.3% of net telephone service revenues depending on the concession area. We accrued the annual concession fees for 2001 of HUF 157 million (approximately $0.9 million at December 31, 2007 exchange rates), but as of December 31, 2007 have not paid this amount. The annual concession fees for 2002, which we have neither accrued for, nor paid, would total approximately HUF 142 million (approximately $0.8 million at December 31, 2007 exchange rates).

The Communications Act of 2001 replaced the concession system with a notification system under which new operators may offer telecommunications services in competition with us in our historical concession areas merely upon notification to the Communications Authority and the payment of a nominal fee of HUF 10,000 (approximately $58 at December 31, 2007 exchange rates). A new operator would require a license if it intended to use radio frequencies, build its own network or request an allocation of a number range to subscribers, but the granting of such licenses is by-and-large an administrative matter. We paid one-time concession fees to the Hungarian government when the concessions were originally granted and expected that if, after the expiration of the eight-year exclusivity periods, the state were to grant new operators rights to compete against us in our historical concession areas, such rights would have been granted following a tender, with the new operators having to pay more than a nominal fee for the rights in the same manner that we originally paid for our concessions.

The concession agreements contain an equal treatment clause that explicitly states that the Ministry should not treat the concession company in an unequal or prejudicial manner compared to other telecommunications companies. We believe that the move from the concession system to the notification system, a system in which there are effectively no barriers to entry, breached our legitimate expectation that we would continue to benefit from the one-time concession fees we paid even after the end of our exclusivity periods because any competitor would also have to make a real investment in the form of a license fee in order to compete.

Pending the outcome of the current negotiations on the mutual termination or amendment of the concession agreements, we have thus far withheld the payment of the concession fees for 2001.

For 2002 and subsequent years, we believe that we are not required to pay concession fees at all. In addition to the local loop unbundling obligations, the Communications Act imposed universal service obligations on us. These obligations were substantially restated in the Electronic Communications Act and are incorporated in a Universal Service Agreement between us and the Ministry.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The link between the end of the concession agreements and the coming into force of the universal service obligations is recognized by Section 106(5) of the Communications Act, which states “In connection with the amendment of concession agreements to ensure the provision of the universal service, the Minister may, in justified cases, reduce the concession fee payment liability or release service providers therefrom, and, in parallel with the conclusion of the universal service agreement, may initiate the termination of the concession contract by mutual agreement”.

Negotiations regarding the amendment or cancellation of the concession contracts are currently in progress. We believe that the request from the Ministry to pay the annual concession fees for (a) 2001 is subject to a counterclaim by us arising as a result of the State replacing the concession system with the notification system and (b) 2002 is based on groundless arguments and is a breach of the equal treatment clause (referred to above) in the concession agreements.

Accordingly, we believe that it is unlikely that the Ministry will be able to successfully enforce the claim in respect of the annual concession fees for 2002 and thus we believe that this issue will not have a material effect on our consolidated financial position, results of operations or liquidity.

(b)	Legal Proceedings

We are involved in various claims and legal actions arising in the ordinary course of business. In our opinion, the ultimate disposition of these matters will not have a material effect on our consolidated financial position, results of operations or liquidity.

(c)	Guarantees

Guarantees and claims arise during the ordinary course of business from our relationships with suppliers and customers when we undertake an obligation to guarantee our performance if specified triggering events occur. Nonperformance under a contract could trigger an obligation for us. These potential claims can arise from late or non-payment to suppliers (“payment guarantees”) and/or late or incomplete delivery of services to customers (“performance guarantees”). We also provide bid guarantees to new or existing customers in connection with bids on commercial projects.

Our potential future payments under these guarantees as of December 31, 2007 are summarized as follows:

(in thousands)	2007
Payment guarantees	$6,271
Performance guarantees	$605
Bid guarantees	$32

$6,908

There is no recourse provisions specifically stipulated in the guarantee contracts. Our recourse would be to investigate executed guarantees with the supplier or customer and determine at that time whether we should be reimbursed for the guarantee. None of the guarantees are secured by our assets. We are not currently aware of any exposure associated with these guarantees and thus have not recorded any liability related to these guarantees.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(d)	Lease Commitments to Telecommunication Service Providers

We have entered into separate agreements with various telecommunications service providers to lease lines, which have non-cancelable contract provisions in excess of one year. Our future minimum commitments under these contracts, at December 31, 2007 exchange rates, are: $4,596,000 in 2008, $4,156,000 in 2009, $3,567,000 in 2010, $2,503,000 in 2011, $1,264,000 in 2012 and $7,397,000 thereafter.

(e)	Other Lease Commitments

We lease office and other facilities, which require minimum annual rentals.

We have entered into vehicle leases that are capital leases in nature. The net book value of vehicles held under capital leases is as follows:

	December 31,
(in thousands)	2007	2006
Vehicles	$1,680	$1,513
Less: accumulated depreciation	(1,296)	(713)

Net book value included in property, plant and equipment	$384	$800

Rent expense under operating lease agreements for the years ended December 31, 2007, 2006 and 2005, was $5,709,000, $2,717,000 and $2,581,000, respectively, and is included in selling, general and administrative expenses.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2007 (at December 31, 2007 exchange rates) are:

(in thousands)	Capital leases	Operating leases
Year ending December 31:
2008	$459	$2,729
2009	13	993
2010	—	482
2011	—	273
2012	—	33
(ii) Later years, through 2020	—	66

(iii) Total minimum lease payments	$472	$4,576

We have various purchase commitments for materials, supplies and other items incidental to the ordinary course of business. There are no material contractual commitments extending beyond 2008 and such commitments are not at prices in excess of current market value.

(14)	Common Stock and Cumulative Convertible Preferred Stock

As of December 31, 2007 and 2006, we had 30,000 shares of our cumulative convertible preferred stock, with a $70 liquidation value per share, outstanding. Any holder of the cumulative convertible preferred stock is

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

entitled to receive cumulative cash dividends payable in arrears, at an annual rate of 5%, compounded annually on the liquidation value of $70 per share. We may, at our option, redeem the Preferred Stock at any time. The Cumulative Convertible Preferred Stock is convertible into shares of the Company’s common stock on a one for ten basis. As of December 31, 2007 and 2006, the total arrearage on the cumulative convertible preferred stock was $850,000 and $756,000, respectively, and is included in Due to Related Parties.

Redeemable Equity Securities

In connection with the Invitel Acquisition, we issued 938,550 shares of our common stock on the acquisition date to certain members of Invitel’s management team (each a „Manager”) in payment for some of their shares in Invitel. The issuance of the common stock was made pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933. In connection with the HTCC shares they received as part of the acquisition consideration for Invitel, the Managers were also given the right, under certain circumstances, to require the Company to purchase all or part of those shares (i.e., a “put” right) at a specified price. If at any time after 30 days following the acquisition date, a Manager’s employment is terminated without cause or due to the Manager’s death or disability, the Manager or (or the Manager’s estate) is entitled to require us to purchase all or part of the HTCC shares the Manager acquired in connection with the Invitel Acquisition at a per share price equal to the “fair market value” of such shares on the date of such termination. In addition the Manager also received unlimited “piggyback” registration rights in any public offering of HTCC’s equity securities for our own account or for the account of any holders of our securities with registration rights. As a result of the “put” rights, the redemption of the shares is not within the control of the Company and, therefore, these common shares are classified as Redeemable Equity Securities within temporary equity on the balance sheet.

We reserved 3,601,284 shares as of December 31, 2007 for issuance under stock option plans, compensation agreements, and under the conversion terms applicable to our outstanding cumulative convertible preferred stock.

(15)	Stock Based Compensation

As of December 31, 2007, we had outstanding options to purchase 80,000 shares of common stock issued from the 2002 Plan; outstanding options to purchase 100,000 shares of common stock issued from the Directors’ Plan; and outstanding options to purchase 390,000 shares of common stock under the 2004 Plan. Upon our stockholders’ approval of the 2004 Plan, we agreed not to issue any more shares from either the 2002 Plan or the Directors’ Plan.

We issued a total of 15,000 shares of common stock to directors of the Board of Directors for their services for the 2004/2005 Board term under the terms of the 2004 Plan. 2,000 of those shares were subsequently canceled due to a resignation in 2004 and a further 3,000 were canceled in 2005. We issued a total of 6,000 shares of common stock to directors for their service for the 2005/2006 Board term under the terms of the 2004 Plan. We issued a total of 6,000 shares of common stock to directors for their service for the 2006/2007 Board term under the terms of the 2004 Plan. 1,500 of those shares were subsequently canceled due to a resignation in 2006 and an additional 1,500 were granted due to an appointment in 2006. 500 shares were issued to a new director for his board service for the remaining 3 months of the 2006/2007 board term. We issued a total of 6,000 shares of common stock to directors for their service for the 2007/2008 Board term under the terms of the 2004 Plan. Shares issued to directors for their annual services vest over the board term. For the years ended December 31, 2007, 2006 and 2005, we had expenses of $126,000, $95,000 and $92,000 respectively, resulting from certain stock grants from our 2004 Plan to Directors.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following is a summary of stock options under the 2002 Plan, the Directors’ Plan or the 2004 Plan, referred to above, which were granted, were exercised or have expired for the three years ended December 31, 2007:

	Outstanding Options	Weighted Average Price
December 31, 2004	821,284	$6.79
Granted	155,000	$13.01
Exercised	(205,000)	$5.41

December 31, 2005	771,284	$8.41
Granted	55,000	$15.62
Exercised	(25,000)	$4.86

December 31, 2006	801,284	$9.01
Granted	20,000	$14.64
Exercised	(220,000)	$6.39
Cancelled	(31,284)	$7.55

December 31, 2007	570,000	$10.30

Some options issued under our stock option plans vest upon issuance. The following table summarizes information about shares subject to outstanding options as of December 31, 2007, which were issued to current or former employees, or directors pursuant to the 2002 Plan, Directors’ Plan or the 2004 Plan:

Options Outstanding			(1) Options Exercisable
Number Outstanding	Range of Exercise Prices	Weighted- Average Exercise Price	Weighted- Average Remaining Life in Years	Number Exercisable	Weighted- Average Exercise Price
40,000	$4.72	$4.72	4.00	40,000	$4.72
80,000	$5.78-$6.78	$6.22	2.79	80,000	$6.22
200,000	$7.46-$9.39	$9.00	5.80	200,000	$9.00
175,000	$10.89-$13.01	$12.77	6.82	175,000	$12.77
75,000	$14.64-$15.62	$15.36	8.27	75,000	$15.36

570,000	$4.72-$15.62	$10.30	5.89	570,000	$10.30

The aggregate intrinsic value, which represents the amount by which the fair value of our common stock exceeds the option exercise prices, was $4,210,000 and $4,905,000 as of December 31, 2007 and 2006, respectively.

The weighted-average estimated fair value of stock options granted during the year ended December 31, 2007 was $14.64 per share. The weighted-average estimated fair value of stock options granted during the year ended December 31, 2006 was $8.93 per share. The total intrinsic value of stock options exercised during the year ended December 31, 2007 was $3,143,600. The total intrinsic value of stock options exercised during the year ended December 31, 2006 was $267,000. Compensation expense related to stock options granted has been recorded in selling, general and administrative expenses.

There are sufficient shares reserved for issue upon exercise of the outstanding options.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(16)	Foreign Exchange Gains (Losses)

We incur foreign exchange gains and losses primarily as a result of the fluctuation of the Hungarian forint, the functional currency of our Hungarian subsidiaries, mainly against the euro with respect to the euro-denominated debt held by our Hungarian subsidiaries.

(17)	Related Parties

The net balance of receivables from and payables to related parties was a net payable to TDC in the amount of $1,400,000 at December 31, 2007. This represents cumulative preferred stock dividends in arrears payable to TDC in the amount of $850,000, an accrual of $453,000 for strategic projects; $201,000 for the costs for various individuals employed by TDC who have performed work for us and a net $104,000 receivable in connection with the transport of international voice, data and Internet traffic over the Company’s and TDC’s respective telecommunications networks for each other and other items.

On March 28, 2007, TDC exercised its warrants to purchase 2,500,000 shares of our Common Stock in exchange for notes issued by us and held by TDC in the principal amount of $25 million. As of December 31, 2007, TDC owned 64% of our outstanding Common Stock and 30,000 shares of our preferred stock convertible into 300,000 shares of Common Stock.

Robert Dogonowski, Jesper Theill Eriksen, Carsten Dyrup Revsbech and Henrik Scheinemann, current directors of the Company, are officers of TDC. Torben V. Holm was an employee of TDC when he served as our President and Chief Executive Officer and as the head of management’s executive committee through April 2007. Alex Wurtz was also an employee of TDC when he served as our head of Corporate Business Development and as a member of management’s executive committee through April 2007.

For Mr. Holm, we paid €981,371 (approximately $1.4 million) for his services for the period from May 2005 through April 2007. We were also responsible for paying other costs pertaining to Mr. Holm, including housing in Budapest and for certain of Mr. Holm’s travel costs back to his home in Denmark.

For Mr. Wurtz, we paid €501,707 (approximately $0.7 million) for his services for the period from June 2005 through April 2007. We were also responsible for paying Mr. Wurtz’s housing in Budapest.

All of the directors of the Company are covered by a directors and officers liability policy taken out by TDC. As of December 31, 2007, we had approximately $302,000 in expenses for our portion of the overall premium paid by TDC.

We have agreements in place with TDC, pursuant to which TDC and the Company transport international voice, data and Internet traffic for each other over our respective telecommunications networks. For the years ended December 31, 2007 and 2006, we transported these services for TDC in the amount of approximately $2,117,000 and $1,825,000, respectively, pursuant to such agreements. For the years ended December 31, 2007 and 2006, we agreed to pay TDC an amount of approximately $866,000 and $691,000, respectively, pursuant to such agreements.

(18)	Employee Benefit Plan

Effective December 1996, we established a 401(k) salary deferral plan (the “401(k) Plan”) on behalf of our U.S. employees. The 401(k) Plan is a qualified defined contribution plan, and allows participating employees to defer up to 15% of their compensation, subject to certain limitations. Under the 401(k) Plan, we have the discretion to match contributions made by the employee. No matching contributions were made by us in 2007, 2006 or 2005.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(19)	Segments

We manage our business based on four segments: Mass Market Voice, Mass Market Internet, Business and Wholesale segments. Our management monitors the revenue streams of these categories and operations are managed and financial performance is evaluated based on these segments (see Note 1(d) Revenue Recognition).

Substantially, all of our assets are located in Hungary and over 81% of all of our operating revenues are generated in Hungary. All of our assets are used in all of our market segments due to the nature of our operations

The revenue and gross margin generated by the four business segments for the periods ended December 31, 2007, 2006 and 2005 were as follows (in thousands):

(in thousands)	2007	2006	2005
	(as restated – see Note 1(c))
Revenue:
Mass Market Voice	$108,834	$33,490	$37,083
Mass Market Internet	33,647	3,284	2,015
Business	125,888	70,645	65,167
Wholesale	116,824	81,841	75,378

Total revenue	385,193	189,260	179,643

Segment Cost of Sales:
Mass Market Voice	(22,124)	(7,212)	(7,042)
Mass Market Internet	(5,650)	(121)	(45)
Business	(35,313)	(19,685)	(14,624)
Wholesale	(68,751)	(46,330)	(40,426)

Total segment cost of sales	(131,838)	(73,348)	(62,137)
Backbone rental expenses	(15,548)	(9,709)	(8,148)
Network operating expenses	(18,506)	(8,748)	(7,624)
Direct personnel expenses	(18,660)	(6,211)	(7,409)

Total cost of sales	(184,552)	(98,016)	(85,318)

Segment Gross Margin:
Mass Market Voice	$86,710	$26,278	$30,041
Mass Market Internet	27,997	3,163	1,970
Business	90,575	50,960	50,543
Wholesale	48,073	35,511	34,952

Total segment gross margin	253,355	115,912	117,506
Backbone rental expenses	(15,548)	(9,709)	(8,148)
Network operating expenses	(18,506)	(8,748)	(7,624)
Direct personnel expenses	(18,660)	(6,211)	(7,409)

Total gross margin	200,641	91,244	94,325

For the years ended December 31, 2007, 2006 and 2005 none of our customers accounted for more than 10% of our total gross revenue.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Revenue by country for the periods ended December 31, 2007, 2006 and 2005 were as follows (in thousands):

(in thousands)	2007	2006	2005
	(as restated – see Note 1(c))
Revenue:
Hungary	$373,311	$186,660	$179,251
Romania	11,490	1,623	204
Bulgaria	289	977	176
Slovakia	—	—	—
Austria	—	—	12
Slovenia	103	—	—

Total revenue	385,193	189,260	179,643

The net book values of long-lived assets by country as of December 31, 2007 and 2006 were as follows (in thousands):

(in thousands)	2007	2006
Long-Lived Assets:
Hungary	$878,940	$226,979
Romania	12,196	1,347
Bulgaria	1,065	1,011
Slovakia	148	160
Austria	—	104
Slovenia	84	92

Total long-lived assets	892,433	229,693

(20)	Severance Costs

Our severance expenses for year ended December 31, 2007, of $9.1 million, are primarily due to the termination costs related to the restructuring of our operations following the Invitel Acquisition. Out of our total severance cost, $643,000 was unpaid at December 31, 2007.

Our severance expenses for year ended December 31, 2006, of $0.7 million, are due primarily to the termination costs related to an officer, as well as other individually insignificant severance costs related to the workforce of the Hungarian entities.

(21)	Summary of non-cash transactions

Cash paid interest during the years ended December 31, 2007, 2006 and 2005 was $45.0 million, $12.1 million and $10.3 million, respectively and cash paid income taxes during the years ended December 31, 2007, 2006 and 2005 was $10.2 million, $5.5 million and $4.6 million, respectively.

Summary of non-cash transactions:

During 2005 we:

•	Assumed debt, on February 28, 2005, of €66M ($80.5 million at historical exchange rates) on acquisition of subsidiaries.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

•	Issued 106,814 net shares of Common Stock under the terms of employee stock option exercises.

•	Entered into capital lease arrangements concerning vehicles, the value of which at the date of lease inception was $1.4 million.

•

Issued 6,000 shares of Common Stock in May, which vested over a one year period, as compensation to members of the Board of Directors. The recognized compensation expense of these stock grants in 2005 amounted to $92,000.

During 2006 we:

•	Issued 10,204 shares of Common Stock under the terms of employee stock option exercises.

•

Issued 6,000 shares of Common Stock in May, cancelled 1,500 shares in September and issued an additional 1,500 shares in December, which vested in May 2007, as compensation to members of the Board of Directors. The recognized compensation expense of these stock grants in 2006 amounted to $56,000.

During 2007:

•

On March 28, 2007, TDC exercised its warrants for 2.5 million shares by exchanging notes in the principal amount of $25 million, which were issued by us and held by TDC. We recorded a non-cash expense of $15.1 million and $0.1 for the first quarter 2007 and 2006, respectively, relating to the change in the fair market value of the warrants.

•

On April 27, 2007 in connection with the acquisition of Matel Holdings as described in Note 2, we issued 938,550 shares with an assigned value of $15 million (€11 million) and assumed debt of Invitel in the amount of $525 million.

•	On May 24, 2007 we issued 6,500 shares to directors

(22)	Subsequent Events

As of January 1, 2008 we completed the legal consolidation of some of our Hungarian operating subsidiaries. Hungarotel, PanTel and Euroweb Hungary merged into Invitel.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Schedule I – Condensed Financial Statements of Registrant

Hungarian Telephone and Cable Corp.

Condensed Balance Sheets

(In thousands, except share data)

	2007	2006
Assets
Cash and cash equivalents	$224	$548
Amounts due from subsidiary	2,969	2,608
Current deferred tax asset	—	—
Prepayments and accrued income	119	2,472
Other current assets	10	57

Total current assets	3,322	5,685
Investment in subsidiary and affiliates	34,995	105,957
Long-term loan to subsidiary	177	12,495
Deferred tax asset	—	—
Capitalized transaction costs	10,939	809

Total assets	49,433	$124,946

Liabilities and Stockholders’ Equity
Accounts payable and accruals	$2,305	$4,882
Due to related parties	4,914	815
Total current liabilities	7,219	5,697
Stock option liability	6,070	7,220
Warrants	—	13,050
Long-term debt	—	24,657

Total liabilities	13,289	50,624

Commitments and Contingencies	—	—

Redeemable Equity Securities	15,049	—

Stockholders’ equity:
Cumulative Convertible Preferred stock, $.01 par value; $70.00 liquidation value. Authorized 200,000 shares; issued and outstanding 30,000 shares in 2007 and 2006	—	—
Common stock, $.001 par value. Authorized 25,000,000 shares; issued and outstanding 15,471,950 shares in 2007 and 12,812,665 shares in 2006	15	14
Additional paid-in capital	193,013	139,999
Accumulated deficit	(188,298)	(91,727)
Accumulated other comprehensive income (loss)	16,365	26,036

Total stockholders’ equity	21,095	74,322

Total liabilities and stockholders’ equity	$49,433	$124,946

See accompanying notes to condensed financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Schedule I – Condensed Financial Statements of Registrant

Hungarian Telephone and Cable Corp.

Condensed Statements of Operations

Years ended December 31, 2007, 2006 and 2005

(In thousands, except share and per share data)

	2007	2006	2005
Management services revenues	$6,542	7,421	6,175

Operating expenses:
Operating and maintenance expenses	7,947	6,467	7,153
Depreciation and amortization	—	—	—

Total operating expenses	7,947	6,467	7,153

Income (loss) from operations	(1,405)	954	(978)
Other income (expenses):
Foreign exchange gains (losses), net	1	1,310	(1,219)
Interest expense	(911)	(3,484)	(3,006)
Interest income	303	849	756
Gains (losses) from fair value changes of derivative financial instruments	(3,552)	—	—
Gains (losses) from fair value change of warrants	(15,075)	3,300	(1,500)
Earnings in equity of subsidiaries	$(75,833)	13,971	9,369

Net income (loss) before income taxes	(96,472)	16,900	3,422
Income tax (expense) benefit	—	—	(2,030)

Net income (loss) before cumulative effect of change in accounting principle	$(96,472)	16,900	1,392
Cumulative effect of change in accounting principle	—	(373)	—
Net income (loss)	(96,472)	16,527	1,392

Cumulative convertible preferred stock dividends	(99)	(105)	(105)

Net income (loss) attributable to common stockholders	$(96,571)	16,422	1,287

See accompanying notes to condensed financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Schedule I – Condensed Financial Statements of Registrant

Hungarian Telephone and Cable Corp.

Condensed Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

(In thousands)

	2007	2006	2005
Net cash provided by (used in) operating activities	$(13,337)	84	218

Cash flows from investing activities:
Acquisition of subsidiaries	—	—	(15,637)
Proceeds from sale of interest in affiliates	—	—	15,929
Acquisition of interests in affiliates	—	—	—

Net cash provided by (used in) investing activities	—	—	292

Cash flows from financing activities:
Provision of inter-company loan to subsidiary	—	—	(12,699)
Repayment of inter-company loan from subsidiary	13,014	—	12,290
Other	(1)	—	(1)
Proceeds from inter-company loan repayment	—	—	—
Preferred stock dividends paid	—	—	—
Proceeds from exercise of stock options	—	—	—

Net cash (used in) provided by financing activities	13,013	—	(410)

Net increase (decrease) in cash and cash equivalents	(324)	84	100
Cash and cash equivalents at beginning of year	548	464	364

Cash and cash equivalents at end of year	$224	548	464

See accompanying notes to condensed financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Schedule I – Condensed Financial Statements of Registrant

Hungarian Telephone and Cable Corp.

Notes to Condensed Financial Statements

Years Ended December 31, 2007, 2006 and 2005

(1)	Description of Business and Other Related Matters

The accompanying condensed financial statements of Hungarian Telephone and Cable Corp. (“HTCC” or the “Registrant”) have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In preparing the financial statements, management is required to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the reporting period. Actual results could differ from those estimates.

HTCC’s only source of cash is payments under its management service agreements and dividends, if any, from its subsidiaries (the “subsidiaries”). The subsidiaries’ ability to pay dividends or make other capital distributions to HTCC is governed by applicable law, and is significantly restricted by certain obligations of the subsidiaries. The subsidiaries are borrowers and/or guarantors under a banking credit facility and Note Indentures which provide that the subsidiaries can only make distributions to HTCC for limited purposes and under restrictive conditions.

The condensed financial statements should be read in conjunction with the audited consolidated financial statements of Hungarian Telephone and Cable Corp. and its subsidiaries as of December 31, 2006 and 2007, and for the years ended December 31, 2007, 2006 and 2005, including the notes thereto, set forth in the Company’s consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Schedule II – Valuation Accounts of Registrant Hungarian Telephone and Cable Corp.

DESCRIPTION	Balance at the Beginning of Year	Allowance Acquired on Acquisition	Allowance for Bad Debt Expense	Translation Adjustment	Balance at the End of Year
Allowance for doubtful accounts receivable

Year ended December 31, 2005	$3,305,000	$180,000	$899,000	$(586,000)	$3,798,000
Year ended December 31, 2006	$3,798,000	—	$1,480,000	$330,000	$5,608,000
Year ended December 31, 2007	$5,608,000	$14,583,000	$(3,672,000)	$1,114,000	$17,633,000

DESCRIPTION	Balance at the Beginning of Year	Movement During Period	Translation Adjustment	Balance at the End of Year
Allowance for deferred tax assets

Year ended December 31, 2005	$11,903,000	$3,010,000	—	$14,913,000
Year ended December 31, 2006	$14,913,000	$161,000	—	$15,074,000
Year ended December 31, 2007	$15,074,000	$33,363,000	(583,000)	$47,854,000

HUNGARIAN TELEPHONE AND CABLE CORP.

Condensed Consolidated Balance Sheets at September 30, 2008 and December 31, 2007

(In thousands, except share and per share data)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,599	$20,897
Accounts receivable, net of allowance of $24,262 in 2008 and $17,633 in 2007	94,906	85,684
Derivative financial instruments	977	977
Prepaid expenses and accrued income	16,269	5,049
Other current assets	7,710	6,228

Total current assets	144,461	118,835

Property, plant and equipment, net of depreciation of $273,875 in 2008 and $216,090 in 2007	819,568	691,485

Goodwill, net	81,938	81,534
Intangibles assets, net of amortization of $52,060 in 2008 and $35,310 in 2007	278,916	200,948
Deferred costs	14,951	14,828
Derivative financial instruments	1,906	2,076
Other non-current assets	1,647	485

Total assets	$1,343,387	$1,110,191

See accompanying notes to condensed consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP.

Condensed Consolidated Balance Sheets at September 30, 2008 and December 31, 2007

(In thousands, except share and per share data)

	September 30, 2008	December 31, 2007
	(unaudited)
Liabilities and Stockholders’ Equity
Current liabilities:
Current instalments of long-term debt	$68,723	$37,114
Current obligations under capital leases	7,883	430
Accounts payable	64,369	58,797
Accrued expenses and deferred income	68,328	70,169
Derivative financial instruments	44,895	22,138
Other current liabilities	29,936	11,205

Total current liabilities	284,134	199,853

Long-term debt, excluding current instalments	947,027	812,865
Long-term obligations under capital leases, excluding current portion	6,651	13
Derivative financial instruments	2,953	17,381
Deferred tax liabilities	16,905	19,642
Deferred income	51,506	17,265
Other non-current liabilities	23,460	7,020

Total liabilities	1,332,636	1,074,039

Commitments and contingencies	—	—

Minority interest	9	8

Redeemable equity securities	15,049	15,049

Stockholders’ equity (deficit):
Cumulative convertible preferred stock, $.01 par value; $70.00 liquidation value. Authorized 200,000 shares; issued and outstanding 30,000 shares in 2008 and 2007	—	—
Common stock, $.001 par value. Authorized 25,000,000 shares; issued and outstanding 15,487,183 shares in 2008 and 15,471,950 shares in 2007	15	15
Additional paid-in capital	193,013	193,013
Accumulated deficit	(232,238)	(188,298)
Accumulated other comprehensive income	34,903	16,365

Total stockholders’ equity (deficit)	(4,307)	21,095

Total liabilities and stockholders’ equity (deficit)	$1,343,387	$1,110,191

See accompanying notes to condensed consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

For the Three and Nine Month Periods Ended September 30, 2008 and 2007

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue	$153,083	$116,139	$432,605	$258,127
Cost of Sales (exclusive of depreciation shown below)	61,846	57,455	177,038	124,309

Gross margin	91,237	58,684	255,567	133,818

Operating expenses
Selling, general and administrative	28,652	19,044	90,135	52,600
Depreciation and amortization	34,085	26,334	93,018	51,757

Total operating expenses	62,737	45,378	183,153	104,357
Income from operations	28,500	13,306	72,414	29,461

Other income (expenses)
Foreign exchange gains (losses), net	(11,400)	(8,187)	22,722	(1,688)
Interest expense	(29,785)	(19,170)	(87,733)	(37,323)
Interest income	661	471	1,493	953
Gains (losses) on derivative financial instruments	6,348	6,573	(31,238)	(59,327)
Gains (losses) from fair value changes of warrants	—	—	—	(15,075)
Loss on extinguishment of debt	—	—	—	(2,918)
Other, net	33	(16)	(1,967)	70

Income (loss) before income taxes	(5,643)	(7,023)	(24,309)	(85,847)

Income tax benefit (expense)
Current	(15,602)	(2,354)	(19,423)	(5,868)
Deferred	1,147	(1,783)	(129)	9,758

Total income tax benefit (expense)	(14,455)	(4,137)	(19,552)	3,890

Net income (loss) before minority interest	$(20,098)	$(11,160)	$(43,861)	$(81,957)
Minority interest	2	(1)	(1)	6

Net income (loss) after minority interest	$(20,096)	$(11,161)	$(43,862)	$(81,951)

Cumulative convertible preferred stock dividends	(26)	(21)	(78)	(72)

Net income (loss) attributable to common stockholders	(20,122)	(11,182)	(43,940)	(82,023)

Foreign currency translation adjustment	(8,465)	(4,142)	18,538	6,699

Total comprehensive income (loss)	(28,587)	(7,040)	(25,402)	(75,324)

Net income (loss) per common share:
Basic	$(1.23)	$(0.68)	$(2.68)	$(5.40)

Diluted	$(1.23)	$(0.68)	$(2.68)	$(5.40)

Weighted average number of common shares outstanding:
Basic	16,425,733	16,418,244	16,421,268	15,187,502

Diluted	16,425,733	16,418,244	16,421,268	15,187,502

See accompanying notes to condensed consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP.

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(In thousands, except share data)

(unaudited)

	Shares	Common Stock	Preferred Stock	Additional Paid-in Capital	Accumulated deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balances at December 31, 2007	15,471,950	$15	—	$193,013	$(188,298)	$16,365	$21,095
Net settlement of stock option exercise	9,233	—	—	—	—	—	—
Issue of shares to directors	6,000	—	—	—	—	—	—
Cumulative convertible preferred stock dividends	—	—	—	—	(78)	—	(78)
Net income (loss) after minority interest	—	—	—	—	(43,862)	—	(43,862)
Foreign currency translation adjustment	—	—	—	—	—	18,538	18,538

Balances at September 30, 2008	15,487,183	$15	—	$193,013	$(232,238)	$34,903	$(4,307)

See accompanying notes to condensed consolidated financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP.

Condensed Consolidated Statements of Cash Flows

For the Nine Month Period Ended September 30, 2008 and 2007

(In thousands)

(unaudited)

	2008	2007
Net cash provided by / (used in) operating activities	$93,465	$52,868

Cash flows from investing activities:
Acquisition of telecommunications network equipment and intangible assets	(81,201)	(41,310)
Acquisition of subsidiaries, net of cash acquired	(32,635)	(111,348)
Settlement of derivative financial instruments	(32,793)	2,696
Proceeds from sale of assets	2,254	2,629

Net cash provided by / (used in) investing activities	(144,375)	(147,333)

Cash flows from financing activities:
Repayments of long-term debt	(99,566)	(166,552)
Proceeds from new long-term borrowings	166,508	272,242
Refinancing costs paid	(7,641)	(18,846)
Principal payments under capital lease obligations	(4,792)	(360)
Release of restricted cash	—	12,251

Net cash provided by / (used in) financing activities	54,509	98,735

Effect of foreign exchange rate changes on cash	103	1,927

Net increase in cash and cash equivalents	3,702	6,197
Cash and cash equivalents at beginning of period	20,897	18,794

Cash and cash equivalents at end of period	$24,599	$24,991

Summary of material non-cash transactions:

•	We had derivative financial instruments with a positive non-cash effect of $1.6 million for the nine months ended September 30, 2008.

•	As of September 30, 2008 we had accounts payable relating to acquisition of telecommunications network equipment and intangible assets of $8.0 million.

•	As of September 30, 2008 we had an amount of $2.4 million payable to Memorex minority shareholders relating to the acquisition of the 4.3% equity stake in Memorex.

•	On March 5, 2008, in connection with the Memorex Acquisition, we assumed net debt of $117.1 million.

•

On March 28, 2007, TDC exercised its warrants for 2.5 million shares at $10 per share by exchanging notes in the principal amount of $25 million, which were issued by us and held by TDC. We recorded a non-cash expense of $15.1 million for the six months ended June 30, 2007 relating to the change in the fair market value of the warrants.

•	On April 27, 2007 in connection with the Invitel Acquisition we issued 938,550 shares with an assigned value of $15 million and assumed debt of Invitel in the amount of $525 million.

See accompanying notes to condensed consolidated financial statements

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Hungarian Telephone and Cable Corp. (“HTCC”) with its consolidated subsidiaries, HTCC Holdco I B.V. (“Holdco I”), HTCC Holdco II B.V. (“Holdco II”), Matel Holdings N.V. (“Matel Holdings”) Magyar Telecom B.V. (“Matel”), Invitel Tavkozlesi Szolgaltato zRt. (“Invitel”), Euroweb Romania S.A. (“Euroweb Romania”), Invitel International and its subsidiaries (formerly Memorex Telex Communications AG, “Memorex”), Invitel Telecom Kft. (“Tele2 Hungary”) and Invitel Technocom Kft. (“Invitel Technocom”) (together, the “Company”) include all adjustments, consisting mainly of normal recurring accruals, necessary for a fair statement of the results of the interim periods. Invitel and Memorex own and consolidate several minor non-Hungarian subsidiaries within the Central and South Eastern European region.

Unless the context requires otherwise, references in this report to the “Company”, “we”, “us” and “our” refer to Hungarian Telephone and Cable Corp. and its consolidated subsidiaries.

Results for interim periods are not necessarily indicative of the results for a full year. All inter-company balances and transactions have been eliminated.

On March 5, 2008 we acquired 95.7% of the outstanding equity in Austrian-based Memorex (the “Memorex Acquisition”). Memorex has operations in numerous countries within the Central and South Eastern European region, including Austria, Turkey, Slovakia, Czech Republic, Germany and Romania. The final purchase price for the 95.7% Memorex equity stake was EUR 18.8 million (approximately $28.6 million at closing) plus the assumption of debt. We refinanced a significant portion of Memorex’s debt at closing. We funded the Memorex Acquisition and the refinancing of the Memorex debt with a subordinated bridge loan facility.

On August 28, 2008 we also acquired the remaining 4.3% stake of Memorex from the minority shareholders in Memorex, which gave us 100% ownership in the equity of Memorex. The final purchase price for the Memorex minority interest was EUR 1.9 million (approximately $2.9 million at closing).

The accompanying unaudited condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the U.S. (U.S. GAAP). In preparing financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions. These estimates and assumptions affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

The year-end condensed consolidated balance sheet data was derived from audited consolidated financial statements, but does not include all disclosures required by U.S. GAAP.

The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2007, including the notes thereto, which are filed with the Unites States Securities and Exchange Commission (“SEC”).

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(b)	Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing income attributable to common stockholders by the weighted average number of common shares outstanding for the period. The computation of diluted EPS is similar to the computation of basic EPS, except that the weighted average number of common shares outstanding is increased to include additional shares from the assumed exercise of stock options and warrants and the conversion of the convertible preferred stock, where dilutive. The number of additional shares is calculated by assuming that preferred securities were converted and that outstanding stock options and warrants were exercised and the proceeds were used to acquire shares of our common stock at the average market price during the reporting period.

The following is the reconciliation from basic earnings (loss) per share to diluted earnings (loss) per share for the three and the nine months ended September 30, 2008 and 2007:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands, except share data)	2008	2007	2008	2007
Net income (loss) attributable to common stockholders (A)	$(20,122)	$(11,182)	$(43,940)	$(82,023)
plus: preferred stock dividends	—	—	—	—
Net income (loss) (B)	$(20,122)	$(11,182)	$(43,940)	$(82,023)
Determination of shares:
Weighted average common shares outstanding – basic (C)	16,425,733	16,418,244	16,421,268	15,187,502
Assumed conversion of dilutive stock options and cumulative convertible preferred stock	—	—	—	—
Weighted average common shares outstanding – diluted (D)	16,425,733	16,418,244	16,421,268	15,187,502
Net loss per common share:
Basic (A/C)	$(1.23)	$(0.68)	$(2.68)	$(5.40)
Diluted (B/D)	$(1.23)	$(0.68)	$(2.68)	$(5.40)

For the three months ended September 30, 2008 and 2007, preferred stock dividends of $26,000 and $21,000, respectively, and common stock equivalents and convertible preferred stock of 582,261 and 1,059,981, respectively, were excluded from the computation of diluted loss per share because the effect of their inclusion would be anti-dilutive.

For the nine months ended September 30, 2008 and 2007, preferred stock dividends of $78,000 and $72,000, respectively, and common stock equivalents and convertible preferred stock of 535,474 and 1,790,538, respectively, were excluded from the computation of diluted loss per share because the effect of their inclusion would be anti-dilutive.

(c)	Foreign Currency Translation

We use the Hungarian forint (“HUF”) as the functional currency for our Hungarian subsidiaries. Our Hungarian subsidiaries’ assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

into U.S. dollars using the average exchange rates prevailing throughout the period. Euro denominated debt is re-measured into HUF with a corresponding charge to earnings as exchange gains (losses). The effects of exchange rate fluctuations on translating HUF assets and liabilities into U.S. dollars are included in accumulated other comprehensive income in stockholders’ equity (deficit).

We use the euro (“EUR”) as the functional currency of Memorex and its subsidiaries. Accordingly, foreign currency assets and liabilities of Memorex’s subsidiaries are translated into EUR using the exchange rates in effect at the balance sheet date. Results of operations are translated into EUR using the average exchange rates prevailing throughout the period. The effects of exchange rate fluctuations on translating the local currency assets and liabilities of Memorex’s subsidiaries into EUR are accumulated as part of foreign exchange gains (losses) in the consolidated statement of operations. The effects of exchange rate fluctuations on translating EUR assets and liabilities into U.S. dollars are included in accumulated in other comprehensive income in stockholders’ equity (deficit).

The translation of the subsidiaries’ Hungarian forint denominated balance sheets into U.S. dollars as of September 30, 2008, has been affected by the strengthening of the Hungarian forint against the U.S. dollar from 172.61 as of December 31, 2007 to 169.15 as of September 30, 2008, an approximate 2% depreciation in value of the U.S. dollar against the HUF. The average Hungarian forint/U.S. dollar exchange rates used for the translation of the subsidiaries’ Hungarian forint denominated statements of operations into U.S. dollars for the three months ended September 30, 2008 and 2007 were 157.15 and 183.27, respectively. The average Hungarian forint/U.S. dollar exchange rates used for the translation of the subsidiaries’ Hungarian forint denominated statements of operations and statements of cash flows into U.S. dollars for the nine months ended September 30, 2008 and 2007 were 162.97 and 186.73, respectively.

The translation of the subsidiaries’ euro denominated balance sheets into U.S. dollars as of September 30, 2008, has been affected by the weakening of the euro against the U.S. dollar from 1.47 as of December 31, 2007 to 1.44 as of September 30, 2008, an approximate 2% appreciation in value of the U.S. dollar against the euro. The average euro-U.S. dollar exchange rates used for the translation of the subsidiaries’ euro denominated statements of operations into U.S. dollars for the three months ended September 30, 2008 and 2007 were 1.50 and 1.37, respectively. The average euro/U.S. dollar exchange rates used for the translation of the subsidiaries’ euro denominated statements of operations and statements of cash flows into U.S. dollars, for the nine months ended September 30, 2008 and 2007 were 1.52 and 1.34, respectively.

(d)	Stock Based Compensation

We have three equity compensation plans: the stock option plan that was adopted by our Board of Directors in April 1992, which was amended and renamed upon the approval of our stockholders in 2002 (the “2002 Plan”); the Non-Employee Director Stock Option Plan (the “Directors’ Plan”) which was established by our Board of Directors in 1997; and the 2004 Long-Term Incentive Plan (the “2004 Plan”) which was approved by our stockholders in 2004.

As of September 30, 2008, we had outstanding options to purchase 80,000 shares of common stock issued from the 2002 Plan; outstanding options to purchase 85,000 shares of common

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

stock issued from the Directors’ Plan; and outstanding options to purchase 410,000 shares of common stock under the 2004 Plan. Upon the approval of the 2004 Plan, we agreed not to issue any more options from either the 2002 Plan or the Directors’ Plan.

(e)	Goodwill

We test goodwill for impairment on an annual basis, or more often, if events or circumstances indicate that there may be impairment. In light of the recent challenging economic environment, we performed interim impairment testing as of September 30, 2008.

The estimated fair values of our operating segments were based on discounted cash flow models derived from our business plan. Based on current results, we determined that the fair values of our operating segments continue to exceed their book values and, therefore, no goodwill impairment charge was recorded as of September 30, 2008. Management will continue to monitor and evaluate the carrying value of goodwill.

(f)	Recently Adopted Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in GAAP, and enhances disclosures about fair value measurements. SFAS 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. In February 2008 the FASB issued a Staff Position that delays the effective date of SFAS 157. Delayed application of SFAS 157 is permitted for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. We adopted SFAS 157 as of January 1, 2008 for financial assets and liabilities. The adoption of SFAS 157 has not had a material effect on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain warranty and insurance contracts at fair value on a contract-by-contract basis. SFAS 159 applies to all reporting entities and contains financial statement presentation and disclosure requirements for assets and liabilities reported at fair value as a consequence of the election. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. We adopted SFAS 159 as of January 1, 2008. The adoption of SFAS 159 has not had a material effect on our financial position or results of operations.

In October, 2008 the FASB issued FASB Staff Position statement No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”). This standard clarifies the application of FASB statement No.157, Fair Value Measurements and illustrates key considerations in determining the fair value of a financial asset when a market is not active. FSP FAS 157-3 became effective upon issuance with revisions resulting from its application to be accounted for as a change in accounting estimate in accordance with SFAS Statement No. 154, Accounting Changes and Error Corrections. The adoption of FSP FAS 157-3 has not had a material effect on our financial position or results of operations.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(g)	Recently Issued Accounting Pronouncements

In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 changes disclosure requirements for derivative instruments and hedging activities. SFAS 161 requires enhanced disclosures about (a) how and why derivative instruments are used, (b) how derivative and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently assessing the impact of SFAS 161.

(2)	Related Parties

TDC, the leading provider of communications solutions in Denmark, owns 63.9% of our outstanding common stock and 62.4% of our outstanding common stock on a fully diluted basis. Four of the seven members of our Board of Directors are officers of TDC. TDC owns 30,000 shares of preferred stock which are convertible into 300,000 shares of our common stock. We have reciprocal commercial agreements in place with TDC pursuant to which we transport international voice, data and Internet traffic over our respective telecommunications networks for each other.

The net balance of receivables from and payables to related parties was a net payable to TDC in the amount of $891,000 at September 30, 2008. This represents cumulative preferred stock dividends in arrears payable to TDC in the amount of $934,000 and a net $43,000 receivable in connection with our agreements to transport telecommunications traffic for each other.

On March 28, 2007, TDC exercised its warrants to purchase 2,500,000 shares of our common stock at $10 per share in exchange for notes issued by us and held by TDC in the principal amount of $25 million.

Torben V. Holm was an employee of TDC when he served as our President and Chief Executive Officer and as the head of management’s executive committee from 2005 through April 2007. Alex Wurtz was also an employee of TDC when he served as our head of Corporate Business Development and as a member of management’s executive committee from 2005 through April 2007.

For Mr. Holm, we paid EUR 981,371 (approximately $1.4 million) for his services for the period from May 2005 through April 2007. We were also responsible for paying other costs pertaining to Mr. Holm, including housing in Budapest and for certain of Mr. Holm’s travel costs back to his home in Denmark.

For Mr. Wurtz, we paid EUR 501,707 (approximately $0.7 million) for his services for the period from June 2005 through April 2007. We were also responsible for paying Mr. Wurtz’s housing in Budapest.

All of our directors are covered by a directors and officers liability policy taken out by TDC. As of September 30, 2008, we had approximately $125,000 in expenses for our portion of the overall premium paid by TDC.

In connection with our agreements with TDC to transport telecommunications traffic for each other, we recorded revenue in the amount of approximately $35,000 and $652,000, respectively, for the three

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

months ended September 30, 2008 and 2007 and approximately $808,000 and $1,707,000 for the nine months ended September 30, 2008 and 2007, respectively, pursuant to such agreements. For the three months ended September 30, 2008 and 2007, TDC charged us approximately $206,000 and $133,000, respectively, pursuant to such agreements. For the nine months ended September 30, 2008 and 2007, TDC charged us approximately $497,000 and $641,000, respectively, pursuant to such agreements.

(3)	Acquisition of Memorex Telex Communications AG

On March 5, 2008 we acquired 95.7% of the outstanding equity in Austrian-based Memorex Telex Communication AG (the “Memorex Acquisition”).

The preliminary purchase consideration for Memorex was EUR 30.1 million (approximately $45.7 million) plus the assumption of debt and transaction costs and other directly related expenses. From the preliminary purchase price EUR 17.9 million (approximately $27.2 million) was paid in cash and the remaining EUR 12.2 million (approximately $18.5 million) was paid into escrow.

Invitel and the selling shareholders of Memorex entered into an Escrow Agreement to set aside a portion of the purchase price cash consideration to cover any breach of the selling shareholders’ warranties or covenants and to cover any indemnity claims that we might have against the selling shareholders under the purchase agreement. The Escrow Agreement governed the terms and conditions under which the Escrow Amount is released to the selling shareholders of Memorex. Following negotiations, we entered into a Settlement Agreement with the selling shareholders pursuant to which the Escrow Agent was directed to return EUR 11.2 million (approximately $17.1 million at closing foreign exchange rate) to us and the remaining EUR 0.9 million (approximately $ 1.3 million at closing foreign exchange rate) was paid out to the selling shareholders. We received our funds on July 11, 2008.

On August 28, 2008 we also acquired the remaining 4.3% of Memorex from the minority shareholders in Memorex, which gave us 100% ownership of the equity in Memorex. The final purchase price for the Memorex minority interest was EUR 1.9 million (approximately $2.9 million at closing).

We refinanced a significant portion of Memorex’s debt at closing. We funded the Memorex Acquisition and the refinancing of the Memorex debt with a subordinated bridge loan facility. We intend to either refinance our bridge loan or, if we choose not to or the market conditions make a refinancing prohibitive, convert the bridge loan to term loans maturing in 2016, which conversion right is permitted, subject to certain conditions, pursuant to the bridge loan agreement.

The primary reason for the Memorex Acquisition was Memorex’s business is complementary to Invitel’s existing regional wholesale data business. Memorex is a leading alternative telecommunications infrastructure and bandwidth provider in the Central and South Eastern European region and has a diversified customer base.

Under the purchase method of accounting, and in accordance with SFAS No. 141 “Business Combinations”, we are required to allocate the cost of an acquired business based on the estimated fair values of the assets acquired and liabilities assumed. The following represents our preliminary allocation of the purchase price paid for Memorex based on the estimated fair values of the acquired assets and liabilities assumed. The preliminary allocation of the purchase price is not necessarily indicative of the final allocation of the purchase price consideration. We intend to complete the

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

valuation and establish a final purchase price allocation by December 31, 2008 following the completion of valuation studies and integration activities. The purchase price was allocated as follows:

(in thousands)
Current assets	$25,936
Property, plant and equipment	134,559
Intangible assets	100,027
Deferred tax	3,858
Current and non-current liabilities	(114,646)
Long term debt assumed	(117,099)

Net assets acquired	$32,635

Purchase Price:
Cash paid to shareholders	28,548
Cash paid for minority equity stake	473
Transaction costs and other directly related expenses	3,614

Total purchase price	$32,635

The following table presents the fair values of major components of the intangible assets acquired:

	(in thousands)	Weighted average amortization period
Concession rights and licences	$794	10 years
Customer relationships	22,745	14 years
Trademark	168	6 months
Property rights	57,542	16-20 years
Software	214	4 years
Vodafone contract	18,564	20 years

Total:	$100,027

The closing of the Memorex Acquisition occurred on March 5, 2008 and the consolidated results of Memorex from that date (and the balance sheet of Memorex as at September 30, 2008) were consolidated into our financial statements for the three and nine months ended September 30, 2008.

The date of the Invitel acquisition was April 27, 2007, the date of the Tele2 Hungary acquisition was October 18, 2007 and the date of the Memorex acquisition was March 5, 2008. The following table presents our unaudited summarized consolidated financial information, on a pro-forma basis, as though HTCC, Invitel, Tele2 Hungary and Memorex had been combined at the beginning of the respective periods:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2008	2007	2008	2007
	Pro-forma	Pro-forma	Pro-forma	Pro-forma
Revenue	$153,083	$139,318	$442,774	$409,553
Income from operations	28,500	17,801	69,425	43,338
Foreign exchange gains (losses), net	(11,400)	(7,949)	20,444	4,845
Interest expense	(29,785)	(26,724)	(90,849)	(80,064)
Net income (loss) attributable to common stockholders	(20,122)	(13,539)	(51,478)	(97,221)
Net income (loss) per basic share	$(1.23)	$(0.82)	$(3.13)	$(6.40)

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The above unaudited pro-forma summarized combined financial information is intended for informational purposes only and is not indicative of the results of our operations had the acquisitions actually taken place at the beginning of the respective periods. The unaudited pro-forma summarized combined financial information does not include potential cost savings from operating efficiencies or synergies that may result from the acquisitions.

(4)	Short and long-term debt

Short-term portion of long-term debt and long-term debt at September 30, 2008 and December 31, 2007 consist of the following:

(in thousands)	September 30, 2008	December 31, 2007
	(unaudited)
Memorex Turkey Loan	14,376	—
Amended Facilities Agreement	54,347	37,114

Short-term portion of long-term debt	$68,723	$37,114
Amended Facilities Agreement	$75,991	$107,907
Memorex Bridge Loan	143,760	—
1st Memorex Prep Loan	11,501	—
2nd Memorex Prep Loan	4,313	—
2007 Notes	287,520	293,552
2006 PIK Notes	221,101	204,566
2004 Notes	202,841	206,840

Long-term debt	$947,027	$812,865

In connection with the Invitel Acquisition on April 27, 2007, we completed the issuance of EUR 200 million aggregate principal amount of floating rate senior notes maturing in 2013 (the “2007 Notes”), the proceeds of which were used to partly finance the Invitel Acquisition and to refinance our existing bank credit facility. As part of the Invitel Acquisition, we also assumed an estimated net indebtedness on closing of EUR 391 million (approximately $528 million at closing, the “Assumed Debt”). The Assumed Debt consisted primarily of (i) EUR 133 million in aggregate principal amount and accrued interest of Floating Rate Senior PIK Notes due 2013 (the “2006 PIK Notes”), (ii) EUR 142 million in aggregate principal amount of 10.75% Senior Notes due 2012 (the “2004 Notes”), and (iii) a Facilities Agreement in the amount of EUR 116 million, which was amended and restated in connection with the Invitel Acquisition.

In connection with the Memorex Acquisition on March 5, 2008, we entered into a EUR 100 million (approximately $158 million at closing) Bridge Loan Agreement (the “Bridge Loan Agreement”) and further amended and restated our Facilities Agreement (the “Amended Facilities Agreement”).

In order to establish the relative rights of certain of our creditors under our financing arrangements, we have entered into an amended and restated Intercreditor Agreement (the “Intercreditor Agreement”). Summaries of the terms and conditions of the Amended Facilities Agreement, the 2007 Notes, the 2006 PIK Notes, the 2004 Notes, the Bridge Loan Agreement and the Intercreditor Agreement are set forth below. The summaries do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed with the Securities and Exchange Commission. We have also summarized three loan agreements that we assumed as part of the Memorex Acquisition.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The Amended Facilities Agreement

In connection with the Invitel Acquisition on April 27, 2007, an amendment was made to the Facilities Agreement, dated August 6, 2004 between Matel, Invitel, as borrower, certain subsidiary companies as original guarantors, and certain financial institutions. The Amended Facilities Agreement provides for facilities of up to EUR 145 million (or the euro equivalent thereof), comprised of (i) a euro amortizing term loan of EUR 96.9 million, (ii) a Hungarian forint amortizing term loan of HUF 4,628 million (approximately EUR 18.5 million), (iii) a revolving credit facility of EUR 4.2 million and HUF 200 million (approximately EUR 0.8 million), and (iv) a euro liquidity facility of EUR 25 million. As of September 30, 2008 we had undrawn lines of credit of EUR 4.2 million (approximately $6.0 million) and HUF 200 million (approximately $1.2 million) under the revolving credit facility and EUR 15 million (approximately $21.6 million) under the euro liquidity facility.

Advances under the Amended Facilities Agreement bear interest for each interest period at annual rates equal to EURIBOR (currently 4.96%) or BUBOR (currently 8.83%, based on the Budapest interbank offer rates) plus an applicable margin. The applicable margin (currently 1.5%) is set based on the ratio of all of our senior debt, as defined in the Amended Facilities Agreement, to EBITDA, based on our most recently delivered quarterly management accounts and financial statements. Under the Amended Facilities Agreement, we are obligated to pay customary fees to the lenders (annual facility agency fee of EUR 100,000 and security trustee fee of EUR 8,000) including an up-front fee and a commitment fee (currently 0.75%) in relation to available and undrawn commitments under the revolving credit facility and the liquidity facility.

Our obligations under the Amended Facilities Agreement are guaranteed and are collateralized on a senior basis by (i) a first ranking pledge of all the share capital of the obligors, (ii) assignments of intercompany loans and any relevant cross guarantees of the obligors from time to time, (iii) a pledge of accounts by the obligors, and (iv) floating charges over all assets. Such security interests also collateralize, on a pari passu basis, all hedging obligations with respect to the Amended Facilities Agreement, the 2007 Notes and the 2004 Notes.

The Amended Facilities Agreement contains certain negative covenants that restrict us (subject to certain agreed upon exceptions) from, among other things, (i) creating or permitting to subsist any security interest over any part of our assets, (ii) merging or consolidating with or into any other person, (iii) selling, transferring, leasing, lending or otherwise disposing of any assets, (iv) incurring or permitting to be outstanding any financial indebtedness (including guarantees), (v) reducing capital or purchasing any class of our shares, (vi) making any investment, including (1) loans to any person, (2) the acquisition of indebtedness or capital or securities of any person, (3) the acquisition of the assets, property or business of any other person, or (4) the creation or acquisition of a subsidiary, (vii) entering into any derivative instruments, (viii) changing the nature of our business or amending our constitutive documents, (ix) entering into any agreement or arrangement other than on an arm’s-length basis, (x) paying dividends or making any repayment, prepayment or redemption of principal under any subordinated finance documents including the 2004 Notes, the 2007 Notes and the Bridge Loan Agreement except in accordance with the Intercreditor Agreement, (xi) changing our ownership structure, and (xii) maintaining any bank account that has a credit balance with any person that is not a lender under the Amended Facilities Agreement.

Additionally, the Amended Facilities Agreement requires us to maintain specified consolidated financial ratios, such as leverage ratios (total senior debt to EBITDA and total debt to EBITDA), an interest coverage ratio (EBITDA to total debt interest charges) and a fixed charge coverage ratio (EBITDA minus capital expenditure and cash taxes to total debt charges).

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

Under the terms of the Amended Facilities Agreement, we are required to observe certain affirmative undertakings, including, but not limited to, undertakings relating to (i) maintenance of all relevant consents, authorizations and licenses, (ii) conduct of business, (iii) periodic financial statements, management accounts and reports, (iv) auditors and information, (v) insurance and inspection, (vi) notification of environmental claims and expenditures, (vii) compliance with laws, (viii) taxes, and (ix) maintenance of a cost capitalization policy and an interest rate hedging policy.

The term facilities are amortizing term loans with a maturity date of June 30, 2011. No amount repaid or prepaid in relation to the term facilities may be redrawn.

The revolving facility is repayable in an amount equal to 100% of the principal amount outstanding on June 29 and December 30 of each calendar year until the maturity date of June 30, 2010. The liquidity facility is repayable in an amount equal to 100% of the principal amount outstanding at its maturity on June 30, 2010.

Subject to certain exceptions, all loans under the Amended Facilities Agreement will be required to be prepaid upon the occurrence of certain change of control events. Voluntary prepayments and cancellations are permitted.

The Amended Facilities Agreement contains certain events of default customary for senior debt financings as well as an event of default related to Matel Holdings engaging in non-holding company-related activities, the occurrence of which would preclude further borrowings under the revolving facility and permit the lenders to accelerate all outstanding loans and terminate their commitments under the facilities.

The 2007 Notes

Upon the completion of the Invitel Acquisition on April 27, 2007, we completed the issuance of the 2007 Notes pursuant to an Indenture, dated as of April 27, 2007 (the “2007 Notes Indenture”). We received EUR 189 million following the payment of financing costs associated with the issuance of the 2007 Notes in the amount of EUR 11 million, which costs were deferred and are amortized to interest expense using the effective interest method over the term of the 2007 Notes. The proceeds from the issuance of the 2007 Notes were used to partly finance the Invitel Acquisition and to refinance our credit facility.

The 2007 Notes mature on February 1, 2013, and bear interest at a rate of EURIBOR plus 3.0% per annum, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2007. The 2007 Notes are guaranteed by some of our subsidiaries. The 2007 Notes and subsidiary guarantees are collateralized by second-priority liens over certain inter-company funding loans, the capital stock of some of our subsidiaries, which liens rank pari passu with the liens over such assets securing our obligations under the 2004 Notes described below.

We have the option to redeem the 2007 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2007 Notes Indenture. In the event of certain change of control events, we must make an offer to purchase the 2007 Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to offer to purchase the 2007 Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount thereof.

The 2007 Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

payments, (iii) issue or sell shares in subsidiaries, (iv) agree to restrictions on the payment of dividends by subsidiaries, (v) enter into transactions with affiliates, (vi) create certain liens, (vii) merge, consolidate or combine with other entities, (viii) layer debt, (ix) designate subsidiaries as unrestricted subsidiaries, (x) engage in unrelated business activities and (xi) impair any security interests. The 2007 Notes Indenture also contains customary events of default, including non-payment of principal, interest, premium or other amounts, violation of covenants, bankruptcy events, cross-defaults, material judgments and invalidity of any guarantee, security document or security interest.

The 2006 PIK Notes

On October 30, 2006, Invitel Holdings issued the 2006 PIK Notes pursuant to an Indenture, dated as of October 30, 2006 (the “2006 PIK Notes Indenture”). In connection with the closing of the Invitel Acquisition on April 27, 2007, we entered into a supplemental indenture with Invitel Holdings and the 2006 PIK Notes Indenture trustee, pursuant to which we replaced Invitel Holdings as the issuer of the 2006 PIK Notes and assumed all of the rights and obligations of the issuer under the 2006 PIK Notes Indenture.

Interest on the 2006 PIK Notes is payable quarterly in cash or in the form of additional 2006 PIK Notes at an annual rate of EURIBOR plus 8.25%, reset quarterly, plus a ratchet margin, on January 15, April 15, July 15 and October 15 of each year beginning January 15, 2007. The ratchet margin is zero for the period to but excluding October 15, 2009 and 2.00% if the consolidated leverage ratio of our subsidiary, Matel, is greater than 2.50 to 1.00 for any interest period beginning on or after October 15, 2009. The maturity date of the 2006 PIK Notes is April 15, 2013.

Our obligations under the 2006 PIK Notes are general unsubordinated obligations and are collateralized by a first priority lien over the shares of Matel Holdings and effectively subordinated to all existing and future debt of our subsidiaries.

We have the option to redeem the 2006 PIK Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2006 PIK Notes Indenture. In the event of certain change of control events, we must make an offer to purchase the 2006 PIK Notes at a purchase price equal to 101% of the principal amount thereof. We are also required to make an offer to purchase the 2006 PIK Notes with the excess proceeds following certain asset sales at a purchase price equal to 100% of the principal amount of thereof.

The 2006 PIK Notes Indenture contains covenants restricting our ability to, among other things, (i) incur additional indebtedness or issue preferred shares, (ii) make investments and certain other restricted payments, (iii) enter into transactions with affiliates, (iv) create certain liens, (v) enter into sale and leaseback transactions, (vi) issue or sell shares of subsidiaries, (vii) merge, consolidate or combine with other entities, (viii) designate subsidiaries as unrestricted subsidiaries, (ix) engage in unrelated business activities and (x) impair any security interests. The 2006 PIK Notes Indenture also contains customary events of default, including, among other things, non-payment of the principal, interest or premium, if any, on any 2006 PIK Notes, certain failures to comply with any covenant of the 2006 PIK Notes Indenture, certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any security document or security interest.

The 2004 Notes

In August 2004, Matel issued the 2004 Notes pursuant to an Indenture, dated as of August 6, 2004, (the “2004 Notes Indenture”) with some of Matel’s subsidiaries as guarantors.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The 2004 Notes mature on August 15, 2012. Interest on the 2004 Notes is payable semi-annually at an annual rate of 10.75% on February 15 and August 15 of each year, beginning on February 15, 2005.

We have the option to redeem the 2004 Notes, as a whole or in part, at any time or from time to time, at redemption prices specified in the 2004 Notes Indenture. Upon certain change of control events, we are required to make an offer to purchase all of the 2004 Notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. We are also required to offer to purchase the 2004 Notes with the excess proceeds from certain sales of assets at 100% of the principal amount of the 2004 Notes, plus accrued and unpaid interest to the date of repurchase.

Our obligations under the 2004 Notes are guaranteed on a senior subordinated basis by some of our subsidiaries that guaranteed our obligations under the 2007 Notes and are collateralized by the same collateral securing the 2007 Notes.

The 2004 Notes Indenture contains covenants which, among other things, limit the ability of Matel and its restricted subsidiaries to (i) incur additional indebtedness and issue preferred shares, (ii) make certain restricted payments and investments, (iii) transfer or sell assets, (iv) enter into transactions with affiliates, (v) create certain liens, (vi) create restrictions on the ability of some of our subsidiaries to pay dividends or other payments to Matel, (vii) guarantee other indebtedness, (viii) enter into sale and leaseback transactions, (ix) issue or sell shares of certain restricted subsidiaries, (x) merge, consolidate, amalgamate or combine with other entities, (xi) designate restricted subsidiaries as unrestricted subsidiaries, and (xii) engage in any business other than a permitted business.

The 2004 Notes Indenture contains customary events of default, including, among others, the non-payment of principal, interest or premium on the 2004 Notes, certain failures to perform or observe any other covenant in the 2004 Notes Indenture, the occurrence of certain defaults under other indebtedness, failure to pay certain indebtedness or judgments, bankruptcy or insolvency events and invalidity of any guarantee, security document or security interest.

The Bridge Loan Agreement

In connection with the Memorex Acquisition, we entered into a EUR 100 million (approximately $152.0 million at exchange rate at the date of draw down) Bridge Loan Agreement on March 3, 2008 with our subsidiary Matel as borrower and our subsidiaries Invitel, Invitel Telecom, Invitel Technocom, Memorex and Memorex’s Turkish subsidiary as guarantors. The Bridge Loan Agreement was arranged by Merrill Lynch and BNP Paribas, who are the original lenders. On March 5, 2008, the closing date of the Memorex Acquisition, we borrowed the full EUR 100 million pursuant to which we used EUR 30.1 million (approximately $43.3 million) to fund the purchase price for 95.7% of the outstanding equity in Memorex and EUR 46.6 million (approximately $70.0 million) to refinance some of Memorex’s existing debt that we assumed at closing. We used EUR 7.6 million (approximately $10.9 million) to pay fees and expenses in connection with the Bridge Loan Agreement and transaction costs in connection with the Memorex Acquisition and we set aside the remaining EUR 15.7 million (approximately $22.6 million) for working capital purposes. In addition, EUR 12.1 million (approximately $17.4 million) of the EUR 30.1 million purchase price was paid into escrow. Following settlement, EUR 11.2 million (approximately $16.1 million) of the escrow balance was returned to us and added to our working capital.

The Bridge Loan Agreement loans (the “Bridge Loans”) mature one year following the completion of the Memorex Acquisition, on March 5, 2009 (the “Initial Maturity Date”). The Bridge Loans bear interest at a rate per annum equal to the sum of EURIBOR plus the applicable margin plus the

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

Mandatory Cost (if any, as defined in the Bridge Loan Agreement), which is set at the beginning of each three month interest period. The applicable margin for the first six months is the greater of 4.25% per annum and 0.50% per annum over the 2007 Notes Spread to Maturity (the quoted spread over EURIBOR to maturity). For the next three months, the applicable margin is the greater of 4.75% per annum and 0.50% per annum over the 2007 Notes Spread to Maturity. For the three months up to the Initial Maturity Date, the applicable margin is the greater of 5.25% per annum and 0.50% per annum over the 2007 Notes Spread to Maturity. The interest rate may not exceed 11.5% per annum for any interest period. The current interest rate on the Bridge Loans is 9.71% per annum.

Subject to certain conditions, including our not being in default under certain provisions of the Bridge Loan Agreement at the Initial Maturity Date, we may convert the Bridge Loans to term loans (“Term Loans”) with a maturity date of seven years following the Initial Maturity Date (March 5, 2016, the “Extended Maturity Date”). The terms of the Bridge Loan Agreement will generally govern the Terms Loans, provided that certain covenants and events of default under the Bridge Loan Agreement will be replaced by covenants and events of default from the 2007 Notes Indenture. From the Initial Maturity Date (March 5, 2009) until the Extended Maturity Date (March 5, 2016), the applicable margin shall be 6.25% per annum, provided the interest rate for any three month interest period shall not exceed 11.5%. If we elect to convert the Bridge Loans to Term Loans, a lender may, upon the sale of its Term Loan to a third party, subject to certain conditions, exchange all or any portion of its Term Loan into one or more exchange notes (the “Exchange Notes”), which Exchange Notes will be governed by an indenture, which indenture shall contain covenants, events of default, repayment and other provisions based on those contained in the indenture governing the 2007 Notes. The Exchange Notes shall bear interest at a rate equal to 11.5% per annum.

Upon a change in our control (as defined in the Bridge Loan Agreement), each lender may require us to prepay an amount equal to 100% of the Bridge Loans outstanding plus any accrued and unpaid interest and 101% of any Term Loan outstanding plus any accrued and unpaid interest.

We may prepay the Bridge Loans, and any accrued and unpaid interest and any breakage costs, without penalty. We may prepay the Term Loans within the first four years following the Initial Maturity Date by paying the outstanding principal, and any accrued and unpaid interest and any breakage costs, plus the greater of (i) 1% of the outstanding principal amount of the Term Loan and (ii) the excess of (a) the present value at such redemption date of (x) the redemption price of such Term Loan four years after the Initial Maturity Date (March 5, 2013), plus (y) all required interest payments that would otherwise be due to be paid on such Term Loan during the period between the redemption date and the date four years after the Initial Maturity Date (March 5, 2013), computed using a discount rate equal to the German bund rate at such redemption date plus 50 basis points over (b) the then outstanding principal amount of the Term Loan. Following the fourth year after the Initial Maturity Date (March 5, 2013), we may prepay the Term Loans, plus any accrued and unpaid interest and any breakage costs, as follows: (i) at par plus 50% of the coupon through March 5, 2014, (ii) at par plus 25% of the coupon through March 5, 2015 or (iii) at par through March 5, 2016. For any Term Loans held by the original lenders, we may prepay the Terms Loans following March 5, 2013 by paying the original lenders the outstanding principal plus accrued and unpaid interest and any breakage costs.

Our obligations under the Bridge Loan Agreement are currently guaranteed by some of our subsidiaries and are collateralized by the same collateral securing the 2004 Notes and the 2007 Notes.

The Bridge Loan Agreement contains customary representations and warranties and events of default. The Bridge Loan Agreement contains covenants restricting our ability, under certain circumstances, to, among other things, (i) make certain restricted payments such as dividends or loans, (ii) create certain

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

liens, (iii) merge or consolidate with other entities, (iv) borrow money other than as permitted, (v) make guarantees, (vi) make loans, acquire assets or companies other than as permitted or (vii) enter into hedging arrangements other than as permitted.

We have classified the Bridge Loans as a non-current liability in the Condensed Consolidated Financial Statements as we have the intent and the ability to either refinance the Bridge Loans prior to maturity or covert the Bridge Loans to Term Loans.

The Intercreditor Agreement

In order to establish the relative rights of certain of our creditors under our financing arrangements, including the Bridge Loan Agreement (including priority of claims and subordination), we have entered into an amended and restated Intercreditor Agreement with, among others, the lenders under the Amended Facilities Agreement and the Bridge Loan Agreement, certain hedging counterparties, the security trustee, the trustee for the 2007 Notes and the trustee for the 2004 Notes. The Intercreditor Agreement provides that if there is an inconsistency between the provisions of the Intercreditor Agreement (regarding subordination, turnover, ranking and amendments only), and certain other documents, including the 2007 Notes Indenture governing the 2007 Notes, the Intercreditor Agreement will prevail.

The Assumed Memorex Debt

In connection with the Memorex Acquisition, in addition to the Memorex debt that we refinanced with a portion of the proceeds from the Bridge Loan Agreement, we assumed approximately EUR 26.4 million (approximately $41.8 million at closing) of net debt primarily consisting of (i) a loan to Memorex’s Turkish subsidiary MTCTR Memorex Telekomünikasyon Sanayi ve Ticaret Limited Sirketi (“Memorex Turkey”) in the amount of EUR 10 million (the “Memorex Turkey Loan”), (ii) a subordinated loan to Memorex in the amount of EUR 8 million (the 1st Memorex Prep Loan), (iii) a subordinated loan to Memorex in the amount of EUR 3 million (the “2nd Memorex Prep Loan) and (iv) finance leases.

The Memorex Turkey Loan is a bank loan with a current variable interest rate that is adjusted quarterly and presently equal to EURIBOR plus 2.0%. The current interest rate is 7.16%. The lender may unilaterally alter or increase the rate of interest as permitted by applicable law. The Memorex Turkey Loan matures, with the principal to be repaid in full, in November 2013. The lender may, in its discretion, require early repayment upon three days written notice. Memorex Turkey may prepay the loan in whole or in part on three days written notice. The Memorex Turkey Loan is collateralized by some of Memorex Turkey’s trade receivables.

The 1st Memorex Prep Loan is an un-collateralized subordinated loan from a syndicated group of lenders. Memorex has to make an annual interest payment at the rate of 0.75% per annum and a quarterly interest payment at the rate of 6.8% per annum. The 1st Memorex Prep Loan matures, with the principal to be repaid in full, in July 2012. The lender or Memorex may require early termination of the loan upon “important reasons”. “Important reasons” that would enable the creditor to terminate the loan agreement and require early repayment include, but are not limited to, certain events such as the liquidation of Memorex, the institution of insolvency proceedings or a change-in-control of Memorex under certain circumstances. If the loan is terminated prior to maturity, Memorex would owe, in addition to the unpaid principal and accrued interest, the “residual term interest” consisting of the interest that would have been payable up to the original maturity date of the loan. Memorex would receive a credit against such “residual interest” for the hypothetical amount which the loan principal would earn if it was reinvested in bonds issued by the Republic of Austria with a residual term equal to the time remaining to the original maturity date of the loan.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The 2nd Memorex Prep Loan is an un-collateralized subordinated loan from a syndicated group of lenders. Memorex has to make an annual interest payment at the rate of 1.0% per annum and a quarterly interest payment at the rate of 6.9% per annum. The 2nd Memorex Prep Loan matures, with the principal to be repaid in full, in December 2012. The lender or Memorex may require early termination of the loan upon “important reasons”. “Important reasons” that would enable the creditor to terminate the loan agreement and require early repayment include, but are not limited to, certain events such as the liquidation of Memorex, the institution of insolvency proceedings or a change-in-control of Memorex under certain circumstances. If the loan is terminated prior to maturity, Memorex would owe, in addition to the unpaid principal and accrued interest, the “residual term interest” consisting of the interest that would have been payable up to the original maturity date of the loan. Memorex would receive a credit against such “residual interest” for the hypothetical amount which the loan principal would earn if it was reinvested in bonds issued by the Republic of Austria with a residual term equal to the time remaining to the original maturity date of the loan.

As of September 30, 2008, we were in compliance with all financial covenants set forth in our financing arrangements.

(5)	Derivative Financial Instruments

We have engaged in substantial foreign currency and interest rate hedging activities to reduce the risk that changes in currency exchange rates and interest rates will adversely affect the eventual net cash outflows resulting from our debt obligations.

We do not enter into financial instruments for trading or speculative purposes. However, the derivative instruments used by us are not designated as hedges under SFAS 133 for accounting purposes and, as such, are referred to as undesignated hedges. Changes in the fair value of undesignated hedges are therefore recorded in current period earnings as a gain or loss on derivative instruments.

Interest rate risk hedging

To limit the risks attributable to the variability of interest rates on a substantial portion of our cash pay debt, we entered into interest rate swap agreements (including cross-currency interest rate swap agreements) to limit the fluctuations in cash flows resulting from variable interest rates. Under the terms of the interest rate swap agreements, we have received variable interest rate payments from the hedging counterparties and made fixed interest rate payments (primarily in Hungarian forint), thereby creating the equivalent of fixed-rate debt.

Foreign currency exchange rate risk hedging

To limit the impact of fluctuations between our Hungarian subsidiaries’ functional currency, the Hungarian forint, and the euro, we have utilized foreign exchange forward agreements (to purchase euros with Hungarian forint) and cross-currency interest rate swap agreements to hedge both the interest rate and the currency exposure inherent in foreign currency denominated debt instruments bearing variable interest. By entering into cross-currency interest rate swap agreements we have received variable interest payments in euros and made fixed interest payments in Hungarian forint, the functional currency of our Hungarian subsidiaries, thereby creating the equivalent of fixed rate debt in the functional currency of our Hungarian subsidiaries. The cross-currency interest rate swaps in effect are the same as the combination of interest rate swaps, currency swap agreements and foreign exchange forward contracts applied to the same underlying hedged item.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The objective of these contracts has been to neutralize the impact of currency exchange rate and interest rate movements on our cash flows. However, given the inherent limitations of forecasting and the anticipatory nature of the exposures intended to be hedged, there can be no assurance that such programs will offset more than a portion of the adverse financial impact resulting from unfavorable movements in either interest or currency exchange rates.

Credit risk related to hedging

By using derivative financial instruments to hedge exposures to changes in interest rates and currency exchange rates, we expose ourselves to the credit risk of the counterparty. Credit risk is the failure of the counterparty to perform its obligations under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes us, which creates a credit risk for us. When the fair value of a derivative contract is negative, we owe the counterparty and, therefore, we do not have any credit risk. Our policy requires that counterparties to our hedging activities be large and creditworthy commercial banks. We do not consider the risk of counterparty non-performance associated with hedge contracts to be significant. We do not require and are not required to place collateral for these financial instruments independently of our security arrangements under the Amended Facilities Agreement.

To ensure the adequacy and effectiveness of our interest rate and foreign currency exchange rate hedge positions, we continually monitor, from an accounting and economic perspective, our derivatives positions in conjunction with our underlying interest rate and foreign currency exposures.

The following table summarizes the notional amounts and respective fair values of our derivative financial instruments as of September 30, 2008:

Asset / (Liability)	Notional Amount	Fair Market Value	Fair Value Change for the Nine Months ended September 30, 2008
	(in thousands)
Cross currency interest rate swaps	$583,692	$(44,948)	$(9,862)
FX forward contracts	—	—	(21)
Interest rate swaps	19,042	55	839

Total	$602,734	$(44,893)	$(9,044)

The following table summarizes the notional amounts and respective fair values of our floating to fixed interest rate swaps as of September 30, 2008:

Asset / (Liability)	Notional Amount	Fair Market Value	Maturity	Fixed Interest Rate
	(in thousands)
Amended Facilities Agreement	$96,920	$(5,448)	June 30, 2011	9.379%
Amended Facilities Agreement	19,042	55	June 30, 2011	10.160%
2007 Notes	58,983	(4,361)	August 1, 2009	10.780%
2007 Notes	58,983	(4,336)	August 1, 2009	10.740%
2007 Notes	85,540	(6,274)	August 1, 2009	10.724%
2007 Notes	79,126	(5,804)	August 1, 2009	10.724%
2004 Notes	204,140	(18,725)	August 15, 2009	14.955%

Total Interest Rate Swaps	$602,734	$(44,893)

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The notional principal amount provides one measure of the transaction volume outstanding as of the end of the period, and does not represent the amount of our exposure to market loss.

We estimate the fair values by using a model which discounts future contractual cash-flows determined based on market conditions (foreign currency exchange rates, yield curves in the functional currency and in the foreign currency) prevailing on the date of the valuation. The model we use is regularly tested against third party prices for reasonableness. The fair value represents the estimated amounts that we would pay or receive to terminate the contracts as of September 30, 2008. The amounts ultimately realized upon settlement of these financial instruments, together with the gains and losses on the underlying exposures, will depend on actual market conditions during the remaining life of the instruments.

As a result of the recent events in the global and Hungarian economies, which have led to volatile financial markets worldwide, the value of the Hungarian forint has recently depreciated in the foreign currency exchange markets against the euro. This devaluation of the Hungarian forint gave us an opportunity to unwind a significant portion of our hedging positions that we entered into in 2007, which have, since their inception, had a negative effect on our cash flows. In October 2008, we entered into numerous transactions which resulted in the effective unwinding of a substantial portion of our existing hedging arrangements. See Note 11 “Subsequent Events”.

Embedded derivatives

An embedded derivative is an implicit or explicit term within a contract that does not in its entirety meet the definition of a derivative instrument but affects some or all of the cash-flows or the value of other exchanges required by the contract in a manner similar to a derivative. An embedded derivative therefore is a derivative instrument within another contract that is not a derivative. For example, a euro denominated operating lease contract that one of our Hungarian subsidiaries enters into for a given period of time will give rise to foreign currency exposure for that period since our Hungarian subsidiary will need to buy euro from its functional currency, the Hungarian forint, thereby having an impact on cash-flows. Therefore, a series of foreign exchange forward contracts are embedded in the lease agreement, the host contract, and are accounted for separately.

Embedded derivatives are separated from the host contract and accounted for separately if (i) the economic characteristics and risks of the host contract and the embedded derivative are not closely related; (ii) a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and (iii) the combined instrument is not measured at fair value with changes in fair value reported through earnings. Changes in the fair value of separable embedded derivatives are recognized immediately in the statement of operations.

We review our material contracts regularly to identify embedded derivatives which require bifurcation from the host contract. The following table summarizes the fair values of our net liabilities relating to embedded derivatives as of September 30, 2008 and December 31, 2007:

(in thousands)	September 30, 2008	December 31, 2007
	(unaudited)
Embedded derivatives, net	$(72)	$(617)

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(6)	Fair value of financial assets and liabilities

We adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) effective January 1, 2008 as discussed in Note 1(e), which defines fair value, establishes a framework for measuring fair value in GAAP, and requires enhanced disclosures about assets and liabilities carried at fair value and fair value measurements. SFAS 157 applies when other accounting pronouncements require fair value measurements; it does not require new fair value measurements.

SFAS 157 states that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-level fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows: (i) Level 1 observable inputs such as quoted prices in active markets; (ii) Level 2 inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (iii) Level 3 unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions. We utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

The three levels of the fair value hierarchy defined by SFAS 157 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument and can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as OTC forwards, options and repurchase agreements.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in the best estimate of fair value. Level 3 instruments include those that may be more structured or otherwise tailored to customers’ needs. At each balance sheet date, we perform an analysis of all instruments subject to SFAS 157 and include in Level 3 any of those whose fair value is based on significant unobservable inputs. The following table sets forth by level, within the fair value hierarchy, our financial assets and liabilities that were accounted for at fair value on a recurring basis as at September 30, 2008:

	At fair value as of September 30, 2008
Recurring Fair Value Measures	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Derivative financial instruments	$—	$—	$—	$—
Embedded derivatives	—	2,883	—	2,883
Other	—	—	—	—

Total	$—	$2,883	$—	$2,883

Liabilities:
Derivative financial instruments	$—	$44,893	$—	$44,893
Embedded derivatives	—	2,955	—	2,955
Other	—	—	—	—

Total	$—	$47,848	$—	$47,848

As required by SFAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The determination of the fair values above incorporates various factors required under SFAS 157. These factors include not only the credit standing of the counterparties involved and the impact of credit enhancements (such as cash deposits, letters of credit and priority interests), but also the impact of our nonperformance risk (such as our credit risk and delivery risk) on our liabilities.

We use a similar model to value similar instruments. Valuation models utilize various inputs which include inputs derived principally from or corroborated by observable market data such as yield curves and foreign exchange rates. Judgment may be necessary to determine the source and timing of the input data used. Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.

There were no financial assets and liabilities that were accounted for at fair value on a non-recurring basis as at September 30, 2008.

(7)	Losses from Fair Value Changes on Warrants

In May 1999, we issued notes (the “Notes”) in an aggregate amount of $25 million with detachable warrants (the “Warrants”) to purchase 2,500,000 shares of common stock of the Company at a price of $10 per share. The Notes accrued interest at the applicable USD LIBOR rate for the six months interest periods plus 3.5%. The Notes matured in March 2007 and were canceled upon the exercise of the Warrants by TDC on March 28, 2007.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, we recorded a non-cash expense of $15.1 million for the first quarter 2007 relating to the change in the fair value of our common stock, which was reflected in the change in the fair value of the Warrants. The fair market value was determined using the Black-Scholes option pricing formula as of the exercise date of the Warrants. Upon exercise on March 28, 2007, the fair market value of the Warrants of $53.1 million was recorded to Additional Paid-In Capital.

(8)	Stock Based Compensation

We have three equity compensation plans: the stock option plan that was adopted by our Board of Directors in April 1992, which was amended and renamed upon the approval of our stockholders in 2002 (the “2002 Plan”); the Non-Employee Director Stock Option Plan (the “Directors’ Plan”) which was established by our Board of Directors in 1997; and the 2004 Long-Term Incentive Plan (the “2004 Plan”) which was approved by our stockholders in 2004.

As of September 30, 2008, we had outstanding options to purchase 80,000 shares of common stock issued from the 2002 Plan; outstanding options to purchase 85,000 shares of common stock issued from the Directors’ Plan; and outstanding options to purchase 410,000 shares of common stock under the 2004 Plan.

For the three months ended September 30, 2008, we recognized $838,000 of expense associated with stock based compensation, which was comprised of a non-cash expense relating to the revaluation option awards under FAS 123R.

For the nine months ended September 30, 2008, we recognized $874,000 of expense associated with stock based compensation, which was comprised of non-cash expense of $701,000 relating to the revaluation of outstanding option awards under FAS 123R and an expense of $173,000 related to a stock option grant.

Upon the adoption of SFAS 123R, expected volatility was based on historical volatilities. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected option life assumed at the date of grant. The expected term was calculated based on historical experience and represents the time period options actually remained outstanding. We have estimated zero forfeitures based on historical experience and the limited number of option holders.

The weighted average assumptions used in the Black-Scholes option-pricing model are as follows for the nine months ended September 30, 2008 and 2007:

	Nine months ended September 30,
	2008	2007
Dividend yield	0%	0%
Risk free rate	2.93%	4.55%
Weighted average expected option life (years)	5.42	6.14
Volatility	38.63%	38.75%

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

The following is a summary of stock options under the stock compensation plans referred to above, which were granted, were exercised and have expired for the nine months ended September 30, 2008:

	Outstanding Options	Weighted Average Exercise Price
December 31, 2007	570,000	$10.30
Granted	20,000	$17.14
Exercised	(15,000)	$6.52

September 30, 2008	575,000	$10.64

All options granted during the period were fully vested upon issuance.

The following table summarizes information about shares subject to outstanding options as of September 30, 2008, which were issued to current or former employees or directors pursuant to the above described stock compensation plans.

	Options Outstanding		Options Exercisable
Number Outstanding	Range of Exercise Prices	Weighted- Average Exercise Price	Weighted- Average Remaining Life in Years	Number Exercisable	Weighted- Average Exercise Price
40,000	$ 4.72-$4.72	$ 4.72	3.25	40,000	$ 4.72
65,000	$ 5.78-$6.49	$ 6.15	2.51	65,000	$ 6.15
200,000	$ 7.46-$9.39	$ 9.00	5.05	200,000	$ 9.00
175,000	$10.89-$13.01	$12.77	6.07	175,000	$12.77
75,000	$14.64-$15.62	$15.36	7.52	75,000	$15.36
20,000	$17.14-$17.14	$17.14	9.25	20,000	$17.14

575,000	$ 4.72-$17.14	$10.64	5.42	575,000	$10.64

The aggregate intrinsic value, which represents the amount by which the fair value of our common stock exceeds the option exercise prices, was $4,243,000 and $4,210,000 as of September 30, 2008 and December 31, 2007, respectively.

The weighted-average exercise price of stock options granted during the nine months ended September 30, 2008 was $17.14 per share. The weighted-average exercise price of stock options granted during the nine months ended September 30, 2007 was $14.64 per share. The total intrinsic value of stock options exercised during the nine months ended September 30, 2008 was $108,000. The total intrinsic value of stock options exercised during the nine months ended September 30, 2007 was $3,300,000. Compensation expense related to stock options granted has been recorded in selling, general and administrative expenses.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(9)	Selling, General and Administrative Expenses

The following table presents selling, general and administrative expenses by type for the three and nine month periods ended September 30, 2008 and 2007:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2008	2007	2008	2007
Personnel expenses	$19,456	$15,416	$53,505	$38,293
Other administrative expenses	5,176	6,545	15,195	12,089
Advertising and marketing costs	1,828	1,070	5,170	3,294
Network operating expenses	12,759	8,062	36,031	21,361
IT costs	3,218	2,139	9,852	4,326
Other taxes	1,070	813	2,577	1,658
Bad debt and collection costs	1,595	667	5,913	2,189
Legal, audit and consultant fees	1,350	3,147	2,960	4,411
Management fees	12	87	59	105
Other operating expenses, net	489	(179)	10,582	1,802

Total for segments	$46,953	$37,767	$141,844	$89,528

Backbone rental expenses	(6,328)	(4,621)	(17,085)	(11,846)
Network operating expenses	(6,431)	(5,341)	(18,946)	(10,916)
Direct personal expenses	(5,542)	(8,761)	(15,678)	(14,166)

Total selling, general and administrative expenses	$28,652	$19,044	$90,135	$52,600

Personnel expenses for the nine months ended September 30, 2008 and 2007 include restructuring expenses of $4.9 million and $6.8 million, respectively relating to the reorganization following the Invitel Acquisition.

Bad debt and collection costs for the nine months ended September 30, 2008 and 2007 include one-off bad debt expenses as a result of an additional provision made at Memorex in the amount of $0.3 million in 2008 and at PanTel in the amount of $1.2 million in 2007.

Legal, audit fees and consultant expenses for the nine months ended September 30, 2008 and 2007 include Sarbanes-Oxley and compliance expenses amounting to $2.1 million and $2.9 million, respectively.

Other operating expenses for the nine months ended September 30, 2008 include integration costs of $5.7 million, due diligence expenses of $2.4 million, start-up expenses relating to Memorex Turkey in the amount of $2.4 million, a provision for unused vacation days in the amount of $0.8 million and other non-recurring items of $3.6 million relating to ongoing projects. Other operating expenses for the nine months ended September 30, 2007 include integration costs of $6.2 million, due diligence expenses of $0.3 million and a provision for unused vacation days in the amount of $0.7 million.

(10)	Segment Disclosures

We manage our business based on four segments: Mass Market Voice; Mass Market Internet, Business and Wholesale. Our management monitors the revenue streams of these segments and operations are managed and financial performance is evaluated based on these segments.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

These segments are as follows:

Mass Market Voice. The revenue generated from the fixed line voice and voice-related services provided to Mass Market customers within our historical concession areas and outside our historical concession areas in Hungary. Mass Market Voice revenue comprises monthly fees charged for accessing our network, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in our network, monthly fees for value added services, one-time connection and new service fees, as well as monthly fees for packages with built-in call minutes.

Mass Market Internet. The revenue generated from dial-up and DSL Internet connections provided to Mass Market customers in Hungary both inside and outside our historical concession areas. Mass Market Internet revenue comprises dial-up revenue, which is generated through a combination of time based and access fees, and DSL revenue, which is generated through a variety of monthly packages.

Business. The revenue generated from the fixed line voice, data and Internet services provided to business, government and other institutional customers nationwide. Business revenue comprises access charges, monthly fees, time based fixed-to-mobile, local, long distance and international call charges, interconnect charges on calls terminated in our network, monthly fees for value added services, and fees from Internet access packages. In addition, Business revenue includes revenue from leased line, Internet and data transmission services which is comprised of fixed monthly rental fees based on the capacity/bandwidth of the service and the distance between the endpoints of the customers.

Wholesale. The revenue generated from voice and data services provided on a wholesale basis to other operators or resellers. Wholesale revenue comprises rental payments for high bandwidth leased line services, which are based on the bandwidth of the service and the distance between the endpoints of the customers, fixed monthly charges for supply of dark fiber or ducts, and voice transit charges from other Hungarian and international telecommunications service providers, which are based on the number of minutes transited. The revenue and gross margin of the acquired Memorex business is disclosed fully in the Wholesale segment.

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

Revenue and gross margin by these segments for the three and nine months ended September 30, 2008 and 2007 were as follows:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2008	2007	2008	2007
Revenue:
Mass Market Voice	$41,785	$33,305	$127,409	$67,532
Mass Market Internet	14,913	11,575	43,148	21,013
Business	40,456	34,660	116,725	79,368
Wholesale	55,929	36,599	145,323	90,214

Total Revenue	$153,083	$116,139	$432,605	$258,127

Cost of sales:
Mass Market Voice	$8,325	$6,234	$26,404	$12,792
Mass Market Internet	2,509	1,992	7,415	3,495
Business	9,390	8,179	27,632	19,606
Wholesale	23,321	22,327	63,878	51,488

Total allocated to segments	$43,545	$38,732	$125,329	$87,381

Backbone rental expenses	6,328	4,621	17,085	11,846
Network operating expenses	6,431	5,341	18,946	10,916
Direct personnel expenses	5,542	8,761	15,678	14,166

Total Cost of sales	$61,846	$57,455	$177,038	$124,309

Gross margin:
Mass Market Voice	$33,460	$27,071	$101,005	$54,740
Mass Market Internet	12,404	9,583	35,733	17,518
Business	31,066	26,481	89,093	59,762
Wholesale	32,608	14,272	81,445	38,726

Total allocated to segments	$109,538	$77,407	$307,276	$170,746

Backbone rental expenses	(6,328)	(4,621)	(17,085)	(11,846)
Network operating expenses	(6,431)	(5,341)	(18,946)	(10,916)
Direct personnel expenses	(5,542)	(8,761)	(15,678)	(14,166)

Total Gross margin	$91,237	$58,684	$255,567	$133,818

The change in the amounts of reconciling items is primarily due to the Invitel Acquisition and the Memorex Acquisition.

Total assets by segments as of September 30, 2008 and December 31, 2007 were as follows:

(in thousands)	September 30, 2008	December 31, 2007
	(unaudited)
Mass Market Voice	$431,400	$395,605
Mass Market Internet	220,436	194,810
Business	305,162	274,735
Wholesale	386,389	245,041

Total assets	$1,343,387	$1,110,191

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

(11)	Subsequent Events

Derivative financial instrument transactions

EUR 67.4 million of the outstanding principal debt balance from our Amended Facilities Agreement is denominated in euros and EUR 13.2 million is denominated in Hungarian forint. All of the 2007 Notes and the 2004 Notes are denominated in euros.

In order to reduce our exposure to the fluctuations in interest rates and the EUR/HUF currency exchange rates, we entered into cross-currency interest rate swap agreements and an interest rate swap agreement in 2007 pursuant to which we fixed a total of EUR 455.6 million of this debt balance at an average EUR/HUF currency exchange rate of EUR/HUF 261.20. We did not enter into any such arrangements with respect to the 2006 PIK Notes or the Bridge Loan Agreement.

The EUR 67.4 million outstanding balance under the Amended Facilities Agreement which is denominated in euros and the 2007 Notes provide for variable rates of interest tied to EURIBOR, which interest is payable in euros. In order to reduce our exposure to variable interest rates and fluctuations in the EUR/HUF currency exchange rate, we entered into cross-currency interest rate swap agreements pursuant to which we swapped variable rate euro interest payments for fixed rate forint payments.

The 2004 Notes provide for a fixed rate of interest which is payable in euros. In order to reduce our exposure to fluctuations in the EUR/HUF exchange rate, we entered into a cross-currency interest rate swap arrangement pursuant to which we swapped fixed rate euro interest payments for fixed rate forint payments.

The EUR 13.2 million portion of the Amended Facilities Agreement which is denominated in HUF provides for a variable rate of interest tied to BUBOR, which interest is payable in Hungarian forint. In order to reduce our exposure to a variable interest rate, we entered into an interest rate swap arrangement pursuant to which we swapped variable rate Hungarian forint interest payments for fixed rate forint payments.

Since their inception in May 2007, these arrangements have had a net negative effect to our cash flow of HUF 5.8 billion (approximately $34.3 million).

In October 2008 we entered into numerous transactions which resulted in the effective unwinding of a substantial portion of our hedging positions. We effectively terminated the cross-currency interest rate swap arrangements with respect to the 2004 Notes and the 2007 Notes. We also effectively terminated 50% of the cross-currency interest rate swap arrangement with respect to the EUR 67.4 million portion of the Amended Facilities Agreement which is denominated in euros. The aggregate cost to effectively terminate these arrangements is approximately EUR 9 million (approximately $12.9 million), payable during the term of the arrangements, (August 2009 with respect to the hedging arrangements related to the 2004 Notes and the 2007 Notes and June 2011 with respect to the hedging arrangements relating to Amended Facilities Agreement).

Legal proceedings

Three Hungarian municipalities initiated court proceedings against us in the Metropolitan Court of Budapest seeking payment in connection with an ambiguous provision in some of our concession contracts regarding the payment of local municipal taxes. On May 15, 2008 the Metropolitan Court

HUNGARIAN TELEPHONE AND CABLE CORP. AND SUBSIDIARIES

Notes to the Unaudited Condensed Consolidated Financial Statements

ruled on our behalf and denied the claims of the municipalities. On October 30, 2008 the Metropolitan Court of Appeal overturned, in part, the lower court’s ruling and awarded the municipalities HUF 919 million (approximately $5.4 million) plus interest and cost to the plaintiffs. The award is payable within 15 days of receipt of the written judgment, which we expect to receive in December 2008.

We have a right to, and plan to apply to the Hungarian Supreme Court for a special review and a suspension of the judgment. There is no guarantee that the Hungarian Supreme Court will review this case. While we plan to continue to contest this case and believe that this case is without merit, to be compliant with our accounting standards we have made a provision for this contingent liability in the amount of HUF 2.2 billion (approximately $13 million) for the period ended September 30, 2008 and it is included in income tax expense. The final amount due, if any, might be significantly decreased or increased based on the final ruling by the Hungarian Supreme Court or a different interpretation of the interest calculation.

One municipality made a claim to us, which we rejected, for HUF 57 million (approximately $0.3 million) but has not initiated any formal legal proceedings. The other municipalities that made claims to us, which we rejected, did not initiate formal legal proceedings by the legal deadline and, therefore, lost their ability to initiate formal legal proceedings.

Memorex Consolidated 2007 Financials

Memorex Telex Communications A.G.

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors

To the Board of Directors and Shareholders of

Memorex Telex Communications AG:

We have audited the accompanying consolidated balance sheet of Memorex Telex Communications AG and its subsidiaries (the “Company”) as of 31 December 2007, and the related statements of consolidated income, changes in shareholders’ equity and of cash flows for the nine-month period ended 31 December 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

The consolidated financial statements were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. As discussed in Note 2.1, the accompanying consolidated financial statements do not include comparative figures for the prior year as required by International Accounting Standard No. 1, “Presentation of Financial Statements”. In our opinion, inclusion of comparative figures is necessary to obtain a proper understanding of the current period’s financial statements.

In our opinion, except for the effects of the matter described in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Memorex Telex Communications AG and now in more than its subsidiaries as of 31 December 2007, and the results of their operations and their cash flows for the nine-month period ended 31 December 2007 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers Kft.

Budapest, Hungary

8 August 2008

Memorex Telex Communications A.G.

Consolidated Balance Sheet

As at 31 December 2007

(in thousands of EUR)	Notes	At 31 December 2007
Non-Current Assets
Goodwill		106
Licences		201
Software		205
Indefeasable Rights of Use		26,526
Other intangible Assets	9	26,932
Land and Buildings		9,875
Network Equipment		99,853
Other		1,485
Capital Work in Progress		4,302
Property, Plant and Equipment	10	115,515
Other Non-Current Financial Assets		419
Deferred Tax Assets	19	5,750

		148,722

Current Assets
Cash and Cash Equivalents	11	4,683
Investment in Securities		521
Trade and Other Receivables	12	12,635
Inventories		123
Prepayments and Accrued Income		840

		18,802

Total Assets		167,524

Equity and Liabilities

Equity attributable to equity holders of the parent
Share Capital	13	36,400
Reserves		84
Accumulated deficit		(6,025)

		30,459

Minority Interest		24

Total Equity		30,483

Non-Current Liabilities
Interest Bearing Borrowings	14	11,099
Non-Current Obligation Under Capital Leases	21	8,720
Other Non-Current Liabilities	15	45,055
Deferred Tax Liabilities	19	231

		65,105

Current Liabilities
Current Portion of Interest-Bearing Borrowings	14	49,513
Current Obligation Under Capital Leases	21	5,175
Trade and Other Payables		6,784
Provisions	16	5,370
Accrued Expenses and Deferred Income	17	5,094

		71,936

Total Liabilities		137,041

Total Equity and Liabilities		167,524

Memorex Telex Communications A.G.

Consolidated Income Statement

For the nine months period ended 31 December 2007

		For the nine months ended 31 December
(in thousands of EUR)	Notes	2007
Revenues	3	27,584
Cost of Sales	4	(4,551)

Gross Margin		23,033
Operating Expenses	5	(18,208)
Depreciation and Amortization	7	(8,711)

Profit / (Loss) from Operations		(3,886)
Financial Income	8	188
Financial Expenses	8	(4,252)

Net Profit / (Loss) Before Tax		(7,950)
Income Tax (Expense) / Benefit	19	1,685

Net Profit / (Loss) for the Period		(6,265)
Attributable to:
Equity Holders of the Parent		(6,269)
Minority Interest		4

		(6,265)

The accompanying notes form an integral part of the consolidated financial statements.

Memorex Telex Communications A.G.

Consolidated Statement of Cash Flows

For the nine months period ended 31 December 2007

		For the nine months
		ended 31 December
(in thousands of EUR)	Notes	2007
Cash Flows from Operating Activities
Net Profit / (Loss)		(6,265)

Adjustments for Non-Cash Items:
Interest Expense / (Income)	8	3,435
Depreciation and Amortization	7	8,711
Amortization of Deferred Borrowing Costs		140
Allowance for Bad and Doubtful Debts	5	2,094
Provisions	16	1,595
Deferred taxes	19	(1,909)
Other Non-Cash Items		517

Working Capital Changes:
Change in Trade and Other Receivables	12	(2,778)
Change in Inventories		(44)
Change in Prepayments and Accrued Income		(278)
Change in Other Asset		1,119
Change in Trade Payables, Other Payables and Accrued Expenses		(6,866)
Result of Sale of Property, Plant and Equipment	10	(118)
Interest Paid		(2,725)

		(3,372)

Cash Flows from Investing Activities
Purchase of Intangible Assets	9	(1,681)
Purchase of Property, Plant and Equipment	10	(10,849)
Proceeds from Sale of Property, Plant and Equipment	10	3,751
Interest Received		32

		(8,747)

Cash Flows from Financing Activities
Proceeds from Interest Bearing Borrowings	14	18,453
Proceeds from Related Party Loans		900
Refinancing Costs	14	(197)
Principal Payments under Capital Lease Obligations		(3,464)
Repayments of Interest Bearing Borrowings		(1,486)

		14,206

Net Increase / (Decrease) in Cash and Cash Equivalents		2,087
Cash and Cash Equivalents at the Beginning of the Period	11	2,596

Cash and Cash Equivalents at the End of the Period		4,683

The accompanying notes form an integral part of the consolidated financial statements.

Memorex Telex Communications A.G.

Consolidated Statement of Changes in Shareholders’ Equity

For the nine months period ended 31 December 2007

	Attributable to equity holders of the parent
(in thousands of EUR)	Share Capital	Reserves	Accumulated Deficit	Total	Minority interest	Total Shareholders Equity
Balance as at 31 March 2007	36,400	84	244	36,728	24	36,752

Net result for the period	—	—	(6,269)	(6,269)		(6,269)

Total recognized income and expense for the period	—	—	(6,269)	(6,269)	—	(6,269)

Balance as at 31 December 2007	36,400	84	(6,025)	30,459	24	30,483

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

1.	General Information

Memorex Telex Communications AG (“Memorex” and, together with its subsidiaries, the “Company” or “Group”) was incorporated in Austria on April 20, 1967. The address of the headquarters of the Company is Ortsstrasse 24, A 2331 Vösendorf, Austria. Memorex was originally a reseller of IBM hardware solutions. In 1997, following a buyout of Memorex by some of its employees, Memorex repositioned its business to provide telecommunications services within the Western and Central European telecommunications markets. Through acquisitions and capital investments, Memorex has expanded its business within Central and Eastern Europe to compete with the incumbent providers or other providers of telecommunications services in the region.

As of December 31, 2007, Memorex provided wholesale data and capacity services of fiber optic cable lines in the Central and Eastern European region to other global telecommunications providers and Internet companies in such countries as Austria, Bulgaria, the Czech Republic, Italy, Romania, Slovakia, Turkey, and Ukraine.

Memorex is a stock corporation under the Austrian law, registered with the commercial register of the Regional Court of Wiener Neustadt (Maria-Theresien-Ring 5, 2700 Wiener Neustadt, Austria).

On March 5, 2008, Hungarian Telephone and Cable Corp., a U.S. company (“HTCC”), acquired 95.7% of the outstanding equity of Memorex through one of its subsidiaries, Invitel Távközlési ZRt. (“Invitel”). The purchase price paid by HTCC was EUR 18.8 million. HTCC assumed approximately EUR 23.1 million of the Company’s net debt and refinanced approximately EUR 46.6 million of the Company’s debt at closing.

The purpose of the financial statements is related to the acquisition of the Company by HTCC, whereby HTCC is required to file with the United States Securities and Exchange Commission (“SEC”) a report on Form 8-K regarding the acquisition of Memorex.

The consolidated financial statements do not include comparative figures for the prior year as required by IAS 1 “Presentation of financial statements”.

The consolidated financial statements were prepared by management subsequent to the acquisition of the Company by HTCC.

Shareholders

As of December 31, 2007, the stated share capital of Memorex was EUR 36,400,000 which consisted of 3,640,000 shares with a par value of EUR 10 each. Of such outstanding share capital, Joki Holding A.G., a Swiss entity owned 72.25% , 47.10 North, a Swiss company owned 20.25% , and the remaining 7.5% of the outstanding share capital was owned by individuals.

Subsidiaries

Memorex operates part of its business through its operating subsidiaries. As of December 31, 2007 Memorex’s subsidiaries included: Memorex Telex Communications Bulgaria EOOD, a Bulgarian limited liability company with a registered share capital of BGN 5,200 (“Memorex Bulgaria”); Memorex Telex Communications CZ s.r.o., a Czech limited liability company with a registered share

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

capital of CZK 167,357,300 (“Memorex Czech Republic”); Memorex Telex Communications Italia SRL, an Italian limited liability company with a registered share capital of EUR 10,000 (“Memorex Italy”); Memorex Telex Communications S.R.L., a Romanian limited liability company with a registered share capital of RON 18,000 (EUR 5,000) (“Memorex Romania”); Memorex Telex Communications SK, Ltd., a Slovakian limited liability company with a registered share capital of SKK 57,000,000 (“Memorex Slovakia”); MTCTR Memorex Telekomünikasyon Sanayi ve Ticaret Limited Sirketi, a Turkish limited liability company with a registered share capital of YTL 250,000 (“Memorex Turkey”); and Memorex Telex Communications UA Ltd. with a registered share capital of UAH 2,272,500, a Ukranian limited liability company (“Memorex Ukraine”).

As of December 31, 2007, Memorex owned 100% of the outstanding equity of each of Memorex Bulgaria, Memorex Czech Republic, Memorex Italy, Memorex Romania, Memorex Slovakia and Memorex Ukraine. As of December 31, 2007, Memorex owned 95% of the outstanding equity of Memorex Turkey. The remaining 5% of the equity of Memorex Turkey is owned by an individual. Memorex holds an option to purchase such 5% equity stake from this individual at a nominal amount.

The consolidated financial statements of the Company for the year ended December 31, 2007 comprise of Memorex and its subsidiaries.

The consolidated financial statements were authorized by the Company’s management for issue on August 7, 2008.

2.	Significant Accounting Policies

The significant accounting policies adopted in the preparation of the consolidated financial statements are set out below.

2.1.	Statement of Compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (IASB), and interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) of the IASB. They have been prepared in accordance with IFRS 1, First-time Adoption of IFRS, because they were prepared for the first time, for the purpose of filing financial statements related to the acquisition of the Company by HTCC, whereby HTCC is requirement to file with the United States Securities and Exchange Commission (“SEC”) a report on Form 8-K regarding the acquisition of Memorex.

Consolidated financial statements of the Company have not previously been published under IFRS or a previous form of GAAP. In addition, the SEC only requires one year of audited financial statements for purposes of filing this report on Form 8-K. As a result, these financial statements do not include comparative figures for the prior years as required by IAS 1 “Presentation of financial statements”, nor are reconciliations required to any previous form of GAAP.

2.2.	Basis of Preparation

The consolidated financial statements are presented in Euro (“EUR”) rounded to the nearest thousand of EUR (“TEUR”). The consolidated financial statements have been prepared under the historical cost convention, except for financial assets and liabilities that are stated at fair value.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

The preparation of the financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

The estimates and assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised and in any future periods affected.

Judgments made by management in the application of IFRS that have a significant effect on the financial statements and estimates involving significant uncertainty are discussed in Note 2.20.

The accounting policies set out below have been consistently applied by the Company to all periods presented in these consolidated financial statements. Where it was necessary, accounting policies of the subsidiaries were modified to ensure consistency with the policies adopted by Memorex and its other subsidiaries.

2.3.	Basis of Consolidation

2.3.1.	Subsidiaries

Subsidiaries are those entities that are controlled, directly, or indirectly through its subsidiaries, by Memorex. Control exists when Memorex has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

2.3.2.	Transactions eliminated on consolidation

All inter-company balances, transactions, unrealized gains and losses on transactions between Memorex and its subsidiaries have been eliminated from the consolidated financial statements.

2.4.	Foreign Currency

2.4.1.	Translation of financial statements

Items included in the financial statements of each of Memorex and its subsidiaries are measured in EUR as the currency of the primary economic environment in which the Company operate is the Euro (the “functional currency”).

2.4.2.	Transactions and balances

Transactions in foreign currencies are translated to EUR at the foreign exchange rate ruling at the dates of the transactions.

Monetary assets and liabilities denominated in currencies other than the EUR at the balance sheet date are translated to the functional currency at the applicable foreign

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

exchange rate on the day of translation. The foreign currency gain or loss on monetary items is the difference between amortised cost in EUR at the beginning of the period, adjusted for effective interest and payments during the period, and the amortised cost in foreign currency translated at the exchange rate at the end of the period. Foreign currency differences arising on translation are recognised in profit or loss, except for differences arising on the translation of available-for-sale equity instruments.

Non-monetary assets and liabilities denominated in currencies other than the EUR that are stated at historical cost are translated to the functional currency using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in currencies other than the EUR that are stated at fair value are translated at the applicable foreign exchange rates in effect on the date that the fair values were determined.

2.5.	Cash and Cash Equivalents

Cash and cash equivalents comprise cash in bank balances and highly liquid call deposits with maturities of three months or less and exclude all overdrafts that are shown within borrowings in current liabilities on the face of the balance sheet.

2.6.	Trade and Other Receivables

Receivables with short duration are not discounted. Receivables with long duration are recognized initially at fair value, and thereafter, they are measured at amortized cost using the effective interest rate method less accumulated impairment losses. The amounts of any impairment losses are included in operating expenses.

Amounts due and receivable from other network operators are shown net where a right of set-off exists and the amounts are intended to be settled on a net basis.

2.7.	Trade and Other Payables

Trade and other payables with short duration are not discounted. Trade and other payables with long duration are initially recognized at fair value and subsequently at amortized cost using the effective interest rate method.

2.8.	Inventories

Inventories consist of materials to be used in construction and repair of the network and network equipment held for sale. Inventories are carried at the lower of cost and net realizable value. Cost is based on the first-in, first-out principle and includes expenditures incurred in acquiring the inventories and bringing them to their existing condition and location. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

2.9.	Goodwill

All business combinations are accounted for by applying the purchase method. Goodwill arising in a business combination represents the excess of the cost of the acquisition over the interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquiree. Goodwill is measured at cost less accumulated impairment losses.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Goodwill arising on the acquisition of a minority interest in a subsidiary represents the excess of the cost of the additional investment over the carrying amount of the net assets acquired at the date of exchange.

2.10.	Intangible Assets

Intangible assets are stated at cost less accumulated amortization and accumulated impairment losses except for goodwill and intangible assets with indefinite useful life, which are not amortized and are stated at cost less accumulated impairment losses. After initial recognition, the Company assesses whether an intangible asset has a finite or indefinite useful life. The cost of intangible assets with a finite useful life is amortized on a straight-line basis over the period in which the asset is expected to be available for use. The rates of amortization are based on the following estimated useful lives:

Licenses and concession rights	50 years
Indefeasible Rights of Use (IRU)	5-20 years
Software	3-4 years
Other	5-12 years

Amortization of intangible assets ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized. The amortization periods are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.11.	Property, Plant and Equipment

2.11.1.	Owned assets

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. The cost of self-constructed assets includes the cost of materials, direct labour and an appropriate proportion of overhead, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the cost of dismantling and removing the items and restoring the site on which they are located. Where an item of property, plant and equipment comprises major components having different useful lives, they are accounted for as separate items of property, plant and equipment.

Capital work in progress is stated at cost less impairment losses and represents those property, plant and equipment that have not been completed and capitalized.

2.11.2.	Leased assets

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. An asset acquired through a finance lease is measured initially at an amount equal to the lower of its fair value and the present value of the minimum lease payments at the inception of the lease. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.11.3.	Subsequent expenditure on property, plant and equipment

Expenditures incurred to replace a component of an item of property, plant and equipment that is accounted for separately, including major inspection and overhaul expenditure, is included in the carrying amount if it is probable that future economic benefits embodied in that part will flow to the Company and its cost can be measured reliably. All other expenditures are recognized in the income statement as an expense as incurred.

2.11.4.	Depreciation

Depreciation is charged to the income statement on a straight-line basis over the estimated useful lives of the items of property, plant and equipment, and major components that are accounted for separately. Leased assets are depreciated over the shorter of the lease term or their useful lives. Land and capital work in progress are not depreciated. The estimated useful lives are as follows:

Buildings	30-50 years
Network	20-50 years
Machinery and Equipment	6-10 years
Fixtures and Fittings	3-7 years
Vehicles	5 years
Computers	3-7 years

Depreciation of property, plant and equipment ceases at the earlier of the date that the asset is classified as held for sale in accordance with IFRS 5 – “Non-current Assets Held for Sale and Discontinued Operations” and the date the asset is derecognized.

Depreciation methods, useful lives and residual values are reviewed annually at each financial year-end. Any changes arising from such review are accounted for as a change in an accounting estimate.

2.12.	Impairment

The carrying amounts of the Company’s assets, other than inventories (see accounting policy note 2.8) and deferred tax assets (see accounting policy note 2.18), are reviewed as of each reporting date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

For goodwill and intangible assets with an indefinite useful life or not available for use, the recoverable amount is estimated annually, irrespective of whether any indication of impairment exists. An impairment loss is recognized whenever the carrying amount of an asset or its cash-generating unit exceeds its recoverable amount.

For an asset that does not generate largely independent cash flows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. A cash-generating unit is the smallest identifiable asset group that generates cash flows that are largely independent from other assets and groups. Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit or group of units on a pro rata basis. Impairment losses are recognized in the income statement.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

A financial asset is considered to be impaired if objective evidence indicates that one or more events have had negative effect on the estimated future cash flows of that asset. An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount, and the present value of the estimated future cash flows discounted at the original effective interest rate. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value. Any cumulative loss in respect of an available-for-sale financial asset recognized previously in equity is transferred to profit and loss. Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets that share similar credit risk characteristics are assessed collectively in groups.

2.12.1.	Calculation of recoverable amount

The recoverable amount of the Company’s investments in financial assets carried at amortized cost is calculated as the present value of expected future cash flows, discounted at the original effective interest rate inherent in the asset. Receivables with a short duration are not discounted. An impairment loss in respect of an available-for-sale financial asset is calculated by reference to its current fair value.

The recoverable amount of other assets or cash-generating units is the greater of their fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

2.12.2.	Reversal of impairment

An impairment loss in respect of a held-to-maturity security or receivable and available-for-sale financial asset that is a debt security is reversed if the subsequent increase in the recoverable amount can be related objectively to an event occurring after the impairment loss was recognized. The reversal is recognized in profit or loss. For available-for-sale financial asset that is an equity security, the reversal is recognized directly in equity. An impairment loss in respect of goodwill is not reversed. In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount and there has been an indication that the impairment has decreased or no longer exists.

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

2.13.	Interest Bearing Borrowings

Interest bearing borrowings are recognized initially at fair value, less discounts and attributable transaction costs. Subsequent to initial recognition, interest bearing borrowings are stated at amortized cost with any difference between cost and redemption value being recognized in the income statement over the period of the borrowings on an effective interest basis.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.14.	Provisions

A provision is recognized in the balance sheet when the Company has a legal or constructive obligation as a result of a past event that can be measured reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

A provision for restructuring is recognized when Company has approved a detailed and formal restructuring plan, and the restructuring has either commenced or has been announced publicly. Future operating costs are not provided for.

2.15.	Revenue Recognition

Revenue from all goods and services are shown net of VAT, rebates and discounts. Revenue from services are recognized when services are provided. Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of products sold have been transferred to the buyer. The Company considers the various elements of subscriber arrangements to be separate earnings processes for IFRS purposes and recognizes the revenue for each of the deliverables as earned.

Revenue from contracts relating to Indefeasible Rights of Use (“IRU”) contain installation fees, one-off or up-front fees, monthly fees and maintenance fees. One-off or up-front fees of IRU contracts are deferred over the term of the related contract. Installation fees, monthly fees and maintenance fees are charged periodically as specified in the related contract and the revenue is recognized straight line over the life of the related contract.

Revenue from the sale of ducts and other network equipment is recognized in revenue and the related cost is recognized in cost of sales when significant risk and rewards of ownership has been transferred.

Revenues and cost of sales from other network operators are shown net where a right of set-off exists and the amounts are intended to be settled on a net basis.

2.16.	Net Financial Costs

Net financial costs comprise interest expense on borrowings, interest income on funds invested, dividend income, foreign exchange gains and losses and impairment losses on financial investments.

Interest income is recognized in the income statement as it accrues, taking into account the effective yield on the asset.

2.17.	Lease payments

Leases under which a significant portion of the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made in respect of operating leases are charged to the income statement on a straight-line basis over the lease term and included in operating expenses.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Leases for property, plant and equipment under which the Group has substantially all the risks and rewards of ownership, are classified as finance leases. Lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding lease liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

2.18.	Income taxes

Income tax expense comprises current and deferred taxes. Income tax expense is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax is the expected tax payable on taxable income for the year, using tax rates enacted or substantially enacted at the balance sheet date and any adjustment to tax payable in respect of previous years.

Deferred tax is provided for using the liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for items that probably will not be reversed in the foreseeable future. The amount of deferred tax provided for is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using the appropriate tax rate enacted or substantively enacted at the balance sheet date.

Deferred tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. Deferred tax assets are reviewed as of each reporting date and reduced to the extent that it is no longer probable that the related tax benefit will be realized.

2.19.	Pension Costs and Employee Benefits

Contributions are made to the local pension, health and unemployment programs at the applicable statutory rates in effect during the year, based on gross salary payments. The cost of social security payments is charged to the income statement in the same period when the related salary cost incurred. The Company has no obligation for pension or other post employment benefits beyond the government programs.

2.20.	Key sources of estimation uncertainty

The Company makes estimates and assumptions concerning the future. The estimates and assumptions that have a significant risk of affecting the carrying amounts of assets and liabilities in the financial statements within the next financial year are described below.

2.20.1.	Deferred tax assets

The Company recognizes deferred tax assets in its balance sheet relating to tax loss carry forwards. The recognition of such deferred tax assets is subject to the utilization of tax loss carry forwards. The utilization of certain amounts of such tax loss carry forwards is subject to statutory limitations and is dependent on the amount of future taxable income of the Company. The Company has recognized deferred tax assets relating to tax loss carry forwards based on estimated future taxable income. If the future taxable income of such subsidiaries were to significantly differ from the amounts that were estimated, such differences could impact the amount of deferred tax assets and income tax expense of the Company.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

2.20.2.	Provision for impairment of trade and other receivables

The Company calculates a provision for impairment of trade and other receivables to cover the estimated losses resulting from customers not making the required payments when due. The estimates used in evaluating the adequacy of the provision for impairment of trade and other receivables are based on the aging of the accounts receivable balances and historical write-off experience, customer credit-worthiness, payment defaults and changes in customer payment terms.

The Company considers that the accounting estimate related to the provision for impairment of trade and other receivables is a critical accounting estimate since it involves assumptions about future customer behavior and the resulting future cash collections. If the financial condition of customers or the economic environment in which they operate were to deteriorate, actual write-offs of currently existing receivables may be higher than expected and may exceed the level of the provision recognized as at December 31, 2007.

2.20.3.	Depreciation

Property, plant and equipment and intangible assets are recorded at cost and are depreciated or amortized on a straight-line basis over their estimated useful lives. The determination of the useful lives of assets is based on historical experience with similar assets as well as any anticipated technology evolution and changes in broad economic or industry factors. The appropriateness of the estimated useful lives is reviewed annually as described in Note 2.10 and Note 2.11.4.

The Company considers that the accounting estimate related to the determination of the useful lives of assets is a critical accounting estimate since it involves assumptions about technology evolutions in an innovative industry. Further, due to the significant weight of long-lived assets in the asset base of the Company, the impact of any changes in these assumptions could be material to the Company’s financial position, as well as the results of its operations.

2.21.	New Accounting pronouncements

IAS 23 “Borrowing Costs”, revised was issued in March 2007. The main change to IAS 23 is the removal of the option of immediately recognising as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. An entity is, therefore, required to capitalise such borrowing costs as part of the cost of the asset. The revised standard applies prospectively to borrowing costs relating to qualifying assets for which the commencement date for capitalisation is on or after 1 January 1, 2009. The Company is currently assessing the impact of the amended standard on its financial statements.

IAS 1 “Presentation of Financial Statements”, revised was issued in September 2007 and is effective for annual periods beginning on or after January 1, 2009. The main change in IAS 1 is the replacement of the income statement by a statement of comprehensive income which will also include all non-owner changes in equity, such as the revaluation of available-for-sale financial assets. Alternatively, entities will be allowed to present two statements: a separate

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

income statement and a statement of comprehensive income. The revised IAS 1 also introduces a requirement to present a statement of financial position (balance sheet) at the beginning of the earliest comparative period whenever the entity restates comparatives due to reclassifications, changes in accounting policies, or corrections of errors. The Company expects the revised IAS 1 to affect the presentation of its financial statements but to have no impact on the recognition or measurement of specific transactions and balances.

IAS 27 “Consolidated and Separate Financial Statements”, revised was issued in January 2008 and is effective for annual periods beginning on or after 1 July 2009. The revised IAS 27 will require an entity to attribute total comprehensive income to the owners of the parent and to the non-controlling interests (previously “minority interests”) even if this results in the non-controlling interests having a deficit balance (the current standard requires the excess losses to be allocated to the owners of the parent in most cases). The revised standard specifies that changes in a parent’s ownership interest in a subsidiary that do not result in the loss of control must be accounted for as equity transactions. It also specifies how an entity should measure any gain or loss arising on the loss of control of a subsidiary. At the date when control is lost, any investment retained in the former subsidiary will have to be measured at its fair value. The Company is currently assessing the impact of the amended standard on its consolidated financial statements.

3.	Revenue

(in thousands of EUR)	For the nine months ended 31 December 2007
Austria	17,542
International	10,042

Revenue	27,584

International revenue for the nine months period ended December 31, 2007 includes revenue generated by Memorex Turkey in the amount of EUR 3,108 thousand, Memorex Czech Republic in the amount of EUR 3,218 thousand, Memorex Slovakia in the amount of EUR 1,116 thousand, Memorex Ukraine in the amount of EUR 1,254 thousand. The remaining EUR 1,346 thousand of international revenue was generated by Memorex’s smaller subsidiaries.

4.	Cost of Sales

(in thousands of EUR)	For the nine months ended 31 December 2007
Access type charges	(4,487)
Other cost of sales	(64)

Total Cost of Sales	(4,551)

Access type charges include fees paid to other telecommunication operators for the use of their access network to reach customers beyond the coverage of our network.

Access type charges predominantly include leased line services, internet connectivity costs, and rental fees paid for DSL access and local loop unbundling (LLU).

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

5.	Operating Expenses

(in thousands of EUR)	For the nine months ended 31 December 2007
Personnel expenses	(2,674)
Headcount-related costs	(1,472)
Advertising and marketing costs	(110)
Network operating expenses	(7,321)
IT costs	(264)
Local operating and other taxes	(243)
Bad debt expense	(2,094)
Provision for legal cases	(1,612)
Legal and audit fees	(77)
Consultant expenses	(577)
Turkey start up expenses	(1,532)
Other operating expenses, net	(232)

Total Operating Expenses	(18,208)

Personnel expenses include salaries and related taxes and contributions and other personnel expenses. See Note 6 for details.

Network operating expenses include the maintenance costs of the Company’s telecommunication infrastructure and its license and rental fees.

Significant portion of the bad debt expense for the nine months ended December 31, 2007 is not expected to re-occur in future years.

Provision for legal cases of EUR 1,612 thousand for the nine months ended December 31, 2007 includes amounts provided for in relation to legal claims against the Company. See Note 18 for details.

Consultant expenses of EUR 577 thousand for the nine months ended December 31, 2007 were related to non-recurring legal expenses.

Turkey start-up expenses of EUR 1,532 thousand relate to costs associated with establishing the Company’s business presence in Turkey such as rental, administrative and personnel expenses.

6.	Personnel Expenses

(in thousands of EUR)	For the nine months ended 31 December 2007
Salaries	(2,225)
Social security and other contributions	(447)
Personnel related expenses	(2)

Total Personnel Expenses	(2,674)

The Company had 115 employees as of December 31, 2007.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

7.	Depreciation and Amortization

(in thousands of EUR)	For the nine months ended 31 December 2007
Amortization	(2,265)
Depreciation	(6,446)

Total Depreciation and Amortization	(8,711)

8.	Net Financial Cost

(in thousands of EUR)	For the nine months ended 31 December 2007
Interest income	188

Financial Income	188

Third party interest expense	(3,623)
Amortization of deferred borrowing costs	(139)
Interest expense	(3,762)
Net foreign exchange (loss)/gain	(383)
Other financial expense	(107)

Financial Expense	(4,252)

Net Financial Cost	(4,064)

All interest income for the nine months period ended December 31, 2007 relates to cash and cash equivalents.

9.	Intangible Assets

Movements during the period in the Company’s intangible assets were as follows:

(in thousands of EUR)	Licenses	Software	Indefeasable Rights of Use	Total Intangible Assets
Cost as at 31 March 2007	255	699	36,690	37,644
Additions during the period	—	4	1,275	1,279

Cost as at 31 December 2007	255	703	37,965	38,923

Accumulated amortization as at 31 March 2007	(42)	(383)	(9,301)	(9,726)
Amortization charge for the period	(12)	(115)	(2,138)	(2,265)

Accumulated amortization as at 31 December 2007	(54)	(498)	(11,439)	(11,991)

Carrying value as at 31 March 2007	213	316	27,389	27,918

Carrying value as at 31 December 2007	201	205	26,526	26,932

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

10.	Property, Plant and Equipment

Movements during the period in the Company’s property, plant and equipment were as follows:

(in thousands of EUR)	Land and Buildings	Network and Equipment	Other	Capital Work In Progress	Total Property, Plant and Equipment
Cost as at 31 March 2007	12,558	150,567	992	(358)	163,759
Additions during the period	821	8,244	1,323	8,569	18,957
Disposals during the period	—	(4,093)	(256)	(3,909)	(8,258)

Cost as at 31 December 2007	13,379	154,718	2,059	4,302	174,458

Accumulated amortization as at 31 March 2007	(3,127)	(49,628)	(324)	—	(53,079)
Depreciation charge for the period	(377)	(5,749)	(320)	—	(6,446)
Disposals during the period	—	512	70	—	582

Accumulated amortization as at 31 December 2007	(3,504)	(54,865)	(574)	—	(58,943)
Carrying value as at 31 March 2007	9,431	100,939	668	(358)	110,680

Carrying value as at 31 December 2007	9,875	99,853	1,485	4,302	115,515

Network and Equipment includes all tangible assets associated with the telecommunication network and related equipment. Other assets include other non-telecom equipment, fixtures and fittings, vehicles and computers.

Capital Work in Progress includes property, plant and equipment in the course of construction. After completion, such assets are put into operation (capitalized) and are transferred to the appropriate fixed asset categories. No depreciation is charged on capital work in progress.

11.	Cash and Cash Equivalents

At 31 December 2007
(in thousands of EUR)
Cash on hand and in banks	4,683

Total Cash and Cash Equivalents	4,683

The breakdown of the Cash and Cash Equivalents of EUR 4,683 thousand as of December 31, 2007 by currency is as follows:

•	the EUR denominated part is EUR 3,752 thousand or approximately 80%,

•	the TRY denominated part is EUR 618 thousand or approximately 13%,

•	the SKK denominated part is EUR 111 thousand or approximately 2%,

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

•	the UAH denominated part is EUR 136 thousand or approximately 3% and

•	the EUR 66 thousand or approximately 2% is denominated in various currencies.

As of December 31, 2007 the Company had bank overdrafts in the amount of EUR 1,242 thousand. Bank overdrafts are classified as other current liabilities.

12.	Trade and Other Receivables

At 31 December 2007
(in thousands of EUR)
Trade accounts receivable	5,357
Other receivables	10,106

15,463
Provision for impairment	(2,828)

Total Trade and Other Receivables	12,635

Trade accounts receivable are mostly denominated in EUR. Out of the total Trade accounts receivable the EUR denominated part is EUR 2,703 thousand, the TRY denominated part is EUR 2,092 thousand and the remaining is denominated in various other currencies.

Movements in the allowance for bad and doubtful accounts are included as Bad debt expense within Operating expenses.

Other receivables include short term loans given to shareholders, advances to suppliers and prepaid taxes.

13.	Shareholders’ Equity

As of December 31, 2007, the stated share capital of Memorex was EUR 36,400,000 which consisted of 3,640,000 shares with a par value of EUR 10 each. The entire share capital has been issued and fully paid.

As at December 31, 2007 minority interest was related to the 5% investments held in Memorex Turkey by an individual. Memorex holds an option to purchase such 5% equity stake from this individual at a nominal amount.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

14.	Interest Bearing Borrowings

(in thousands of EUR)	At 31 December 2007
Current Portion of Interest Bearing Borrowings
Volksbank Revolver Loan	1,102
BACA Loan	863
RLB Revolver Loan	5,163
First RLB Term Loan	79
Second RLB Term Loan	1,195
SHN Revolver Loan	888
SHN Term Loan	791
Second SHN Term Loan	976
First HAAB Term Loan	1,123
Second HAAB Term Loan	2,909
PULS 1 Notes	10,000
PULS 2 Notes	7,500
First BAWAG Term Loan	155
Second BAWAG Term Loan	1,502
Third BAWAG Term Loan	3,500
Related Party Loan	3,900
YAPI Loan	8,000
Other	716

50,362
Deferred borrowing costs	(849)

Current Portion of Interest Bearing Borrowings	49,513

Non-Current Portion of Interest Bearing Borrowings
PREPS 1 Loan	8,000
PREPS 2 Loan	3,000
Other	99

Non-Current Portion of Interest Bearing Borrowings	11,099

Volksbank Loan

On April 24, 2000, Memorex entered into a collateralized revolving loan agreement with Volksbank Niederoesterreich-Mitte, an Austrian bank (“Volksbank”), pursuant to which Memorex received a EUR 363,364 revolving line of credit (the “Volksbank Revolver”). Interest was payable quarterly at a fixed interest rate of 6.5% per annum. The initial maturity date for the Volksbank Revolver was May 30, 2000. Memorex and Volksbank subsequently agreed to increase the revolving line of credit to EUR 726,728 and extended the maturity date to an indefinite date. The Volksbank Revolver was collateralized by a customer contract. As of December 31, 2007, Memorex had EUR 1,101,995 outstanding under the Volksbank Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Volksbank Revolver were paid off and the Volksbank Revolver was terminated.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

BACA Loan

On October 13, 2005, Memorex entered into a collateralized revolving loan agreement with Bank Austria Creditanstalt, an Austrian bank (“BACA”), pursuant to which Memorex received a revolving line of credit in the amount of EUR 900,000 (the “BACA Revolver”). Interest was payable quarterly at a fixed interest rate of 4.25% per annum. The BACA Revolver had a final maturity date of September 30, 2010. The BACA Revolver was collateralized by a pledge of certain Memorex bank accounts held at BACA. As of December 31, 2007, Memorex had EUR 863,109 outstanding under the BACA Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the BACA Revolver were paid off and the BACA Revolver was terminated.

Raiffeisen Loans

On October 25, 2004, Memorex entered into a collateralized revolving loan agreement (the “RLB Revolver”) with Raiffeisen Landesbank Oberoesterreich, an Austrian bank (“RLB”), pursuant to which Memorex received a EUR 3 million revolving line of credit at variable rate of interest equal to 2.75% over EURIBOR, which rate was reset quarterly. The RLB Revolver had an initial maturity date of October 31, 2005 which was extended pursuant to an oral agreement with no fixed maturity date. The RLB Revolver was collateralized by certain real property owned by Memorex in Austria. As of December 31, 2007, Memorex had EUR 5,163,390 outstanding under the RLB Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the RLB Revolver were paid off and the RLB Revolver was terminated.

On December 27, 2005, Memorex entered into an un-collateralized term loan agreement with RLB in the amount of EUR 1.5 million (the “First RLB Term Loan”). The First RLB Term Loan was repayable in quarterly installments beginning in March 2006 with a final maturity date of March 31, 2010. 30% of the outstanding balance accrued interest at the rate of 4.2% per annum and the remaining 70% of the outstanding balance accrued interest at the rate of 2.4% per annum. RLB had a right to terminate the First RLB Term Loan in the event that certain shareholders of Memorex owned less than 51% of the outstanding equity of Memorex. As of December 31, 2007, Memorex had EUR 79,412 outstanding under the First RLB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First RLB Term Loan were paid off and the First RLB Term Loan was terminated.

On May 11, 2006, Memorex entered into a collateralized term loan agreement with RLB in the amount of EUR 2.5 million (the “Second RLB Term Loan”). The Second RLB Term Loan was repayable in quarterly installments beginning in June 2006 with a final maturity date of June 30, 2008. The outstanding balance accrued interest at a variable rate, reset quarterly, equal to 2.5% above EURIBOR. The Second RLB Term Loan was collateralized by an agreement by Memorex to allow RLB to take over certain customer contracts in which customers owed Memorex funds. As of December 31, 2007, Memorex had EUR 1,194,852 outstanding under the Second RLB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second RLB Term Loan were paid off and the Second RLB Term Loan was terminated.

SPK Loans

On October 27, 2005, Memorex entered into a collateralized revolving loan agreement (the “SHN Revolver”) with Sparkasse Herzogenburg Neulengbach, an Austrian bank (“SHN”), pursuant to which

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Memorex received a EUR 900,000 revolving line of credit at a fixed interest rate of 4.375% per annum. Interest was repayable quarterly beginning in March 2006 with a final maturity date of October 26, 2010. The SHN Revolver was collateralized by certain real property owned by Memorex in Germany. SHN retained the right to require Memorex to assign contracts as additional security for the SHN Revolver. As of December 31, 2007, Memorex had EUR 888,322 outstanding under the SHN Revolver. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the SHN Revolver were paid off and the SHN Revolver was terminated.

On May 2, 2001, Memorex entered into a 10-year collateralized term loan agreement with SHN in the amount of EUR 872,000 (the “First SHN Term Loan”). The First SHN Term Loan was repayable in monthly installments beginning on July 5, 2001 with a final maturity date of July 5, 2011. The outstanding balance on the First SHN Term Loan accrued interest at a rate of 5.875% per annum. The First SHN Term Loan was collateralized by certain real property owned by Memorex in Austria. As of December 31, 2007, Memorex had EUR 790,897 outstanding under the First SHN Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First SHN Term Loan were paid off and the First SHN Term Loan was terminated.

On October 19, 2004, Memorex entered into a six-year collateralized term loan agreement with SHN in the amount of EUR 1,090,000 (the “Second SHN Term Loan”). The Second SHN Term Loan was repayable in monthly installments beginning on April 5, 2005 with a final maturity date in February 2011. The outstanding balance on the Second SHN Term Loan accrued interest at a fixed rate of 3.375% for the first year and accrued interest for the remainder of the term at a variable interest rate, that was reset quarterly, equal to 1.255% over EURIBOR. The Second SHN Term Loan was collateralized by certain real property owned by Memorex in Austria and certain customer contracts. As of December 31, 2007, Memorex had EUR 976,365 outstanding under the Second SHN Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second SHN Term Loan were paid off and the Second SHN Term Loan was terminated.

HAAB Loans

On July 4, 2005, Memorex entered into a five-year collateralized term loan agreement with Hypo Alpe-Adria Bank, an Austrian bank (“HAAB”), in the amount of EUR 2 million (the “First HAAB Term Loan”). The First HAAB Term Loan was repayable in 20 quarterly installments beginning on October 1, 2005 with a final maturity date in 2010. The outstanding balance on the First HAAB Term Loan accrued interest at a variable rate reset quarterly, equal to 3.25% over EURIBOR. The First HAAB Term Loan was collateralized by certain real property owned by Memorex in Austria and was personally guaranteed by two former Memorex executive officers. As of December 31, 2007, Memorex had EUR 1,122,906 outstanding under the First HAAB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First HAAB Term Loan were paid off and the First HAAB Term Loan was terminated.

On August 11, 2006, Memorex entered into a six-year collateralized term loan agreement with HAAB in the amount of EUR 3.6 million (the “Second HAAB Term Loan”). The Second HAAB Term Loan was repayable in 24 quarterly installments beginning on September 30, 2006 with a final maturity date in 2012. The outstanding balance on the First HAAB Term Loan accrued interest at a variable rate, that was reset quarterly, equal to 3.25% over EURIBOR. The Second HAAB Term Loan was collateralized by certain real property owned by Memorex in Austria and was personally guaranteed by two former Memorex executive officers. As of December 31, 2007, Memorex had EUR 2,909,247 outstanding

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

under the Second HAAB Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second HAAB Term Loan were paid off and the Second HAAB Term Loan was terminated.

PULS Notes

On August 7, 2006, Memorex issued notes (the “PULS 1 Notes”) in the aggregate amount of EUR 10 million to HSBC Trinkaus & Burkhardt, an investment entity based in Germany (“HTB”). The PULS 1 Notes were to mature on July 15, 2013. Interest was paid quarterly starting in October 2006 at a fixed rate of 7.58% per annum. As of December 31, 2007, Memorex had EUR 10,000,000 outstanding under the PULS 1 Notes. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the PULS 1 Notes were paid off and the PULS 1 Notes were terminated.

On April 30, 2007, Memorex issued notes (the “PULS 2 Notes”) in the aggregate amount of EUR 7.5 million to HTB. The PULS 2 Notes were to mature on July 14, 2014. Interest was paid quarterly starting in July 2007 at a fixed rate of 7.89% per annum. As of December 31, 2007, Memorex had EUR 7,500,000 outstanding under the PULS 2 Notes. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the PULS 2 Notes were paid off and the PULS 1 Notes were terminated.

BAWAG Loans

On March 29, 2005, Memorex entered into an un-collateralized five-year term loan agreement with Bank Fur Arbeit Und Wirtshaft an Austrian bank (“BAWAG”), in the amount of EUR 320,000 (the “First BAWAG Term Loan”). The First BAWAG Term Loan was repayable in 60 monthly installments with a final maturity date of April 1, 2010. The outstanding balance accrued interest at the rate of 5.5% per annum. As of December 31, 2007, Memorex had EUR 154,710 outstanding under the First BAWAG Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the First BAWAG Term Loan were paid off and the First BAWAG Term Loan was terminated.

On June 7, 2006, Memorex entered into a collateralized ten-year term loan agreement with BAWAG in the amount of EUR 1.7 million (the “Second BAWAG Term Loan”). The Second BAWAG Term Loan was repayable in monthly installments starting August 1, 2006 with a final maturity date of July 1, 2016. The outstanding balance accrued interest at the rate of 5.71% per annum. The Second BAWAG Term Loan was collateralized by Memorex’s equity holding in two of its subsidiaries, Memorex Czech Republic and Memorex Slovakia. As of December 31, 2007, Memorex had EUR 1,502,345 outstanding under the Second BAWAG Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Second BAWAG Term Loan were paid off and the Second BAWAG Term Loan was terminated.

On December 22, 2006, Memorex entered into a collateralized term loan agreement with BAWAG in the amount of EUR 3.5 million (the “Third BAWAG Term Loan”). The Third BAWAG Term Loan was repayable in quarterly installments starting on March 31, 2007 with a final maturity date of June 30, 2008. The outstanding balance accrued interest at a variable rate of 1.5% over EURIBOR, which was reset quarterly (if the rate changed by more than 0.25%). The Third BAWAG Term Loan was collateralized by 25% of the outstanding equity holdings in Memorex which was held by certain Memorex shareholders. As of December 31, 2007, Memorex had EUR 3,500,000 outstanding under the

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Third BAWAG Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Third BAWAG Term Loan were paid off and the Third BAWAG Term Loan was terminated.

Related Party Loans

On November 18, 2004, Memorex entered into a two-year collateralized term loan agreement with an individual pursuant to which Memorex borrowed EUR 3.0 million (the “Aigner Term Loan”). The Aigner Term Loan was originally repayable by November 2006 but the maturity date was extended to June 2007 and further extended to June 2008. For the first two years, interest was payable monthly at an interest rate of 10.0% per annum. After November 2006, the Aigner Term Loan accrued interest at a rate of 5.3% per annum and the rate was reset back to 10.0% beginning in July 2007. The Aigner Term Loan was collateralized by certain of Memorex’s telecommunications rights of way within Austria. As of December 31, 2007, Memorex had EUR 3,000,000 outstanding under the Aigner Term Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Aigner Term Loan were paid off and the Aigner Term Loan was terminated.

Memorex received a loan from one of its shareholders in the amount of EUR 900,000 (the “Shareholder Loan”). There was no written agreement as to any terms of the Shareholder Loan. As of December 31, 2007, Memorex had EUR 900,000 outstanding under the Shareholder Loan. Upon the acquisition of Memorex by HTCC on March 5, 2008, all amounts then due and payable under the Shareholder Loan were paid off and the Shareholder Loan was terminated.

Yapi Loan

On October 30, 2007, Memorex Turkey entered into a collateralized term loan with YapiKredi Bank, a Turkish bank (“Yapi) in the amount of EUR 10 million (“Yapi Term Loan”). The Yapi Term Loan is repayable in quarterly installments beginning November 2008 with a final maturity date in November 2013. The outstanding balance on the Yapi Terms Loan accrues interest at a variable rate, payable and reset quarterly, equal to 2.0% over EURIBOR. Yapi may unilaterally alter or increase the rate of interest as permitted by applicable law and require early repayment upon three days written notice. The Yapi Term Loan is collateralized by some of Memorex Turkey’s trade receivables. As of December 31, 2007, Memorex Turkey had EUR 8,000,000 outstanding under the Yapi Term Loan.

Yapi has also issued letters of credit, for the benefit of Memorex Turkey, in the amount of approximately EUR 833,000 to numerous Turkish municipal departments guaranteeing any losses, damages or violations that may occur during the construction by Memorex Turkey of parts of its telecommunications network in Turkey. Approximately EUR 800,000 of such amount has an unlimited term.

Preps Loans

On June 3, 2005, Memorex entered into an un-collateralized, subordinated loan with Preps Austrian Private Funding 2005-1 Limited, a private Austrian investment entity (“Preps 1”) in the amount of EUR 8 million (the “First Preps Loan”). The First Preps Loan matures in July 2012. Memorex has to make an annual interest payment at the rate of 0.75% per annum and a quarterly interest payment at the rate of 6.8% per annum. Preps 1 may require early termination of the First Preps Loan upon the incurrence of an “important reason”. “Important reasons” that would enable the creditor to terminate the loan

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

agreement and require early repayment include, but are not limited to, certain events such as the liquidation of Memorex, the institution of insolvency proceedings or a change-in-control of Memorex under certain circumstances. If the First Preps Loan is terminated prior to maturity, Memorex would owe, in addition to the unpaid principal and accrued interest, the “residual term interest” consisting of the interest that would have been payable up to the original maturity date of the loan. Memorex would receive a credit against such “residual interest” for the hypothetical amount which the loan principal would earn if it was reinvested in bonds issued by the Republic of Austria with a residual term equal to the time remaining to the original maturity date of the loan. As of December 31, 2007, Memorex had EUR 8 million outstanding under the First Preps Loan.

On August 12, 2005, Memorex entered into an un-collateralized, subordinated loan with Preps 2005-2 plc, a private Irish investment entity (“Preps 2”) in the amount of EUR 3 million (“Second Preps Loan”). The Second Prep Loan matures in December 2012. Memorex has to make an annual interest payment at the rate of 1.0% per annum and a quarterly interest payment at the rate of 6.9% per annum. Preps 2 may require early termination of the Second Preps Loan upon the occurrence of an “important reason”. “Important reasons” that would enable the creditor to terminate the loan agreement and require early repayment include, but are not limited to, certain events such as the liquidation of Memorex, the institution of insolvency proceedings or a change-in-control of Memorex under certain circumstances. If the Second Preps Loan is terminated prior to maturity, Memorex would owe, in addition to the unpaid principal and accrued interest, the “residual term interest” consisting of the interest that would have been payable up to the original maturity date of the loan. Memorex would receive a credit against such “residual interest” for the hypothetical amount which the loan principal would earn if it was reinvested in bonds issued by the Republic of Austria with a residual term equal to the time remaining to the original maturity date of the loan. As of December 31, 2007, Memorex had EUR 3 million outstanding under the First Preps Loan.

As of December 31, 2007 the book value of interest bearing borrowings approximates their fair value.

15.	Other Non-Current Liabilities

(in thousands of EUR)	At 31 December 2007
Deferred Income	44,950
Other non-current liabilities	105

Total Other Non-Current Liabilities	45,055

Deferred revenue relates to IRU contracts with other international telecommunications and capacity providers.

16.	Provisions

(in thousands of EUR)	At 31 December 2007
Provision for litigations	5,359
Other	11

Total Provisions	5,370

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

The amount of provisions made approximates the expected outflows of economic benefits. Increases in provisions for the nine months period ended December 31, 2007 amounted to EUR 1,612 thousand. There was no cash payments or other reductions during the nine months period ended December 31, 2007.

17.	Accrued Expenses and Deferred Income

(in thousands of EUR)	At 31 December 2007
Accrued expenses	3,981
Accrued interest	428
Deferred income	685

Total Accrued Expenses and Deferred Income	5,094

Accrued expenses include accruals for corporate and other taxes and bonus payments.

18.	Commitments and Contingencies

During the nine months period ended December 31, 2007 the Company entered into several purchase contracts and commitments for future capital expenditures (including the purchase of new equipment or upgrading existing equipment). Current projects to which such capital commitments relate to include investment in the Company’s international network. Capital commitments are expected to be realized during the course of the next six months.

The Company has finance lease agreements that expire over the next 4 years. The future minimum lease payments arising from such finance leases are as follows: EUR 5,175 thousand in 2008 and EUR 5,346 thousand in 2009, EUR 2,899 thousand in 2010 and EUR 475 thousand in 2011.

On December 20, 2007, the majority shareholder of Memorex entered into an agreement with Invitel Távközlési Szolgáltató ZRt. (“Invitel”), a subsidiary of Hungarian Telephone and Cable Corp., to sell 95.7% of the outstanding equity in Memorex.

The tax authorities have carried out full scope tax audits at the Company through various years. The tax authorities may at any time inspect the books and records within six years subsequent to the reported tax year and may impose additional tax assessments and penalties. The Company’s management is not aware of any circumstances, which may give rise to a potential material liability in this respect.

Legal cases

Telekomunikacjs Kolejowa Sp. Z.o.o., a Polish company (“TKS”), initiated legal proceedings in Austria against the Company in connection with a contractual dispute regarding an agreement pursuant to which Memorex leased telecommunication equipment from TKS. TKS seeks lease costs in the amount of EUR 730,000 plus legal costs.

BT Austria GmbH, an Austrian company (“BT Austria”), has raised claims against the Company in connection with an agreement pursuant to which Memorex provided services to BT Austria. BT Austria seeks to reclaim payments made to Memorex in the amount of approximately EUR 556,000. No formal legal proceedings have been initiated in this matter.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Business Consulting and Controlling Beteiligungs GmbH, an Austrian company (“BCC”), initiated legal proceedings in Austria against the Company seeking approximately EUR 640,000 pursuant to an earlier court settlement.

An individual initiated legal proceedings in Austria against the Company seeking EUR 1,613 thousand in connection with a consulting agreement.

KPNQwest Asset Slovakia s.r.o., a Slovakian entity (“KPNQWEST”) initiated legal proceedings against the Company in Slovakia asserting KPNQwest’s ownership’s right relating to an agreement to transfer assets from KPNQwest to Memorex Slovakia. KPNQwest won a judgment in the lower court which judgment Memorex Slovakia has appealed. During the appeal process, KPNQwest expanded its claims.

BT Germany, a German entity (“BT Germany”), initiated legal proceedings against the Company in Germany regarding an agreement pursuant to which BT Germany was to provide services to Memorex. The Company settled this claim in 2008 for EUR 285,000.

The Company has a dispute with Slovak Telecom relating to an agreement pursuant to which the parties provided services to each other. Slovak Telecom is claiming EUR 220,000.

T-Systems Pragonet, a.s. (“Pragonet”) initiated proceedings against the Company with the Czech Telecommunications Authority seeking fees in connection with certain services allegedly provided to the Company. The Czech Telecommunications Authority awarded Pragonet EUR 544,000. Memorex Czach Republic has appealed this ruling.

KPNQwest Services Ireland Limited, a company in receivership, has initiated legal proceedings against the Company in Europe seeking EUR 262,000 plus interest and costs for services allegedly provided to the Company. The Company is contesting this claim.

The Company is contesting these matters. Based on advice from outside counsel, the Company has a recognized a provision in its accounts in an amount deemed appropriate to cover its potential obligations in these ongoing legal matters. The Company is involved in other legal proceedings in the normal course of business. Based on legal advice, management does not expect the outcome of these legal matters to have a material effect on the Company’s financial position, results of operations or liquidity.

19.	Taxation

The Income tax (expense) / benefit for the period comprises:

(in thousands of EUR)	For the nine months ended 31 December 2007
Current tax	(153)
Local tax	(71)
Deferred tax	1,909

Income Tax (Expense) / Benefit	1,685

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Memorex is resident for tax purposes in Austria and is taxed at the rate of 25%. Current tax is calculated by the enacted tax rates applicable for the different tax jurisdictions the Memorex subsidiaries operate, as follows:

•	Memorex Bulgaria of 10%,

•	Memorex Czech Republic of 24%,

•	Memorex Italy of 33%,

•	Memorex Romania of 16%,

•	Memorex Slovakia of 19%,

•	Memorex Turkey of 20% and

•	Memorex Ukraine of 25%.

Deferred tax is calculated by using the liability method. Deferred tax is calculated on temporary differences between accounting and tax values, for which reversal is probable in the future. Deferred tax is calculated by the enacted tax rates applicable for the different tax jurisdictions the subsidiaries operate in, as detailed above.

Deferred tax assets / liabilities are attributable to the following items:

	At 31 December 2007
(in thousands of EUR)	Assets	Liabilities
Tax loss carried forward	2,636	—
Property, plant and equipment	2,504	230
Deferred Financial Charges	(212)	—
Finance Leasing	(507)	62
Bad debt expense	763	—
Litigation reserve	538	—
Other	28	(61)

	5,750	231

Net Deferred Tax Asset / (Liability)	5,519

Deferred tax assets and liabilities are determined by the legal entities of the Group. Deferred tax is calculated at the rate of 25%.

Deferred tax assets are recognized for tax loss carry forwards only to the extent that realization of the related tax benefit is probable. The Company has total tax loss carry forwards in the amount of EUR 2,636 thousand at December 31, 2007. As at December 31, 2007 out of the total tax loss carry forwards Memorex Austria represents EUR 2,484 thousand and the remaining relates to other smaller subsidiaries of the Group. The expiry of these tax losses are not subject to any statutory expiry limitations. It is considered that the reduction in the cost base of the Company realized to date and the tax planning opportunities available to the Company, make it probable that sufficient future taxable profits will be available against which the tax loss carry forwards can be utilized.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Reconciliation of effective tax rate is as follows:

(in thousands of EUR)	For the nine months ended 31 December 2007
Net profit / (loss) before tax	(7,950)
Income tax using the parent company corporate tax rate	1,988
Effect of tax rates in foreign jurisdictions	(34)
Other income taxes paid	(71)
Impact of tax-deductibility of other income taxes	18
Tax on non-deductible expenses	67
Timing differences for which no deferred tax is recognised	3
Tax loss not previously recognized	(272)
Other	(14)

Income Tax (Expense) / Benefit	1,685

20.	Financial Risk Management

20.1.1.	Financial risk factors

The Company is exposed to a variety of financial risks, including market risk, credit risk and liquidity risk. These risks were managed under principles provided by the Board of Directors of Memorex. Following the acquisition of Memorex by HTCC on March 5, 2008, HTCC’s written risk management policy is now applicable to the Company.

20.1.2.	Market risk

The Company operates internationally and is exposed to foreign exchange risk arising from various currency exposures. The Company generates its revenues predominantly in euros, while part of the costs to generate such revenue is incurred in various local currencies, in foreign operations. Since most of the costs are incurred by the parent company Memorex in EUR in Austria, the Company considered the foreign currency risk immaterial and, therefore, did not enter into a hedging program.

The classification of receivables by currencies is as follows:

(in thousands of EUR)	At 31 December 2007
Carrying amount as at December 31, 2007	EUR	TRY	CZK	SKK	Other	Total
Trade receivables from third parties	2,703	2,092	146	101	315	5,357

Total	2,703	2,092	146	101	315	5,357

Sensitivity analysis

The Company is exposed to the foreign currency risk arising from transactions performed with counterparties outside of the European Union and with the Company’s purchases in local currencies. The foreign currency risk is measured against the functional currency (EUR) as at the balance sheet date when the financial assets and liabilities are translated to EUR applying the appropriate exchange rate.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

The sensitivity analysis considers only unpaid financial assets and liabilities denominated in foreign currency and it measures the impact from the recalculation of these items as at the balance sheet date using the appropriate exchange rates as of December 31, 2007. The Company considers the movements of exchange rates against the EUR in the following period by +10% (appreciation of the EUR against the various currencies) and -10% (depreciation of the EUR against the various currencies) as possible.

The sensitivity analysis on exchange rate changes is prepared for individual currencies on the assumption that there is no movement in the exchange rates of other currencies.

The following table presents the impact on profit and loss before tax of an appreciation (+10%) or depreciation (-10%) of EUR to foreign currencies:

	EUR depreciation by 10%
Currency	TRY	CZK	SKK
Increase/ (decrease) in profit and loss before tax	232,457	16,237	11,194

	EUR appreciation by 10%
Currency	TRY	CZK	SKK
Increase/ (decrease) in profit and loss before tax	-232,457	-16,237	-11,194

Sensitivity to interest rates

The Company is exposed to interest rate risk mainly in relation to its short and long term debt and short term deposits as part of cash and cash equivalents. The Company assumes the possible movements of the yield curve in the following period by +/- 100 basis points.

For short and long term loans receivable the impact on the profit and loss before tax is determined on the basis of a defined change in the interest rate, which would have arisen at the beginning of the accounting period and is based on the assumption that no other changes in the interest rate occurred during the entire accounting period. Other financial assets including cash and cash equivalents are not considered to be materially sensitive to interest rates.

The following table presents the possible impact on profit and loss before tax of an expected increase (+100 basis points) or decrease of interest rates:

(in thousands of EUR)	Interest rate increased by 100 basis points	Interest rate decreased by 100 basis points
Increase/ (decrease) in profit or loss before tax	164	-164

20.1.3.	Credit risk

The Company has policies in place to ensure that sales are made to customers who meet the Company’s criteria for credit eligibility and have adequate credit history. The Company predominantly focuses on reputable international carriers and large credit-worthy corporations in order to minimize the credit risk.

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Financial insolvency of a counterparty may result in immediate losses to the Company with an adverse impact on the Company’s financial position. As a consequence, the Company manages the credit risk by: (a) the careful selection of credit-worthy counterparties; (b) advance payments; (c) the regular netting of accounts receivable with its accounts payable; (d) by the disconnection of counterparties in case of non-payment; and (e) standard financial market instruments such as bank guarantees.

The maximum exposure to credit risk is calculated as the gross carrying amount of the above mentioned financial assets less any impairment losses.

Aging of accounts receivables and the respective impairment is shown as follows:

	At 31 December
(in thousands of EUR)	2007
	not overdue	1-30 days	31-90 days	91-180 days	181-360 days	over 360 days	Total
Trade receivables from third parties	2,312	521	646	1,354	278	245	5,356
Payables to third parties	818	1,244	1,345	665	842	353	5,267

20.1.4.	Liquidity risk

Prudent liquidity management implies maintaining sufficient cash. In order to ensure that the Company is in position to fulfill its payment obligations when they become due, the Company prepares short and long-term cash-flow forecasts.

21.	Finance and Operating Leases

The Company has operating leases relating to IRU contracts with other telecommunications service operators. These contracts can be modified or cancelled in the normal course of business.

Raiffeisen Finance Leases

In 2005, the Company entered into several leases with Raiffeisen Impuls Delta-Mobilienleasing GmbH (“Raiffeisen”), a German entity.

On March 1, 2005, the Company entered into a lease agreement with Raiffeisen pursuant to which the Company leases network cards for use in Germany and the Czech Republic (the “First Raiffeisen Lease Agreement”). The First Raiffeisen Lease Agreement is governed by Austrian law and has an unlimited term with monthly payments of EUR 27,000 in addition to an EUR 484,000 pre-payment (based on an acquisition cost of EUR 1.9 million). The monthly payments may be adjusted based on the three month EURIBOR rate. The Company is responsible for insuring the network cards and must pay all applicable fees and taxes. The First Raiffeisen Lease Agreement may be terminated by either party upon six months notice. Memorex waived its right to terminate the agreement for the initial five years. Raiffeisen may terminate the agreement if the Company terminates or sells the business and would be entitled to damages equal to the outstanding payments until the earliest date upon which the Company could terminate the agreement plus the residual value of the network cards.

On March 1, 2005, the Company entered into a lease agreement with Raiffeisen pursuant to which the Company leases network cards for use in Vienna (the “Second Raiffeisen Lease Agreement”). The

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Second Raiffeisen Lease Agreement is governed by Austrian law and has an unlimited term with fixed monthly payments of EUR 7,000 in addition to a EUR 129,000 pre-payment (based on an acquisition cost of EUR 516,000). The Company is responsible for insuring the network cards and must pay all applicable fees and taxes. The Second Raiffeisen Lease Agreement may be terminated by either party upon six months notice. Memorex waived its right to terminate the agreement for the initial five years. Raiffeisen may terminate the agreement if the Company terminates or sells the business and would be entitled to damages equal to the outstanding payments until the earliest date upon which the Company could terminate the agreement plus the residual value of the network cards.

On July 27, 2005, the Company entered into a lease agreement with Raiffeisen pursuant to which the Company leases network cards (the “Third Raiffeisen Lease Agreement”). The Third Raiffeisen Lease Agreement is governed by Austrian law and has an unlimited term with monthly payments of EUR 78,000 in addition to a EUR 1.4 million pre-payment (based on an acquisition cost of EUR 5.7 million). The monthly payments may be adjusted based on the three month EURIBOR rate. The Company is responsible for insuring the network cards and must pay all applicable fees and taxes. The Third Raiffeisen Lease Agreement may be terminated by either party upon six months notice. Memorex waived its right to terminate the agreement for the initial five years. Raiffeisen may terminate the agreement if the Company terminates or sells the business and would be entitled to damages equal to the outstanding payments until the earliest date upon which the Company could terminate the agreement plus the residual value of the network cards.

Other Lease Agreements

On January 11, 2001, the Company entered into a lease agreement with Sext Z Immobilien Leasing GmbH., which was last amended as of May 21, 2008 (the “Property Lease”), pursuant to which the Company leases office and storage space in Austria. The Property Lease is for an unlimited term and the current monthly rent is EUR 8,592 thousand, which rate is adjusted bi-annually per the six month EURIBOR rate. Either party may terminate the Property Lease upon six months notice but each party waived their right to terminate the Property Lease until December 31, 2012. The lessor may still terminate the Property Lease upon a change-in-control of Memorex which would adversely affect the financial position of the lessor (as defined in the Property Lease) and be entitled to any outstanding amounts due under the Property Lease (including the lease payments up until the date that the Company could terminate the Property Lease). The Property Lease also provides Memorex with a right to purchase the property.

Net book value of the finance leases of network and equipment and cars as follows:

	At 31 December 2007
(in thousands of EUR)	Network Equipment	Car
Gross Book Value	27,176	793
Accumulated Depreciation	(8,319)	(179)

Net Book Value	18,857	614

Memorex Telex Communications A.G.

Notes to the Consolidated Financial Statements

For the nine month period ended 31 December 2007

Non-cancellable financial leases are payable as follows:

	At 31 December 2007
(in thousands of EUR)	Present Value	Total Minimum Lease Payment
1 year or less	5,175	5,992
2-5 years	8,720	9,301
After 5 years	—

Total Finance Leases	13,895	15,293

22.	Related Party Transactions

Related parties at December 31, 2007 include Memorex’s subsidiaries, as well as Joki A.G., the majority shareholder of Memorex and other individuals who are minority owners of the Company and key management.

The Company had outstanding receivables against Joki A.G. in the amount of EUR 1,750 thousand, the former CEO of Memorex in the amount of EUR 1,365 thousand and other minority owners in the aggregate amount of EUR 1,143 thousand.

As at December 31, 2007 the Company had a payable toward Mr. Mayerhofer, Supervisory Board member of the Company, in the amount of EUR 900,000 for services provided.

There were no other material related party transactions between the Company and any other related parties during the nine months period ended December 31, 2007 other than disclosed earlier in these notes or described below.

Salaries and other short-term employee benefits paid to key management personnel amounted to EUR 337 thousand for the nine months period ended December 31, 2007.

There have been no termination benefits, post-employment benefits or other long-term benefits paid to key management personnel during the nine months period ended December 31, 2007.

There have been no loans or guarantees provided to key management personnel during the nine months period ended December 31, 2007.

23.	Subsequent Events

On March 5, 2008, Hungarian Telephone and Cable Corp., a U.S. company (“HTCC”), completed its acquisition through one of its subsidiaries of 95.7% of the outstanding equity of Memorex. HTCC paid EUR 18.8 million to the selling shareholders of Memorex for their 95.7% equity interest. HTCC assumed approximately EUR 23.1 million of the Company’s net debt at closing and refinanced approximately EUR 46.6 million of the Company’s debt at closing.

In accordance with Austrian law, HTCC initiated the necessary legal procedures to cash out the minority shareholders of Memorex who hold 4.3% of the outstanding equity in Memorex. In accordance with such procedures, an Austrian court appointed a local auditor to audit the proposed cash compensation for the minority shareholders. The court appointed auditor approved the cash compensation for the minority shareholders. At a Memorex shareholders meeting on July 18, 2008, the purchase by HTCC of the minority shareholders stake in Memorex was approved. Memorex is now expected to go to the Austrian commercial register in August 2008 to register the minority shareholder buyout at which point HTCC will own 100% of Memorex.

HUNGARIAN TELEPHONE AND CABLE CORP.

Unaudited Pro Forma Condensed Combined Financial Statements

December 31, 2007

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the acquisition by Hungarian Telephone and Cable Corp. (“HTCC”, and together with its subsidiaries, the “Company”) of Memorex Telex and Communications A.G. and its subsidiaries (“Memorex”) on March 5, 2008 (the “Memorex Acquisition”), using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. These unaudited pro forma condensed combined financial statements were prepared as if the Memorex Acquisition had been completed as of January 1, 2007 with respect to the pro forma combined statement of operations and as of December 31, 2007 with respect to the pro-forma combined balance sheet.

The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial statements of the Company and Memorex. These unaudited pro forma condensed combined financial statements should be read in conjunction with: (i) HTCC’s Annual Report on Form 10-K for the year ended December 31, 2007 filed on March 3, 2008; (ii) HTCC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed on May 12, 2008; (iii) Memorex’s audited financial statements for the nine months ended December 31, 2007, included in Form 8-K filed on August 11, 2008 as Exhibit 99.1; and (iv) the accompanying notes to the unaudited pro forma condensed combined financial statements. The financial statements of Memorex for the nine months ended December 31, 2007 have been prepared under International Financial Reporting Standards (“IFRS”) as issued by IASB and presented in euros (“EUR”), whereas all amounts for Memorex for the year ended December 31, 2007 included herein have been presented in U.S. dollars and prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

The unaudited pro forma condensed combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of Memorex. The preliminary allocation of the purchase price is subject to change pending the completion of the final valuation study and allocation of the purchase consideration. The Company intends to complete this valuation and establish a final purchase price allocation by December 31, 2008.

The unaudited pro forma condensed combined financial statements are intended for informational purposes only and, in the opinion of management, are not necessarily indicative of the financial position or results of operations of the Company had the Memorex Acquisition actually been effected as of the dates indicated, nor are they indicative of the Company’s future financial position or results of operations.

The unaudited pro forma condensed combined financial statements do not include potential cost savings from operating efficiencies or synergies that may result from the Memorex Acquisition.

HUNGARIAN TELEPHONE AND CABLE CORP.

Unaudited Pro Forma Combined Balance Sheet

as of December 31, 2007

(in thousands of US dollars)

(in thousands)	Audited HTCC December 31, 2007	Pro Forma Memorex December 31, 2007	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$20,897	$6,874	$26,276	a	$54,047
Accounts receivable, net of allowance	85,684	18,544	16,553	k	120,781
Derivative financial instruments	977	—	—		977
Other current assets	11,277	2,179	9,007	b	22,463

Total current assets	$118,835	$27,597	$51,836		$198,268

Property, plant and equipment, net	691,485	184,450	(65,505)	c	810,430
Goodwill	81,534	155	(155)	c	81,534
Intangible assets, net	200,948	43,023	26,044	c	270,015
Deferred costs	14,828	1,246	(1,246)	d	14,828
Deferred tax asset	—	8,440	(4,575)	h	3,865
Derivative financial instruments	2,076	—	—		2,076
Other assets	485	615	—		1,100

Total assets	$1,110,191	$265,526	$6,399		$1,382,116

Liabilities and Stockholders’ Equity
Current installments of long-term debt	$37,114	$73,920	$(62,178)	e	$48,856
Current obligations under capital leases	430	7,595	—		8,025
Accounts payable	58,797	7,730	(524)	k	66,003
Accruals	87,434	7,476	—		94,910
Derivative financial instruments	22,138	—	—		22,138
Amounts due to related parties	1,706	—	—		1,706
Other current liabilities and deferred income	9,499	10,110	(1,700)	f	17,909

Total current liabilities	$217,118	$106,831	$(64,402)		$259,547

Long-term debt, excluding current installments	812,865	16,291	146,631	g	975,787
Long-term obligations under capital leases	13	12,799	—		12,812
Asset retirement obligation	769	—	—		769
Derivative financial instruments	17,381	—	—		17,381
Deferred tax liability	19,642	4,938	(3,576)	h	21,004
Other non-current liabilities	6,251	66,130	(27,360)	i	45,021

Total liabilities	$1,074,039	$206,989	$51,293		$1,332,321

Minority Interest	8	36	—		44
Redeemable Equity Securities	15,049	—	—		15,049
Common Stock	15	53,426	(53,426)	j	15
Additional paid-in capital	193,013	123	(123)	j	193,013
Retained earnings / (Accumulated deficit)	(188,298)	4,952	8,655	j	(174,691)
Accumulated other comprehensive income	16,365	—	—		16,365

Total stockholders’ equity	$21,095	$58,501	$(44,894)		$34,702

Total liabilities and stockholders’ equity	$1,110,191	$265,526	$6,399		$1,382,116

See accompanying notes to unaudited pro forma condensed combined financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP.

Unaudited Pro Forma Combined Statement of Operations

for the year ended December 31, 2007

(in thousands of US dollars, except for share data)

(in thousands, except share and per share data)	Pro Forma HTCC December 31, 2007	Pro Forma Memorex December 31, 2007	Pro Forma Adjustments		Pro Forma Combined
Revenues	$505,239	$50,279	$(2,676)	k	$552,842
Cost of sales	174,381	8,296	(2,415)	k	180,262
Gross margin	330,858	41,983	(261)		372,580
Operating expenses:
Selling, general and administrative	165,781	33,188	(261)	k	198,708
Depreciation and amortization	114,307	18,194	(6,335)	p	126,166

Total operating expenses	280,088	51,382	(6,596)		324,874

Income from operations	50,770	(9,399)	6,335		47,706
Other income (expenses):
Foreign exchange gains / (losses), net	411	(698)	—		(287)
Interest expense	86,932	6,858	10,444	l	104,234
Interest income	1,837	342	—		2,179
Fair value gains / (losses) on derivatives	(68,161)	—	—		(68,161)
Other gains / (losses), net	(535)	(195)	—		(730)

Net income before income taxes	(102,610)	(16,808)	(4,109)		(123,527)
Current tax	(9,258)	(408)	—		(9,666)
Deferred tax	6,985	4,058	822	o	11,865

Income tax (expense) / benefit	(2,273)	3,650	822		2,199
Minority interest	5	(8)	—		(3)

Net income	$(104,878)	$(13,166)	$(3,287)		(121,331)

Cumulative convertible preferred stock dividends	(99)	—	—		(99)
Net income attributable to common stockholders	(104,977)	(13,166)	(3,287)		(121,430)
Foreign currency translation adjustment	(9,671)	—	—		(9,671)
Total comprehensive income / (loss)	$(114,648)	$(13,166)	$(3,287)		$(131,101)
Earnings per common share – basic	$(6.77)				$(7.84)
Earnings per common share – diluted	$(6.77)				$(7.84)
Weighted average number of common shares outstanding – basic	15,495,764				15,495,764
Weighted average number of common shares outstanding – diluted	15,495,764				15,495,764

See accompanying notes to unaudited pro forma condensed combined financial statements.

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined financial statements included herein have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in the financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.

(1)	Basis of Pro Forma Presentation

On December 20, 2007, Invitel Távközlési Szolgáltató ZRt. (“Invitel”), a 100% owned subsidiary of HTCC, signed an agreement to purchase 95.7% of the outstanding equity of Memorex. The preliminary purchase price for Memorex was EUR 30.1 million plus the assumption of debt. The Company used a discounted cash flow methodology and comparable trading multiples in determining the purchase price.

On March 5, 2008 the Company completed the Memorex Acquisition. The total preliminary purchase consideration for Memorex was EUR 90.9 million (approximately $138.1 million) including the assumption of debt, transaction costs and other directly related expenses. The total preliminary purchase consideration of EUR 90.9 million included: (i) the payment of cash in the amount of EUR 17.9 million (approximately $27.2 million at closing), (ii) the payment of cash into escrow (the “Escrow Amount”) in the amount of EUR 12.1 million (approximately $18.4 million at closing), (iii) a receivable from escrow in the amount of EUR 11.2 million (approximately $17.1 million at closing foreign exchange rate) (iv) the assumption of net debt of EUR 69.7 million (approximately $105.8 million at closing); and (v) transaction costs and other directly related expenses of EUR 2.4 million (approximately $3.7 million at closing).

Invitel and the selling shareholders of Memorex entered into an Escrow Agreement to set aside a portion of the purchase price cash consideration to cover any breach of the selling shareholders’ warranties or covenants and to cover any indemnity claims that Invitel might have against the selling shareholders under the purchase agreement.

On July 4, 2008, Invitel agreed to a settlement with respect to its claims under the Escrow Agreement and the Escrow Amount was reduced by EUR 11.2 million (approximately $17.1 million), which amount reduced the total purchase consideration for Memorex. The remaining balance of the Escrow Amount of EUR 0.9 million (approximately $1.4 million) was released to the selling shareholders.

The unaudited pro forma combined balance sheet as of December 31, 2007 was prepared as if the Memorex Acquisition had been consummated on December 31, 2007. The unaudited pro forma combined statements of operations for the year ended December 31, 2007 give effect to the Memorex Acquisition as if it had occurred on January 1, 2007. Historical transactions between HTCC and Memorex have been eliminated through the pro forma adjustments.

(2)	Purchase Price Allocation

The following represents the preliminary allocation of the purchase price paid for Memorex based on the book values of the acquired assets and assumed liabilities of Memorex as of March 5, 2008. The preliminary allocation of the purchase price is subject to change pending the completion of the final allocation of the purchase consideration. The Company intends to complete this valuation and establish a final purchase price allocation by December 31, 2008.

($ in thousands)	March 5, 2008
Current assets	31,107
Property, plant and equipment	124,783
Intangible assets	93,286
Deferred tax	4,843
Current and non-current liabilities	(115,902)

Net assets acquired	138,117

Purchase Price:
Cash paid to shareholders	27,223
Cash to escrow account	18,402
Receivable from escrow account	(17,077)
Assumption of debt	105,879
Transaction costs and other directly related expenses	3,690

Preliminary purchase price	138,117

The total purchase consideration as at June 30, 2008 was EUR 90.9 million (approximately $138.1 million at closing), which included: (i) the payment of cash in the amount of EUR 17.9 million (approximately $27.2 million at closing), (ii) the payment into Escrow in the amount of EUR 12.1 million (approximately $18.4 million at closing); (iii) a receivable from Escrow in the amount of EUR 11.2 million (approximately $17.1 million at closing foreign exchange rate); (iv) the assumption of net debt of EUR 69.7 million (approximately $105.8 million at closing); and (v) transaction costs and other directly related expenses of EUR 2.4 million (approximately $3.7 million at closing foreign exchange rate).

Under the purchase method of accounting, the preliminary purchase price is allocated to the net assets based upon their estimated fair value as of the date of the Memorex Acquisition.

The purchase price for Memorex was arrived at by arms length negotiations between the Company and the sellers.

The purchase price allocation presented above is preliminary and a final allocation of the purchase price will be based upon the actual fair values and useful lives of the net assets acquired, as well as liabilities assumed as of the date of the Memorex Acquisition.

(3)	Pro Forma Adjustments

The unaudited pro forma combined balance sheet and statements of operations give effect to the following pro forma adjustments:

Balance Sheet

a)	Represents the net of (i) the cash proceeds from the draw down of the Bridge Loan ($137.8 million); (ii) the payment of the purchase price to the selling shareholders of Memorex including transaction expenses ($49.3 million); and (iii) the refinancing of the Memorex loans ($62.2 million).

b)	Represents the deferred transaction expenses including fees paid for legal and financial consultancy services related to the draw down of the Bridge Loan in the amount of $9.0 million.

c)	Represents the fair value adjustments to items of property, plant and equipment, fair value adjustments to existing intangible assets and the recognition of newly identified intangible assets upon the Memorex Acquisition.

d)	Represents the write off of deferred borrowing costs at Memorex relating to the loans refinanced as part of the Memorex Acquisition.

e)	Represents the repayment of part of the Memorex loans as part of the Memorex Acquisition.

f)	Represents a provision for expected severance costs in the amount of $1.7 million as a result of the Memorex Acquisition.

g)	Represents the draw down of the Bridge Loan.

h)	Represents the deferred tax effect of the fair value adjustments to property, plant and equipment and intangible assets.

i)	Represents fair value adjustments to deferred income relating to IRU contracts of Memorex.

j)	Equity consolidation of Memorex.

Statement of Operations

k)	Represents (i) the elimination of inter-company transactions between HTCC and Memorex; and (ii) the receivable from escrow account in the amount of $17.1 million.

l)	Interest expense is adjusted to take effect of the additional interest expense as a result of the refinancing transaction as follows:

($ thousands)	Notional Amount	Interest expense for the year ended December 31, 2007
Amended Credit Facilities HUF (i)	$25,513	$2,227
Amended Credit Facilities EUR (ii)	135,464	7,242
2004 Notes (iii)	208,422	20,868
2007 Notes (iv)	293,552	20,643
Bridge Loan (v)	146,776	15,721
Yapi Loan	11,742	721
Preps 1 Loan	11,742	826
Preps 2 Loan	4,403	324

Total Cash Interest Expense		68,572
2006 PIK Notes	194,769	22,437

Total Interest Expense		91,009
HTCC historic interest expense		(3,937)
Invitel historic interest expense		(44,450)
Memorex historic interest expense		(6,858)

Total Incremental Interest for the year ended 31 December 2007		$35,764

Total Incremental Cash Interest for the year ended 31 December 2007		$13,327

(i)	Interest expense on the Amended Credit Facilities HUF has been calculated based on an assumed annual interest rate of 9.37% including the impact of hedging.

(ii)	The interest expense on the Amended Credit Facilities EUR has been calculated based on an assumed annual interest rate of 5.74% including the impact of hedging.

(iii)	Interest expense on the 2004 Notes has been estimated based on an annual interest rate of 10.75%, plus costs of hedging the principle amount of Euro to Forint.

(iv)	Interest expense on the 2007 Notes has been estimated based on an annual interest rate of 7.55%, plus costs of hedging from EURIBOR to BUBOR rates.

(v)	The Company funded the Memorex Acquisition and the refinancing of the Memorex debt with a subordinated Bridge Loan facility. Interest expense on the Bridge Loan was calculated based on an assumed annual interest rate of 11.5%.

m)	Represents the net deferred tax effect of pro forma adjustments using the effective tax rate of 20%.

n)	Represents the increase in depreciation and amortization expense due to (i) the amortization of newly identified intangible assets using the straight line method; (ii) the amortization of the fair value adjustments of existing intangible assets using the straight line method and (iii) the depreciation of the fair value adjustments of property, plant and equipment using the straight line method.

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Reconciliation of Pro Forma Income Statement of HTCC for the year ended December 31, 2007 to the Consolidated Statements of Operations and Comprehensive Income (Loss) in its 10-K for the year ended December 31, 2007

(in thousands, except share and per share data)	Audited HTCC December 31, 2007	Pro Forma Adjustments	Pro forma HTCC December 31, 2007
Revenues	$385,193	$120,046	$505,239	a
Cost of sales	184,552	(10,171)	174,381	b

Gross margin	200,641	130,217	330,858

Operating expenses:
Selling, general and administrative	75,451	90,330	165,781	c
Depreciation and amortization	79,003	35,304	114,307	d

Total operating expenses	154,454	125,634	280,088

Income from operations	46,187	4,583	50,770
Other income (expenses):
Foreign exchange gains / (losses), net	(6,481)	6,892	411	e
Interest expense	64,152	22,780	86,932	f
Interest income	1,295	542	1,837	g
Fair value gains / (losses) on derivatives	(69,106)	945	(68,161)	h
Other gains / (losses), net	(883)	348	(535)	i

Net income before income taxes	(93,140)	(9,470)	(102,610)
Current tax	(7,115)	(2,143)	(9,258)	j
Deferred tax	3,775	3,210	6,985	k

Income tax (expense) / benefit	(3,340)	1,067	(2,273)
Minority interest	8	(3)	5
Net income	$(96,472)	$(8,406)	$(104,878)
Cumulative convertible preferred stock dividends	(99)	—	(99)
Net income attributable to common stockholders	(96,571)	(8,406)	(104,977)
Foreign currency translation adjustment	(9,671)	—	(9,671)
Total comprehensive income / (loss)	$(106,242)	$(8,406)	$(114,648)
Earnings per common share – basic	$(6.23)		$(6.77)
Earnings per common share – diluted	$(6.23)		$(6.77)
Weighted average number of common shares outstanding – basic	15,495,764		15,495,764
Weighted average number of common shares outstanding – diluted	15,495,764		15,495,764

a)	Represents adjustments for the (i) four months of operating revenues of Invitel ($90.2 million), (ii) ten months of operating revenues of Tele2 Hungary ($35.2 million), and (iii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($5.3 million).

b)	Represents adjustments for the (i) four months of cost of sales of Invitel ($27.6 million), (ii) ten months of cost of sales of Tele2 Hungary ($19.8 million), (iii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($4.9 million), and (iv) reclassification between cost of sales and selling, general and administrative expenses ($52.7 million).

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

c)	Represents adjustments for the (i) four months of selling, general and administrative expenses of Invitel ($26.2 million), (ii) ten months of selling, general and administrative expenses of Tele2 Hungary ($12.0 million), (iii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($0.6 million) ), and (iv) reclassification between cost of sales and selling, general and administrative expenses ($52.7 million).

d)	Represents adjustments for the (i) four months of depreciation and amortization expenses of Invitel ($29.1 million), (ii) ten months of depreciation and amortization expenses of Tele2 Hungary ($0.9 million), and (iii) the fair value adjustments to individual assets of property, plant and equipment, fair value adjustments to existing intangible assets and the recognition of newly identified intangible assets upon the Invitel Acquisition and the Tele2 Hungary Acquisition ($5.3 million).

e)	Represents adjustments for the (i) four months of foreign exchange gains of Invitel ($6.9 million), (ii) ten months of foreign exchange losses of Tele2 Hungary ($0.1 million), and (iii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($0.1 million).

f)	Represents adjustments for the (i) four months of interest expense of Invitel ($13.9 million), (ii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($0.8 million) ), (iii) interest expense of 2006 PIK Notes for the period ended April 30, 2007 ($6.8 million), and (iv) effect of the additional interest expense as a result of the refinancing transaction ($2.9 million).

g)	Represents adjustments for the (i) four months of interest income of Invitel ($0.4 million), (ii) ten months of interest income of Tele2 Hungary ($0.2 million), and (iii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($0.1 million).

h)	Represents four months of fair value gains on derivatives of Invitel in the amount of $0.9 million.

i)	Represents adjustments for the (i) four months of other financial losses of Invitel ($0.5 million), and (ii) elimination of inter-company transactions between HTCC, Invitel and Tele2 Hungary ($0.8 million).

j)	Represents adjustments for the (i) four months of current tax expense of Invitel ($1.8 million), and (ii) ten months of current tax expense of Tele2 Hungary ($0.3 million).

k)	Represents (i) four months of deferred tax benefit of Invitel ($1.6 million), and (ii) the net deferred tax effect of pro forma adjustments ($1.6 million)

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Reconciliation of the Pro Forma Balance Sheet of Memorex as of December 31, 2007 to the IFRS Consolidated Balance Sheet of Memorex as of December 31, 2007

(in thousands)	Audited IFRS Memorex December 31, 2007 in EUR	IFRS Memorex December 31, 2007 in USD	Adjustments in USD	US GAAP Pro forma Memorex December 31, 2007 in USD
Assets
Cash and cash equivalents	€4,683	$6,874	$—	$6,874
Accounts receivable, net of allowance	12,635	18,544	—	18,544
Other current assets	1,484	2,179	—	2,179

Total current assets	€18,802	$27,597	$—	$27,597

Property, plant and equipment, net	115,515	169,550	14,900	184,450	a
Goodwill	106	155	—	155
Intangible assets, net	26,932	39,529	3,494	43,023	a
Deferred costs	—	—	1,246	1,246	b
Deferred tax asset	5,750	8,440	—	8,440
Other assets	419	615	—	615

Total assets	€167,524	$245,886	$19,640	$265,526

Liabilities and Stockholders’ Equity
Current installments of long-term debt	€49,513	$72,674	$1,246	$73,920	b
Current obligations under capital leases	5,175	7,595	—	7,595
Accounts payable	5,267	7,730	—	7,730
Accruals	5,094	7,476	—	7,476
Other current liabilities and deferred income	6,887	10,110	—	10,110

Total current liabilities	€71,936	$105,585	$1,246	$106,831

Long-term debt, excluding current installments	11,099	16,291	—	16,291
Long-term obligations under capital leases	8,720	12,799	—	12,799
Deferred tax liability	231	339	4,599	4,938	c
Other non-current liabilities	45,055	66,130	—	66,130

Total liabilities	€137,041	$201,144	$5,845	$206,989

Minority interest	24	36	—	36
Common stock	36,400	53,426	—	53,426
(Accumulated deficit) / Retained earnings	(5,941)	(8,720)	13,795	5,075	d

Total stockholders’ equity	€30,459	$44,706	$13,795	$58,501

Total liabilities and stockholders’ equity	€167,524	$245,886	$19,640	$265,526

HUNGARIAN TELEPHONE AND CABLE CORP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Reconciliation of the Pro Forma Statement of Operations of Memorex for the year ended December 31, 2007 to the IFRS Consolidated Income Statement of Memorex as at December 31, 2007

(in thousands)	Audited IFRS Memorex for the nine months ended December 31, 2007 in EUR	IFRS Memorex for the nine months ended December 31, 2007 in USD	Adjustments in USD	US GAAP Pro forma Memorex for the year ended December 31, 2007 in USD
Revenues	€27,584	$37,709	$12,570	$50,279	g
Cost of sales	4,551	6,222	2,074	8,296	g

Gross margin	23,033	31,487	10,496	41,983
Operating expenses:
Selling, general and administrative	18,208	24,891	8,297	33,188	g
Depreciation and amortization	8,711	11,909	6,285	18,194	e

Total operating expenses	26,919	36,800	14,582	51,382

Income from operations	(3,886)	(5,313)	(4,086)	(9,399)
Other income (expenses):
Foreign exchange gains / (losses), net	(383)	(524)	(174)	(698)	g
Interest expense	3,763	5,144	1,714	6,858	g
Interest income	188	257	85	342	g
Other gains / (losses), net	(106)	(145)	(50)	(195)	g

Income before income taxes	(7,950)	(10,869)	(5,939)	(16,808)
Current tax	(224)	(306)	(102)	(408)	g
Deferred tax	1,909	2,609	1,449	4,058	f

Income tax (expense) / benefit	1,685	2,303	1,347	3,650
Minority interest	(4)	(6)	(2)	(8)	g

Net income / (loss) after tax	€(6,269)	$(8,572)	$(4,594)	$(13,166)

a)	Represents the impairment of property, plant and equipment in the amount of $14.9 million and intangible assets in the amount of $3.5 million based on valuation performed in relation to a proposed transaction of the sale of minority interest in Memorex. Such impairment was determined to relate to prior years and was accounted for only under IFRS but was reversed under US GAAP.

b)	Represents the reclassification of deferred borrowing cost of $1.2 million from deferred costs to current installments of long-term debt, due to different presentation under IFRS and US GAAP.

c)	Represents the deferred tax impact of reversing the impairment of assets accounted for under IFRS but reversed under US GAAP as described in point (a).

d)	Represents the net impact of the reversal of the impairment accounted for under IFRS and reversed under US GAAP in the amount of $18.4 million as described in point a) and the related deferred tax impact of $4.6 million.

e)	Represents (i) the impact of annualization of depreciation expense in the amount of $4.0 million and (ii) additional depreciation accounted for under US GAAP in the amount of $2.3 million due to higher asset base relating to the reversal of the impairment described under point (a).

f)	Represents (i) the impact of annualization of deferred tax benefit in the amount of $1.0 million and (ii) the deferred tax impact of the reversal of the impairment of property, plant and equipment and intangible assets under US GAAP in the amount of $0.5 million as described under point (a).

g)	Represents the impact of annualization of IFRS results for the nine months ended December 31, 2007 by multiplying the nine months results for the nine months ended December 31, 2007 by 1 1/3.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

At the annual General Meeting of Invitel Denmark each year, the shareholders may by simple majority of votes adopt a resolution to discharge the board of directors and the management of their duties for the preceding calendar year. If a resolution on discharge is adopted, Invitel Denmark cannot claim damages from the board of directors and the management to the extent the shareholders were sufficiently informed of the matter giving rise to a claim. However, where shareholders representing at least one-tenth of the share capital oppose a resolution on discharge, any shareholder can at its own cost institute legal proceedings. Such shareholder will be entitled to have his/her costs reimbursed by the company to the extent that the company recovers the costs as a result of such action.

In addition, the board of directors may seek insurance for any professional claims, and such insurance will not require the consent of shareholders.

Item 21. Exhibits

(a) The following exhibits are filed herewith unless otherwise indicated:

EXHIBIT NO.	DESCRIPTION

2	Agreement and Plan of Merger among HTCC Delaware, MergeCo. and Invitel Denmark (included as Annex A to the proxy statement/prospectus).

3.1	Articles of Association of Invitel Denmark (included as Annex B to the proxy statement/prospectus).*

5.1	Opinion of Kromann Reumert as to the legality of the securities being issued and as to certain Danish tax matters.*

8.1	Opinion of Simpson Thacher & Bartlett LLP as to certain U.S. tax matters.*

8.2	Opinion of Kromann Reumert as to certain Danish tax matters.*

8.3	Opinion of White & Case LLP as to certain Hungarian tax matters.*

23.1	Consent of KPMG Hungária Kft.

23.2	Consent of PricewaterhouseCoopers Kft.

24	Powers of Attorney (included in the signature pages to the Registration Statement).

99.1	Form of proxy card.*

*	Document to be filed by amendment to the Registration Statement.

Item 22. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-1

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other times of the applicable form.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Budapest, Hungary, on November 28, 2008.

INVITEL HOLDINGS A/S

By:	/s/ Henrik Scheinemann
Henrik Scheinemann
Chairman

By:	/s/ Robert Bowker
Robert Bowker
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Henrik Scheinemann, Martin Lea, Peter T. Noone and Robert Bowker his true and lawful attorneys–in–fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post–effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to such attorneys–in–fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys–in–fact and agents, or each of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

/s/ Martin Lea	/s/ Robert Bowker
Martin Lea	Robert Bowker
Chief Executive Officer	Chief Financial Officer-Comptroller

/s/ Henrik Scheinemann	/s/ Carsten Dyrup Revsbech
Henrik Scheinemann	Carsten Dyrup Revsbech
Director	Director

/s/ Ole Steen Andersen	/s/ Robert R. Dogonowski
Ole Steen Andersen	Robert R. Dogonowski
Director	Director

/s/ Peter Feiner	/s/ Jens Due Olsen
Peter Feiner	Jens Due Olsen
Director	Director

/s/ Morten Bull Nielsen
Morten Bull Nielsen
Director

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

HUNGARIAN TELEPHONE AND CABLE CORP.,

INVITEL HOLDINGS A/S,

AND

INVITEL SUB LLC

Dated as of November 27, 2008

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 27, 2008, among HUNGARIAN TELEPHONE AND CABLE CORP., a Delaware corporation (“HTCC Delaware”), INVITEL HOLDINGS A/S, a Danish company (“Invitel Denmark”), and INVITEL SUB LLC, a Delaware limited liability company (“Merger Sub”).

WHEREAS, the Board of Directors of HTCC Delaware has determined that it is advisable and in the best interests of HTCC Delaware and its stockholders that HTCC Delaware effectively migrate to Denmark so that Invitel Denmark will be the new holding company, as the successor in all respects to HTCC Delaware, for the businesses of HTCC Delaware and its subsidiaries taken as a whole;

WHEREAS, Invitel Denmark has been organized by HTCC Delaware as a wholly owned direct subsidiary of HTCC Delaware, and the Board of Directors of HTCC Delaware has nominated, designated, elected and approved the initial directors of Invitel Denmark;

WHEREAS, Merger Sub has been organized by Invitel Denmark as a Delaware single member limited liability company;

WHEREAS, the Board of Directors of HTCC Delaware and the Board of Directors and management of Invitel Denmark have determined that is advisable and in the best interests of HTCC Delaware and Invitel Denmark, respectively, for HTCC Delaware to transfer all of its assets to Invitel Denmark in consideration for the issuance of ordinary shares, par value €0.01 per ordinary share (“Invitel Denmark Ordinary Shares”), in the capital of Invitel Denmark to HTCC Delaware and the assumption by Invitel Denmark of all obligations and liabilities of HTCC Delaware, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of HTCC Delaware has determined that it is in the best interests of HTCC Delaware and its stockholders, and has approved and declared it advisable, that HTCC Delaware enter into this Agreement and consummate the merger of HTCC Delaware with and into Merger Sub, on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, Merger Sub, through the approval by Invitel Denmark, as the sole member of Merger Sub, has approved the Merger;

WHEREAS, pursuant to the Merger, each outstanding share of common stock, par value $0.001 per share (“HTCC Delaware Common Stock”), of HTCC Delaware, other than those shares of HTCC Delaware Common Stock held by HTCC Delaware or any direct or indirect wholly-owned subsidiary of HTCC Delaware, shall be automatically converted into the right to receive one American depositary share, representing one Invitel Denmark Ordinary Share (each an “Invitel Denmark ADS”); provided that a holder of HTCC Delaware Common Stock will be permitted to elect to receive Invitel Denmark Ordinary Shares instead of Invitel Denmark ADSs, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the consummation of the Merger requires, among other things, the adoption of this Agreement by the affirmative vote of a majority of the stock of HTCC Delaware entitled to vote (the “HTCC Delaware Shareholder Approval”);

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

ASSET AND LIABILITY TRANSFER

SECTION 1.1.    Transfer of Assets.    Upon the terms and subject to the conditions set forth in this Agreement:

(a)    prior to the Effective Time (as defined below), HTCC Delaware shall sell, assign, transfer, convey and deliver to Invitel Denmark, and Invitel Denmark shall purchase and assume, all of the assets, rights, properties, claims, contracts and business of HTCC Delaware, of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, other than the Delayed Rights (as defined below) and other than the right to receive the Invitel Denmark Ordinary Shares issued in accordance with Section 1.3; and

(b)    immediately after the Effective Time, Merger Sub shall sell, assign, transfer, convey and deliver to Invitel Denmark, and Invitel Denmark shall purchase and assume all right, title and interest of Merger Sub (both individually and as the Surviving Entity (as defined below)) in, to, under and arising out of this Agreement (the “Delayed Rights” and, together with the assets, rights, properties, claims, contracts and business referred to in Section 1.1(a), the “HTCC Assets”). As of the time of transfer, risk of loss as to the HTCC Assets shall pass from HTCC Delaware to Invitel Denmark.

SECTION 1.2.    Transfer and Assumption of Liabilities.    Upon the terms and subject to the conditions set forth in this Agreement:

(a)    prior to the Effective Time, Invitel Denmark shall assume and agree to pay, perform and discharge when due, all debts, liabilities and obligations whatsoever of HTCC Delaware, whether arising before or after the time of transfer, and whether known or unknown, fixed or contingent, accrued or un-accrued, all to the extent the same are unpaid, undelivered or unperformed at such time, other than the Delayed Obligations (as defined below); and

(b)    immediately following the Effective Time, Invitel Denmark shall assume and agree to pay, perform and discharge when due, all debts, liabilities and obligations of Merger Sub (both individually and as the Surviving Entity), in, to, under or arising out of this Agreement or the transactions contemplated hereby, whether arising before or after such time, and whether known or unknown, fixed or contingent, accrued or un-accrued, all to the extent the same are unpaid, undelivered or unperformed at such time (the “Delayed Obligations” and, together with the debts, liabilities and obligations referred to in Section 1.2(a), the “HTCC Liabilities”).

SECTION 1.3.    Consideration for Transfer of Assets.    As consideration for the transfer of the HTCC Assets contemplated by Section 1.1(a) and the agreement to accept the transfer of the Delayed Rights contemplated by Section 1.1(b), Invitel Denmark shall assume and agree to assume the HTCC Liabilities in accordance with Section 1.2, and, prior to the Effective Time, Invitel Denmark shall issue and deliver to HTCC Delaware a number of Invitel Denmark Ordinary Shares equal to the number of shares of HTCC Delaware Common Stock issued and outstanding and to be issued and outstanding at the Effective Time, all of which shall, upon issuance, be validly issued, fully paid and non-assessable.

SECTION 1.4.    Additional Documentation.    Each party agrees to do all acts and things and to execute and deliver all such further written instruments, including without limitation powers of attorney, contribution agreements, transfer instruments, bills of sale, receipts and other documents, which may be governed by such laws as may be considered necessary or desirable by the parties executing the same, as may be reasonably required in order to consummate and make effective the transfer of the HTCC Assets and the assumption of the HTCC Liabilities in accordance with this Agreement.

ARTICLE II

THE MERGER

SECTION 2.1.    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLC Act”), at the Effective Time (as defined below), HTCC Delaware shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of HTCC Delaware shall cease and Merger Sub shall continue as the surviving entity of the Merger (the “Surviving Entity”).

SECTION 2.2.    Effective Time.    Subject to the provisions of Article V, the closing of the Merger (the “Merger Closing”) shall take place on the Closing Date (as defined below) immediately after the transfer of the HTCC Assets, other than the Delayed Rights, and the assumption of the HTCC Liabilities, other than the Delayed Obligations, unless the parties shall mutually agree upon a different place or a later time for the Merger Closing. At the Merger Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and the DLLC Act (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL and the DLLC Act in connection with the Merger.

SECTION 2.3.    Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and DLLC Act. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of HTCC Delaware and Merger Sub shall vest in the Surviving Entity and all debts, liabilities and duties of HTCC Delaware and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

SECTION 2.4.    Certificate of Formation and Limited Liability Company Agreement.    (a) At the Effective Time, the certificate of formation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity until thereafter amended as provided by law.

(b)    At the Effective Time, the limited liability company agreement of Merger Sub in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by law.

SECTION 2.5.    Officers.    As of the Effective Time, the officers of HTCC Delaware immediately prior to the Effective Time shall be the officers of the Surviving Entity, each to hold office until the earlier of his or her resignation or removal.

SECTION 2.6.    Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of HTCC Delaware, Merger Sub or the holders of any of the following securities:

(a)    HTCC Delaware Common Stock.    Each share of HTCC Delaware Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Common Share”), other than any Cancelled Shares (as defined herein), shall be converted into the right to receive one Invitel Denmark ADS; provided that, if a holder of one or more Common Shares makes a proper election in such holder’s Letter of Transmittal (as defined herein) to receive an Invitel Denmark Ordinary Share in respect of such Common Shares, then such holder shall be entitled to receive Invitel Denmark Ordinary Shares instead of Invitel Denmark ADSs in respect of such Common Shares (the “Common Stock Merger Consideration”).

(b)    Series A Preferred Stock.    Each share of Series A Preferred Stock, par value $0.01 per share, of HTCC Delaware issued and outstanding (and not converted into Common Shares prior to the Effective Time), if any, immediately prior to the Effective Time (each, a “Preferred Share” and, together with the Common Shares, the “Shares”) shall immediately prior to the Effective Time be converted into the right to receive the amounts provided in the certificate of designation of the Series A Preferred Stock upon a merger of HTCC Delaware (such amount, the “Preferred Stock Merger Consideration”).

(c)    Shares Held by HTCC Delaware or any Subsidiary of HTCC Delaware.    Each Share held in treasury by HTCC Delaware or held by any direct or indirect subsidiary of HTCC Delaware immediately prior to the Effective Time, if any (collectively, the “Cancelled Shares”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d)    Merger Sub Membership Interest.    The sole membership interest in Merger Sub held by Invitel Denmark immediately prior to the Effective Time shall be converted into and become the sole membership interest in Surviving Entity.

SECTION 2.7.    Establishment of Invitel Denmark ADSs, Exchange of Stock and Certain Additional Matters.    (a) Prior to the Effective Time, Invitel Denmark, HTCC Delaware and a depositary selected by HTCC Delaware (the “Depositary”) will enter into a Deposit Agreement (the “Deposit Agreement”) among Invitel Denmark, HTCC Delaware, the Depositary and the holders and beneficial owners from time to time of Invitel Denmark ADSs, which will be evidenced by depositary receipts (“Invitel Denmark ADRs”). Invitel Denmark, as the successor to HTCC Delaware in accordance with Article I, shall pay for all Danish stamp duties, stamp duty reserve tax and other similar taxes and similar levies imposed in connection with the issuance or creation of the Invitel Denmark ADSs to be delivered in the Merger and any Invitel Denmark ADRs in connection therewith and any other Danish stamp duty, stamp duty reserve tax or other similar Danish governmental charge (or any interest or penalties thereon) that may be payable by Invitel Denmark pursuant to the Deposit Agreement.

(b)    Prior to the mailing to the stockholders of HTCC Delaware of the prospectus/proxy statement included in the registration statement on Form F-4 of Invitel Denmark (the “Registration Statement”) that becomes effective under the U.S. Securities Act of 1933, as amended, in connection with the transactions contemplated by this Agreement, HTCC Delaware shall select a bank or trust company to act as exchange agent in connection with the Merger (the “Exchange Agent”) for the purpose of exchanging certificates representing Common Shares (“Certificates”) or Common Shares represented by book-entry (“Book-Entry Shares”) for Invitel Denmark ADRs (or, if a proper election is made as described herein, Invitel Denmark Ordinary Shares).

(c)    The Exchange Agent shall act as the agent for each holder of Common Shares to receive the Common Stock Merger Consideration which such holder shall become entitled to receive with respect to such holder’s Common Shares pursuant to this Article II.

(d)    Invitel Denmark (as the successor to the Surviving Entity in accordance with this Agreement) shall deposit, or cause the Depository to deposit, with the Exchange Agent, from time to time, that number of Invitel Denmark ADRs and Invitel Denmark Ordinary Shares, as applicable, in any denominations as the Exchange Agent shall specify, as are deliverable pursuant to this Article II in respect of Common Shares for which Certificates or Book-Entry Shares have been properly delivered to the Exchange Agent.

(e)    Promptly after the Effective Time, Invitel Denmark shall cause to be mailed to each record holder, as of the Effective Time, of Common Shares (i) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such Common Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal) and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of

Book-Entry Shares, the surrender of such Common Shares, for payment of the Common Stock Merger Consideration therefor, including instructions concerning the making of the election to receive Invitel Denmark Ordinary Shares instead of Invitel Denmark ADSs evidenced by one or more Invitel Denmark ADRs.

(f)    Each holder of Common Shares shall be entitled to receive in exchange for such holder’s Common Shares, and upon surrender to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the number of Invitel Denmark ADSs (or, if a proper election has been made in such Letter of Transmittal, Invitel Denmark Ordinary Shares) specified by such holder in accordance with the Letter of Transmittal into which such holder’s Common Shares represented by such holder’s properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II.

(g)    No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Common Stock Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If delivery of the Common Stock Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of delivery that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery shall have paid to the Exchange Agent any transfer and other taxes required by reason of the delivery of the Common Stock Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. Until so surrendered, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the Common Stock Merger Consideration as contemplated by this Article II.

(h)    At the Effective Time, the stock transfer books of HTCC Delaware shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the Common Stock Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(i)    Subject to mandatory provisions of applicable Danish law, any Invitel Denmark ADSs (or Invitel Denmark Ordinary Shares) to be delivered to holders of Common Shares that remains unclaimed by any former holder of Common Shares nine months after the Effective Time (“Unclaimed Securities”) shall be treated in accordance with this Section 2.7(i), and the parties undertake and agree to take all reasonable actions in order to give effect to these provisions in accordance with applicable Danish law. Any Unclaimed Securities shall be held by the Exchange Agent (or a successor agent appointed by Invitel Denmark) or shall be delivered to Invitel Denmark (and/or to the Depositary upon the instruction of Invitel Denmark and held by the Depositary subject to the instruction of Invitel Denmark in an account or accounts designated for this purpose). Invitel Denmark shall not be liable to any former holder of Common Shares for any securities properly delivered or any amount properly paid by the Depositary, the Exchange Agent or its nominee, as the case may be, to a public official pursuant to applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Shares has not been surrendered prior to two years after the Effective Time (or immediately prior to an earlier date on which the Common Stock Merger Consideration in respect of the Certificate or Book-Entry Shares would otherwise escheat to or become the property of any governmental entity), any cash, share dividends and distributions otherwise payable in respect of the Certificate or Book-Entry Shares shall, to the extent permitted by applicable law, become the property of Invitel Denmark, free and clear of all claims or interest of any person previously entitled thereto.

(j)    No dividends or other distributions with respect to Invitel Denmark ADSs or Invitel Denmark Ordinary Shares deliverable with respect to the Common Shares shall be paid to the holder of any un-surrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the Invitel Denmark ADSs or Invitel Denmark Ordinary Shares deliverable in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those Invitel Denmark ADSs or Invitel Denmark Ordinary Shares with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those Invitel Denmark ADSs or Invitel Denmark Ordinary Shares with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

(k)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Common Stock Merger Consideration payable in respect of the Common Shares represented by the Certificate pursuant to this Article II.

(l)    Notwithstanding anything in this Agreement to the contrary, Invitel Denmark and the Exchange Agent shall be entitled to deduct and withhold from the any consideration payable to any former holder of Common Shares pursuant to this Agreement any amounts as may be required to be deducted and withheld with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, or under any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the payor shall be treated as though it withheld an appropriate amount of the type of consideration otherwise deliverable pursuant to this Agreement to any former holder of Common Shares, sold this consideration for an amount of cash equal to the fair market value of the consideration at the time of the deemed sale and paid these cash proceeds to the appropriate taxing authority.

SECTION 2.8.    Stock Option and Award Plans.    HTCC Delaware currently maintains and sponsors plans and agreements providing for the grant or award to its employees of options or other rights to purchase or receive HTCC Delaware Common Stock (the “Employee Stock Plans”). HTCC Delaware also maintains and sponsors plans and agreements providing for the grant or award to its directors of options or other rights to purchase or receive HTCC Delaware Common Stock (the “Director Stock Plans”). In accordance with the Employee Stock Plans and the Director Stock Plans, the parties shall take all actions necessary or desirable in order that, immediately following the Effective Time, the Employee Stock Plans and the Director Stock Plans shall be amended and revised to:

(i)    provide that Invitel Denmark will continue the sponsorship of the Employee Stock Plans and assume sponsorship of the Director Stock Plans;

(ii)    all options to acquire shares of HTCC Delaware Common Stock (“HTCC Delaware Options”) then outstanding and unexercised immediately prior to the Effective Time shall thereafter represent the right to acquire, on the same terms and conditions as were applicable under the HTCC Delaware Stock Options prior to the Effective Time (except as otherwise specifically provided herein), that number of Invitel Denmark Ordinary Shares equal to the number of shares of HTCC Delaware Common Stock subject to such HTCC Delaware Options held by such individual, at a price per share (rounded up, if necessary to a one-hundredth of a cent) equal to the per share exercise price specified in such HTCC Delaware Option. Such exercise price shall be converted from U.S. Dollars to Euros based on the average of two exchange rates quoted to HTCC Delaware, from two financial institutions to be selected by HTCC Delaware (which financial institutions may be lenders under the HTCC Delaware group’s senior credit facility agreements) as calculated by the Board of Directors of HTCC Delaware or by the Chief Financial Officer of HTCC Delaware (provided that such Chief Financial Officer is not the holder of any HTCC Delaware Options) on the Closing Date. Such calculation shall be binding on HTCC Delaware, Invitel Denmark and the holders of the HTCC Delaware Options (and the Invitel

Denmark Options (as defined below)) and their respective successors, in the absence of manifest error. Such rights shall hereinafter be referred to as “Invitel Denmark Options”.

ARTICLE III

SUCCESSION

SECTION 3.1.    Succession.    The parties to this Agreement intend that, upon consummation of the transactions contemplated in this Agreement, Invitel Denmark shall be the successor to, and be substituted for, HTCC Delaware, with the same effect as if HTCC Delaware had merged with and into Invitel Denmark, and Invitel Denmark were the surviving corporation in such merger, all as if Section 259 of the DGCL had applied to such merger.

ARTICLE IV

CLOSING

SECTION 4.1.    Closing.    Subject to the provisions of Article V, the closing of the transactions in this Agreement, including without limitation the transactions contemplated by Articles I and II hereof (the “Closing”), shall take place at such place and time, after February 2, 2009, as shall be agreed by the parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1.    Conditions to Each Party’s Obligation to Effect the Closing and the Merger.    The respective obligation of each party to effect the transactions contemplated hereby at the Closing (including without limitation the Merger) is subject to the satisfaction or waiver of each of the following conditions:

(a)    The HTCC Delaware Shareholder Approval shall have been obtained.

(b)    Each holder of a Preferred Share shall have, either:

(i)    properly and validly converted its Preferred Shares into shares of HTCC Delaware Common Stock prior to the Closing; or

(ii)    delivered to HTCC Delaware a duly executed written waiver (in form and substance satisfactory to HTCC Delaware) of:

(A)	notice of such holder’s appraisal rights under Section 262 of the DGCL in connection with the transactions contemplated by this Agreement; and

(B)	any and all other rights and claims such holder has or may have under Section 262 of the DGCL in connection with the transactions contemplated by this Agreement.

(c)    All required consents, waivers and amendments shall have been obtained in respect of (i) the senior credit facilities agreement, dated August 6, 2004, between Invitel (as borrower), Matel (as guarantor), BNP Paribas (as coordinator), BNP Paribas and Credit Suisse First Boston (as arrangers), certain lenders, BNP Paribas and BNP Paribas Hungary (as agents) and BNP (as security trustee) and (ii) the bridge loan agreement, dated March 3, 2008, among Matel (as borrower), Invitel, Invitel Telecom, Invitel Technocom, Memorex and Memorex Turkey (as guarantors), and Merrill Lynch and BNP Paribas (as arrangers and lenders), so that the transactions contemplated hereby will not result in any default, event of default or acceleration of any indebtedness thereunder.

(d)    The Registration Statement and a registration statement on Form F-6 with respect to the Invitel Denmark ADSs shall have become effective and no stop order suspending the effectiveness of the Registration Statement or such registration shall then be in effect, and no proceeding for that purpose shall then be threatened by the SEC or shall have been initiated by the SEC and not concluded or withdrawn, and all state securities or “blue sky” permits or approvals required to consummate the Merger shall have been received.

(e)    The Invitel Denmark ADSs shall have been authorized for listing on the NYSE Alternext U.S. LLC or another U.S. national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., subject in each case to notice of official issuance.

(f)    All filings and notices required to be made prior to the Closing with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Closing from, any court or governmental or regulatory authority or agency in the United States or any non-U.S. jurisdiction, or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be).

(g)    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing or any of the other transactions contemplated hereby shall be in effect.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

SECTION 6.1.    Termination.    This Agreement may be terminated at any time prior to the Closing, whether before or after the HTCC Delaware Shareholder Approval, by action of the Board of Directors of HTCC Delaware and by Invitel Denmark and Merger Sub.

SECTION 6.2.    Effect of Termination.    In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto, other than the provisions of this Article VI and Article VII.

SECTION 6.3.    Amendment.    This Agreement may be amended by the parties at any time before or after the HTCC Delaware Shareholder Approval; provided, however, that, after any such approval, there shall not be made any amendment that alters or changes the amount or kind of securities to be received by holders of HTCC Delaware Common Stock in the Merger or alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the holders of shares of HTCC Delaware Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 6.4.    Waiver.    At any time prior to the Closing, the parties may waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 6.5.    Procedure For Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 6.1, an amendment of this Agreement pursuant to Section 6.3 or a waiver pursuant to Section 6.4 shall, in order to be effective, require action by the Board of Directors of HTCC Delaware and/or by Invitel Denmark and Merger Sub.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.1.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)   If to HTCC Delaware

1201 Third Avenue

Suite 3400

Seattle, Washington 98101-3034

Attention:  General Counsel and Secretary

Telecopy:  +1 (206) 583-0359

-and-

Invitel

Puskas Tivadar u.8-10

2040 Budapest

Hungary

Attention:  Chief Executive Officer

Telecopy:  +36 (1) 801 1555

(b)   If to Invitel Denmark:

c/o Invitel

Puskas Tivadar u.8-10

2040 Budapest

Hungary

Attention:  Chief Executive Officer

Telecopy:  +36 (1) 801 1555

(c)   If to Merger Sub:

c/o Invitel

Puskas Tivadar u.8-10

2040 Budapest

Hungary

Attention:  Chief Executive Officer

Telecopy:  +36 (1) 801 1555

In each case, a copy (for information only) shall be provided to:

Simpson Thacher & Bartlett LLP

CityPoint

One Ropemaker Street

London

EC2Y 9HU

Attention:  Michael Wolfson

Telecopy:  +44 20 7275 6502

SECTION 7.2.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) is not intended to confer upon any person other than the parties any rights or remedies.

SECTION 7.3.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 7.4    Counterparts.    The parties may execute this Agreement in counterparts, each of which is deemed an original and all of which constitute one agreement.

[Agreement continued on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HUNGARIAN TELEPHONE AND CABLE CORP.

By:	/s/ Henrik Scheinemann
Name: Henrik Scheinemann
Title: Chairman

INVITEL HOLDINGS A/S

By:	/s/ Henrik Scheinemann
Name: Henrik Scheinemann
Title: Chairman

By:	/s/ Robert Bowker
Name: Robert Bowker
Title: Chief Financial Officer

INVITEL SUB LLC

By:	INVITEL HOLDINGS A/S, its sole member

By:	/s/ Henrik Scheinemann
Name: Henrik Scheinemann
Title: Authorized Representative

By:	/s/ Robert Bowker
Name: Robert Bowker
Title: Authorized Representative